Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                            -------------------------


                                    FORM S-4

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933
                              --------------------

                              DISCOVERY ZONE, INC.

             (Exact name of Registrant as specified in its charter)

                              ---------------------

           Delaware                                7990                             65-0408845
(State or Other Jurisdiction of        (Primary Standard Industrial              (I.R.S. Employer
Incorporation or Organization)          Classification Code Number)             Identification No.)

                             ----------------------

                                 565 Taxter Road

                                   Fifth Floor

                            Elmsford, New York 10523

                                 (914) 345-4500

                        Attention: Andrew M. Smith, Esq.

                             (Registrant's Address)

                              ---------------------

                        SUBSIDIARY GUARANTOR REGISTRANTS

EXACT NAME OF                             ADDRESS                                             PRIMARY STANDARD       I.R.S.
SUBSIDIARY GUARANTOR                      AND                            STATE OR             INDUSTRIAL             EMPLOYER
REGISTRANT AS                             TELEPHONE                      JURISDICTION OF      CLASSIFICATION         IDENTIFICATION
SPECIFIED IN ITS CHARTER                  NUMBER                         INCORPORATION        CODE NUMBER            NUMBER
------------------------                  ------------                   ---------------      ----------------       ---------------
Discovery Zone (Canada) Limited.........  c/o Discovery Zone, Inc.       Canada               7990                   52-2074150
                                          565 Taxter Road, Fifth Floor
                                          Elmsford, New York 10523
                                          (914) 345-4500

Discovery Zone (Puerto Rico), Inc. .....  c/o Discovery Zone, Inc.       Puerto Rico          7990                   36-3892589
                                          565 Taxter Road, Fifth Floor
                                          Elmsford, New York 10523
                                          (914) 345-4500

Discovery Zone (Nevada) Licensing, Inc..  c/o Discovery Zone, Inc.       Nevada               7990                   91-1878248
                                          565 Taxter Road, Fifth Floor
                                          Elmsford, New York 10523
                                          (914) 345-4500


                                   Copies to:
                             Stephen T. Giove, Esq.
                               Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022
                            ------------------------



   Approximate date of commencement of proposed sale of the Securities to the public:

As soon as practicable after the effective date of this Registration Statement.

                            ------------------------

                        CALCULATION OF REGISTRATION FEE
======================================================================================================
                                                   Proposed
Title of Each Class of                              Maximum          Proposed Maximum
   Securities to Be              Amount to Be    Offering Price     Aggregate Offering       Amount of
      Registered                  Registered       Per Note(1)           Price (1)        Registration Fee
------------------------------------------------------------------------------------------------------
13 1/2% Senior Collateralized
  Notes due 2002.................$20,000,000         100%               $20,000,000          $5,900
======================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee, pursuant to Rule 457 under the Securities Act of 1933.

                        ---------------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

                              CROSS-REFERENCE SHEET

                      LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY PART I OF FORM S-4

Item No.                       Caption                                       Location in Prospectus
--------------------------------------------------------------------------------------------------------------
Item 1        Forepart of Registration Statement and
              Outside Front Cover Page of Prospectus............. Facing Page of Registration Statement;
                                                                  Cross-Reference Sheet; Outside Front Cover
                                                                  Page

Item 2        Inside Front and Outside Back Cover Pages
              of Prospectus...................................... Inside Front Cover Page; "Available
                                                                  Information"; Outside Back Cover Page

Item 3        Risk Factors, Ratio of Earnings to Fixed
              Charges and Other Information...................... "Summary"; "Risk Factors"; "Selected
                                                                  Historical Financial Data"; "Financial
                                                                  Statements"

Item 4        Terms of the Transaction........................... "Summary"; "The Exchange Offer";
                                                                  "Description of Exchange Notes"; "Certain
                                                                  U.S. Federal Income Tax Considerations"

Item 5        Financial Information.............................. "Selected Historical Financial Data"

Item 6        Material Contracts with the Company Being
              Acquired........................................... Not applicable

Item 7        Additional Information Required for
              Reoffering by Persons and Parties Deemed
              to Be Underwriters................................. Not applicable

Item 8        Interests of Named Experts and Counsel............. "Legal Matters"

Item 9        Disclosure of Commission Position on
              Indemnification for Securities Act Liabilities..... Not applicable

Item 10       Information with Respect to S-3 Companies.......... Not applicable

Item 11       Incorporation of Certain Information by
              Reference.......................................... Not applicable

Item 12       Information with Respect to S-2 or S-3
              Registrants........................................ Not applicable

Item 13       Incorporation of Certain Information by
              Reference.......................................... Not applicable

Item 14       Information with Respect to Registrants
              Other Than S-2 or S-3 Registrants.................. "Summary"; "Selected Historical Financial
                                                                  Data"; "Management's Discussion and
                                                                  Analysis of Financial Condition and Results
                                                                  of Operations"; "Business"; "Certain U.S.
                                                                  Federal Income Tax Considerations";
                                                                  "Financial Statements"

Item No.                       Caption                                       Location in Prospectus
--------------------------------------------------------------------------------------------------------------
Item 15       Information with Respect to S-3 Companies.......... Not applicable

Item 16       Information with Respect to S-2 or S-3
              Companies.......................................... Not applicable

Item 17       Information with Respect to Companies
              Other Than S-2 or S-3 Companies.................... "Summary"; "Selected Historical Financial
                                                                  Data"; "Management's Discussion and
                                                                  Analysis of Financial Condition and Results
                                                                  of Operations"; "Business"; "Certain U.S.
                                                                  Federal Income Tax Considerations";
                                                                  "Financial Statements"

Item 18       Information if Proxies, Consents or
              Authorizations Are to Be Solicited................. Not applicable

Item 19       Information if Proxies, Consents or
              Authorizations Are Not to Be Solicited in an
              Exchange Offer..................................... "Exchange Offer"; "Management";
                                                                  "Principal Stockholders"

                                Offer to Exchange

                  13 1/2% Senior Collateralized Notes due 2002

                               for all outstanding

                  13 1/2% Senior Collateralized Notes due 2002

                   ($20,000,000 principal amount outstanding)



                                       of



                              Discovery Zone, Inc.

                     (Incorporated in the State of Delaware)

                            -------------------------



                               THE EXCHANGE OFFER

                  WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

                    ON [        ] [ ], 1998, UNLESS EXTENDED

                            -------------------------



         Discovery Zone, Inc., a Delaware corporation ("DZ" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal, to exchange $20,000,000 aggregate principal amount of its 13 1/2% Senior Collateralized Notes due 2002 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for $20.0 million aggregate principal amount of the outstanding 13 1/2% Senior Collateralized Notes due 2002 (the "Private Notes") of the Company (the "Exchange Offer"). The Exchange Notes and the Private Notes are collectively referred to herein as the "Notes."

         Subject to certain conditions, the Company will accept for exchange any and all Private Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be [
    ] [ ], 1998 unless the Exchange Offer is extended (the "Expiration Date"). In the event that the Exchange Offer is extended, it will remain in effect for a maximum of 90 business days, including all extensions. Tenders of Private Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange. The Exchange Offer is not conditioned upon any minimum principal amount of Private Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement (as defined herein). See "The Exchange Offer." The Company has agreed to pay the expenses of the Exchange Offer.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------

               The date of this Prospectus is [      ], 1998

         The Exchange Notes will be obligations of the Company entitled to the benefits of the Indenture (as defined herein). The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Private Notes, except that the Exchange Notes, having been registered under the Securities Act, will not contain terms with respect to transfer restrictions. In addition, following the completion of the Exchange Offer, none of the Notes will be entitled to the benefits of the Registration Rights Agreement relating to contingent increases in the interest rates provided for pursuant thereto. See "The Exchange Offer."

         See "Risk Factors" commencing on page 20 for a discussion of certain information that should be considered prior to an investment in the Exchange Notes.

         The Exchange Notes will mature on May 1, 2002. Interest on the Exchange Notes is payable in cash quarterly in arrears on each November 1, February 1, May 1 and August 1 (each, an "Interest Payment Date") commencing [February 1], 1999, and shall accrue at a rate of 13 1/2% per annum from [November 1, 1998], the last Interest Payment Date on which interest was paid on the Private Notes so surrendered. Interest on each Private Note accepted for exchange will cease to accrue upon issuance of a corresponding Exchange Note. Holders of Private Notes whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such Private Notes accrued from the most recent Interest Payment Date to which interest has been paid on such Private Notes to the date of issuance of the Exchange Notes. A portion of the net proceeds of the offering of the Private Notes was used to fund the Escrowed Interest Account (as defined herein) from which the Company shall pay the scheduled interest payments on the Exchange Notes through August 1, 1999.

         The Exchange Notes will be redeemable, at the option of the Company, in whole or in part, at any time on or after August 1, 1999, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, at any time or from time to time, the Company may redeem up to 100% of the original principal amount of the Exchange Notes with the proceeds of one or more offerings (each, a "Primary Offering") of Capital Stock (other than Disqualified Stock) (each as defined herein) at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that such redemption shall occur within 30 days of the date of the closing of such Primary Offering. Upon a Change of Control (as defined herein), the Company is required to offer to repurchase all of the then outstanding Exchange Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

         The Exchange Notes will be senior secured indebtedness of the Company and will rank senior in right of payment to all present and future subordinated indebtedness of the Company and pari passu in right of payment with all present and future unsubordinated indebtedness of the Company, including, but not limited to, borrowings outstanding under any Eligible Credit Facility and the Company's Existing Notes (both as defined herein). The Exchange Notes will be guaranteed on a full, unconditional, and joint and several senior secured basis by each of the Company's current and future Subsidiaries (as defined herein) other than DZ Party and the Limited Investment Subsidiaries (each as defined herein). The Company has no Limited Investment Subsidiaries and the operations of DZ Party are inconsequential to the results of operations of the Company taken as a whole. Because all of the Subsidiary Guarantors will guarantee the Company's obligations under the Exchange Notes on a full, unconditional, and joint and several basis, the Company has not included separate financial statements with respect to the Subsidiary Guarantors in this Prospectus.

         The Exchange Notes will be secured by a security interest in certain assets of the Company (except real estate leasehold interests existing prior to the offering of the Existing Notes and substantially all of the Company's real property and improvements thereon) and by a pledge of the capital stock of all current and future Subsidiaries. Subject to certain conditions, the Exchange Notes will also be secured by a mortgage lien on certain leasehold interests in new store properties acquired by the Company after the offering of the Existing Notes and on substantially all of the Company's real property and improvements thereon. The security interest in the collateral securing the Exchange Notes will be senior to the security interest securing the Existing Notes and subordinate to the security interest securing the McDonald's Obligations (as defined herein), any Eligible Credit Facility and certain statutory liens of creditors.

         The exchange of the Private Notes for the Exchange Notes will be made pursuant to the Exchange Offer and in accordance with the Indenture.

         The Private Notes were initially represented by one or more global Private Notes (the "Old Global Note") in registered form, registered in the name of Cede & Co., as nominee for The Depository Trust Company (the "DTC"), as depositary. The Private Notes sold to Institutional Accredited Investors who are not Qualified Institutional Buyers (as defined in Rule 144A of the Securities
Act) were issued in certificated, fully registered form without interest coupons and were registered in the name of such Institutional Accredited Investors or their nominees. The Exchange Notes exchanged for Private Notes will be represented, respectively, by one or more global Exchange Notes (the "New Global Note") in registered form, registered in the name of a nominee of DTC. Except in limited circumstances, Exchange Notes in certificated form will not be issued in exchange for beneficial interests in a New Global Note. See "Description of Exchange Notes -- New Certificated Notes."

         Based on no-action letters issued by the staff of the Commission to third parties, the Company believes the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer that purchased such Private Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder acquires such Exchange Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. In the event that the Company's belief is inaccurate, holders of Exchange Notes who transfer Exchange Notes in violation of the prospectus delivery provisions of the Securities Act and without exemption from registration thereunder may incur liability under the Securities Act. The Company does not assume or indemnify holders against such liability.

         Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. For a period of 180 days after the Expiration Date, or such shorter period which will terminate when such broker-dealers have completed all resales subject to applicable prospectus delivery requirements, the Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         The Company believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities
Act) of the Company.

         The Private Notes have been designated eligible for trading in the Private Initial Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market of the National Association of Securities Dealers (the "NASD"). The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or to seek approval through any automated quotation system. There can be no assurance regarding the future development of a market for the Exchange Notes, or the ability of holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders may be able to sell their Exchange Notes. If such a market were to develop, the Exchange Notes could trade at prices that may be higher or lower than the initial public offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. See "Risk Factors -- Absence of Public Market."

         Holders of Private Notes whose Private Notes are not tendered and accepted in the Exchange Offer will continue to hold such Private Notes and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Private Notes will continue to be subject to existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Private Notes held by them.

         The Company will not receive any proceeds from, and has agreed to bear all registration expenses of, the Exchange Offer. No dealer-manager is being used in connection with the Exchange Offer. See "The Exchange Offer -- Resale of the Exchange Notes."

         THE COMPANY IS NOT ASKING FOR A PROXY AND THE HOLDERS OF THE PRIVATE NOTES ARE REQUESTED NOT TO SEND THE COMPANY A PROXY.

         THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE MADE PURSUANT HERETO SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

         NOTICE TO NEW HAMPSHIRE RESIDENTS: NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                              AVAILABLE INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-4 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, with respect to the Exchange Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

         The Company is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports and other information with the Commission. The Registration Statement (with exhibits), as well as such reports and other information, when so filed, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048; and at 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.



                           FORWARD-LOOKING STATEMENTS



         This Prospectus includes "forward-looking statements," including statements containing the words "believes," "anticipates," "expects" and words of similar import. All statements other than statements of historical facts included in this Prospectus and the documents incorporated by reference herein, including, without limitation, such statements under and incorporated into, "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and located elsewhere herein, regarding the Company or any of the transactions described herein, including the timing, financing, strategies and effects of such transactions, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from expectations are disclosed in this Prospectus, including, without limitation, under the caption "Risk Factors." The Company does not intend to update any forward-looking statements contained herein.

                            -------------------------



         References made in this Prospectus and in the Exhibits hereto to "Discovery Zone, Inc.," "DZ" and the Company's logo, refer to registered trademarks and service marks owned by the Company. References made in this Prospectus and in the Exhibits hereto to "Pepsi-Cola Company," "Pepsi," "Pizza Hut, Inc." and "Pizza Hut" refer to registered trademarks and service marks of the Pepsi-Cola Company. References made to "Playorena" and "Gymboree" refer to the registered trademarks and service marks of EduPlay Corporation and The Gymboree Corporation, respectively.

                                     SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, references to the "Company" or "DZ" mean, collectively, Discovery Zone, Inc. and its consolidated subsidiaries. References to any historical fiscal year refer to the 12 months ending on December 31 of such year. This Prospectus contains forward-looking statements which involve risks and uncertainties, including, without limitation, statements regarding the Company's planned promotional activity and partnerships, expected operating results and the availability of funds. The Company's actual results could differ materially from the results anticipated in those forward-looking statements as a result of numerous factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                   The Company

         The Company is the leading owner and operator of pay-for-play children's entertainment centers ("FunCenters") in North America, with a national network of 200 FunCenters in 39 states, Canada and Puerto Rico which are targeted to appeal to children ages two to 12. The Company's FunCenters are designed to offer children a unique entertainment experience while meeting their parents' needs for value and convenience. The Company believes that it is the first company to develop this concept nationally. As a result, the Company believes that it is well positioned to capitalize on a variety of favorable demographics in its customer base, including projected growth in the population of children under the age of 13, which management believes will increase spending on children's leisure activities. DZ hosted approximately 18.5 million visits by children and adults in 1997.

         Due to its national market presence and the strength of its brand name, the Company believes that it is well positioned to act as a platform for other promotional and product "tie-ins" with children's entertainment and consumer product companies, which should give the Company access to a wide variety of joint marketing, cross-promotional and in-store entertainment opportunities.

         FunCenters generally are located in strip shopping centers and, to a lesser extent, in shopping malls. Through December 1997, FunCenters typically included: (i) "soft play" zones consisting of a series of tubes, slides, ball bins, climbing mountains, air trampolines, obstacle courses, ramps and other devices for crawling, jumping, running, swinging and climbing, all of which have been designed and constructed with an emphasis on safety; (ii) "game zones" consisting of games that award tickets redeemable for prizes; (iii) food and beverage operations; and (iv) party rooms for birthdays and other group events. During the fourth quarter of 1997, the Company began an extensive FunCenter renovation program designed to broaden their entertainment offerings, upgrade their facilities and give them a "new look" consistent with the Company's brand repositioning campaign. See "-- Product Improvements."

         Since emerging from bankruptcy, the Company has completed the renovation of approximately 60% of its FunCenters as of September 1, 1998 to expand and update its product offerings to include: (i) themed laser tag, (ii) arts and crafts, (iii) promotional areas featuring changing events and (iv) a stage area which features custom DZ programming and kid Karaoke, and creates a FunCenter focal point for character appearances and other presentations. The Company's strategy is to create a changing entertainment environment featuring cross-promotional activities with major entertainment and consumer product companies. During this period, the Company also completed the conversion of approximately 75% of its FunCenters to offer Pizza Hut, Inc. ("Pizza Hut") brand menu items. See "Business -- Product Improvements."

History

         The Company was founded in 1989 and grew from 28 locations in 1991 to a peak of 347 locations in 1994, achieving much of its growth through the acquisition of certain of its franchisees and other businesses. The Company's rapid expansion resulted in a loss of control over costs and quality at the store and corporate levels, which diminished customer service, reduced store operating margins and caused selling, general and administrative expenses to increase dramatically. This negatively affected the Company's overall profitability and led to a series of defaults under the Company's primary credit facility in late 1995 and early 1996. On March 25, 1996, Discovery Zone, Inc. and all of its domestic subsidiaries filed voluntary petitions for relief under Chapter 11 with the U.S. Bankruptcy Court for the District of Delaware.

         During the Company's reorganization under Chapter 11, Wellspring Associates L.L.C. and its affiliates (collectively, "Wellspring") and certain unrelated entities acquired a controlling interest in the Company. Wellspring recruited Scott W. Bernstein to assist in developing a new business strategy for the Company, and to assume the role of Chief Executive Officer. Mr. Bernstein previously served as a senior executive at Time Warner, Inc. and Six Flags Theme Parks, Inc., most recently as President of Six Flags' Northeast operations, where he led a turnaround of the Six Flags Great Adventure theme park in New Jersey. Mr. Bernstein was named President and Chief Executive Officer of the Company in December 1996, and the Company has subsequently hired several other senior managers with backgrounds in the entertainment and consumer marketing industries.

         The Company operated under the protection of chapter 11 ("Chapter 11") of the U.S. Bankruptcy Code from March 25, 1996 through July 29, 1997 (the "Effective Date"). Throughout 1997, and on an accelerated basis since the Effective Date, the Company has implemented a new business strategy (the "Turnaround Plan") designed to revitalize, reposition and restore the Company's core business through: (i) a broad expense reduction program, (ii) new in-store programs that feature added entertainment activities and (iii) a refocused marketing strategy.

Cost Reduction Program

         Beginning in 1995 and continuing through 1997, the Company implemented a broad cost-reduction program to reduce its expenses relative to revenues and to increase efficiency. This program resulted in the closing or sale of approximately 130 FunCenters that were either unprofitable or determined to be unlikely to contribute to future profitability as a result of a variety of factors, including leases with uneconomic terms, unfavorable demographics, undesirable facility size or saturation of particular markets.

         The Company also implemented several initiatives to reduce annual selling, general and administrative expenses, including: (i) a substantial reduction in the Company's corporate and regional management personnel; (ii) a reduction in expenditures for corporate support functions; and (iii) the elimination of expenses related to certain discontinued operations. In addition, the Company further reduced costs through changes in labor planning, food and beverage operations, a revised birthday party reservation system and renegotiated store lease terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."

         The Company also established an incentive-based compensation plan tied to store profitability and service quality measures for its FunCenter and regional managers in order to create a stronger sense of ownership and accountability and to build support for the Company's business strategy among such managers.

Product Improvements

         During the fourth quarter of 1997, the Company began an extensive FunCenter renovation program designed to broaden its entertainment offerings, upgrade its facilities and give such facilities a "new look" consistent with the Company's brand repositioning campaign. These renovations typically include the addition of designated areas for laser tag, arts and crafts, stage events and promotional activities. The Company had renovated approximately 60% of its FunCenters as of September 1, 1998 and may renovate additional FunCenters by the end of 1999 if adequate funds are available. These renovations were more costly and took longer to complete than originally anticpated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity."

         The Company intends to create a series of regularly changing activities and events tied in with major entertainment properties and consumer products that appeal to children using the new venues in the renovated FunCenters ("DZ Live," "Laser Adventure," the "Art Factory" and the "Cage"), as well as open space in unrenovated FunCenters. Laser tag was initially themed to "Men in Black" and is currently themed to "Godzilla," both hit motion pictures and animated television series. The Company began 1998 with a hockey skills promotion with the National Hockey League and CCM, a leading hockey equipment brand. In April 1998, the promotion theme was changed to New Line Cinema's major motion picture release of "Lost in Space." During the second half of 1998, the Company began a series of promotions with Fox Kids Worldwide. See "Business -- New Marketing and Entertainment Strategy."

         In 1997, the Company entered into marketing and product agreements with Pizza Hut and the Pepsi-Cola Company ("Pepsi"), respectively. These agreements provide for joint promotions and, the Company believes, increase the appeal and quality of its food service operations. Through September 1998, approximately 75% of the FunCenters have been converted to permit the sale of Pizza Hut menu items. During the remainder of 1998, the Company expects to expand its food offerings and begin to convert additional FunCenters to permit the sale of Pizza Hut and/or other branded food menu items.

         In addition to the Pizza Hut and Pepsi agreements referred to above, during 1997 and the first nine months of 1998, the Company entered into promotional arrangements with Fox Kids Worldwide, Cartoon Network, Hasbro, Columbia Tri-Star, New Line Cinema, the National Hockey League, CCM, the Worldwide Wrestling Federation, Welches, Oscar Meyer and the Nabisco Foods Group. The Company is negotiating with a number of other possible promotional partners in the toy, television, film and consumer product industries and expects to continue to pursue such arrangements in the future. The Company believes that such alliances will provide significant marketing support and theme-based promotions to periodically refresh its product offerings and to stimulate repeat customer visits on a cost-effective basis.

         The Company has also sought to increase revenue by better utilizing DZ's existing facilities. To increase weekday visits, the Company developed interactive parent-child play programs for preschoolers in 1997. These programs offer tumbling, climbing, exercising and singing and are now being offered under the "Discovery Zone University" and "DZU" brand names. During the remainder of 1998, these weekday programs will be provided in approximately 25 FunCenters. The Company does not currently intend to expand these programs in 1998 beyond the locations currently offering them. In the future, the Company may consider expanding these programs to additional FunCenters and to include after-school programs for older children.

Marketing and Entertainment Strategy

         Since mid-year 1997, the Company has developed and begun to implement a new marketing strategy consisting of several components:

o Reposition and relaunch "New DZ" brand -- Building on its revamped product offerings, the Company is reintroducing itself as the "New DZ." Through a combination of local and national public relations efforts and a new advertising campaign, the Company is repositioning itself from a children's indoor playground venue to a children's entertainment center.

o Reorient marketing to regional and local focus -- During the second half of 1998, the Company has begun to reorient its marketing efforts to focus on local and regional marketing and advertising programs with a national "overlay."

o Form strategic marketing partnerships -- The Company is establishing cross-promotional alliances with local and regional businesses, such as supermarkets, convenience stores and malls, as well as national promoters in the toy, television, film and consumer product industries.

         As part of its ongoing marketing efforts, the Company's strategy is to target two subsegments of the children's market; kids ages six to 12 ("Core Target") and pre-schoolers. The Core Target will be the primary focus of in-store entertainment programs. Separately, a specific programming calendar will be aimed at the younger children, called "DZ Jr." Given the strong interest and efforts of entertainment companies in both of these markets, the Company believes this strategy will create even broader tie-in opportunities.

Financing Arrangements

         Upon emerging from Chapter 11, the Company issued 85,000 units (the "Existing Units") consisting of $85.0 million aggregate principal amount of its 13 1/2% Senior Secured Notes due 2002 (the "Existing Notes") and 85,000 warrants (the "Existing Warrants") to purchase an aggregate of 805,154 shares of the Company's common stock (the "Common Stock") at an exercise price of $.01 per share. The Company also issued $15.0 million in convertible preferred stock, par value $.01 per share (the "Convertible Preferred Stock"). The net proceeds of the offerings of the Existing Units and Convertible Preferred Stock totaled $93.8 million, of which the Company used (i) $45.5 million to repay borrowings, claims and expenses incurred while under Chapter 11, (ii) $21.6 million to purchase U.S. Treasury Securities that were placed in escrow and pledged as security for scheduled interest payments on the Existing Notes through August 1, 1999 and (iii) the remaining proceeds of $26.7 million to finance capital expenditures, to provide for working capital and for other general corporate purposes. On March 31, 1998, the Company entered into a new $10.0 million credit facility with Foothill Capital Corporation (such facility, as amended from time to time, the "Revolving Credit Facility"), primarily to finance working capital and for other general corporate purposes.

         On July 17, 1998, the Company completed a $29.5 million financing from the offering of three series of units (collectively, the "Unit Offerings"): the Note Units, the Series A Preferred Stock Units and the Series B Preferred Stock Units. The Note Units consisted of (i) $20.0 million aggregate principal amount of Private Notes, (ii) 340,000 warrants (the "Series A Note Warrants") to purchase, in the aggregate, 601,585,205 shares of Common Stock at an exercise price of $.00017 per share and (iii) 340,000 redeemable warrants (the "Series B Note Warrants" and together with the Series A Note Warrants, the "Note Warrants") to purchase, in the aggregate, 265,405,238 shares of Common Stock at an exercise price of $.00017 per share. The Series A Preferred Stock Units consisted of (a) $2.0 million stated value of the Company's 14 1/2% Series A Senior Cumulative Preferred Stock (the "Series A Cumulative Preferred Stock") and (b) 80 warrants (the "Series A Preferred Unit Warrants") to purchase, in the aggregate, 170,533,397 shares of Common Stock at an exercise price of $.00017 per share. The Series B Preferred Stock Units consisted of (x) $8.5 million stated value of the Company's 14 1/2% Series B Junior Cumulative Preferred Stock (the "Series B Cumulative Preferred Stock" and together with the "Series A Cumulative Preferred Stock, the "Cumulative Preferred Stock") and (y) 340 warrants (the "Series B Preferred Unit Warrants" and together with the Series A Preferred Unit Warrants, the "Preferred Unit Warrants") to purchase, in the aggregate, 724,766,937 shares of Common Stock at an exercise price of $.00017 per share. Collectively, the Note Warrants and the Preferred Unit Warrants entitle the holders thereof to purchase, in the aggregate, 99.6% of the Common Stock on a fully diluted basis, before giving effect to future issuance of options under the Company's Stock Incentive Plan. As part of its post-closing obligations in connection with the Unit Offerings, the Company was required to hire a chief operating officer or a consulting firm to serve in such capacity. In fulfillment of this obligation, in August 1998 the Company retained Carl Marks Consulting Group, LLC ("Carl Marks") and subsequently appointed Chet Obieleski, a representative of Carl Marks, as the Company's Chief Operating Officer. The Company pays Carl Marks for the services of Mr. Obieleski.

         The Unit Offerings resulted in net proceeds to the Company of approximately $27 million after costs and expenses which (i) were used to repay outstanding borrowings under the Revolving Credit Facility, (ii) were used to purchase $2.8 million of U.S. Treasury Securities that were placed in escrow and pledged as security for scheduled interest payments on the Notes through August 1, 1999 and (iii) are available for working capital, capital expenditures and other general corporate purposes. In addition, shares of Convertible Preferred Stock with an aggregate stated value of $1 million were tendered to the Company as part of the consideration paid for the Series A Preferred Stock Units, which shares were thereupon cancelled by the Company.

         Discovery Zone, Inc. is a Delaware corporation founded in 1989. The Company's principal executive offices are located at 565 Taxter Road, Fifth Floor, Elmsford, New York 10523, telephone number (914) 345-4500.

                       Summary of Terms of Exchange Offer

         On July 17, 1998, the Company issued $20.0 million principal amount of Private Notes as part of the Unit Offerings pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Exchange Offer relates to the exchange of $20.0 million aggregate principal amount of Exchange Notes for an equal aggregate principal amount of Private Notes. The Exchange Notes will be obligations of the Company entitled to the benefits of the Indenture relating to the Private Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes, except that the Exchange Notes, having been registered under the Securities Act, will not contain terms or bear legends with respect to transfer restrictions. In addition, following completion of the Exchange Offer, none of the Exchange Notes will be entitled to the benefits of the Registration Rights Agreement (as defined herein) relating to certain contingent increases in the interest rates provided pursuant thereto. See "The Exchange Offer."

The Exchange Offer................. Up to $20.0 million aggregate principal amount of Exchange Notes will be issued in exchange for up to $20.0 million principal amount of Private Notes validly tendered pursuant to the Exchange Offer. As of the date hereof, $20 million in aggregate principal amount of Private Notes are outstanding. The Company will issue the Exchange Notes to tendering holders of Private Notes on or promptly after the Expiration Date.


Resale of the Exchange Notes....... Based on an interpretation by the
                                    Commission's staff set forth in interpretive letters issued to third parties unrelated to the Company, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer generally will be freely transferable by the holders therefor without registration or any prospectus delivery requirement under the Securities Act. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

Expiration Date.................... The Exchange Offer will expire at 5:00 p.m.,
                                    New York City time, on [         ], 199[ ],
                                    unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer -- Expiration Date; Extensions; Amendments." The Company will accept for exchange any and all Private Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. If any tendered Private Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, such unaccepted Private Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

Accrued Interest on the Exchange
 Notes and the Private Notes....... Interest will be paid on the Private Notes on [November 1, 1998] to Holders of record of the Private Notes on [October 15, 1998]. The Exchange Notes will bear interest from [November 1, 1998] (the last Interest Payment Date upon which interest was paid on the Private Notes surrendered). Holders who exchange their Private Notes for Exchange Notes will receive the same interest payment on [February 1], 1999 (the first interest payment date with respect to the Private Notes and the Exchange Notes) that they would have received had they not accepted the Exchange Offer. Interest on each Private Note accepted for exchange will cease to accrue upon the issuance of a corresponding Exchange Note. Holders of Private Notes whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such Private Notes accrued from the most recent Interest Payment Date to which interest has been paid on such Private Notes to the date of issuance of the Exchange Notes. See "The Exchange Offer -- Interest on the Exchange Notes."


Termination of the Exchange Offer.. The Company may terminate the Exchange Offer if it determines that its ability to proceed with the Exchange Offer could be materially impaired due to any injunction, order or decree by any court or governmental agency, any new law, statute, rule or regulation or any interpretation of the staff of the Commission of any existing law, statute, rule or regulation, or the failure to obtain any necessary approvals of governmental agencies or Holders of the Private Notes. The Company does not expect any of the foregoing conditions to occur, although there can be no assurance that such conditions will not occur. Holders of Private Notes will have certain rights against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer. See "The Exchange Offer -- Termination."

Procedures for Tendering Private
  Notes............................ Each Holder of Private Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such copy, together with any corresponding certificate or certificates representing the Private Notes to be exchanged (if in certificated form) and any other required documentation, to Firstar Bank, N.A., as Exchange Agent, at the address set forth herein and therein.

                                    Persons holding Private Notes through The
                                    Depository Trust Company ("DTC") and wishing to accept the Exchange Offer must do so pursuant to the DTC's Automated Tender Offer Program ("ATOP"), by which each tendering participant will agree to be bound by the Letter of Transmittal.

                                    By executing or agreeing to be bound by the Letter of Transmittal, each Holder will represent to the Company that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the Holder of the Private Notes, (ii) neither the Holder nor any such other person has or intends to have an arrangement or understanding with any person to participate in the distribution of such Exchange Notes,
                                    (iii) neither the Holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company, or if it is such an affiliate, that will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it, and (iv) if such Holder is a broker-dealer, that it acquired the Private Notes as a result of market making activities or other trading activities. Pursuant to the Registration Rights Agreement, the Company is required to file a registration statement for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act in respect of the Private Notes of any Holder that is not eligible to participate in the Exchange Offer or does not receive freely tradeable Exchange Notes in the Exchange Offer and so requests that it wishes to have its Private Notes registered under the Securities Act. See "The Exchange Offer -- Procedures for Tendering."


Special Procedures for Beneficial
  Owners........................... Any owner of a beneficial interest in an Old
                                    Global Note holding through a broker,
                                    dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such entity through which it holds such beneficial interest promptly and instruct such entity to tender on his behalf.


Guaranteed Delivery Procedures..... Holders of Private Notes who wish to tender their Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes (or who cannot complete the procedure for book-entry transfer on a timely basis) and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Private Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."


Withdrawal Rights.................. Tenders of Private Notes pursuant to the
                                    Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer -- Withdrawal of Tenders."


Acceptance of Private Notes and
  Delivery of Exchange Notes....... Subject to certain conditions (as summarized above in "Termination of the Exchange Offer" and described more fully under "The Exchange Offer -- Termination"), the Company will, unless such Private Notes are withdrawn in accordance with the withdrawal rights specified in "-- Withdrawal Rights" above, accept for exchange any and all Private Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer -- Expiration Date."


Certain Federal Income Tax
 Considerations.................... The exchange pursuant to the Exchange Offer should not be a taxable event for U.S.
                                    federal income tax purposes. See "Certain
                                    U.S. Federal Income Tax Considerations."


Exchange Agent..................... Firstar Bank N.A., the Trustee under the
                                    Indenture (formerly Firstar Bank of
                                    Minnesota, N.A.), is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The address of the Exchange Agent is: Firstar Bank N.A., 1555 North RiverCenter Drive, Suite 301, Milwaukee, Wisconsin 53212, Attention:
                                    Corporate Trust Department/Transfer Unit.
                                    For information with respect to the Exchange
                                    Offer, the telephone number for the Exchange
                                    Agent is (414) 905-5000 and the facsimile number for the Exchange Agent is (414) 905-5049.


Consequences of Failure to
 Exchange.......................... Private Notes that are not tendered or that are not properly tendered will, following the completion of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate. Such Private Notes will, following consummation of the Exchange Offer, bear interest at the same rate as the Exchange Notes. The liquidity of the market for a Holder's Private Notes could be adversely affected upon completion of the Exchange Offer if such Holder does not participate in the Exchange Offer. See "Risk Factors -- Failure to Exchange Private Notes."

                 Summary of Material Terms of the Exchange Notes

Securities Offered................. $20.0 million aggregate principal amount of
                                    13 1/2 % Senior Collateralized Notes due
                                    2002.


Use of Proceeds.................... The Company will not receive any proceeds from the issuance of the Exchange Notes
                                    pursuant to the Exchange Offer. In
                                    consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Private Notes in like principal amount. The Private Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not increase the indebtedness of the Company. See "Use of Proceeds."

Maturity Date...................... May 1, 2002.

Interest Rate and Payment Dates.... The Exchange Notes will bear interest at a rate of 13 1/2% per annum, payable quarterly in cash in arrears on each February 1, May 1, August 1 and November 1 (each, an "Interest Payment Date"), commencing [February 1, 1999]. Interest will accrue on the Exchange Notes from [November 1, 1998] (the most recent Interest Payment Date to which interest has been paid on the Private Notes).


Escrowed Interest Account ......... As security for the scheduled interest payments on the Exchanging Notes through August 1, 1999, a portion of the net proceeds from the offering of the Private Notes in an amount of approximately $2.8 million was used to purchase U.S. Treasury Securities which were placed in the Escrowed Interest Account held by the Trustee for the ratable benefit of the holders of the Exchange Notes, subject to the terms and conditions of the indenture governing the Exchange Notes (the "Indenture") and the Escrow Agreement (as defined herein). See "Description of Exchange Notes -- Escrowed Interest Account."


Guarantees......................... The Exchange Notes will be jointly and severally guaranteed on an unconditional senior secured basis by all present and future Subsidiaries of the Company (other than DZ Party and Limited Investment Subsidiaries). The guarantees of the Exchange Notes by present and future Subsidiaries will be subject to the rights of any Lenders under any Eligible Credit Facility. See "Description of Exchange Notes -- Security."

Optional Redemption................ The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after August 1, 1999 at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. See "Description of Exchange Notes -- Redemption."

                                    In addition, the Company may at any time redeem up to 100% of the original principal amount of the Exchange Notes with the proceeds of one or more Primary Offerings at a redemption price of 100% of the aggregate principal amount thereof, together with accrued and unpaid interest to the redemption date.


Security........................... The Exchange Notes will be secured by (i) a security interest in the collateral securing the Existing Notes (including cash, accounts receivable, inventory, equipment, general intangibles, intellectual property rights, books and records and furnishings and fixtures), (ii) a pledge of the capital stock of all current and future Subsidiaries, (iii) subject to the Company's obligation to utilize its best efforts to obtain the consent of McDonald's Corporation, a mortgage lien on substantially all of the Company's real property and improvements thereon, which mortgage lien shall be subordinated to a first mortgage lien in favor of McDonald's Corporation, and (iv) subject to certain conditions, mortgage liens on leasehold interests in the premises and improvements thereon occupied by the Company pursuant to leases of store properties entered into by the Company after the date of issuance of the Existing Notes. The holders of the Exchange Notes will not be entitled to any liens on leasehold real estate interests existing prior to the date of issuance of the Existing Notes. The security interests in the collateral securing the Exchange Notes will be senior to the security interests securing the Existing Notes and will be subordinated to a lien securing the obligations under the McDonald's Obligations, any Eligible Credit Facility and, in certain circumstances, statutory liens in favor of certain creditors of the Company.


Change of Control.................. Upon the occurrence of a Change of Control, the Company will be required to make an
                                    offer to repurchase all of the outstanding
                                    Exchange Notes at a purchase price in cash equal to 101% of the principal amount thereof. Upon a Change of Control, the Company is required to comply with substantially similar provisions governing the Existing Notes. There can be no assurance that the Company will be able to obtain access to sufficient funds to consummate a Change of Control Offer for any or all of the Exchange Notes and the Existing Notes. See "Description of Exchange Notes -- Certain Covenants -- Purchase of Exchange Notes Upon a Change of Control."


Ranking............................ The Exchange Notes will be senior secured obligations of the Company, will rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company that is not by its terms expressly subordinated in right and priority of payment to the Exchange Notes (including, but not limited to, the Existing Notes and any Eligible Credit Facility) and will be senior in right of payment to all subordinated indebtedness of the Company. As of June 30, 1998, on a pro forma basis after giving effect to the Unit Offerings and the application of the estimated net proceeds therefrom, the Company would have had $108.9 million of indebtedness outstanding. See "Risk Factors -- Substantial Leverage and Ability to Service Debt."


Certain Covenants.................. The Indenture restricts the ability of the
                                    Company, among other things, to incur
                                    additional indebtedness, create liens,
                                    engage in sale-leaseback transactions, pay dividends or make distributions in respect of its capital stock, make investments or certain other restricted payments, issue or sell stock, enter into transactions with stockholders or affiliates, effect a consolidation or merger or sell assets. The Company is also required to maintain key man life insurance and to use its commercially reasonable efforts to obtain leasehold mortgages on new store locations. These limitations are, however, subject to important qualifications and exceptions. See "Description of Exchange Notes -- Certain Covenants."



                                  Risk Factors

         See "Risk Factors," immediately following this Summary, for a discussion of certain information that should be considered in evaluating the Company, its business and the Exchange Notes.

                             Summary Financial Data

         The following summary of certain financial data of the Company for each of the years in the two-year period ended December 31, 1996, the seven-month period ended July 31, 1997 and the five-month period ended December 31, 1997 and balance sheet data as of December 31, 1997, have been derived from the audited consolidated financial statements of the Company. The consolidated financial data for the six month periods ended June 30, 1997 and June 30, 1998 and balance sheet data as of June 30, 1998 have been derived from unaudited consolidated financial statements of the Company and, in the opinion of the Company's management, have been prepared on a basis consistent with the audited financial statements and include all adjustments that are considered by management to be necessary for a fair presentation of such financial information. Historical data and interim results are not necessarily indicative of future results, and interim data are not necessarily indicative of results for a full year. The financial data presented below with respect to periods prior to the Company's emergence from Chapter 11 on July 29, 1997 are not comparable to that for periods after such date because of the application of Fresh Start Accounting with respect to periods after such date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Fresh Start Reporting." The data set forth below should be read in conjunction with the discussion under "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                                                     Successor     Predecessor     Successor
                                                  Predecessor Company                 Company        Company        Company
                                      -------------------------------------------- --------------  ------------  ------------
                                                                         Seven
                                                                        Months      Five Months     Six Months    Six Months
                                                Year Ended               Ended         Ended          Ended          Ended
                                               December 31,            July 31,    December 31,      June 30,      June 30,
                                           1995            1996           1997          1997           1997           1998
                                      --------------  --------------  ------------ --------------  -------------  -----------
                                                       (Dollars in thousands except per share and location data)
Statement of Operations Data:
   Total revenue.....................       $259,490        $181,725      $ 82,537       $ 48,485       $ 71,292      $ 70,211
   Cost of goods sold................         50,227          34,276        14,136          7,311         12,600        11,171
   Store operating expenses (1) (2)..        185,587         140,486        60,192         44,189         50,550        53,134
   Selling, general and administrative
       expenses (2)..................         58,201          40,779        10,235         10,244          9,073        12,744
   Depreciation and amortization.....         31,972          21,876        11,920          9,314         10,215        10,770
   Operating loss before restructuring
       costs and other charges.......        (66,497)        (55,692)      (13,946)       (22,573)       (11,146)      (17,608)
   Operating loss....................       (438,657)        (55,692)      (13,946)       (22,573)       (11,146)      (17,608)
   Extraordinary item-- gain on
       discharge of debt.............             --              --       332,165             --             --            --
   Net income (loss).................       (449,245)        (83,834)      326,712        (27,966)       (17,732)      (24,553)
   Accretion of Convertible Preferred
       Stock to redemption value.....             --              --            --            (97)             --         (108)
   Net income (loss) attributable to
       common shareholders...........       (449,245)        (83,834)      326,712        (28,063)       (17,732)      (24,661)
   Per common share--
       basic and diluted (3):
       Loss before extraordinary
          item.......................          (8.30)          (1.45)        (0.09)         (7.02)         (0.31)        (6.17)
       Extraordinary gain............             --              --          5.75             --             --            --

   Net income (loss).................          (8.30)          (1.45)         5.66          (7.02)         (0.31)        (6.17)

                                                                                     Successor     Predecessor     Successor
                                                  Predecessor Company                 Company        Company        Company
                                      -------------------------------------------- --------------  ------------  ------------
                                                                         Seven
                                                                        Months      Five Months     Six Months    Six Months
                                                Year Ended               Ended         Ended          Ended          Ended
                                               December 31,            July 31,    December 31,      June 30,      June 30,
                                           1995            1996           1997          1997           1997           1998
                                      --------------  --------------  ------------ --------------  -------------  -----------
                                                                       (Dollars in thousands)
Statement of Operations Data:
Other Data:
  EBITDA (4).........................       (406,685)        (55,101)      (15,272)       (13,259)       (5,036)         (6,837)
  Capital expenditures...............         51,732           2,672           567         10,642           286          13,600
Store Data:
  Company-owned stores at period
      end (5)........................            321             212           210            207           210             204
  Franchised stores at period end (6)             15               7            --             --            --              --
                                       -------------    ------------     ---------     ----------    ----------       ---------
  Total stores at period end.........            336             219           210            207           210             204
Operating Ratio:
  EBITDA/total interest expense (7)..             --              --            --             --            --              --
  Ratio of earnings to fixed charges (8)          --              --            --             --            --              --

                                                                         Successor Company
                                            ---------------------------------------------------------------------------
                                            As of December 31, 1997                   As of June 30, 1998
                                            ------------------------  -------------------------------------------------
                                                     Actual                      Actual             As Adjusted(9)(10)
                                            ------------------------  ------------------------  -----------------------
                                                                      (Dollars in thousands)
Balance Sheet Data:
   Cash and cash equivalents (unrestricted)    $     8,607                   $     423            $    17,411
   Restricted cash and investments                  19,017                      13,756                 16,571
   Total assets............................        176,591                     161,103                183,160
   Long-term debt, including current portion        88,193                      96,106                108,909
   Convertible Preferred Stock.............         13,897                      14,005                 13,005
   Cumulative Preferred Stock..............             --                          --                 10,254
   Total stockholders' equity (excluding)
      Preferred Stock) ....................         42,255                      17,715                 17,715

--------------------
(1)   Excludes depreciation and amortization and certain unallocated expenses.

(2)   Net of $13.6 million, $0.2 million, $0.0 million, $0.3 million,
      $0.2 million and $0.3 million of capitalized costs related to the Company's expansion for the years 1995, 1996, the seven months ended
      July 31, 1997, the five months ended December 31, 1997, the six months ended June 30, 1997 and the six months ended June 30, 1998, respectively.

(3) Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share, was adopted by the Company in 1997. All periods presented have been restated to conform to the provisions of SFAS No. 128.

(4) EBITDA represents net earnings (losses) before interest, income taxes, depreciation and amortization, other income and expense, including minority interest and the portion of capitalized lease expense attributable to interest, change in accounting method, extraordinary item and unallocated reorganization value. EBITDA is presented here to provide additional information about the Company's operations. EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to (i) net income (loss) as a measure of performance (or any other measure of performance under GAAP) or (ii) cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity.

(5)   Includes the Block Party Stores.

(6)   The Company no longer has any franchised stores.

(7) EBITDA was insufficient to cover the full amount of total interest expense by $418.9 million, $61.4 million, $18.5 million and $19.3 million in each of the years ended December 31, 1995 and 1996, the seven months ended July 31, 1997 and the five months ended December 31, 1997, respectively, and $7.5 million and $13.7 million for the six months ended June 30, 1997 and June 30, 1998, respectively. Total interest expense does not include all fixed expenses of the Company. See Note 14 to the Consolidated Financial Statements.

(8) For purposes of this item, "fixed charges" represent interest, the interest element of rental expense, capitalized interest and amortization of debt issuance costs, and "earnings" represent income (loss) before income taxes, extraordinary items, cumulative effect of change in accounting method and fixed charges. Earnings were insufficient to cover fixed charges by $445.4 million, $83.8 million, $5.5 million, $28.0 million, $17.7 million and $24.6 million in each of the years ended December 31, 1995 and 1996, the seven months ended July 31, 1997, the five months ended December 31, 1997 and the six months ended June 30, 1997 and June 30, 1998, respectively.

(9) The as adjusted balance sheet gives effect to the Unit Offerings as if they had occurred on June 30, 1998.

(10) Based upon an independent appraisal of the fair market value of the equity interests in the Company, which concluded that the Note Warrants and the Preferred Unit Warrants have no or a nominal value, the Company has allocated 100% of the gross proceeds of the offering of the Note Units to the Notes and has allocated 100% of the gross proceeds of the offering of the Series A and Series B Preferred Stock Units to the Cumulative Preferred Stock. No assurance can be given that such allocations will be indicative of the prices at which such securities may actually trade.

                                  RISK FACTORS

         An investment in the Exchange Notes discussed herein involves a high degree of risk and thus is not appropriate for investors who cannot afford the loss of their entire investment. In addition to the other information set forth in this Prospectus, before purchasing the Exchange Notes prospective investors should give careful consideration to the specific factors set forth below. Certain information contained in this Prospectus, including information relating to the Company's expected operations, its strategy for marketing and investing in store facilities and related financing activities contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of numerous factors, including, but not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business" included elsewhere in this Prospectus.

Substantial Leverage and Ability to Service Debt

         The Company is highly leveraged. As of June 30, 1998, on a pro forma basis after giving effect to the Unit Offerings, the Company would have had an aggregate of $108.9 million of outstanding indebtedness.

         The Company's ability to make scheduled payments of principal and interest or to refinance its obligations with respect to its indebtedness will depend on its financial and operating performance, which, in turn, will be subject to prevailing economic conditions and to certain financial, business and other factors beyond the Company's control. For 1996 and 1997 and the first six months of 1998, the Company had net losses before extraordinary items and unallocated reorganization value of $83.8 million, $58.3 million and $24.6 million, respectively, and the Company expects to incur net losses for the remainder of 1998. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay planned expansion and capital expenditures, sell assets, obtain additional equity capital or restructure its indebtedness. There can be no assurance that the Company will achieve or sustain profitability or generate sufficient positive cash flow or have sufficient capital resources to meet its debt service obligations, capital expenditure requirements or working capital requirements. Any inability to do so would have a material adverse effect on the financial condition and results of operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

         The Company's high degree of leverage could adversely affect the Company in a number of ways. For example, (i) the ability of the Company to obtain necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited, (ii) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business, (iii) the Company will be more highly leveraged than some of its competitors, which may place it at a competitive disadvantage, (iv) the Company's degree of indebtedness may make it more vulnerable to a downturn in its business or the economy generally, (v) the terms of the existing and future indebtedness restrict, and may restrict, the payment of dividends by the Company and (vi) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness and will not be available for other purposes.

History of Net Losses

         The Company has experienced substantial net losses. Since emerging from bankruptcy under Chapter 11 of the Bankruptcy Code, for the five-month period ended December 31, 1997 and for the six months ended June 30, 1998, the Company incurred a net loss before extraordinary items and unallocated reorganization value of approximately $28.0 million and $24.6 million, respectively. The Company expects to incur net losses for the remainder of 1998. As of June 30, 1998, the Company had an accumulated deficit of approximately $53 million. No assurance can be given that net losses will not continue to occur in future periods.

Successful Execution of Turnaround Plan

         The Company is implementing a new business strategy, which consists of a number of cost-cutting and revenue enhancing initiatives, including an extensive FunCenter renovation program, a revamped marketing and promotional campaign and an enhanced hiring and training program for store managers. While the Company has completed planned renovations at 60% of the FunCenters as of September 1, 1998, it has experienced significant delays and cost overruns in completing the renovation program as originally contemplated, and there can be no assurance that such program can be completed in a timely manner, if at all. Implementation of the Company's business strategy also will require the successful repositioning of the Company's brand image with its target customers, which will depend, in part, upon successful marketing and promotional campaigns, as well as customer acceptance of product changes. In connection with delays experienced by the Company in its renovation program, the Company has selectively deferred some of its marketing and promotional campaign, which has affected, in turn, the Company's ability to attract additional customers. As a result of its strategy of developing promotional events with partners, the Company depends on the success of the product offerings of its promotional partners to attract customers and increase visit frequency, which success is largely beyond the Company's control and subject to unpredictable shifts in consumer tastes. Finally, successful implementation of the Company's strategy will depend upon its ability to attract and retain qualified FunCenter managers capable of implementing the Company's revised operating strategy. The Company's new strategy entails a heightened degree of interaction between Company employees and customers, which has required the Company to implement more selective hiring practices and to provide enhanced training for FunCenter managers and employees.

         Comparable store revenues during the first six months of 1998 declined 0.2%, as compared to a decline of 17.7% during the first six months of 1997. The Company's revenues in the first six months of 1998 were less than expected due to (i) construction delays in completing its FunCenter renovation program and related business disruptions, (ii) corresponding delays in launching certain marketing and promotional programs, (iii) unseasonably warm spring weather in many parts of the United States, which diminished demand for a variety of indoor entertainment activities, (iv) transitional staffing and training expenses associated with the introduction of new entertainment attractions at FunCenters and (v) delays in raising capital to continue funding the Company's Turnaround Plan.

         As a result of these factors, the Company experienced negative comparable store sales and EBITDA for the second quarter of 1998 and a significant decrease in net working capital versus the prior year period. The Company may require additional capital to continue funding its operations and implementing the Turnaround Plan. The Company is considering the sale of certain non-core assets to provide additional capital for its operations. See "Risk Factors -- Successful Implementation of Turnaround Plan." "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Business Strategy."

         If the Company does not succeed in increasing revenues, the expected improvement in the Company's results of operations would likely not materialize and the Company may require additional capital beyond that provided by the Unit Offerings (which may not be available). Such developments would make it more difficult to reverse declines in comparable store sales and/or earnings which, in turn, could reasonably be expected to have a material adverse effect on the Company's liquidity and its ability to pay its debts as they come due, including the Exchange Notes. Further, if the implementation of the Company's strategy is not successful and the Company is unable to generate sufficient operating funds to pay interest on the Exchange Notes, the Existing Notes and its other obligations and to fund its additional capital requirements, there can be no assurance that alternative sources of capital would be available to the Company on commercially reasonable terms, if at all.

Security for the Exchange Notes

         Under the Collateral Agreements (as defined herein), the obligations under the Exchange Notes and the Indenture will be secured by (i) security interests in and liens on personal property and assets of the Company (including cash, accounts receivable, inventory, equipment, general intangibles, intellectual property rights, books and records and furnishings and fixtures),
(ii) a pledge of the capital stock of all present and future Subsidiaries, (iii) subject to the Company's covenant under the Indenture to utilize its best efforts to obtain the consent of McDonald's Corporation, a mortgage lien on substantially all of the real property and improvements thereon owned by the Company, which mortgage lien shall be subordinated to a first mortgage lien in favor of McDonald's Corporation, and (iv) a mortgage lien on leasehold interests in the premises and improvements thereon occupied by the Company pursuant to leases of store properties entered into by the Company after the date of issuance of the Existing Notes (subject to the Company utilizing its best efforts to deliver such Mortgages (as hereinafter defined), substantially in the form attached to the Indenture for the purpose of securing such mortgage liens). See "Description of Certain Indebtedness -- McDonald's Note." Holders of the Exchange Notes will not be entitled to any Liens on leasehold real estate interests existing prior to the date of issuance of the Existing Notes. The security interests in the collateral securing the Exchange Notes will be subordinated, in certain circumstances, to certain statutory liens of creditors of the Company and to the security interests and liens securing indebtedness under any Eligible Credit Facility, including, without limitation, the Revolving Credit Facility, and senior to the security interests securing the Existing Notes. The pledge in favor of the Trustee of capital stock of present and future Subsidiaries also will be senior to the pledge of such stock in favor of the trustee (the "Existing Notes Trustee") under the indenture relating to the Existing Notes (the "Existing Notes Indenture").

         Accordingly, prospective holders of the Exchange Notes should not assume that valid security interests will be obtained with respect to all or substantially all of the identified classes of collateral that are entitled to such security interests. Moreover, to the extent security interests in or liens on the collateral securing the Exchange Notes were granted by the Company, or otherwise created by operation of law, on or after the date on which the security interests in and liens on the collateral securing the Existing Notes were perfected (all such security interests and liens, "Intervening Liens"), holders of such Intervening Liens would be entitled to the proceeds from the sale of such collateral to the extent of the obligations secured by such Intervening Liens prior to any payment to holders of the Exchange Notes.

         In the event of a default on the Exchange Notes, the proceeds from the sale of the collateral securing the Exchange Notes in a liquidation proceeding will likely be insufficient to satisfy the Company's obligations under the Exchange Notes in full, as well as the McDonald's Obligations and the Company's obligations under an Eligible Credit Facility, including, without limitation, the Revolving Credit Facility, and the Existing Notes. The security interest in the collateral securing the Exchange Notes will be subordinated to the security interests securing an Eligible Credit Facility, certain statutory liens of creditors of the Company and, to the extent of any fee interest in real property of the Company, the McDonald's Obligations. In the event of the sale of any collateral securing the Exchange Notes, an Eligible Credit Facility, including, without limitation, the Revolving Credit Facility and/or the McDonald's Obligations in any such liquidation proceeding, the holders of the Exchange Notes will not receive any proceeds from the sale of such collateral until the lenders under an Eligible Credit Facility, including, without limitation, the Revolving Credit Facility, the holders of the McDonald's Obligations and the holders of such statutory liens are paid in full. The amount to be received upon any such sale of collateral would be dependent upon numerous factors, including the conditions, age and useful life of the collateral at the time of such sale, as well as the timing and the manner of the sale. A significant portion of the Company's assets consist of leasehold improvements, and most of the Company's assets are located on leaseholds. Because leasehold improvements may be deemed to be a part of either the real property covered by the lease (which real property is not owned by the Company) or the Company's real estate leasehold interests (which interests are not included in the collateral available for the Exchange Notes), there can be no assurance as to whether or to what extent such improvements would be available as collateral security for the Exchange Notes. Moreover, the ability of the Collateral Agent to obtain possession of collateral located on leaseholds may be subject to conflicting claims of landlords. To the extent third parties hold Permitted Liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral.

Given the intangible nature of certain of the collateral, any such sale of such collateral separately from the Company as a whole may not be feasible. Additionally, the inclusion of the Company's fixtures in the collateral securing the Exchange Notes will be limited by (a) the extent to which such fixtures are deemed to be personal property and (b) the extent to which any applicable state laws would, for purposes of perfecting security interests with respect thereto, require that the Collateral Agent make certain filings in applicable real estate land records.

         Furthermore, the right of holders of the Exchange Notes to benefit from the security interests in and liens upon the collateral securing the Exchange Notes will depend, among other things, upon the value ascribed to such collateral in any bankruptcy proceeding commenced by or against the Company. For example, there can be no assurance that a bankruptcy court will determine that the value of the collateral securing the Exchange Notes would be based upon a "going concern" valuation as opposed to a liquidation valuation. The use of a liquidation valuation would likely have a material effect upon the sufficiency of the collateral securing the Exchange Notes. To the extent that the value ascribed by the bankruptcy court to the collateral securing the Exchange Notes were less than the total amount of the allowed claim relating to the indebtedness (including all principal and accrued interest thereon) outstanding under the Exchange Notes, such claim would not be fully secured. Accordingly, notwithstanding the subordination agreements contained in the New Intercreditor Agreement (as defined herein), there can be no assurance that the holders of the Exchange Notes would recover the full amount of such claim, including post-petition interest or fees, costs or expenses to which the holders of the Exchange Notes may otherwise be entitled under the Indenture and the Collateral Agreements.

Effect of Bankruptcy upon Exercise of Remedies

         The right of the Collateral Agent to repossess and dispose of the collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company prior to the Collateral Agent having repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given "adequate protection" as such term is interpreted by the relevant bankruptcy court.

         If a bankruptcy proceeding were to be commenced by or filed against the Company or any of its Subsidiaries within 90 days of the date on which the Company granted to the holders of the Exchange Notes security interests in and liens on the collateral securing such Exchange Notes, such grant could be deemed to be a "voidable preference" by the bankruptcy court in any such bankruptcy proceeding. If such a grant were deemed to be a voidable preference, the security interests in and liens on the collateral securing the Exchange Notes could be voided, and the Company could be directed to release such security interests and liens securing such collateral. In addition, any payments or other distributions made in respect of the Exchange Notes within such 90-day period could be susceptible to a preference suit by the bankruptcy estate for recovery of such payments or distributions.

Restrictive Debt Covenants

         The Indenture, the Existing Notes Indenture and the Revolving Credit Facility contain a number of significant covenants which will impose significant operating and financial restrictions on the Company and its Subsidiaries. Such restrictions will affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company and its Subsidiaries to incur additional indebtedness, pay dividends, repay other indebtedness prior to stated maturities or amend other debt instruments, create liens on assets, make investments or acquisitions, sell assets, engage in mergers or consolidations, make capital expenditures, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. In addition, the agreements governing the Convertible Preferred

Stock, the Existing Warrants, the Ten Year Warrants and the Preferred Units Warrants grant the holders of such securities certain anti-dilution and other protective restrictions. These restrictions could limit the ability of the Company and its subsidiaries to effect future financings, make needed capital expenditures, withstand a future downturn in the Company's business or the economy in general, or otherwise conduct necessary corporate activities. In addition, the Revolving Credit Facility also requires the Company to maintain compliance with certain financial ratios. The ability of the Company to comply with such ratios may be affected by events beyond the Company's control. A failure by the Company or its subsidiaries to comply with these restrictions could lead to a default under the terms of the Indenture, the Existing Notes Indenture and the Revolving Credit Facility or any other Eligible Credit Facility, notwithstanding the ability of the Company to meet its debt service obligations. Upon the occurrence of an Event of Default (as defined herein) or an event of default under the Existing Notes Indenture or an Eligible Credit Facility, the holders of the Exchange Notes, the Existing Notes or the Lenders could elect to declare all amounts outstanding under the Exchange Notes, the Existing Notes or such Eligible Credit Facility, respectively, together with accrued and unpaid interest thereon, to be due and payable, and there can be no assurance that the Company and its subsidiaries would be able to make such payments or borrow sufficient funds from alternative sources to make any such payment. Even if additional financing could be obtained, there can be no assurance that it would be on commercially reasonable terms. If the Company were unable to repay all such indebtedness when due, the holders of the Exchange Notes, the Existing Notes and the Lenders under any Eligible Credit Facility could proceed against their collateral, and there can be no assurance that the assets of the Company would be sufficient to repay such indebtedness in full. See "Description of Exchange Notes" and "Description of Certain Indebtedness."

Fraudulent Transfer Considerations Relating to Subsidiary Guarantees

         The obligations of any Subsidiary Guarantor (as defined herein) under its Subsidiary Guarantee and the grant by any Subsidiary Guarantor of a security interest under the Collateral Agreements (as defined herein) may be subject to review under applicable fraudulent conveyance statutes in the event of the bankruptcy or other financial difficulty of any such Subsidiary Guarantor. For example, under such laws, if a court in a lawsuit by an unpaid creditor or representative of creditors of a Subsidiary Guarantor, were to find that at the time such Subsidiary Guarantor incurred the indebtedness evidenced by its Subsidiary Guarantee or pledged its assets to secure its obligations thereunder, it: (i) received less than fair consideration or reasonably equivalent value therefor and (ii) either (a) was insolvent, (b) was rendered insolvent by such Subsidiary Guarantee or pledge, (c) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (d) intended to incur or believed (or reasonably should have believed) that it would incur debts beyond its ability to pay such debts as they matured, such court could void such obligations under its Subsidiary Guarantee and/or the security interest in its assets and direct the return of any amounts paid with respect thereto. Moreover, regardless of the factors identified in the foregoing clauses (i) and (ii), a court could take such action if it found that the Subsidiary Guarantee was entered into or the security interest was granted with actual intent to hinder, delay or defraud creditors. The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent and unliquidated debts) were greater than all of its property at a fair valuation or if the present fair salable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and matured.

         A court will likely find that a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for its Subsidiary Guarantee to the extent that its liability thereunder exceeds any direct benefit it received from the issuance of the Exchange Notes. Each Subsidiary Guarantee will limit the liability of the Subsidiary Guarantor thereunder to the maximum amount that it could pay without the Subsidiary Guarantee being deemed a fraudulent transfer. There can be no assurance that this limitation will be effective. If this limitation is not effective, the issuance of a Subsidiary Guarantee by a Subsidiary Guarantor could be deemed to render insolvent such Subsidiary Guarantor. If this limitation is effective, there can be no assurance that the limited amount so guaranteed would be sufficient to pay amounts owed under the Exchange Notes in full.

Repurchase of Exchange Notes upon a Change of Control

         In the event of a Change of Control, the Company is required under the Indenture to offer to purchase the Exchange Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of Exchange Notes -- Repurchase upon Change of Control" and "--Certain Definitions." The Company has similar repurchase obligations with respect to the Existing Notes under the Existing Notes Indenture. In the event that the Company is required to make an offer to purchase the Exchange Notes and the Existing Notes upon the occurrence of a Change of Control, there can be no assurance that it would have sufficient funds available to purchase any or all of the Exchange Notes and the Existing Notes tendered, and the Company would likely be required to refinance the Exchange Notes and the Existing Notes. There can be no assurance that the Company would be able to accomplish such refinancing or, if such refinancing were to occur, that it would be accomplished on commercially reasonable terms.

Use of Proceeds from Asset Sales

         If the Company or any Subsidiary consummates an Asset Sale and is required pursuant to the Indenture to apply the net proceeds from such Asset Sale towards the repurchase of the Exchange Notes, such net proceeds are also required to be applied towards the repurchase of Existing Notes in accordance with the terms of the Existing Notes Indenture. Accordingly, there can be no assurance that the net proceeds from such an Asset Sale would be sufficient to permit the Company to repurchase any or all the Exchange Notes.

Absence of Public Market

         The NASD has designated the Private Notes as securities eligible for trading in the PORTAL market of the NASD. However, the Exchange Notes are new securities for which there is currently no active trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission thereof to trading in the Nasdaq National Market system, and there can be no assurance as to the development of any market or liquidity of any market that may develop for the Exchange Notes. If a market for the Exchange Notes develops, the price of such Exchange Notes may fluctuate and liquidity may be limited. If a market for the Exchange Notes does not develop purchasers may be unable to resell such Exchange Notes for an extended period of time, if at all. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. There can be no assurance that, if a market for the Exchange Notes were to develop, such market would not be subject to similar disruptions.

Noncomparability of Financial Information

         Information reflecting the results of operations and financial condition of the Company since it emerged from Chapter 11 in July 1997 is not comparable to prior periods due to: (i) store closings undertaken during the Company's reorganization; (ii) the replacement of the management team and the restructuring of the Company's store operations and general and administrative activities; (iii) costs and expenses relating to the Company's bankruptcy case and the impact of the restructuring or extinguishment of certain interests and liabilities; and (iv) the application of Fresh Start Accounting, pursuant to which the Company's assets have been stated at "reorganization value," which is defined as the value of the entity (before considering liabilities) on a going-concern basis following the reorganization. This valuation approximates the amount a willing buyer would pay for the assets of the Company immediately after reorganization. Accordingly, there is only limited financial and operating history of the Company for a potential investor to evaluate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Dependence on Key Personnel

         The Company's success is highly dependent upon Scott W. Bernstein, the President and Chief Executive Officer. The Company's success is also dependent upon its other senior managers, Chet Obieleski, Chief Operating Officer, Robert
G. Rooney, Senior Vice President and Chief Financial and Administrative Officer, Sharon L. Rothstein, Senior Vice President of Marketing and Entertainment and Jeffrey Sasson, Senior Vice President of Retail and Corporate Services. Each of Mr. Bernstein, Mr. Rooney and Ms. Rothstein is subject to an employment agreement; however, the loss of the services of any such individuals could have a material adverse effect upon the Company.

Control by Principal Stockholders

         The Company's executive officers and directors (and their respective affiliates) (collectively, the "Principal Stockholders") beneficially own 99.5% of the Common Stock. See "Principal Stockholders." The Principal Stockholders, if voting together, have sufficient voting power to elect a majority of the Company's directors, exercise control over the business, policies and affairs of the Company and, in general, determine the outcome of any corporate transaction or other matters submitted to the stockholders for approval (other than with respect to a decision to file a petition on behalf of the Company under Chapter 11 under the Bankruptcy Code), such as any proposed amendment to the certificate of incorporation of the Company, the authorization of additional shares of capital stock, and any merger, consolidation, sale of all or substantially all of the assets of the Company, and could prevent or cause a Change of Control of the Company, all of which may adversely affect the Company.

Seasonality

         The Company's FunCenters typically experience seasonal fluctuations in their revenues, with generally higher revenues occurring in the first quarter of the year due to the fact that many of the Company's facilities are located in cold weather regions where children are unable to play outside during this time of year. In 1997, the Company's FunCenters generated 30% of their revenue in the first quarter versus 25%, 24% and 22% in the second, third and fourth quarters, respectively. These fluctuations in revenues are primarily influenced by the school year and the weather.

Industry Conditions/Competition

         The Company competes against a wide variety of concepts vying for family leisure time and entertainment spending. These competing concepts encompass a broad spectrum of entertainment opportunities, including family entertainment centers, theme parks, movie theaters and other in-home and out-of-home entertainment activities. In particular, the Company competes in the pay-for-play children's entertainment center industry by targeting its activities and programming to children ages two to twelve. This industry is affected by general and local economic conditions, demographic trends and consumer tastes over which the Company has no control. Consumer tastes, in particular, are subject to rapid changes which could result in the Company's activities falling out of favor with its target customers, requiring it to invest in new equipment for FunCenters. The Company's future revenues will depend to a significant extent upon its ability to respond to changes in consumer tastes. The performance of individual FunCenters may be affected by a variety of factors such as the location of competing facilities, increased labor and employee benefit costs and the availability of experienced management and hourly employees.

         Competitive market conditions, including the emergence of significant new competitors, could materially adversely affect the Company's ability to improve its results of operations. Such new competitors, which may include The Walt Disney Company (which has a family entertainment concept in two locations and has announced plans to open additional locations), and certain existing competitors have or may have longer operating histories, substantially greater name recognition and more extensive financial, technical, marketing, sales and distribution resources. There can be no assurance that the Company will be able to compete successfully against existing and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, operating results and financial condition.

Limitation on Use of Net Operating Losses and Built-in Losses

         The Company was required to reduce its Net Operating Loss carryforwards ("NOL") as a result of the cancellation of indebtedness pursuant to the confirmation of the Company's Plan of Reorganization under Chapter 11 (the "Plan of Reorganization").

         On December 31, 1997, the Company's NOLs were approximately $178 million (after taking into account the reduction due to the cancellation of indebtedness in connection with the Plan of Reorganization). As a result of its reorganization under Chapter 11, the Company is treated as having experienced an ownership change under Internal Revenue Code Section 382 (the "Code"). Thus, the Company's ability to offset income in each post-reorganization taxable year by its remaining NOLs and built-in losses (including depreciation and amortization deductions of any portion of the Company's basis in assets with built-in losses) is limited to an amount not to exceed the aggregate value of the Common Stock immediately before such change in control (taking into account in such calculation, however, any increase in value resulting from any surrender or cancellation of creditors' claims in connection with the Plan of Reorganization) multiplied by the long-term tax-exempt rate published monthly by the Internal Revenue Service. Accordingly, the Company's use of approximately $137 million of these NOLs is limited to approximately $4 million per year as of January 1, 1998, and may be further limited in the event of subsequent ownership changes under the Code Section 382.

Failure to Exchange Private Notes

         The Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker dealer who holds Private Notes acquired for its own account as a result of market making or other trading activities and who receives Exchange Notes for its own account in exchange for such Private Notes pursuant to the Exchange Offer, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security results in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

         In the event the Exchange Offer is consummated, the Company will not be required to register any Private Notes not tendered and accepted in the Exchange Offer. In such event, holders of Private Notes seeking liquidity in their investment would have to rely on exemptions to the registration requirements under the securities laws, including the Securities Act. Following the Exchange Offer, none of the Private Notes will be entitled to the contingent increase in interest rate provided (in the event of a failure to consummate the Exchange Offer in accordance with the terms of the Registration Rights Agreement) pursuant to the Private Notes.

                               THE EXCHANGE OFFER

         This summary of the material provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement (as defined herein), a copy of which has been filed on August 14, 1998 as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

Purpose and Effect of the Exchange Offer

         The Company sold the Note Units to Jefferies & Company, Inc. (the "Initial Purchaser") on July 17, 1998 (the "Issue Date") pursuant to the terms of the Purchase Agreement dated July 9, 1998 between the Initial Purchaser and the Company (the "Purchase Agreement"). The Initial Purchaser subsequently resold the Note Units to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act and to a limited number of institutional "accredited investors" (as defined in Rule 501(A)(1), (2), (3) or (7) under the Securities Act). In connection with the offering of the Note Units, the Company and the Initial Purchaser entered into a Registration Rights Agreement dated as of July 17, 1998 (the "Registration Rights Agreement").

         The Company agreed with the Initial Purchaser pursuant to the Registration Rights Agreement, for the benefit of the Holders, that it would use its best efforts, at its cost, after the Issue Date to file and cause to become effective a registration statement with respect to a proposed offer (the "Exchange Offer Registration Statement") to exchange the Private Notes for an issue of notes with terms identical in all material respects to the Private Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions and contingent interest). As soon as practicable after such registration statement is declared effective, the Company intends to offer the Exchange Notes in return for surrender of the Private Notes. Such offer will remain open for not less than 30 calendar days after the date notice of the Exchange Offer is mailed to holders of the Private Notes. For each of the Private Notes properly surrendered to the Company under the Exchange Offer, the Holder will receive Exchange Notes of equal principal amount. Interest on each Exchange Note will accrue from the last Interest Payment Date on which interest was paid on the Private Notes so surrendered. In the event that applicable interpretations of the staff of the Commission do not permit such an Exchange Offer, or under certain other circumstances set forth in the Registration Rights Agreement, the Company shall, at its cost, use its best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the Private Notes and to keep such registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, as in effect from time to time. The Company will, in the event of such a shelf registration, provide to each Holder copies of the prospectus, notify each Holder when a registration statement for the Private Notes has become effective and take certain other actions as are required to permit resales of the Private Notes. A Holder that sells its Private Notes pursuant to a Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification obligations).

         In the event that neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed on or prior to the 120th day after the Issue Date, then commencing on the day after the 120th day after the Issue Date, additional interest shall accrue on the Private Notes over and above any stated interest at a rate of 0.25% per annum of the principal amount of such Private Notes for the first 90 days commencing on the 120th day after the Issue Date, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period. If neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is declared effective on or prior to the 180th day after the Issue Date, then commencing on the 180th day after the Issue Date, additional interest shall accrue on the Private Notes over and above any stated interest at a rate of 0.25% per annum of the principal amount of such Private Notes for the first 90 days immediately following the 120th day after the

Issue Date, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period. If (A) the Company has not exchanged Exchange Notes for all Private Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the 210th day after the Issue Date, (B) if applicable, a Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the date which is 36 months after the Issue Date and is not declared effective again within 5 business days or (C) pending the announcement of a material corporate transaction, the Company issues a written notice that a Shelf Registration Statement or Exchange Offer Registration Statement is unusable and the aggregate number of days in any 365-day period for which all such notices issued or required to be issued, have been, or were required to be, in effect exceeds 120 days in the aggregate or 30 days consecutively, in the case of a Shelf Registration Statement, or 15 days in the aggregate in the case of an Exchange Offer Registration Statement, then additional interest shall accrue on the Private Notes over and above any stated interest at a rate of 0.25% per annum of the principal amount of such Private Notes for the first 90 days commencing on the (x) 210th day after the Issue Date, in the case of (A) above, (y) the day such Shelf Registration Statement ceases to be effective without being declared effective again within 5 business days in the case of (B) above, or (z) the day the Exchange Offer Registration Statement or Shelf Registration Statement ceased to be usable in case of clause (C) above, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each such subsequent 90-day period; provided, however, that the additional interest rate on the Private Notes may not exceed at any one time in the aggregate 1.00% per annum; and provided further that (1) upon the filing of the Exchange Offer Registration Statement or Shelf Registration Statement, (2) upon the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement, or (3) upon the exchange of Exchange Notes for all Private Notes tendered, or upon effectiveness of a Shelf Registration Statement which had ceased to remain effective, as the case may be, additional interest on the Private Notes as a result of the relevant default shall cease to accrue.

         If the Company effects the Exchange Offer Registration Statement, it will be entitled to close the Exchange Offer Registration Statement 30 calendar days after the commencement thereof, provided that it has accepted all Private Notes theretofore validly surrendered in accordance with the terms of the Exchange Offer Registration Statement. Private Notes not tendered in the Exchange Offer Registration Statement will bear interest at the rate set forth on the cover page of the Offering Circular dated July 9, 1998 and be subject to all of the terms and conditions specified in the Indenture and to the transfer restrictions described therein under the caption "Notice to Investors."

         Following the completion of the Exchange Offer, Holders of the Private Notes not tendered will not have any further registration rights and those Private Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for a Holder's Private Notes could be adversely affected upon completion of the Exchange Offer if such Holder does not participate in the Exchange Offer. See "Risk Factors -- Failure to Exchange Private Notes."

         Each Holder participating in the Exchange Offer Registration Statement shall be required to represent to the Company that at the time of the consummation of the Exchange Offer Registration Statement (i) any Exchange Notes received by such Holder will be acquired in the ordinary course of its business,
(ii) such Holder will have no arrangements or understanding with any person to participate in the distribution of the Private Notes or Exchange Notes within the meaning of the Securities Act, (iii) such Holder is not an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company, or if it is an affiliate, such Holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (iv) if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes and (v) if such Holder is a broker-dealer, that it will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

         Under existing Commission interpretations, the Exchange Notes will, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act; provided that, in the case of broker-dealers participating in the Exchange Offer, a prospectus meeting the requirements of the Securities Act is delivered upon resale by such broker-dealers in connection with resales of the Exchange Notes. The Company has agreed, for a period of 180 days after the consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Note acquired in the Exchange Offer. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement, including certain indemnification obligations. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

         This Prospectus, together with the accompanying Letter of Transmittal, is being sent to all registered Holders of Private Notes as of [o, 1998] (the "Record Date"). The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

         The Company shall be deemed to have accepted validly tendered Private Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "-- Exchange Agent." The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving Exchange Notes from the Company and delivering Exchange Notes to such Holders.

         If any tendered Private Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, such unaccepted Private Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

         Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Fees and Expenses."

Expiration Date; Extensions; Amendments

         The term "Expiration Date" shall mean 5:00 p.m., New York City time, on [______] [__], 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In the event that the Exchange Offer is extended, it will remain in effect for a minimum of an additional five business days and a maximum of an additional 10 business days.

         In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered Holders of Private Notes an announcement thereof, each prior to 5:00 p.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

         The Company reserves the right, in its sole discretion, (i) to delay acceptance of any Private Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Private Notes not previously accepted, if any of the conditions set forth herein under "-- Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of such amendment.

         Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer and except as required by the Securities Act, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

Interest on the Exchange Notes

         Interest will be paid on the Private Notes on [November 1, 1998] to Holders of record of the Private Notes on [October 15, 1998]. Interest on the Exchange Notes will accrue from [November 1, 1998] (the last Interest Payment Date on which interest was paid on the Private Notes so surrendered). Holders who exchange their Private Notes for Exchange Notes will receive the same interest payment on [February 1, 1999] (the first interest payment date with respect to the Exchange Notes assuming the Expiration Date is not extended beyond such date) that they would have received had they not accepted the Exchange Offer. In the event that the Exchange Offer is extended beyond January 13, 1999 or is not consummated, Holders of Private Notes will receive the interest payments set forth on the face of such notes, together with Additional Interest, if any, as set forth in the Registration Rights Agreement.

Procedures for Tendering

         Only a Holder of Private Notes may tender its Private Notes in the Exchange Offer, except as set forth in the following two paragraphs. To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a copy thereof, have the signatures thereof guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such copy, together with any corresponding certificate or certificates representing the Private Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent, prior to 5:00 p.m., New York City time, on the Expiration Date.

         Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Private Notes by causing DTC to transfer such Private Notes into the Exchange Agent's account in accordance with the DTC's procedure for such transfer. Although delivery of Private Notes may be effected through book-entry transfer into the Exchange Agent's account at the DTC, the Letter of Transmittal (or copy thereof) with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

         If delivery of the Private Notes is to be made by book-entry transfer to the account maintained by the Exchange Agent at the DTC, the Letter of Transmittal need not be manually executed; provided, however, that tenders of Private Notes must be effected in accordance with the procedures mandated by ATOP. To tender Private Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

         The tender by a Holder of Private Notes will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

         Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such Holders.

         The method of delivery of Private Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holders. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Private Notes should be sent to the Company.

         Any owner of a beneficial interest in an Old Global Note holding through a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such entity through which it holds such beneficial interest promptly and instruct such entity to tender on his behalf.

         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Private Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" of the Letter of Transmittal or (ii) for the account of an Eligible Institution.

         If the Letter of Transmittal is signed by a person other than the registered Holder listed therein, such Private Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Private Notes on behalf of the registered Holder, in either case signed as the name of the registered Holder or Holders appears on the Private Notes.

         If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with this Letter of Transmittal.

         All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Private Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Private Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Private Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering Holder unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

         In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "-- Termination," to terminate the Exchange Offer.

Guaranteed Delivery Procedures

         Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available, or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

                  (a) the tender is made through an Eligible Institution;

                  (b) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder of Private Notes, the certificate number or numbers, if any, of such Holder's Private Notes and the principal amount of such Private Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or copy thereof), together with the certificate(s) representing the Private Notes to be tendered in prior form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

                  (c) such properly completed and executed Letter of Transmittal (or copy thereof), together with the certificate(s) representing all physically tendered Private Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the DTC of Private Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

Withdrawal of Tenders

         Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         To withdraw a tender of Private Notes in the Exchange Offer, a written, facsimile or electronic ATOP (for DTC participants) transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantee) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Private Notes to register the transfer of such Private Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Private Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the

Company, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly tendered as set forth under "-- Procedures for Tendering." Any Private Notes that have been tendered for exchange but are not accepted for exchange will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Private Notes may be retendered by following one of the proce dures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

Termination

         Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange Exchange Notes for, any Private Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Private Notes if (i) any injunction, order or decree shall have been issued by any court or by or before any governmental agency with respect to the Exchange Offer, which, in the Company's judgment, would materially impair the Company's ability to proceed with the Exchange Offer, or (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission in a manner which, in the Company's sole judgment, might materially impair the Company's ability to proceed with the Exchange Offer, or (iii) any governmental approval or approval by Holders has not been obtained, which approval the Company shall, in its reasonable judgment, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

         If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Private Notes and return any Private Notes that have been tendered to the Holders thereof, (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the Expiration Date of the Exchange Offer, subject to the rights of such Holders of tendered Private Notes to withdraw their tendered Private Notes or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered Holder, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offer would otherwise expire during such period.

         Holders of Private Notes will have certain rights against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer.

Exchange Agent

         All executed Letters of Transmittal should be directed to the Exchange Agent. Firstar Bank N.A., the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance should be directed to the Exchange Agent as follows:

By Mail, Hand or Overnight Courier:
Firstar Bank N.A.
1555 North RiverCenter Drive, Suite 301
Milwaukee, Wisconsin  53212
Attention:  Corporate Trust/Transfer Unit
Telephone:  (414) 905-5000

         Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Company as follows:

By Mail, Hand or Overnight Courier:
Discovery Zone, Inc.
565 Taxter Road, Fifth Floor
Elmsford, New York 10523
Attention:  Andrew M. Smith
Telephone:  (914) 345-4500

Fees and Expenses

         The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and their affiliates in person, by facsimile, telegraph, telephone or telecopier.

         The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Private Notes and in handling or forwarding tenders for exchange.

         The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company.

         The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Private Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Private Notes tendered, or if tendered Private Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

Consequences of Failure to Exchange

         The Private Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities within the meaning of Rule 144 of the Securities Act. Accordingly, such Private Notes may be resold only
(i) to the Company or any subsidiary thereof, (ii) inside the United States to a qualified institutional buyer in compliance with Rule 144A, (iii) inside the United States to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Private Notes (the form of which letter can be obtained from the Trustee) and, if such transfer is in respect of an aggregate principal amount of Private Notes at the time of transfer of less than $100,000, an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act, (iv) outside the United States in compliance with Rule 904 under the Securities Act,
(v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available) or (vi) pursuant to an effective registration statement under the Securities Act. The liquidity of the Private Notes could be adversely affected by the Exchange Offer. Following the consummation of the Exchange Offer, holders of the Private Notes will have no further registration rights under the Registration Rights Agreement and will not be entitled to the contingent increase in the interest rate provided for in the Private Notes.

Accounting Treatment

         The Exchange Notes would be recorded at the same carrying value as the Private Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The costs of the Exchange Offer and the unamortized expenses related to the issuance of the Private Notes will be amortized over the term of the Exchange Notes.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the issuance of the Exchange Notes pursuant to the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Private Notes in like principal amount, the term and form of which are identical in all material respects to the Exchange Notes. The Private Notes surrendered in exchange for Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not increase the indebtedness of the Company.

         The Unit Offerings resulted in net proceeds to the Company of approximately $27 million after costs and expenses which (i) were used to repay outstanding borrowings under the Revolving Credit Facility, (ii) were used to purchase $2.8 million of U.S. Treasury Securities that were placed in escrow and pledged as security for scheduled interest payments on the Notes through August 1, 1999 and (iii) are available for working capital, capital expenditures and other general corporate purposes. In addition, shares of Convertible Preferred Stock with an aggregate stated value of $1 million were exchanged for $1 million of Series A Cumulative Preferred Stock.

                       SELECTED HISTORICAL FINANCIAL DATA

         The following selected historical financial data of the Company at and for each of the years in the four-year period ended December 31, 1996, for the seven-month period ended July 31, 1997 and at and for the five-month period ended December 31, 1997 have been derived from the historical audited consolidated financial statements of the Company. The consolidated financial data for the six months periods ended June 30, 1997 and June 30, 1998 and as of June 30, 1998 have been derived from unaudited consolidated financial statements of the Company and, in the opinion of the Company's management, have been prepared on a basis consistent with the audited financial statements and include all adjustments that are considered by management to be necessary for a fair presentation of such financial information. Historical data and interim results are not necessarily indicative of future results, and interim data are not necessarily indicative of results for a full year. The financial data presented below with respect to periods prior to the Company's emergence from Chapter 11 on July 29, 1997 are not comparable to that for periods after such date because of the application of Fresh Start Accounting with respect to periods after such date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Fresh Start Reporting." The data set forth below should be read in conjunction with the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                                                              Successor    Predecessor   Successor
                                                 Predecessor Company                           Company       Company       Company
                                 ----------------------------------------------------------   ---------    -----------   ----------
                                                                                   Seven
                                                                                   Months     Five Months   Six Months    Six Months
                                                                                    Ended        Ended         Ended         Ended
                                              Year Ended December 31,              July 31,   December 31,   June 30,      June 30,
                                     1993         1994       1995        1996        1997        1997          1997         1998
                                 -----------  ---------- ----------- ------------ ----------- ------------- ----------- ------------
                                                     (Dollars in thousands, except per share and location data)
Statement of Operations Data:
 Total revenue................  $   61,585   $  180,573  $  259,490  $   181,725  $   82,537   $   48,485   $   71,292   $  70,211
 Cost of goods sold...........      15,131       36,858      50,227       34,276      14,136        7,311       12,600      11,171
 Store operating expenses(1)(2)     32,010       97,631     185,587      140,486      60,192       44,189       50,550      53,134
 Selling, general and
   administrative expenses(2)..      6,300       36,451      58,201       40,779      10,235       10,244        9,073      12,744
 Depreciation and amortization       4,670       16,183      31,972       21,876      11,920        9,314       10,215      10,770
 Restructuring and other charges        --       14,024     372,160           --          --           --           --          --
                                  --------   ----------  ----------  -----------  ----------  -----------   ----------  ----------

 Operating income (loss)......       3,474      (20,574)   (438,657)     (55,692)    (13,946)     (22,573)     (11,146)    (17,608)
 Interest expense, net........      (1,667)      (5,137)    (12,226)      (6,277)     (3,249)      (6,076)      (2,514)     (6,873)
 Other income (expense), net..       1,499        2,331         476         (580)        159          683           33          53
 Minority interest............          --          256       5,162           --        --             --           --          --
 Reorganization items.........          --           --          --      (21,285)     11,583           --       (4,105)         --
                                 ---------  -----------  ----------  -----------  ----------  -----------   -----------  ----------
 Income (loss) before income tax,
   extraordinary item and
   cumulative effect of change
   in accounting method........      3,306      (23,124)   (445,245)     (83,834)     (5,453)     (27,966)     (17,732)    (24,428)
 Income tax provision (benefit)         --       (4,000)      4,000           --          --           --           --          --
 Extraordinary item-gain on
   discharge of debt..........          --           --          --           --     332,165           --           --         125
 Cumulative effect of change in
   acounting method...........       5,773           --          --            --         --           --           --
 Accretion of Convertible
   Redeemable Preferred Stock to
   redemption value...........          --           --          --          --           --          (97)          --        (108)

                                 ---------  -----------  ----------  -----------  ----------  -----------   -----------  ----------

 Net income (loss) applicable
   to common shareholders.....  $    3,306   $  (24,897) $ (449,245) $   (83,834)  $ 326,712   $  (28,063)  $  (17,732)  $ (24,661)
                               ===========  ============  =========  ===========  ==========  ===========   ==========   ===========

                                                                                              Successor    Predecessor   Successor
                                                 Predecessor Company                           Company       Company       Company
                                 ----------------------------------------------------------   ---------    -----------   ----------
                                                                                   Seven
                                                                                   Months     Five Months   Six Months    Six Months
                                                                                    Ended        Ended         Ended         Ended
                                              Year Ended December 31,              July 31,   December 31,   June 30,      June 30,
                                     1993         1994       1995        1996        1997        1997          1997         1998
                                 -----------  ---------- ----------- ------------ ----------- ------------- ----------- ------------
                                                     (Dollars in thousands, except per share and location data)


Per common share -- basic and
  diluted(3):
  Income (loss) before
    extraordinary
    item and cummulative
    effect of change in
    method of accounting.....  $      0.11    $   (0.45)   $  (8.30)   $   (1.45)  $   (0.09)   $   (7.02)   $   (0.31)  $    (6.17)
    Extraordinary Gain.......           --           --          --           --        5.75           --           --           --
  Cumulative effect of change
    in accounting method.....           --        (0.13)         --           --          --           --           --           --
                                 ---------  -----------  ----------  -----------  ----------  -----------   -----------  ----------
  Net income (loss)..........  $     (0.11)  $    (0.58)  $   (8.30)  $    (1.45)  $    5.66    $   (7.02)   $   (0.31)  $    (6.17)
                               ===========  ============  =========  ===========  ==========  ===========   ==========   ===========
Weighted average number of
  common shares outstanding..
                                    31,054       42,696      54,139       57,691      57,705        4,000       57,646        4,000
Other Data:
Cash provided by (used in)
  operations................. $     20,055   $   (4,481)  $  59,103)  $  (39,888)  $ (10,959)   $ (22,457)   $  (7,861)  $   (2,292)
Cash provided by (used in)
  investing activities......       (97,641)    (121,972)    (64,562)       3,805        (468)     (10,642)        (286)     (13,600)
Cash provided by (used in)
  financing activities......       187,218       16,162     121,729       33,460      51,493       (1,686)       5,201        7,708
                                 ---------  -----------  ----------  -----------  ----------  -----------   -----------  ----------
Net cash flows............... $    109,632   $ (110,291)  $  (1,936)  $   (2,623)  $  40,066    $ (34,785)   $  (2,946)  $   (8,184)
EBITDA(5).................... $      8,144   $   (4,391)  $(406,685)  $  (55,101)  $ (15,272)   $ (13,259)   $   5,036   $   (6,837)
Capital expenditures......... $     88,336   $  119,134   $  51,732   $    2,672   $     567    $  10,642    $     286   $   13,600
Store Data:
Company-owned stores at
  period-end(4)..............          111          318         321          212         210          207          210          204
Franchised stores at
  period-end(6)..............           57           29          15            7          --           --           --           --
                                 ---------  -----------  ----------  -----------  ----------  -----------   -----------  ----------
Total stores at period-end...          168          347         336          219         210          207          210          204
Operating Ratio:
  Ratio of earnings to fixed             3           --          --           --          --           --           --           --
    charges(7)...............

                                                    Predecessor Company               Successor Company
                                        ------------------------------------------- ---------------------
                                                                                      As of        As of
                                                                                    December 31,  June 30,
                                            1993       1994       1995     1996(8)      1997       1998
                                         ---------  ---------  ---------  ---------  ---------  ---------
                                          (Dollars in Thousands)
Balance Sheet Data:
 Cash and cash equivalents
   (unrestricted).....................    $ 118,176  $   7,885  $   5,949  $   3,326  $   8,607  $     423
 Restricted cash and investments......           --         --         --         --     19,017     13,756
 Total assets.........................      252,550    474,686    171,571    125,786    176,591    161,103
 Total long-term debt, including
   current portion....................      115,843    139,796    240,663    350,072     88,193     96,106
 Convertible Preferred Stock..........           --         --         --         --     13,897     14,005
 Total stockholders' equity (deficit).       98,091    238,963   (180,173)  (263,572)    42,255     17,715

------------------------------------
(1) Excludes depreciation and amortization and certain unallocated expenses.

(2) Net of $22 millioin, $13.6 million, $0.2 million, $0.0 million, $0.3 million, $0.2 million and $0.3 million of capitalized costs related to the Company's expansion for the years 1994, 1995, 1996, the seven months ended July 31, 1997, the five months ended December 31, 1997, the six months ended June 30, 1997 and the six months ended June 30, 1998, respectively.
      (3) Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share, was adopted by the Company in 1997. All periods presented have been restated to conform to the provisions of SFAS No. 128.

(4)   Includes the Block Party Stores.

(5) EBITDA represents net earnings (losses) before interest, income taxes, depreciation and amortization, other income and expense, including minority interest and the portion of capitazlied lease expense attributable to interest, change in accounting method, extraordinary item and unallocated reorganization value. EBITDA is presented here to provide additional information about the Company's operations. EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to (i) net income (loss) as a measure of performance
      (or any other measure of performance under (GAAP) or (ii) cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity.

(6) The Company rejected or terminated its arrangements with all franchises on or prior to the Effective Date. The Company currently receives no royalties from its franchised stores.

(7) For purposes of this item, "fixed charges" represent interest, the interest element of rental expense, capitalized interest and amortization of debt issuance costs, and "earnings" represent income (loss) before income taxes, extraordinary items, cumulative effect of change in accounting method and fixed charges. Earnings were insufficient to cover fixed charges by $24.1 million, $445.4 million, $83.8 million, $5.5 million, $28.0 million, $17.7 million and $24.6 million in each of the years ended December 31, 1994, 1995 and 1996, the seven months ended July 31, 1997, the five months ended December 31, 1997 and the six months ended June 30, 1997 and June 30, 1998, respectively.

(8) Includes certain claims and other liabilities totaling $344.1 million as of December 31, 1996, which were restricted or extinguished in connection with the Plan.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis relates to the Company's historical financial results of operations and financial condition, without giving pro forma effect to the restructuring of the Company which occurred in connection with the Plan of Reorganization and the implementation of the Turnaround Plan, except to the extent that such restructuring had occurred prior to the end of the periods discussed. As a result, management does not believe that results of operations in future periods will be comparable to prior periods. This discussion and analysis should be read in conjunction with the "Selected Historical Financial Data" and the Company's condensed consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

Overview

         The Company is the leading owner and operator of pay-for-play children's entertainment centers in North America, with a national network of 200 FunCenters in 39 states, Puerto Rico and Canada targeted at children ages two to 12 and two entertainment centers targeting adult customers under the "Block Party" name.

         The Company generates revenue primarily from the operation of the FunCenters. FunCenter revenues are derived from: (i) admission charges; (ii) food and beverage sales; (iii) redemption game and other concession revenue; and
(iv) birthday party fees. The Company's revenues are subject to significant quarterly variations based upon several factors, including seasonal changes in weather, holidays and the school calendar. The Company experienced negative comparable store sales while operating in Chapter 11 and this trend continued through December 1997. Among other factors, comparable store revenues declined because the Company (a) shortened FunCenter operating hours by approximately 18% to curtail operations during unprofitable time periods, (b) reduced its marketing expenditures (see below), and (c) did not update its product offering while in Chapter 11. The Company also experienced a decline in sales during the recent renovation of the FunCenters and expects future renovations to temporarily reduce sales during such renovation period.

         The Company's operating expenses at the store level consist primarily of food and beverage costs, the cost of game merchandise, labor costs, occupancy and maintenance expense. As a substantial portion of store operating expenses, including occupancy costs, facility maintenance and core staffing requirements are fixed, the Company has a high degree of operating leverage. The Company has reduced its rent expense through renegotiation of certain store leases and, since the Effective Date, has generated additional annual cost savings at the store level on a comparable store basis through cost containment measures and improved financial controls.

         The Company incurred substantial restructuring costs while operating under Chapter 11, including the costs of relocating the Company's headquarters, terminating certain employees and rejecting selected store leases. A portion of these costs were discharged in connection with the Plan of Reorganization and other amounts were repaid with the proceeds of the Unit Offerings.

         The Company is currently implementing its Turnaround Plan, which consists of a number of cost-cutting and revenue enhancing initiatives, including an extensive FunCenter renovation program to enhance its product offerings, improved food and beverage offerings, a revamped marketing and promotional campaign and an enhanced hiring and training program for store managers. Through September 1, 1998, the Company had renovated approximately 60% of the FunCenters, which enables such stores to offer new products that have been developed by the Company in conjunction with its entertainment and promotional partners, and converted approximately 75% of its FunCenters to offer Pizza Hut products. Per-customer spending on food has increased in those FunCenters offering Pizza Hut menu items since conversion.

         Comparable store revenues during the second quarter of 1998 were down 5.3%, as compared to a decline of 11.6% during the second quarter of 1997 and an increase of 4% in the first quarter of 1998. During the first six months of 1998, comparable store revenues declined 0.2%, compared to a 17.7% decline in comparable store revenues in the first six months of 1997. This decline in comparable store revenues for the first six months of 1998 consisted of a 10.5% increase in general admission revenues, offset primarily by decreases in birthday party and game revenues. During the first six months of 1998, 94 stores (46.5% of total stores) had increased comparable store revenues as compared to 10 stores (5.0 % of total stores) in the 1997 period, and 163 stores (80.7% of total stores) had increased general admission revenue as compared to 11 stores (5.5% of total stores) in the 1997 period.

         In spite of improvements relative to the comparable period of the prior year, the Company's revenues in the first six months of 1998 were less than expected due to (i) construction delays in completing its FunCenter renovation program and related business disruptions, (ii) corresponding delays in launching certain marketing and promotional programs, (iii) unseasonably warm spring weather in many parts of the United States, which diminished demand for a variety of indoor entertainment activities and (iv) transitional staffing and training expenses associated with the introduction of new entertainment attractions at FunCenters.

         As a result of these factors, the Company experienced negative comparable store sales and negative EBITDA for the second quarter of 1998. The Company required additional capital to continue funding its operations and implementing the Turnaround Plan, and, accordingly, consummated the Unit Offerings on July 17, 1998, yielding net proceeds to the Company of approximately $27 million. See "Liquidity and Capital Resources."

Results of Operations

         Upon emergence from Chapter 11, the Company adopted Fresh Start Accounting. Thus the Company's balance sheets and statements of operations and cash flows after the Effective Date reflect a new reporting entity (the "Successor Company") and are not comparable to periods prior to the Effective Date (the "Predecessor Company").

         The three and six month periods ended June 30, 1997 includes the results of the Predecessor Company and the three and six month periods ended June 30, 1998 includes the results of the Successor Company. The principal differences between the periods relating to the Predecessor Company on the one hand and the periods relating to the Successor Company on the other hand relate to reporting changes regarding the Company's capital structure and indebtedness and the revaluation of the Company's long-term assets, which primarily affect depreciation and amortization expense and interest expense in the Company's results of operations.

         Comparison of the Six Months Ended June 30, 1998 and 1997

         Revenue. The Company had revenue of $70.2 million during the first six months of 1998, a decrease of 1.5% from revenue of $71.3 million during the first six months of 1997. This decrease was comprised of a 0.2% decrease in comparable store sales during the 1998 period over the 1997 period (as compared to a 17.7% decline in the 1997 period) and a reduction of revenue attributable to fewer FunCenters being open during the 1998 period as compared to the 1997 period. This decrease in revenues was offset in part by $1.3 million of additional sponsorship revenue during the 1998 period. Improvements in comparable store revenue trends was primarily due to a 10.5% increase in general admission revenue offset by declines in birthday party and game revenues. Revenues during the second quarter of 1998 were adversely affected by the factors set forth in "Overview."

         Cost of Goods Sold. Cost of goods sold, which consists primarily of the cost of food, redemption merchandise and other product sales, was $11.2 million and $12.6 million during the first six months of 1998 and 1997, respectively. As a percentage of revenue, cost of goods sold declined from 17.7% in the 1997 period to 15.9% in the 1998 period.

This reduction was primarily attributable to simplified product offerings, improved cost management and lower costs associated with the conversion to a new food and supply vendor, offset by increases due to new product offerings.

         Store Operating Expenses. Store operating expenses, which consist primarily of compensation and benefits of FunCenter operating personnel, occupancy expenses and facility repair and maintenance expenses, were $53.1 million and $50.6 million during the first six months of 1998 and 1997, respectively ($52.3 million and $51.1 million, respectively, before GAAP rent adjustments (defined below)). As a percentage of total revenues, store operating expenses increased from 70.9% in the 1997 period to 75.7% in the 1998 period. This increase was attributable to increased labor costs associated with the Company's new product offerings, offset by reductions in central reservation expenses and other cost savings generated through the Company's cost reduction program and store closings. During the first six months of 1998, store operating expenses included certain non-recurring costs resulting from training and start-up expenses for new product offerings and disruptions related to the FunCenter renovation program.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses, which include salaries, corporate and regional management expenses and other administrative, promotional and advertising expenses, were $12.7 million and $9.1 million during the first six months of 1998 and 1997, respectively. This increase was primarily attributable to an increase in sales and marketing programs associated with the Company's revitalization plan during the 1998 period as compared to the 1997 period.

         Depreciation and Amortization Expense. Depreciation and amortization expenses were $10.8 million and $10.2 million during the first six months of 1998 and 1997, respectively. During the 1998 period this expense reflected depreciation and amortization expense related to an increase in the carrying value of the Company's trademarks, property and equipment as a result of its adoption of Fresh Start Accounting for the Successor Company.

         Interest Expense. Interest expense was $7.5 million and $2.5 million during the first six months of 1998 and 1997, respectively. Reported interest expense for the Predecessor Company did not include interest on petition indebtedness which was suspended during the Company's reorganization under Chapter 11. Had these interest costs been accrued, reported interest expense for the 1997 period would have been $10.3 million.

         Interest Income. The Company reported interest income of $0.6 million during the first six months of 1998. No interest income was recorded in the first six months of 1997. The increase was due to earnings from the escrowed interest account for the Existing Notes (the "Existing Escrowed Interest Account") and short-term investment of proceeds from the Company's offering of the Existing Units and Convertible Preferred Stock in the exit financing.

         Reorganization Items. Reorganization items of $4.1 million were incurred by the Company during the first six months of 1997 during its reorganization under Chapter 11. These reorganization items primarily consisted of professional fees.

         EBITDA. The Company reported negative EBITDA for the first six months of 1998 of $5.9 million, before reorganization items and non-cash GAAP rent adjustments which were affected by Fresh Start Accounting ("GAAP Rent Adjustments"), and $6.8 million after such adjustments, compared to negative EBITDA of $1.5 million before such adjustments, and $5.0 million after such adjustments, in the comparable prior year period. This decline was primarily attributable to lower revenues during the second quarter of 1998 as compared to the prior year period and increased expenditures for sales and marketing programs.


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



         Comparison of Years Ended December 31, 1997 and 1996

         The twelve months ended December 31, 1997 include the results of the Predecessor Company for the seven months ended July 31, 1997 and the results of the Successor Company for the five months ended December 31, 1997. The principal differences between the periods relating to the Predecessor Company on the one hand and the periods relating to the Successor Company on the other hand relate to reporting changes regarding the Company's capital structure and indebtedness and the revaluation of the Company's long-term assets, which primarily affect depreciation and amortization expense and interest expense in the Company's results of operations.

         Revenue. The Company had revenue of $131.0 million in 1997, a decrease of 28% from $181.7 million in 1996. This decrease resulted primarily from a decrease in the number of FunCenters in operation and a reduction in average sales per FunCenter. In connection with the Company's reorganization, the Company has closed or sold 130 underperforming stores. See "Business -- Cost Reduction Program." The decrease in same store average sales per FunCenter of approximately 15% was due primarily to disruptions in the business associated with the Company's bankruptcy, and a lack of new attractions at the FunCenters. During the fourth quarter of 1997, revenues were also negatively impacted as the Company temporarily closed stores and discounted admission prices as part of its renovation program.

         Cost of Goods Sold. Cost of goods sold was $21.4 million in 1997 and $34.3 million in 1996. As a percentage of revenue, cost of goods sold declined from 18.9% in 1996 to 16.3% in 1997. This percentage reduction was primarily attributable to simplified product offerings, better cost management and, beginning in the fourth quarter of 1997, lower costs associated with conversion to a new food and supply vender. The decline in actual dollars also was due, in part, to a lower number of FunCenters operating in 1997.

         Store Operating Expense. Store operating expenses were $104.4 million, compared with $140.5 million in 1996. As a percentage of total revenues, store operating expenses increased from 77% in 1996 to 80% in 1997. The increase as a percentage of revenue was attributable to the decline in revenues during 1997. The $36.1 million reduction in store operating expenses is primarily attributable to the implementation of labor planning, lower rent from renegotiated leases, reductions in central reservation expenses and other cost savings generated through the Company's cost reduction program and store closings. During the five-months ended December 31, 1997, store operating expenses included certain non-recurring costs resulting from training and start-up expenses for new product offerings and renovation program disruptions to FunCenter operations.

         Selling, General and Administrative Expense. Selling, general and administrative expenses were $20.5 million in 1997, a decrease of 49.8% from $40.8 million in 1996. As a percentage of revenue, selling, general and administrative expenses declined from 22% in 1996 to 16% in 1997 despite a 28% reduction in revenue. This decrease reflected a reduction in corporate staff and related expenses, and marketing expenses as part of the Company's cost reduction program, combined with a general reduction in spending due to the lower number of FunCenters in operation during 1997.

         Depreciation and Amortization Expense. Depreciation and amortization expense was $21.2 million in 1997, a decrease of 3% from $21.9 million in 1996. The decline resulted primarily from the reduction in the number of FunCenters in operation, offset by an increase during the five-months ended December 31, 1997 attributable to an increase in the carrying value of the Company's plant and equipment as a result of adopting Fresh Start Accounting for the Successor Company.

         Interest Expense. Interest expense was $6.1 million during the five-months ended December 31, 1997 for the Successor Company and $3.2 and $6.3 million, respectively, for the Predecessor Company during the seven-months ended July 31, 1997 and the year ended December 31, 1996. Reported interest for the Predecessor Company did not include interest on the pre-petition indebtedness, which was suspended during the Company's reorganization under Chapter 11. Had these interest costs been accrued, reported interest expenses would have been $12.4 and $18.2 million, respectively, for the seven-months ended July 31, 1997 and the year ended December 31, 1996.

         Interest Income. The Company reported interest income of $1.1 million during 1997 and $0 in 1996. The increase was due to investment earnings from the Existing Escrowed Interest Account and short-term investments of the proceeds of the offering of the Existing Units and Convertible Preferred Stock in the exit financing.

         Reorganization Costs. Reorganization costs of $11.6 million (increase to income) and $21.3 million (decrease to income) were incurred by the Company during its reorganization under Chapter 11 for the years ended December 31, 1997 and 1996, respectively, including $6.2 million and $7.1 million incurred for professional fees in the 1997 and 1996 periods, respectively. Included in reorganization items for the year ended 1997 was an increase in net income of $24,829,000 which resulted from the difference between the Company's reorganized value and a revaluation of the Company's assets and liabilities. See Note 4 to the Consolidated Financial Statements. The remainder was primarily attributable to losses on asset disposals associated with the closing of FunCenters, the write-off of deferred financing costs on certain pre-petition indebtedness and expenses associated with the Plan of Reorganization.

         Comparison of Years Ended December 31, 1996 and 1995

         Revenue. The Company had revenue of $181.7 million in 1996, a decrease of 30% from $259.5 million in 1995. This decrease resulted primarily from a decrease in the number of FunCenters in operation and a reduction in average sales per FunCenter. The 17% decrease in same store average sales per FunCenter was due primarily to disruptions in the business associated with the Company's bankruptcy filing, reduced and ineffective marketing programs in 1996 as compared to 1995 and a lack of new attractions.

         Cost of Goods Sold. Cost of goods sold was $34.3 million in 1996 and $50.2 million in 1995. Cost of goods sold as a percentage of revenues was 19% in 1996, unchanged from 1995.

         Store Operating Expense. Store operating expense was $140.5 million, or 77% of revenue, compared with $185.6 million, or 72% of revenue in 1995. The increase in store operating expense as a percentage of revenue resulted largely from an increase in the number of leases requiring above market rental payments and reduced oversight of store expenses related to the Company's rapid expansion. In addition, the Company experienced lower than anticipated revenue in 1996 due to disruptions related to the Company's Chapter 11 filing.

         Selling, General and Administrative Expense. Selling, general and administrative expenses were $40.8 million in 1996, a decrease of 30% from $58.2 million in 1995. Selling, general and administrative expenses as a percentage of revenue remained steady in 1996 and 1995 at 22%. The decrease of 30% in the amount of selling, general and administrative expenses in 1996 from 1995 reflects a reduction in corporate staff, the elimination of regional offices and a decrease in spending due to a reduction in the number of FunCenters.

         Depreciation and Amortization Expense. Depreciation and amortization expense was $21.9 million in 1996, a decrease of 32% from $32.0 million in 1995. This decrease resulted primarily from a reduction in the number of Company-owned stores and in the value of property and equipment subject to depreciation, which resulted from a decrease in the number of FunCenters in 1996. In addition, the Company recorded increased goodwill amortization in 1995 related to the acquisitions of certain businesses in 1994 and 1995. The carrying value of such goodwill was written off at the end of 1995.

         Interest Expense. Interest expense was $6.3 million in 1996, a decrease of 48% from $12.2 million in 1995. This decrease resulted primarily from a suspension of interest payments on indebtedness while the Company reorganized under Chapter 11.

         Other Income (Expense), Net. The Company recorded other income (expense), net, of ($0.6 million) in 1996 and $0.5 million in 1995. The decline in 1996 was primarily attributable to a decrease in interest income associated with a lower value of funds available for investment.

         Restructuring and Other Charges. In 1995, the Company incurred restructuring and other charges of $372.2 million, resulting primarily from a write-down of $306.2 million of intangibles, leasehold improvements and equipment in accordance with the implementation of SFAS No. 121. In 1995, the Company also recognized charges related to a reduction in the carrying value of certain assets. Such reductions were not materially different from the charges that would have resulted from the application of SFAS No. 121. Such charges, which totaled $44.0 million, resulted primarily from the write-down of certain entertainment facility equipment and from the write-down of property and equipment related to a relocation of the Company's headquarters.

         Reorganization Costs. Reorganization costs of $21.3 million incurred by the Company in 1996 resulted from the Company's reorganization under Chapter 11. These costs included $7.1 million for professional fees and $8.9 million for losses on asset disposals.

Liquidity and Capital Resources

         The Company does not require significant working capital to operate because it does not have significant receivables or inventory and utilizes trade credit in purchasing food products and other supplies. The Company requires cash primarily to finance capital expenditures to maintain and upgrade existing stores and to fund operating losses and debt service. Following the implementation of its Turnaround Plan, the Company will also need cash to build new stores. Historically, the Company has met these liquidity requirements primarily through external financing, including through the issuance of debt and equity securities and borrowings under revolving credit facilities, as well as through cash flow generated by operating activities.

         In connection with the Plan of Reorganization, substantially all of the Company's pre-petition debt facilities and other obligations to creditors were restructured, repaid or eliminated, including certain pre-petition tax claims, the McDonald's Secured Note and the McDonald's Rent Deferral Secured Notes. See "Description of Certain Indebtedness." Upon emerging from Chapter 11, the Company issued (a) the Existing Units consisting of $85.0 million aggregate principal amount of Existing Notes and the Existing Warrants and (b) $15.0 million of Convertible Preferred Stock. The net proceeds of the offerings of the Existing Units and Convertible Preferred Stock totaled $93.8 million. Of that amount, the Company (i) repaid borrowings, claims and expenses incurred while under Chapter 11 of $45.5 million, (ii) purchased an aggregate of $21.6 million of securities, consisting of U.S. Treasury Securities, that were placed in the Existing Escrowed Interest Account and pledged as security for scheduled interest payments on the Existing Notes through August 1, 1999, and (iii) applied $26.7 million to finance capital expenditures, and provide capital for working capital and other general corporate purposes.

         The Company holds for sale certain parcels of undeveloped land which secure the McDonald's Secured Note and the McDonald's Rent Deferral Secured Notes. To the extent such sales occur prior to the due date for debt services, the net proceeds for such sales would be available to be applied to such payments.

         On March 31, 1998, the Company entered into the $10.0 million Revolving Credit Facility with Foothill Capital Corporation as permitted under the Existing Notes Indenture. The Revolving Credit Facility bears interest at prime plus 1% plus certain fees and allows the Company to borrow 133% of the 12-month trailing FunCenter contribution (as defined therein) for its 100 top performing FunCenters up to a maximum principal amount of $10.0 million. As of September 1, 1998, the Company had the ability to borrow $10.0 million, subject to a $2.0 million reserve for certain contractor disputes. The Company is permitted under the Indenture and the Existing Indenture to incur up to $5.0 million of new indebtedness under an Eligible Credit Facility, which could include an increase in the Revolving Credit Facility up to $15.0 million. There can be no assurance that the Company will be able to obtain any such additional financing.

         During the fourth quarter of 1997, the Company began an extensive FunCenter renovation program designed to broaden their entertainment offerings, upgrade their facilities and give them a "new look." This renovation program was much broader in scope and costlier than originally planned. As of September 1, 1998, the Company had renovated approximately 60% of its FunCenters, and may renovate additional FunCenters by the end of 1999 depending on the availability of capital. Through September 1, 1998, the Company also completed the conversion of approximately 75% of its FunCenters to permit the sale of Pizza Hut menu items and renovated approximately 25% of its locations to offer new weekday programs under the "DZU" brand name. Through September 1, 1998, the Company had incurred or committed approximately $28 million in connection with these programs, including certain excess billings from general contractors which the Company is disputing, and approximately $3 million of advance purchases for future renovation phases. The Company estimates that the cost to complete the renovation of an additional 15% of its FunCenters, excluding advanced purchases referred to above will be approximately $2 to $3 million.

         During the six months ended June 30, 1998 and 1997, cash used by operations was $1.8 million and $5.1 million, respectively, before reorganizations items. The decrease in cash used in operations was primarily attributable to increases in payables and accrued expenses in the 1998 period related to the Company's renovation program.

         At June 30, 1998, the Company had an unrestricted cash balance of approximately $0.4 million and borrowings under its Revolving Credit Facility of $7.2 million. The Company repaid all outstanding amounts under the Revolving Credit Facility in July 1998 using the proceeds from the Unit Offerings. The Company also had $13.8 million in cash and investments in the Existing Escrowed Interest Account as of June 30, 1998, which amount is dedicated to making scheduled payments of interest on the Existing Notes through August 1, 1999. As of August 31, 1998, the Company had an unrestricted cash balance of approximately $5.4 million and could borrow up to $10 million under the Revolving Senior Credit Facility (see above).

         On July 17, 1998, the Company completed a $29.5 million financing from the offerings of (i) 20,000 Note Units which consisted of $20.0 million aggregate principal amount of Private Notes and the Note Warrants, (ii) 80 Series A Preferred Stock Units which consisted of $2.0 million stated value of Series A Senior Cumulative Preferred Stock and the Series A Preferred Unit Warrants and (iii) 340 Series B Preferred Stock Units which consisted of $8.5 million stated value of Series B Cumulative Preferred Stock and the Series B Preferred Unit Warrants. Collectively, the Note Warrants and the Preferred Unit Warrants entitle the holders thereof to purchase, in the aggregate, 99.6% of the Common Stock on a fully diluted basis, before giving effect to future issuance of options under the Company's Stock Incentive Plan. The Unit Offerings resulted in net proceeds to the Company of approximately $27 million after costs and expenses which (i) were used to repay outstanding borrowings under the Revolving Credit Facility, (ii) were used to purchase $2.8 million of U.S. Treasury Securities that were placed in escrow and pledged as security for scheduled interest payments on the Notes through August 1, 1999 and (iii) are available for debt services, working capital, capital expenditures and other general corporate purposes. In addition, shares of Convertible Preferred Stock with an aggregate stated value of $1.0 million were tendered to the Company as part of the consideration paid for the Series A Preferred Stock Units, which shares were thereupon cancelled by the Company.

         If the Company continues to generate negative operating cash flow, less capital will be available for the Company's Turnaround Plan which, in turn, will adversely affect the Company's future operating results. If results of operations do not improve sufficiently to generate positive cash flow from operations, the Company will require additional financing for debt service, working capital and capital expenditures, including renovations to additional FunCenters. Historically, the cash necessary to complete the Company's capital expenditure program, fund debt service, operating losses, if any, and working capital has been provided by the Company's financing activities, including proceeds from the sale of debt and equity securities, equipment financing, and credit facilities. There can be no assurance that the Company will be able to obtain cash from any such additional financing activities. Should operating cash flow of existing FunCenters increase to a level beyond that which is needed to maintain its operations and service its outstanding indebtedness, the Company expects to use such cash to fund renovations and other capital expenditures at existing FunCenters or to build new FunCenters. If operating cash flows do not so increase, or additional capital is not raised, it is unlikely that additional FunCenters will be renovated.

Seasonality

         The Company's FunCenters experience seasonal fluctuations in their revenues, with higher revenues occurring in the first quarter of the year due to the fact that many FunCenters are located in cold weather regions where children are less likely to play outside during this time of year. In 1997, the FunCenters generated 30% of their revenue in the first quarter versus 25%, 24% and 22% in the second, third and fourth quarters, respectively. These fluctuations in revenues are primarily related to the school year and the weather.

Income Taxes

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS No. 109"), issued in February 1992. Deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance must be established for deferred tax assets if it is "more likely than not" that all or a portion of the deferred tax assets will not be realized. At December 31, 1997, the Company's deferred tax valuation allowance was equal to its net deferred tax assets because, in management's judgment, it is "more likely than not" that all of the net deferred tax assets will not be realized.

         As a result of its reorganization under Chapter 11, the Company realized discharge of indebtedness income of $332.2 million. Although this income is not taxable to the Company for federal or state purposes due to the Company's insolvency, the Company's net operating loss carryforwards ("NOLs") are reduced by a corresponding amount. In addition, as a result of the reorganization, the Company is treated as having experience an "ownership change" under Internal Revenue Code Section 382. Accordingly, the Company's ability to offset income in each post-reorganization taxable year by its then remaining NOLs and certain built-in losses (including depreciation and amortization deductions of any portion of the Company's basis in assets with built-in-losses) is limited to an amount not to exceed the aggregate value of the Company's Common Stock immediately before the change in control (taking into account the increase in value resulting from the cancellation of creditors' claims under the Plan of Reorganization) multiplied by the long-term tax-exempt rate published monthly by the Internal Revenue Service. At December 31, 1997, the Company's NOLs were approximately $178.0 million and the use of approximately $137.0 million of those NOLs was limited to approximately $4.0 million per year.

Fresh Start Reporting

         The effects of the Company's reorganization under Chapter 11 have been accounted for in the Company's financial statements using the principles required by the American Institute of Certified Public Accountants' Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("Fresh Start Accounting"). Pursuant to such principles, the Company's assets and liabilities have been restated at "reorganization value," which is defined as the value of the entity before considering liabilities on a going-concern basis following the reorganization and approximates the amount a willing buyer would pay for the assets of the Company immediately after the reorganization. The reorganization value for the Company has been determined by reference to liabilities remaining after the Effective Date plus the estimated value of total stockholders' equity of the outstanding shares of the Common Stock. The reorganization value of the Company has been allocated to the assets of the Company in conformity with the procedures specified by Accounting Principles Board Opinion No. 16, Business Combinations, for transactions reported on the basis of the purchase method of accounting.

New Accounting Pronouncements

         In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share," and SFAS No. 129, "Disclosure of Information about Capital Structure," which are effective for fiscal years ending after December 15, 1997. SFAS No. 128 simplifies the current required calculation of earnings per share ("EPS") under Accounting Principles Board No. 15, "Earnings Per Share," by replacing the existing calculation of primary EPS with a basic EPS calculation. It requires a dual presentation, for complex capital structures, of basic and diluted EPS on the face of the income statement and requires a reconciliation of basic EPS factors to diluted EPS factors. SFAS No. 129 requires disclosing information about an entity's capital structure. The Company adopted SFAS No. 128 in 1997 and experienced no material impact to the Company's EPS calculation or disclosure information.

         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. This statement established standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The new rule requires that the Company (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The Company plans to adopt SFAS No. 130 in 1998 and expects no material impact to the Company's financial statement presentation.

         Also in June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 15, 1997. This statement requires annual financial statements to disclose information about products, services and geographic areas. This statement management approach requires disclosing financial and descriptive information about an enterprise's reportable operating segments based on reporting information the way management organizes the segments for making business decisions and assessing performance. It also eliminates the requirement to disclose additional information about subsidiaries that are not consolidated. This statement may result in more information being disclosed than presently presented and require new interim information not previously presented. The Company plans to adopt SFAS No. 131 in 1998 and expects that such adoption will affect only the Company's disclosure information and not its results of operation.

Impact of Year 2000

         The Year 2000 issue is the result of computer programs that were written using two digits rather than four to define the applicable year. At the turn of the century, the Company's computer equipment and software and devices with imbedded technology that are time-sensitive may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

         The Company has undertaken various initiatives intended to ensure that its computer equipment and software will function properly with respect to dates in the Year 2000 and thereafter. For this purpose, the term "computer equipment and software" includes systems that are commonly thought of as IT systems, including accounting, data processing, and telephone/PBX systems, cash registers, scanning equipment, and other miscellaneous systems, as well as systems that are not commonly thought of as IT systems, such as alarm systems, fax machines, or other miscellaneous systems. Both IT and non-IT systems may contain imbedded technology, which complicates the Company's Year 2000 identification, assessment, remediation, and testing efforts. Based upon its identification and assessment efforts to date, the Company has completed an assessment of this situation and, during the third quarter of 1998, has begun implementing a plan to modify or replace certain portions of its software and hardware by June 30, 1999.

         The Company has both internally developed software and hardware and software purchased or licensed from third party vendors who have upgrade releases available to address the issue. The Company has also communicated with its key suppliers to determine the extent to which Year 2000 issues affect services provided to the Company.

         The Company believes that, in addition to its existing staff, the cost of its Year 2000 identification, assessment, remediation and testing efforts will be approximately $300,000 consisting primarily of previously planned hardware and software upgrades.

         The Company believes that with modifications to existing software and hardware and upgrades to existing third party vendor software, the Year 2000 issue will not pose significant operational problems for its computer systems. However, if such modifications are not made or are not completed timely, the Year 2000 issues may have a material impact on the Company's ability to operate.

         The Company has begun, but not yet completed, developing an analysis of operational problems and costs, including loss of revenues, that would be reasonably likely to result should the Company and certain third parties not complete efforts necessary to achieve Year 2000 compliance in a timely manner. A contingency plan has not been developed for dealing with the most reasonably expected worst case scenario and such scenario has not yet been clearly identified. The Company currently plans to complete such analysis and contingency planning by March 31, 1999.

                                    BUSINESS

Overview

         The Company is the leading owner and operator of pay-for-play children's entertainment centers in North America, with a national network of 200 FunCenters in 39 states, Canada and Puerto Rico, which are targeted to appeal to children ages two to 12. DZ hosted approximately 18.5 million visits by children and adults at its FunCenters in 1997. The Company also operates two entertainment centers under the "Block Party" name which are targeted to appeal to adults.

         The Company's FunCenters are designed to offer children ages two to 12 years old a unique entertainment experience while meeting their parents' needs for value and convenience. FunCenters generally are located in strip shopping centers and, to a lesser extent, in shopping malls. Through December 1997, FunCenters included: (i) "soft play" zones consisting of a series of tubes, slides, ball bins, climbing mountains, air trampolines, obstacle courses, ramps and other devices for crawling, jumping, running, swinging and climbing, all of which have been designed and constructed with an emphasis on safety; (ii) "game zones" consisting of games that award tickets redeemable for prizes; (iii) food and beverage operations; and (iv) party rooms for birthdays and other group events.

         The Company operated under the protection of Chapter 11 of the U.S. Bankruptcy Code from March 25, 1996 through the Effective Date. Throughout 1997, and on an accelerated basis since the Effective Date, the Company has implemented the Turnaround Plan, a new business strategy designed to revitalize, reposition and restore the Company's core business through (i) a broad expense reduction program, (ii) new in-store programs that feature added entertainment activities, and (iii) a refocused marketing strategy.

         Since emerging from bankruptcy and as of September 1, 1998, the Company completed renovation of approximately 60% of its FunCenters to expand and update its product offerings to include: (i) themed laser tag, (ii) arts and crafts,
(iii) promotional areas featuring changing events, and (iv) a stage area which features custom DZ programming and kid Karaoke, and creates a FunCenter focal point for character appearances and other presentations. The Company's strategy is to create a changing entertainment environment featuring cross-promotional activities with major entertainment and consumer product companies. During this period, the Company also completed the conversion of approximately 75% of its FunCenters to offer Pizza Hut brand menu items. See "-- Product Improvements" and "--New Marketing Strategies."

New Ownership and Management

         During the Company's reorganization under Chapter 11, an affiliate of Wellspring acquired a controlling interest in the Company. Wellspring recruited Scott W. Bernstein to assist in developing a new business strategy for, and to assume the role of Chief Executive Officer of the Company. Mr. Bernstein previously served as a senior executive at Time Warner, Inc. and Six Flags Theme Parks, Inc., most recently as President of Six Flags' Northeast operations, where he led a turnaround of the Six Flags Great Adventure theme park in New Jersey. Mr. Bernstein was named President and Chief Executive Officer of the Company in December 1996, and the Company has subsequently hired several other senior managers with backgrounds in the entertainment and consumer marketing industries.

Pre-Chapter 11 Reorganization

         The Company was founded in 1989 and grew from 28 locations in 1991 to a peak of 347 locations in 1994, achieving much of its growth through the acquisition of certain of its franchisees and other businesses. In 1995, the Company acquired two Block Party Stores and certain related leases from Blockbuster Entertainment Group. The Company acquired no businesses during 1996, or 1997 or the first six months of 1998.

         The Company financed its growth primarily through the issuance of debt securities. The Company's rapid expansion resulted in a loss of control over costs and quality at the store and corporate levels, which diminished customer service, reduced store operating margins and caused selling, general and administrative expenses to increase dramatically. This negatively affected the Company's overall profitability and led to a series of defaults under the Company's revolving credit facility in late 1995 and early 1996. On March 25, 1996 (the "Petition Date"), Discovery Zone, Inc. and all of its domestic subsidiaries (the "Discovery Zone Group") filed voluntary petitions for relief under Chapter 11 with the U.S. Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Under Bankruptcy Court supervision, the Discovery Zone Group continued to manage and operate its businesses as debtor in possession and developed a Plan of Reorganization (the "Plan of Reorganization") to restructure its financial affairs.

Emergence from Chapter 11; Plan of Reorganization; Exit Financing and Recent Financing

         In November 1996, the Company and Wellspring filed the Plan of Reorganization with the Bankruptcy Court. The Plan of Reorganization set forth a plan for repaying or otherwise compensating the Company's creditors in order of the relative seniority of their respective claims while maintaining the Company as a going concern. The Plan of Reorganization provided, among other things, for
(i) the payment in full of claims which arose after the Petition Date,(ii) conversion of substantially all of the Company's pre-petition liabilities into equity interests, and (iii) cancellation of all pre-petition equity interests, including the Company's then outstanding common stock. On July 18, 1997, the Plan of Reorganization was approved by the Company's creditors in each class and confirmed by the Bankruptcy Court. The Plan of Reorganization became effective and the Company emerged from Chapter 11 on the Effective Date.

         Upon emerging from Chapter 11, the Company issued $15.0 million in Convertible Preferred Stock to an affiliate of the Wafra Investment Advisory Group, Inc. ("Wafra"). The Company also issued 85,000 Existing Units consisting of $85.0 million aggregate principal amount of Existing Notes and the Existing Warrants to purchase shares of the Company's Common Stock, at an exercise price of $.01 per share. The net proceeds of the offerings of the Existing Units and Convertible Preferred Stock totaled $93.8 million. Of that amount, the Company
(i) repaid borrowings, claims and expenses incurred under Chapter 11 of $45.5 million, (ii) purchased an aggregate of $21.6 million of securities, consisting of U.S. Treasury Securities, that were placed in escrow and pledged as security for scheduled interest payments on the Existing Notes through August 1, 1999, and (iii) applied $26.7 million to finance capital expenditures and to provide for working capital and capital for other general corporate purposes. The Company also entered into a $10.0 million Revolving Credit Facility on March 31, 1998 primarily to finance working capital and for other general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

         On July 17, 1998, the Company completed a $29.5 million financing from the offerings of (i) 20,000 Note Units which consisted of $20.0 million aggregate principal amount of Private Notes and the Note Warrants, (ii) 80 Series A Preferred Stock Units which consisted of $2.0 million stated value of Series A Senior Cumulative Preferred Stock and

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



the Series A Preferred Unit Warrants and (iii) 340 Series B Preferred Stock Units which consisted of $8.5 million stated value of Series B Cumulative Preferred Stock and the Series B Preferred Unit Warrants. Collectively, the Note Warrants and the Preferred Unit Warrants entitle the holders thereof to purchase, in the aggregate, 99.6% of the Common Stock on a fully diluted basis, before giving effect to future issuance of options under the Company's Stock Incentive Plan. The Unit Offerings resulted in net proceeds to the Company of approximately $27 million after costs and expenses which (i) were used to repay outstanding borrowings under the Revolving Credit Facility, (ii) were used to purchase $2.8 million of U.S. Treasury Securities that were placed in escrow and pledged as security for scheduled interest payments on the Notes through August 1, 1999 and (iii) are available for working capital, capital expenditures and other general corporate purposes. In addition, shares of Convertible Preferred Stock with an aggregate stated value of $1.0 million were tendered to the Company as part of the consideration paid for the Series A Preferred Stock Units, which shares were thereupon cancelled by the Company.

         Cost Reduction Program

         In connection with the Company's reorganization, the Company has closed or sold 130 underperforming stores that were largely unprofitable and were unlikely to contribute to the Company's future profitability as a result of a variety of factors, including leases with uneconomical terms, unfavorable demographics, undesirable facility size or saturation of particular markets.

         The Company also implemented several initiatives to reduce annual selling, general and administrative expenses, including: (i) a substantial reduction in the Company's corporate and regional management personnel; (ii) a reduction in expenditures for corporate support functions; and (iii) the elimination of expenses related to certain discontinued operations. In addition, the Company further reduced costs through changes in labor planning, food and beverage operations, a revised birthday party reservation system and renegotiated store lease terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Comparison of Years Ended December 31, 1997 and 1996."

         The Company also established an incentive-based compensation plan tied to store profitability and service quality measures for its FunCenter and regional managers in order to create a stronger sense of ownership and accountability and to build support for the Company's business strategy among such managers.

         Product Improvements

         In 1997, the Company began implementing several programs designed to increase attendance and in-store spending.

         During the fourth quarter of 1997, the Company began an extensive FunCenter renovation program, designed to broaden their entertainment offerings, upgrade their facilities and give them a "new look" consistent with the Company's brand repositioning campaign (see below). These renovations typically include the addition of designated areas for laser tag, arts and crafts, stage events and promotional activities. As of September 1, 1998, the Company had renovated approximately 60% of its FunCenters and may renovate additional FunCenters by the end of 1999 if adequate funds are available. The Company has experienced significant delays and cost overruns in completing its renovation program.

         The Company intends to create a series of regularly changing activities and events tied in with major entertainment properties and consumer products that appeal to children using the new venues in the renovated FunCenters ("DZ Live," "Laser Adventure," the "Art Factory" and the "Cage"), as well as open space in unrenovated FunCenters. Laser tag was initially themed to "Men in Black" and is currently themed to "Godzilla," both hit motion pictures and animated television series. See "-- Current FunCenter Operations." The Company began 1998 with a

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hockey skills promotion with the National Hockey League and CCM, a leading hockey equipment brand. In April 1998, the promotion theme changed to tie into New Line Cinema's major motion picture release of "Lost in Space." During the second half of 1998, the Company began a series of promotions with Fox Kids Worldwide. See "-- New Marketing Strategy."

         In 1997, the Company entered into marketing and product agreements with Pizza Hut and Pepsi. These agreements provide for joint promotions and, the Company believes, increase the appeal and quality of its food service operations. Through September 1998, approximately 75% of the FunCenters had converted to permit the sale of Pizza Hut menu items. During the remainder of 1998, the Company expects to complete conversion of additional FunCenters to permit the sale of Pizza Hut and/or other branded food menu items.

         The Company has also sought to increase revenue by better utilizing DZ's existing facilities. To increase weekday visits, the Company developed interactive parent-child play programs for preschoolers in 1997. These programs offer tumbling, climbing, exercising and singing and are now being offered under the "Discovery Zone University" and "DZU" brand names. During the remainder of 1998, these weekday programs will be provided in approximately 25 FunCenters. Due to the start-up nature of these programs, the Company does not currently intend to expand these programs beyond the locations currently offering these programs in 1998. In the future, the Company may consider expanding these programs to additional FunCenters and to include after school programs for older children.

         New Marketing and Entertainment Strategy

         Since mid-year 1997, the Company has developed and begun to implement a new marketing strategy consisting of several components:

         o Reposition and relaunch "New DZ" brand -- Building on its revamped product offerings, the Company is reintroducing itself as the "New DZ." Through a combination of local and national public relations and a new advertising campaign, the Company is repositioning itself from a children's indoor playground venue to a children's entertainment center.

         o Reorient marketing to regional and local focus -- During the second half of 1998, the Company has begun to reorient its marketing efforts to focus on local and regional marketing and advertising programs with a national "overlay."

         o Form strategic marketing partnerships -- The Company is establishing cross-promotional alliances with local and regional businesses, such as supermarkets, convenience stores and malls, as well as national promoters in the toy, television, film and consumer product industries.

         As part of its ongoing marketing efforts, the Company's strategy is to target two subsegments of the Kids Markets; kids ages six to 12 ("Core Target") and pre-schoolers. The Core Target will be the primary focus of in-store entertainment programs. Separately, a specific programming calendar will be aimed at the younger children, called DZ "Jr." Given the strong interest and efforts of entertainment companies in both these age groups, the Company believes this strategy will create even broader tie-in opportunities.

         Due to its national market presence and the strength of its brand name, the Company believes that it is well positioned to act as a platform for other promotional and product "tie-ins" with children's entertainment and consumer product companies, which should give the Company access to a wide variety of joint marketing, cross-promotional and in-store entertainment opportunities. In addition to the Pizza Hut and Pepsi agreements referred to above, during 1997

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and the first half of 1998, the Company entered into promotional arrangements with Fox Kids Worldwide, Cartoon Network, Hasbro, Columbia Tri-Star, New Line Cinema, the National Hockey League, CCM, the Worldwide Wrestling Federation, Welches, Oscar Mayer and the Nabisco Foods Group.

         The Company is negotiating with a number of other possible promotional partners in the toy, television, film and consumer product industries and expects to continue to pursue such arrangements in the future. The Company believes that such alliances will provide significant marketing support and theme-based promotions to periodically refresh its product offerings and to stimulate repeat customer visits on a cost-effective basis.

Industry Overview

         Demographics

         There are more than 54 million children under the age of 13, with approximately 35 million children between the ages of five and 13. "Baby Boomer" families (parents born between 1946 and 1965) are expected to contribute to an increase in DZ's target market over the next four years. By the year 2000, there are expected to be approximately 55 million children under the age of 13, including approximately 36 million between the age of five and 13 (representing annualized growth rates for these groups of approximately 0.2% and 0.4%, respectively).


                          U.S. POPULATION BY AGE GROUP
                                 (IN THOUSANDS)

                      UNDER 5           FIVE TO UNDER 13          TOTAL UNDER 13
                 ---------------  ----------------------------  ----------------

      1995            19,591                34,384                   53,975
      2000            18,987                36,043                   55,030
      2005            19,127                35,850                   54,977
      2010            20,012                35,605                   55,617

----------------
Source:  Mid-range of U.S. Bureau of the Census estimates.

         Competition

         The Company competes against a wide variety of concepts vying for family leisure time and entertainment spending. These competing concepts encompass a broad spectrum of entertainment opportunities, including family entertainment centers, theme parks, movie theaters and other in-home and out of home entertainment activities. DZ is part of the children's entertainment center segment of the industry, which includes admissions-based, or pay-for-play, recreational and soft play centers that target children ages two to 12.

         The pay-for-play children's entertainment center industry is highly fragmented and consists largely of local "mom and pop" stores, small regional chains and local non-profit organizations that provide pay-for-play indoor soft play facilities. The Company believes that it pioneered this concept when it built its first FunCenter in 1989. While several national competitors, such as Leaps and Bounds, subsequently emerged, the Company purchased many such competitors in an attempt to consolidate the market. The Company's future revenues will depend to a significant extent upon its

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



ability to respond to changes in consumer tastes. The performance of individual FunCenters may be affected by a variety of local factors such as the location of competing facilities, labor and employee benefit costs and the availability of experienced management and hourly employees.

         New competitors may include The Walt Disney Company, which has a family entertainment concept in two locations and has announced plans to open additional store locations. DZ also competes to some extent against certain children's themed restaurant chains, which provide ancillary entertainment offerings and merchandise in addition to food and do not charge admission fees. Such competitors include ShowBiz Pizza Time, Inc., the operator and franchiser of approximately 300 "Chuck E. Cheese" restaurants in the United States, and, to a lesser extent, certain franchisees of McDonald's Corporation that operate indoor playgrounds at a number of locations. These restaurants differ from DZ in that they do not charge for admission and are focused on food as their primary attraction and source of revenue. Certain of these competitors have longer operating histories, substantially greater name recognition and/or more extensive financial, technical, marketing, sales and distribution resources.

         To a more limited extent, the Company competes against indoor/outdoor family entertainment centers, including theme parks, and other themed restaurant chains. These destinations offer an entertainment experience centered around attractions such as miniature golf, water rides, go-carts and video arcade games. Theme parks provide a variety of thrill rides, redemption games and other entertainment attractions. Such facilities generally require more travel and have higher prices than FunCenters. Themed restaurants have grown in popularity in recent years and include chains such as Planet Hollywood and Rainforest Cafe. The generally older and/or broader age group focus of each of these concepts and the differing nature of their product offerings limit the extent to which they compete against the Company.

Current FunCenter Operations

         The current FunCenters are indoor pay-for-play entertainment centers for children. Adults are not permitted entry without a child. The Company encourages the participation of parents and other accompanying adults, and play equipment is constructed to allow them to play along with their children.

         A typical FunCenter is approximately 12,000 to 17,000 square feet and contains the following special features:

o An indoor playground composed of a series of tubes, slides, ball bins, climbing mountains, air trampolines, obstacle courses, ramps, stairs and other devices for crawling, jumping, running, swinging and climbing.

o A separate area for toddlers but on a smaller scale. In renovated FunCenters, this area is called the "DZ Jr." play area. Access to this play area is limited to children under a specified height, which provides younger children their own, less boisterous play area.

o Food and beverage operations which, in most cases, feature a selection of Pizza Hut menu items and Pepsi beverage products.

o A game zone, featuring activities and games which children are awarded tickets for play and, to a more limited extent, video games. Tickets can be redeemed for a variety of small toys and prizes.

o Three to five party rooms that can be reserved for birthdays or other group events. FunCenters offer a variety of packages that combine a celebration in the party room, including cake and other and beverage services, with access to the entire FunCenter and tokens for use in the game zone for each child attending a party.


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



o A redemption counter where awards for games are redeemed, as well as Discovery Zone apparel, toys and products are sold.

         Renovated FunCenters also contain the following features:

o A laser tag area called "Laser Adventure" which features a maze of interactive targets which are themed to major entertainment properties.

o An arts and craft room called the "Art Factory," featuring regularly changing arts and crafts projects.

o A 1,000 to 1,400 square foot promotional area called the "Cage," featuring a series of changing activities and events.

o A stage area called "DZ Live," featuring custom DZ Video programming and kid Karaoke. The stage area represents a FunCenter focal point where the Company can present public relation appearances, costume characters, storytelling, puppet shows, a talent contest and other appearances.

         DZ currently targets children 12-years old and younger, with the highest concentration of visitors being one to eight-years old. With its revamped product offerings, the Company hopes to attract a larger portion of the eight-to twelve-year-old market population.

         FunCenters are designed and constructed with an emphasis on safety and security. At each FunCenter, an identification bracelet is attached to each child and matched at the exit with an identical bracelet given to the accompanying adult. In addition, the entrance and exit at each FunCenter are monitored for security purposes. At all FunCenters, play area equipment is equipped with protective cushions and padding, and "coaches" are available to assist children through play activities. All FunCenters prohibit smoking and maintain high cleanliness standards.

         FunCenters charge a general admission fee for each child, with prices ranging from $3.99 to $8.99, depending on age, location and whether the FunCenter has been renovated. The Company also offers discounted admission fees for groups and birthday parties. Adults accompanying children are admitted without charge. Typical hours of operation for FunCenters extend from 11:00 a.m. to 7:00 p.m., Sunday to Thursday, and 10:00 a.m. to 9:00 p.m. on Friday and Saturday. The Company generates most of its weekly revenue on weekends.

Intellectual Property

         The names "Discovery Zone" and "DZ" and the Company's logo are registered trademarks and service marks in the United States for a variety of goods and services offered at the FunCenters. The Company has registered and/or is in the process of registering its names and/or logo in the following foreign countries: Australia, Belgium, Brazil, Canada, France, Germany, Hong Kong, Italy, Japan, Mexico, South Korea, Spain and the United Kingdom. The Company considers these intellectual property rights material to its business and actively defends and enforces them.

Insurance

         The Company carries customary insurance coverages, including primary commercial liability insurance with limits of $1 million per occurrence and $2 million in the aggregate, and umbrella and excess policies aggregating $100 million per occurrence and in the aggregate, which policies are available after the Company has paid or become legally obligated to pay $100,000 or $250,000 per claim, depending upon the policy year. When the Company's aggregate

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



indemnity and expense amounts in any policy year exceed an aggregate of $2.5 million, the Company's trailing self-insured retention is reduced to $10,000 or $25,000 per occurrence, depending upon the policy year. The Company believes that it carries adequate insurance coverage for its business activities. However, there can be no assurance that such coverage will prove to be adequate or will continue to be available to the Company. In the event that such coverage proves to be inadequate, such event may have a material adverse effect on the financial condition or results of operations of the Company. Claims paid to date have been within amounts accrued by the Company using historical data based on prior experience.

Regulation

         The Company is subject to various federal, state and local laws and regulations affecting operations, including those relating to the use of video and arcade games, the preparation and sale of food and beverages and those relating to building and zoning requirements. The Company is also subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. Difficulties or failures in obtaining required licenses or other regulatory approvals could delay or prevent the opening of a new FunCenter, and the suspension of, or inability to renew, a license or permit could interrupt operations at an existing FunCenter.

Employees

         At September 1, 1998, the Company had approximately 5,400 full and part-time employees, including those employed at its corporate headquarters, regional offices and Company-owned FunCenters. A typical Discovery Zone FunCenter has a staff of between 20 and 40 employees, including managers, counter attendants, coaches and party hosts, most of whom are part-time. The Company's employees are not represented by any labor union or covered by a collective bargaining agreement. The Company believes its relationship with its employees to be good.

Properties

         The Company currently operates 200 FunCenters in 39 states, Canada and Puerto Rico. The Company also operates two Block Party stores. Approximately 80% of the Company's FunCenters are located adjacent to, or are part of, major shopping centers or strip shopping centers with large parking capacity. The following chart shows a breakdown of the Company's FunCenters by location:

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                        Number of                                   Number of
Location               Fun Centers          Location               Fun Centers
--------               -----------          --------               -----------
Alabama..........................4           New Jersey.......................8
Arizona..........................1           New Mexico.......................1
California..................... 20           New York........................16
Colorado.........................4           North Carolina...................2
Connecticut......................2           Ohio............................10
Delaware.........................1           Oklahoma.........................3
Florida.........................10           Oregon...........................2
Georgia..........................6           Pennsylvania.....................9
Hawaii...........................1           Rhode Island.....................1
Idaho............................1           South Carolina...................2
Illinois.........................5           Tennessee........................4
Indiana..........................8           Texas...........................20
Iowa.............................1           Utah.............................1
Kansas...........................2           Virginia.........................8
Kentucky.........................2           Washington.......................2
Louisiana........................4           Wisconsin......................  5
Maryland.........................6                                          ---
Massachusetts....................6           Total United States............192
Michigan.........................5           Canada.......................... 5
Minnesota........................2           Puerto Rico......................3
Mississippi......................1
Missouri.........................5           Total..........................200
Nevada...........................1                                          ===
                                             The Block Party Stores are located
                                             in Indiana and New Mexico.

         Fourteen of the sites on which the FunCenters operate are owned by the Company and are subject to mortgages and security interests held by McDonald's (the McDonald's Rent Deferral Secured Notes and the McDonald's Secured Note (collectively, the "McDonald's Obligations")). The Company currently leases all but one of the remaining FunCenter sites. The Company believes that it could find alternative space at competitive market rates if it were unable to renew the lease on any of the Company-owned FunCenter sites. In the future, the Company may from time to time purchase real estate for sites for the construction of new FunCenters.

         The Company currently holds four parcels of undeveloped land which it intends to sell, of which three parcels secure the McDonald's Obligations. The proceeds of sales of collateral securing the McDonald's Obligations, if any, are required to be applied first to accrued interest on the McDonald's Obligations, then to a reduction of principal on the McDonald's Secured Note and then to principal of the McDonald's Rent Deferral Secured Notes. Future principal payments on the McDonald's Secured Notes will be reduced to the extent of the reduction of the outstanding principal balance (i.e., a 50% reduction in the outstanding principal balance would reduce future principal payments by 50%).


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



         The Company entered into a lease, commencing October 1, 1997, for approximately 10,000 square feet of office space in the Plantation, Florida area at which to locate its finance, purchasing, management information systems and other administrative functions. The Company relocated to this space in January 1998. On October 31, 1997, the Company entered into a sublease for approximately 6,500 square feet of office space through June 30, 2001 for its executive offices in Elmsford, New York and relocated to this space in November 1997.

Legal Proceedings

         In November 1996, the Company filed the Plan of Reorganization with the Bankruptcy Court and a related disclosure statement. The Plan was confirmed by the Bankruptcy Court on July 18, 1997 and became effective on July 29, 1997, at which time the Company emerged from Chapter 11. Substantially all of the claims against the Company relating to pre-petition causes of action were discharged on the Effective Date.

         The Company is involved in litigation from time to time in the ordinary course of its business. In the opinion of the Company, any liability that may be incurred upon the resolution of certain claims and lawsuits in which the Company is involved at this time will not, in the aggregate, exceed the limits of the Company's insurance policies or otherwise have a material adverse effect upon the financial condition or results of operations of the Company.


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



                                   MANAGEMENT


Directors and Executive Officers

         The following table sets forth the names and ages as of September 1, 1998 of the executive officers and directors of the Company and the positions they hold.


Name                       Age                          Position
----                       ---                          --------
Scott W.  Bernstein.....   38    Chief Executive Officer, President and Director
Christopher Cuneo.......   41    Vice President, Corporate Services
Chet Obieleski..........   55    Chief Operating Officer
Sharon L.  Rothstein....   41    Senior Vice President, Marketing and
                                 Entertainment
Robert G.  Rooney.......   41    Senior Vice President, Chief Financial and
                                 Administrative Officer
Jeffrey Sasson..........   45    Senior Vice President, Retail and Corporate
                                 Services
Terrance Shindle........   51    Vice President of Store Operations
Andrew M.  Smith........   45    Vice President, Real Estate, General Counsel
                                 and Secretary
Leighton J.  Weiss......   46    Vice President and Controller
Martin S.  Davis........   71    Director
David L. Eaton..........   45    Director
Greg S.  Feldman........   42    Director
Jason B. Fortin.........   27    Director
David J. Kass...........   39    Director
Mary McGrath............   40    Director
L.G.  Schafran..........   60    Director
Christopher R.  Smith...   34    Director
Paul D.  Kurnit.........   49    Director


Background of Directors and Executive Officers

         Set forth below is a brief description of the business experience of the executive officers and directors of the Company.

         Mr. Bernstein has been Chief Executive Officer and President of the Company since December 1996 and was elected as a director in July 1997. Mr. Bernstein was hired by Wellspring in June of 1996 to assist with formulation of the Plan of Reorganization and to assume the role of Chief Executive Officer of the Company. From August 1994 until June 1996, Mr. Bernstein served as President of the Northeast operations of Six Flags, which included Six Flags Great Adventure and Six Flags Wild Safari Animal Park. From April 1992 until August 1994, Mr. Bernstein served in the following roles: (i) Senior Vice President of Time Warner Enterprises, a strategic business development unit of Time Warner Inc.; (ii) Senior Vice President and General Counsel of Six Flags; and (iii) Senior Vice President, chief administrative and legal officer of Six Flags.

         Mr. Cuneo has been Vice President, Corporate Services of the Company since August, 1998. From November 1997 until May 1998, Mr. Cuneo was Corporate Director of Loss Prevention and Labor Planning for Six Flags Theme Parks Inc. From November 1995 to November 1997, Mr. Cuneo was Vice President of Retail Operations for Six Flags Northeast operations. From November 1979 to July 1995, Mr. Cuneo held several positions at Toys R Us, including Director of Labor Planning and Loss Prevention, International Division, District Manager and Store Director.

         Mr. Obieleski has been Chief Operating Officer of the Company since August 1998. From October 1997 until June 1998, Mr Obielski served as Chief Operating Officer and Chief Financial Officer of AIG Designs, a major importer of casual furniture. From 1990 unitl 1996, Mr. Obielski served as Executive Vice President of Britches of Georgetown, a national specialty menswear chain with 120 stores. From 1987 until 1989, Mr. Obielski served as Senior Vice President Finance and Operations of Sterns, a major department store chain in the New York and New Jersey markets.

         Ms. Rothstein has been Senior Vice President, Marketing and Entertainment of the Company since March 1997. From April 1996 until March 1997, she was Vice President -- New Business at Nabisco. From 1987 until April 1996, she held several positions at Nabisco, including Senior Director -- New Business, Director -- Business Marketing, Product Manager -- Ritz, Product Manager -- New Products and Product Manager -- Snack Crackers.

         Mr. Rooney has been Senior Vice President, Chief Financial and Administrative Officer of the Company since February 1997. From March 1994 until September 1996, Mr. Rooney served as Chief Financial Officer of Forschner Enterprises, a venture capital group, and from September 1992 to February 1994, Mr. Rooney served as a director and consultant on behalf of various investors and investment funds affiliated with Forschner Enterprises. From 1989 through 1992, Mr. Rooney served as Managing Director and Chief Financial Officer of The Signature Group, a merchant banking group specializing in troubled real estate. From 1986 through 1989, he served as Senior Vice President, Chief Financial Officer and Treasurer of Imagine Entertainment, Inc., a publicly held film and television production company. Mr. Rooney is a certified public accountant.

         Mr. Sasson joined the Company as Senior Vice President, Retail and Corporate Services in August 1998. From December 1996 until April 1998, Mr. Sasson served as Corporate Vice President of Food Services at Six Flags Theme Parks, Inc., a Time Warner Company. From May 1990 until December 1996, Mr. Sasson worked for Service America Corporation and Compass Groups USA, both national contract service companies. During that time, Mr. Sasson was employed by Canteen Corporation, a T.W. Services Company, in several capacities including District Manager and Assistant Regional General Manager.

         Mr. Shindle joined the Company as Regional Director of West Coast Operations in February 1998 and has been Vice President of Company Operations since April 1998. From October 1995 to November 1997, Mr. Shindle was a Regional Partner with BC Detroit and Boston West California, two franchisee's of Boston Chicken, Golden Colorado. From June 1993 to August 1995, he served as Executive Vice President of Midwest Operations and, from April 1985 to June 1993, served as Vice President of West Coast Operations for Bakers Square Restaurants, a division of Vicorp Restaurants, Denver Colorado.

         Mr. Smith joined the Company as Vice President--Real Estate, General Counsel and Secretary in October 1997 and has served as Secretary since November 1997. From June 1996 to October 1997, Mr. Smith served as a Managing Director of Alpine Consulting, a real estate consulting firm. From January 1995 to May 1996, he served as the Vice President--Operations and as a director of Influence, Inc., a medical device manufacturer. From 1986 to 1994, Mr. Smith was a real estate partner with Weil, Gotshal & Manges LLP, an international law firm.

         Mr. Weiss has been Controller of the Company since 1996 and in 1997 he was named Vice President of Finance. He joined the Company in July 1995, serving as Assistant Controller. Mr. Weiss held various positions as a controller or finance manager within the music division of Blockbuster Entertainment from January 1994 through June 1995. Prior to that, he served as Controller and Director of Accounting for Sound Warehouse, Inc. from October 1988 to January 1994. Prior to joining Sound Warehouse, Inc., Mr. Weiss held various positions for Arthur Andersen LLP, where he achieved the position of manager in the audit and financial consulting division. Mr. Weiss is a certified public accountant.

         Mr. Davis was elected as a director of the Company in July 1997. Mr. Davis has been a managing partner of Wellspring Associates L.L.C. since January 1995. Prior to founding Wellspring, Mr. Davis served as Chairman and Chief Executive Officer of Gulf + Western Industries, Inc. and its successor company, Paramount Communications, Inc., from 1983 to 1994. Mr. Davis is a member of the Board of Directors of Lionel L.L.C., National Amusements, Inc., the parent company of Viacom Inc. and SLM International, Inc.

         Mr. Eaton was elected as a director of the Company in August 1998, as one of the Noteholder Representatives in accordance with the terms of the Stockholders' Agreement. Mr. Eaton is currently Vice President -- Member Services at Attorneys' Liability Assurance Society, Inc. ("ALAS"), a risk retention group, which he joined in 1997. At ALAS, Mr. Eaton's responsibilities include shareholder relations, marketing, new product development and strategic planning. From 1991 to 1997, Mr. Eaton was a partner in the law firm of Kirkland & Ellis in Chicago, concentrating in complex finance and reorganization matters. Prior to joining Kirkland & Ellis, Mr. Eaton was the senior workout/bankruptcy counsel for Continental Bank N.A.

         Mr. Feldman was elected as a director of the Company in July 1997. Mr. Feldman has been a managing partner of Wellspring since its inception in January 1995. From September 1990 until January 1995, he was a vice president in charge of acquisitions at Exor America Inc. (formerly IFINT-USA Inc.), the U.S. investment arm of the Agnelli Group. From September 1988 until September 1990, Mr. Feldman was vice president and company-founder of Clegg Industries, Inc., and investment firm. Mr. Feldman is a member of the Board of Directors of Lionel L.L.C., SLM International, Inc. and Chartwell Re Corporation.

         Mr. Fortin was elected as a director of the Company in August 1998. Mr. Fortin is a Vice President of Wellspring which he joined in March 1995. Prior to joining Wellspring, he had been an associate in the corporate finance department of Donaldson, Lufkin & Jenrette Securities Corporation since 1992.

         Mr. Kass was elected as a director of the Company in August 1998. Mr. Kass is the Chief Financial Officer of Wellspring which he joined in November 1997. From July 1995 to July 1997, Mr. Kass was a Vice President and Chief Financial Officer of CW Group, an early stage healthcare venture capital group. While at CW Group, Mr. Kass was actively involved in the management of several portfolio companies, including CareAdvantage, Inc., a public managed care company, where he served as interim president from July 1996 to April 1997. For six years prior to joining CW Group, Mr. Kass was a director and senior executive of Genetrix, Inc., a genetic services organization.

         Ms. McGrath was elected as a director of the Company in August 1998, as one of the Noteholder Representatives in accordance with the terms of the Stockholders' Agreement. Ms. McGrath is currently a sales manager at Random House, Inc., which she joined in 1991. From 1987 to 1991, Ms. McGrath was a regional sales director and a national chain sales manager at Time Warner, Inc. From 1985 to 1987, Ms. McGrath was a promotions director at Chas. Levy Co., a wholesale distributor of magazines and books.

         Mr. Schafran was elected as a director of the Company in July 1997. Mr. Schafran has been a managing general partner of L.G. Schafran & Associates, a real estate and development firm, since 1984. Mr. Schafran is a member of the Board of Directors of several companies, including Comsat Corporation, Publicker Industries, Inc. and Kespar A.S.L., Inc., Chairman of the Board of Directors of Delta-Omega Technologies, Inc. and a trustee of National Income Realty Trust.

         Mr. Smith was elected as a director of the Company in July 1997. Mr. Smith joined Wafra in 1992, where he is a Managing Director. From 1990 until 1992, Mr. Smith served as a Vice President of Kouri Capital Group, Inc., a merchant bank providing, among other things, privatization advisory service. Prior to joining Kouri Capital Group, Mr. Smith served as Assistant Vice President of Direct Equity Investment at Lambert Brussels Capital Corporation and, prior to that, as a Corporate Loan Officer at First Union National Bank.

         Mr. Kurnit was appointed as director in accordance with the terms of the Plan as representative of the committee of pre-petition unsecured creditors of the Company. He will serve for a term of three years through July 2000. Mr. Kurnit's appointment was approved by the Bankruptcy Court at the confirmation hearing. Mr. Kurnit has been President of Griffin Bacal Inc. ("Griffin Bacal") since 1988.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the Commission. Officers, directors and greater than 10% shareholders also are required by rules promulgated by the Commission to furnish the Company with copies of all Section 16(a) forms they file.

         The Company is currently working with its officers, directors and greater than 10% shareholders to ensure full current and future compliance with the reporting requirements of Section 16(a). The Company has recently assisted each of its officers and directors and Birch Holdings, L.L.C. in the filing of a delinquent Form 3. In addition, the three executive officers granted stock options in 1997 did not timely file a Form 5 to report such grants.

Executive Compensation

         The following table and discussion summarize the compensation earned by the two individuals who have served as the Company's Chief Executive Officer during the year ended December 31, 1997, and the other four most highly compensated executive officers of the Company who earned more than $100,000 in salary and bonuses (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during the three years ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE



                                                                                                 Long-Term
                                                                                                Compensation
                                                                                                   Awards
                                                                                                 Number of
                                                 Annual Compensation                             Securities
                        --------------------------------------------------------------------- ----------------

                                                                                 Other
                                                                                 Annual          Underlying          All Other
                                                                               Compensation       Options/           Compensation
          Name                Position       Year     Salary ($)   Bonus ($)       (1)$             SARs                 ($)
-------------------------  --------------- -------- ------------- ---------- ---------------- ---------------- --------------------
Scott W.  Bernstein(2)..   President/CEO    1997       416,667      200,000           37,862        357,845              --
                                            1996        30,204           --               --             --              --
Donna R. Moore..........   President/CEO    1997       115,962           --              900             --         300,000
                                            1996       412,500           --               --             --           2,699(4)
                                            1995       145,594      150,000               --             --         26,224(4)
Robert G.  Rooney(2)....      SVP--CFO      1997       185,000       45,000            4,615         89,500         75,000(5)
                                            1996         8,538           --               --             --              --
Sharon L.  Rothstein(2)    SVP--Marketing   1997       185,000       75,000            4,615         89,500              --
 ........................
Leighton J.  Weiss......     VP--Finance    1997       126,969       12,000               --             --         50,000(5)
                                            1996       115,987       23,356               --             --              --
                                            1995        41,887       17,756               --             --              --
Stan Gerasimczyk........      VP--Store     1997       147,115       12,500            2,400             --         30,000(5)
                             Operations

---------------------------
(1)   Represents payments made by the Company for auto allowances and other perquisites pursuant to employment contracts.
(2)   Mr. Bernstein, Mr. Rooney and Ms. Rothstein became executive officers of the Company in December 1996, February 1997 and
      April 1997, respectively.
(3)   Ms. Moore held a nominal title of President and Chief Executive Officer through the Confirmation Date in order to avoid the need for Bankruptcy Court approval in the event the Plan was not approved by the Company's creditors, in which case Mr.
      Bernstein would have ceased to serve as President and Chief Executive Officer of the Company. Ms. Moore was paid her salary through February 1997 and received severance pay of $300,000 upon the Company's emergence from Chapter 11.
(4)   Represents reimbursement for relocation expenses.
(5)   Represents a one-time bonus awarded by the Company in recognition of efforts in connection with the reorganization of the
      Company and its successful emergence from Chapter 11.

Option and SAR Grants in Fiscal Year 1997



                                                                                            Potential Realizable
                                                                                              Value at Assumed
                                                                                           Annual Rates of Stock
                                                                                           Price Appreciation for
                                                                  Individual Grants           Option Term (2)
                                                            ------------------------------ ------------------------

                           Number of        % of Total
                          Securities       Options/SARs         Exercise or
                          Underlying        Granted to           Base-Price
                         Options/SARs      Employees in            ($/Sh)       Expiration
         Name               Granted         Fiscal Year             (1)            Date        5%($)       10%($)
------------------------ ---------------- ----------------- ------------------- ---------- ----------- ------------

Scott W.  Bernstein....         357,845        66.7%              11.88           7/31/07   2,673,556    6,775,315
Robert G.  Rooney......          89,500        16.7%              11.88           7/31/07     668,678    1,694,563
Sharon L.  Rothstein...          89,500        16.7%              11.88           7/31/07     668,678    1,694,563

------------------

(1) The exercise price of each of the Company's outstanding stock options equals the fair market value of the Common Stock on the date of grant, which the Company reasonably believed to be $11.88, based on the opening book value of the total equity of the Company on a fully diluted basis as of July 31, 1997, as determined by Fresh Start Accounting.
(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the Company's stock options immediately prior to the expiration of their terms assuming the specified compounded annual rates of appreciation (5% and 10%) on the Common Stock over the term of the options. These assumptions are based on rules promulgated by the Commission and do not reflect the Company's estimate of future stock price appreciation. Actual gains, if any, on the stock option exercises are dependent on the timing of such exercise and the future performance of the underlying Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder. As a result of the warrants issued in the Unit Offerings, the percentage ownership of these officers has been substantially diluted. See "Principal Shareholders."


Option and SAR Exercises in Fiscal 1997 and Year-End Option and SAR Values



                                                      Number of Securities
                                                           Underlying
                                                           Unexercised              Value of Unexercised
                            Shares                        Options/SARs            In-the-Money-Options/SARs
                          Acquired on     Value             at FY-End 1997           at-FY-End-1997-($)
          Name             Exercise     Realized     Exercisable/Unexercisable  Exercisable/Unexercisable(1)
------------------------ ------------- ----------- ---------------------------- -----------------------------
Scott W. Bernstein......      --         16.7%         0/357,845                        7/31/07
Robert G. Rooney........      --         16.7%          0/89,500                        7/31/07
Sharon L.  Rothstein....      --         16.7%          0/89,500                        7/31/07
Donna R. Moore..........      --         16.7%          0/89,500                        7/31/07
Leighton J. Weiss.......      --           --              --                              --

-----------------------
(1) The Company's Common Stock was not publicly traded on December 31, 1997. The Company reasonably believes that the stock options granted to Mr. Bernstein, Ms. Rothstein and Mr. Rooney in 1997 were not in-the-money at December 31, 1997.

Committees of the Board of Directors

         None.

Compensation of Directors

         The Directors do not receive any fee for their services, except for those Directors that are Noteholder Representatives who receive compensation of $3,000 per quarter. All Directors are reimbursed for all out-of-pocket expenses incurred in connection with attending meetings of the Company's Board of Directors.

Employment Agreements

         On July 21, 1997, the Company entered into an employment agreement with Mr. Bernstein providing for his continued employment as Chief Executive Officer, President and Director. The agreement with Mr. Bernstein expires on January 1, 2001. The agreement provides for an annual base salary of $440,000 per year, with annual increases of $40,000 beginning January 1, 1998. In addition, the agreement provides an annual bonus, equal to 2.0% of the Company's earnings before interest, taxes, depreciation and amortization expenses. The agreement also provides for the reimbursement of certain business related expenses.

         On August 1, 1997, the Company entered into an employment agreement with Ms. Rothstein providing for her employment as Senior Vice President, Marketing and Entertainment. The agreement with Ms. Rothstein expires on December 31, 2000. The agreement provides for an annual base salary of $185,000 (plus performance bonuses based on the achievement of certain objectives).

         On August 1, 1997, the Company entered into an employment agreement with Mr. Rooney providing for his employment as Senior Vice President, Chief Financial Officer and Administrative Officer. The agreement with Mr. Rooney expires on December 31, 2000. The agreement provides for an annual base salary of $185,000 (plus performance bonuses based on the achievement of certain objectives).

Committee Interlocks and Insider Participation

         The Company's Board of Directors does not currently have a compensation committee. The Company's Board of Directors determines all executive compensation matters. Mr. Bernstein serves as a director on the Board of Directors and as Chief Executive Officer and President of the Company.

Stock Incentive Plan

         All of the Company's option plans and equity securities in existence prior to the Effective Date were canceled pursuant to the Plan. The Company adopted the 1997 Stock Incentive Plan in connection with the Plan. Pursuant to their respective employment agreements, the Company granted to Mr. Bernstein, Ms. Rothstein and Mr. Rooney options to purchase 357,485 shares, 89,500 shares and 89,500 shares, respectively, of the Company's Common Stock at an exercise price of $11.88 per share. One-third of such options vested on January 1, 1998. One-third of such options will vest on January 1, 1999 and the remaining one-third will vest on January 1, 2000. In addition, such options vest in their entirety upon the incurrence of a "Change of Control." The Board of Directors of the Company may amend or modify the Stock Incentive Plan at its discretion in accordance with the Company's Certificate of Incorporation and By-laws. The Stock Incentive Plan terminates ten years after the Effective Date. Shares of Common Stock subject to the Stock Incentive Plan may represent up to a maximum of 10% of the outstanding shares of Common Stock after giving effect to the issuance of the Ten Year Warrants and the Warrants. The Company has reserved

715,692 shares of Common Stock for issuance under this Stock Incentive Plan. The Company intends to increase the amount of shares of Common Stock subject to the Stock Incentive Plan to represent up to a maximum of 10% of the outstanding shares of Common Stock after giving effect to the Ten Year Warrants, the Existing Warrants, the Note Warrants and the Preferred Unit Warrants. In the first quarter of 1998, the Company awarded options to purchase approximately 150,000 shares to certain other management employees.

         The Stock Incentive Plan is administered by the Board of Directors and provides for the grants to eligible officers and employees of "Incentive Stock Options" or "NonQualified Stock Options" (together, the "Stock Options"), or both, to purchase shares of the Common Stock at no less than its fair market value at the date of grant, in any such case subject to the discretion of the Board of Directors. Pursuant to the Stock Incentive Plan, the Board of Directors may also grant Stock Appreciation Rights (as defined therein). The Board of Directors will fix the term of each Stock Option. However, no Incentive Stock Options will be exercisable more than ten years after the date of grant. Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company and, for a limited time, upon the death, disability or retirement of the optionee. No Stock Option will be transferable by the optionee other than by will, by the laws of descent and distribution, or, in the case of a NonQualified Stock Option, as permitted under the applicable option agreement. The Company may repurchase a portion of the shares of Common Stock upon exercise of the Stock Options. The Stock Incentive Plan allows an option holder to demand cash for his or her option upon a Change of Control (as defined therein) of the Company.

         The Stock Incentive Plan also provides for grants of Restricted Stock (as defined therein). The Board of Directors may designate an award of Restricted Stock (an "Award") which vests upon the attainment of certain specified performance goals set by the Board of Directors. Prior to the letter of expiration of the applicable restricted period and attainment of such performance goals, a participant may not sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock other than to pledge the Restricted Stock as security for a loan to provide funds to pay the exercise price for the Stock Options. Holders of Restricted Stock will have all of the rights of a stockholder of the Common Stock. Any Restricted Stock must be forfeited upon termination of employment.

         The Stock Incentive Plan also provides for grants of Performance Units (as defined therein). The Board of Directors may designate an award of Performance Units and may condition any settlement thereof upon attainment of specified performance goals. Performance Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the award cycle. Upon achievement of such performance goals, the Board of Directors will deliver to the participant either shares of Common Stock equal to the number of Performance Units or cash equal to the fair market value of such number of shares of Common Stock.

                             PRINCIPAL STOCKHOLDERS


         The following tables set forth certain information concerning the beneficial ownership of shares of Common Stock (all of which is Voting Common Stock) on August 30, 1998 (the "Table Date"), by: (i) each stockholder known by the Company to beneficially own more than 5% of the outstanding Common Stock;
(ii) each of the Company's executive officers; (iii) each of the Company's directors; and (iv) all directors and executive officers of the Company as a group.


                                                           SHARES OF
                                                          BENEFICIALLY
                                                             OWNED
                                                             COMMON             PERCENT BENEFICIALLY
BENEFICIAL OWNER                                           STOCK (1)                  OWNED (1)
------------------------------------------------------ -------------------      ---------------------

Birch Holdings L.L.C.  (2)...........................         513,615,830               99.6%(3)
Birch Acquisition L.L.C. (2) ........................         513,615,830               99.6 (3)
Martin S. Davis (2)..................................         513,615,830               99.6 (3)
Greg S. Feldman (2)..................................                  --                --
Douglas W. Rotatori (2)..............................                  --                --
Jason B. Fortin (2)..................................                  --                --
David J. Kass (2)....................................                  --                --
L.G. Schafran (2)....................................                  --                --
Wafra Investment Advisory Group, Inc.,
  or its designee (4)................................         171,645,581               28.6
Christopher R. Smith (5).............................                  --                 (9)
Jeffries & Company, Inc. (6) ........................          85,266,699               16.5
Paul D. Kurnit (7)...................................              48,931                 (9)
Scott W. Bernstein (8)...............................             119,282                 (9)
Robert G. Rooney (8).................................              29,833                 (9)
Sharon L. Rothstein (8)..............................              29,833                 (9)
Christopher Cuneo....................................                  --                --
Chet Obieleski.......................................                  --                --
Jeffrey Sasson.......................................                  --                --
Terrance Shindle.....................................                  --                --
Andrew M. Smith......................................                  --                --
Leighton J. Weiss....................................                  --                --
David L. Eaton.......................................                  --                --
Mary McGrath.........................................                  --                --
Directors and executive officers
  as a group (2)(4)(5)(8)............................         685,489,291               99.9

(1) Beneficial ownership is determined in accordance with the rules and regulations of the Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the Table Date are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Birch Acquisition L.L.C., an affiliate of Wellspring ("Birch Acquisition"), directly owns 426,333,493 shares of Common Stock. In addition, Birch Acquisition has voting power, but no dispositive power, over 85,266,699 shares beneficially owned by Jefferies & Co. ("Jefferies") pursuant to an irrevocable proxy granted by Jefferies to Birch Acquisition. Finally, Birch Acquisition has beneficial ownership in 2,015,639 shares of Common Stock directly owned by Birch Holdings L.L.C. ("Birch Holdings"), in which Birch Acquisition has approximately 98% economic interest and 100% voting power. Birch Acquisition is managed by Mr. Davis and Greg S. Feldman. In his capacity as managing member of Birch Acquisition, Mr. Davis exercises voting and dispositive power over the shares of Common Stock directly held by Birch Acquisition and Birch Holdings, and voting power over the shares of Common Stock owned by Jefferies. Jason Fortin, David Kass and L.G. Schafran, directors of the Company nominated by Birch Acquisition, and Mr. Feldman, disclaim voting and dispositive power and beneficial ownership over the shares of Common Stock beneficially owned by Birch Acquisition and Birch Holdings.

(3) On a fully diluted basis, assuming the exercise of all outstanding warrants and options, Birch Acquisition and Birch Holdings would beneficially own 29.0% of the Company's Outstanding Common Stock.

(4) An affiliate owns the Convertible Preferred Stock which, by its terms, is immediately convertible into 1,112,184 shares of Common Stock before giving effect to the Offering and the offering of Preferred Units. Another affiliate owns 80 Series A Preferred Unit Warrants to purchase, in the aggregate, 170,533,397 shares of Common Stock at an exercise price of $.00017 per share.

(5) Christopher R. Smith, a director of the Company nominated by Wafra Investment Advisory Group, Inc. ("Wafra"), disclaims voting and dispositive power over the shares of Common Stock beneficially owned by Wafra.

(6) Pursuant to a proxy granted by the Initial Purchaser to Birch Holdings, Birch Holdings has voting power over all of the shares of Common Stock and securities exchangeable for or convertible into Common Stock held by the Initial Purchaser but Birch Holdings does not have dispositive power over such shares.

(7) Paul D. Kurnit is the director of the Company nominated by certain classes of pre-petition creditors of the Company pursuant to the Plan of Reorganization, including Griffin Bacal, a pre-petition creditor of the Company, of which Mr. Kurnit is an officer. Mr. Kurnit, individually, is the beneficial owner of less than 5.0% of the outstanding Common Stock.

(8) Represents the vested portion of Stock Options granted to Mr. Bernstein, Mr. Rooney and Ms. Rothstein. The Company's Board of Directors has granted Stock Options to Mr. Bernstein, Mr. Rooney and Ms. Rothstein with respect to 357,845, 89,500 and 89,500 shares of Common Stock, respectively, one-third of which had vested as of the Table Date.

(9)      Less than 1%.

                      CERTAIN TRANSACTIONS WITH AFFILIATES


         As required under the Plan of Reorganization the Company reimbursed Wellspring $1.1 million in connection with out-of-pocket expenses incurred in connection with its joint sponsorship of the Plan of Reorganization. In addition, an officer of Griffin Bacal, the Company's advertising agency, serves as a director of the Successor Company. The Company paid Griffin Bacal for media purchases on behalf of, and creative services provided to, the Company of $7.7 million during the year ended December 31, 1997 and $5.6 million for the eight months ended August 31, 1998. Management believes that the terms of the agreement with Griffin Bacal are at least as favorable to the Company as the Company could have received from an independent third party.

                          DESCRIPTION OF EXCHANGE NOTES

General

         The Exchange Notes will be issued pursuant to an Indenture (the "Indenture") between the Company and Firstar Bank N.A. (formerly Firstar Bank of Minnesota, N.A.), (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Exchange Notes and the Registration Rights Agreement are subject to all such terms, and holders of the Exchange Notes are referred to the Indenture, the Registration Rights Agreement and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture and the Registration Rights Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture and the Registration Rights Agreement, including the definitions contained therein. Copies of the proposed forms of Indenture and Registration Rights Agreement are available from the Company upon request. The definitions of certain terms used in the following summary are set forth below under "Certain Definitions."

         The Exchange Notes will be senior secured indebtedness of the Company and will rank senior in right of payment to all present and future subordinated indebtedness of the Company and pari passu in right of payment with all present and future unsubordinated indebtedness of the Company, including without limitation, borrowings outstanding under Eligible Credit Facilities (including, without limitation, the Revolving Credit Facility) and the Existing Notes. After giving pro forma effect to the Unit Offerings, and the application of the proceeds therefrom, as of June 30, 1998, the Company would have had $108.9 million of indebtedness outstanding.

         Principal of, premium, if any, and interest on the Exchange Notes will be payable at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee at Firstar Bank N.A.; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the holder of the Exchange Notes as such address appears in the security register.

         The Exchange Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

Security

         Pursuant to the terms of the Collateral Agreements (as defined), all of the obligations under the Exchange Notes and the Indenture will be secured by
(i) security interests in and liens on personal property and assets of the Company (including cash, accounts receivable, inventory, equipment, general intangibles, intellectual property rights, books and records and furnishings and fixtures), (ii) a pledge of the capital stock of all present and future Subsidiaries, (iii) subject to the Company's obligation to utilize its best efforts to obtain the consent of McDonald's Corporation, a mortgage lien on substantially all of the Company's real property and improvements thereon, which mortgage lien shall be subordinated to a first mortgage lien in favor of McDonald's Corporation (see "Description of Certain Indebtedness -- McDonald's Secured Note"), and (iv) subject to certain conditions, a mortgage lien on leasehold interests in the premises and improvements thereon occupied by the Company pursuant to leases of store properties entered into by the Company after the date of issuance of the Existing Notes (subject to the Company utilizing its best efforts to deliver Mortgages (as hereinafter defined), substantially in the form attached to the Indenture for the purposes of securing said mortgage liens). The holders of the Exchange Notes will not be entitled to any Liens on leasehold real estate interests existing prior to the date of issuance of the Existing Notes. The security interests in the collateral securing the Exchange Notes will be senior to the security interests securing the Existing Notes and subordinated, in certain circumstances, to certain statutory liens of creditors of the Company and to the security interests and liens securing indebtedness under any Eligible Credit Facility, including, without limitation, the Revolving Credit Facility. See

"Description of Exchange Notes -- Intercreditor Agreements." The pledge in favor of the Trustee of all of the capital stock of present and future Subsidiaries will also be senior to the pledge securing such stock in favor of the trustee under the Existing Notes Indenture (the "Existing Notes Trustee"). In addition, pursuant to the terms of an intercreditor agreement to be entered into between the Trustee and the Existing Notes Trustee in accordance with the Indenture, the Existing Notes Trustee shall not be entitled to receive, on behalf of the holders of the Existing Notes, any of the proceeds from the enforcement of the mortgages securing the Existing Notes until the obligations under the Exchange Notes are first paid in full.

         On March 31, 1998, the Company entered into the Revolving Credit Facility which permitted the Company to incur indebtedness in a principal amount not to exceed $10.0 million. The Indenture and Existing Notes Indenture provide that the Company shall be permitted to incur an additional $5.0 million of indebtedness under one or more Eligible Credit Facilities up to an aggregate principal amount not to exceed $15.0 million. The security interests and liens securing the Exchange Notes will be subordinated to the security interests in and liens on the Company's assets and properties securing such Eligible Credit Facilities. See "Description of Exchange Notes -- Intercreditor Agreements" and "Description of Certain Indebtedness -- Revolving Credit Facility."

         Upon an Event of Default, the proceeds from the sale of collateral securing the Exchange Notes will likely be insufficient to satisfy the Company's obligations under the Exchange Notes. No appraisals of any of the collateral have been prepared in connection with the Exchange Offer. Moreover, the amount to be received upon such a sale would be dependent upon numerous factors, including the condition, age and useful life of the collateral at the time of such sale, as well as the timing and manner of such sale. By its nature, all or some of the collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the collateral, if saleable, can be sold in a short period of time.

         A significant portion of the Company's assets consist of leasehold improvements, and most of the Company's assets are located on leaseholds. Because leasehold improvements may be deemed to be a part of either the real property covered by the lease (which real property is not owned by the Company) or the Company's real estate leasehold interests (which interests are not included in the collateral available for the Notes), there can be no assurances as to whether or to what extent such assets would be available as collateral security for the Exchange Notes. Moreover, the ability of the Collateral Agent to obtain possession of collateral located on leaseholds may be subject to conflicting claims of landlords. The Company believes, however, that the realizable value of such leasehold interests upon a liquidation of the Company would not be material.

         To the extent third parties hold Permitted Liens (as defined herein), such third parties may have rights and remedies with respect to the property subject to such Permitted Liens that, if exercised, could adversely affect the value of the collateral. Given the intangible nature of certain of the collateral, any such sale of such collateral separately from the Company as a whole may not be feasible. Additionally, the inclusion of the Company's fixtures in the collateral securing the Exchange Notes will be limited by the extent to which such fixtures (a) are deemed not to be personal property, and (b) any applicable state laws would, for purposes of perfecting security interests with respect thereto, require that the Collateral Agent effectuates certain filings in applicable real estate land records. The ability of the Company to grant a security interest in certain collateral is limited by legal or other logistical considerations. Moreover, the ability of the holders of Exchange Notes to realize upon the collateral is limited by the terms of one or more intercreditor agreements relating to any Eligible Credit Facility, including, without limitation, the Revolving Credit Facility, and, to the extent of any fee interest in real estate, the Liens relating to the McDonald's Obligations. Additionally, such rights to realize upon such collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "-- Certain Bankruptcy Limitations."

         The Company is permitted to form new Subsidiaries and to transfer all or a portion of the collateral to one or more of its Subsidiaries; provided that the Company's rights to transfer collateral to DZ Party and Limited Investment Subsidiaries (as defined) will be restricted, and each of the Company's Subsidiaries (other than DZ Party and Limited Investment Subsidiaries), will be required to execute a guarantee of the Company's obligations under the Exchange Notes and the Indenture and a security agreement granting to the Collateral Agent a security interest in

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substantially all of the assets of such Subsidiary (other than real estate leasehold interests and certain real property, fixtures and leasehold improvements); provided that such security interest would be subordinate to any security interest in such assets securing any indebtedness outstanding under any Eligible Credit Facility, including, without limitation, the Revolving Credit Facility. See "-- Certain Covenants -- Subsidiary Guarantees."

         Subject to the restrictions on incurring Indebtedness and Liens set forth herein, the Company and its Subsidiaries will have the right to grant (and suffer to exist) Purchase Money Liens against fixed assets of the Company or such Subsidiaries and to acquire any such assets subject to Purchase Money Liens. The Collateral Agent's Liens are intended to be, and shall be, at all times automatically subordinated in priority to all such Purchase Money Liens.

         The collateral release provisions of the Indenture permit the release of collateral without substitution of collateral of equal value under certain circumstances, including asset sales made in compliance with the Indenture. The Net Cash Proceeds of such Asset Sales, to the extent not utilized to repay any Indebtedness secured by the Assets sold or reinvested in Replacement Assets (as defined herein) and, after application of all or any portion of such Net Cash Proceeds towards the repurchase of Existing Notes in accordance with the terms of the Existing Notes Indenture, will be required to be utilized to make an offer to purchase a portion of the Exchange Notes. See "--Asset Sales."

         Notwithstanding anything herein to the contrary, neither the Company nor any of its Subsidiaries (other than DZ Party and Limited Investment Subsidiaries) will encumber any asset or property of the Company or such Subsidiaries or suffer to exist any Lien thereon, other than as expressly permitted herein.

         So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture, the Existing Notes Indenture, any Eligible Credit Facility (including, without limitation, the Revolving Credit Facility), the Collateral Agreements and the Intercreditor Agreements (as defined), the Company will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the capital stock of any Subsidiary and to exercise any voting, consensual rights and other rights pertaining to such collateral pledged by it. Upon the occurrence and during the continuance of an Event of Default, (a) all rights of the Company to exercise such voting, consensual rights, or other rights shall cease upon notice from the Trustee, and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting, consensual rights or other rights, (b) all rights of the Company to receive all cash dividends, interest and other payments made upon or with respect to the collateral shall cease, and such cash dividends, interest and other payments shall be paid to the Collateral Agent, and (c) the Collateral Agent may sell the collateral or any part thereof in accordance with and subject to the terms of the Collateral Agreements; provided, however, that (i) while Indebtedness is outstanding under any Eligible Credit Facility (including, without limitation, the Revolving Credit Facility), rights of the holders of the Notes and the Collateral Agent will be subordinated to the Liens of such Eligible Credit Facility (including, without limitation, the Revolving Credit Facility) and subject to the terms of the New Intercreditor Agreements (as defined herein) and (ii) while the McDonald's Obligations are outstanding, rights of holders of the Exchange Notes and the Collateral Agent with respect to certain of the Company's owned real property will be surbordinated to the Liens of McDonald's Corporation. All funds distributed under the Collateral Agreements and received by the Collateral Agent for the ratable benefit of the holders of the Exchange Notes will be distributed by the Collateral Agent in accordance with the provisions of the Indenture.

         Upon the full and final payment and performance of all obligations of the Company under the Indenture and the Exchange Notes, the Collateral Agreements will terminate and the pledged collateral will be released.

Escrowed Interest Account

         In order to secure the Company's obligations under the Exchange Notes, the Company deposited in the Escrowed Interest Account held by the Trustee pursuant to the terms and conditions of the Indenture and the Escrow Agreement (as defined) certain Pledged Securities (as defined) acquired by the Company upon consummation of the offering of the Note Units with a portion of the net proceeds of the Private Notes in an amount equal to approximately $2.8 million.

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         Immediately prior to any of the scheduled Interest Payment Dates through August 1, 1999, the Company may either, (i) deposit with the Trustee from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date, or (ii) direct the Trustee to release from the Escrowed Interest Account proceeds sufficient to pay interest then due on the Notes. In the event the Company exercises the former option, the Company may direct the Trustee to release a like amount of proceeds from the Escrowed Interest Account for the benefit of the Company. In the event that the Company optionally redeems Exchange Notes with the net proceeds of a Primary Offering, the Company may direct the Trustee to release from the Escrowed Interest Account an amount of proceeds which bears the same proportion to the aggregate value of the Escrowed Interest Account immediately prior to the release of such proceeds as the aggregate principal amount of the Exchange Notes so redeemed by the Company bears to the aggregate principal amount of Exchange Notes outstanding immediately prior to such redemption. The amount of proceeds that may be released by the Trustee to the Company in connection with any such optional redemption shall be net of any costs, fees and expenses (such as breakage fees) incurred to permit such release. Additional amounts may be released from the Escrowed Interest Account in certain circumstances (provided that no Event of Default has occurred and is continuing), in the event the Escrowed Interest Account is overfunded, in an amount equal to the extent of such overfunding, or in the event the Company makes a required interest payment other than from proceeds in the Escrowed Interest Account, in an amount equal to the extent of such payment.

         Interest earned on the Pledged Securities will be added to the Escrowed Interest Account. The Pledged Securities and Escrowed Interest Account secure the repayment of the principal amount and premium, if any, on the Exchange Notes.

         Under the Escrow Agreement, after making the scheduled interest payments on the Exchange Notes through August 1, 1999, all of the remaining Pledged Securities, if any, will be released from the Escrowed Interest Account and paid to the Company.


Intercreditor Agreements

         Existing Intercreditor Agreement

         On March 31, 1998, the Company entered into the Revolving Credit Facility with Foothill Capital Corporation ("Foothill"), which qualifies as an Eligible Credit Facility under the Existing Notes Indenture. See "Description of Certain Indebtedness -- Revolving Credit Facility." Concurrently with entering into the Revolving Credit Facility, Foothill and the Existing Notes Trustee entered into an intercreditor agreement (the "Existing Notes Intercreditor Agreement"), providing, among other things, that Foothill's security interests in and liens on the collateral securing Indebtedness under the Revolving Credit Facility are senior to the security interests and liens on such collateral securing the obligations of the Company under the Existing Notes.

         New Intercreditor Agreements

         Pursuant to the Indenture, the Trustee entered into a new intercreditor agreement (one or all of such agreements, collectively, the "New Intercreditor Agreement" and, together with the Existing Notes Intercreditor Agreement and any amendment or amendments thereto, the "Intercreditor Agreements") with Foothill and the Existing Notes Trustee.

         The New Intercreditor Agreement (including any amendment or amendments to the Existing Notes Intercreditor Agreement on or after the Issue Date) provides, among other things, that (i) Foothill's security interests in and liens on the collateral securing Indebtedness under the Revolving Credit Facility is senior to the security interests and liens of the Collateral Agent in and on the collateral securing Indebtedness under the Exchange Notes, and the security interests in and liens on the collateral securing Indebtedness under the Exchange Notes are senior to the security interests of the Existing Notes

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Trustee in such collateral, (ii) during any insolvency proceedings, (A) Foothill and the Collateral Agent will cooperate to give effect to the relative priority of their respective security interests, and (B) the Collateral Agent and the Existing Notes Trustee will cooperate to give effect to the relative priority of their respective security interests, including, without limitation, with respect to any actions by the Collateral Agent relating to "adequate protection" or the right to receive post-petition interest with respect to claims arising out of Indebtedness under the Exchange Notes, and (iii) decisions with respect to the applicable collateral, including the time and method of any permitted disposition thereof, will be made in accordance with and subject to the terms of each of the Indenture, the Existing Notes Indenture, the Revolving Credit Facility and the Intercreditor Agreements.

         The New Intercreditor Agreement also provides that the Trustee, the Existing Notes Trustee and Foothill will provide notices to each other with respect to acceleration of the Exchange Notes, the Existing Notes or the Indebtedness outstanding under the Revolving Credit Facility, as the case may be.

         If the Exchange Notes become due and payable prior to the stated maturity thereof for any reason or are not paid in full at the stated maturity thereof at a time during which Indebtedness is outstanding under the Revolving Credit Facility, the Collateral Agent will not have the right to foreclose upon the collateral that is subject to the security interest under the Revolving Credit Facility , or take certain enforcement action relating thereto, for a period of 180 days unless Foothill forecloses upon such collateral. Thereafter, the Collateral Agent will have the right to foreclose upon such collateral or take such enforcement action relating thereto upon instructions from the holders of a majority of the principal amount of Exchange Notes then outstanding or, in the absence of such instructions, in such manner as the Collateral Agent deems appropriate in its sole and absolute discretion. Proceeds from the sale of collateral that is subject to the Revolving Credit Facility will first be applied to repay Indebtedness outstanding under the Revolving Credit Facility, if any, and thereafter will be paid to the Collateral Agent. Subject to the terms of the New Intercreditor Agreement, any such proceeds received by the Collateral Agent must be applied by the Collateral Agent (x) first, to pay the expenses of any foreclosure and fees and other amounts then payable to the Collateral Agent under the Indenture, (y) second, to pay all amounts owing to the holders of the Exchange Notes and (z) thereafter, to the Existing Notes Trustee (i) first, to pay the expenses of any foreclosure and fees and other amounts then payable to the collateral agent under the Existing Notes Indenture,
(ii) second, to pay all amounts owing to the holders of the Existing Notes and
(iii) thereafter, to the Company or as may otherwise be required by applicable law.

         Pursuant to the Indenture and the Existing Indenture, the Company may amend the Revolving Credit Facility or enter into another Eligible Credit Facility that may increase the amount of advances available to the Company up to $15.0 million. Upon such event, the Trustee, the Existing Note Trustee and the Lender under such Eligible Credit Facility will enter into a new Intercreditor Agreement on substantially the same terms as the New Intercreditor Agreement.

Guarantee

         The full and prompt payment of the Company's payment obligations under the Exchange Notes and the Indenture will be guaranteed, jointly and severally, by all present and future Subsidiary Guarantors. Each Subsidiary Guarantor will fully and unconditionally guarantee on a senior secured basis (secured initially by certain of such Subsidiary Guarantor's assets, including cash, accounts receivable, inventory, equipment, general intangibles, intellectual property rights and certain other fixed assets (except real estate leasehold interests existing on the date of the issuance of the Existing Notes and certain real property, fixtures and leasehold improvements of such Subsidiary) (the "Subsidiary Guarantee"), jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Exchange Notes, including the payment of principal of and interest on the Exchange Notes. Application of proceeds pursuant to the exercise of rights and remedies under the


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Subsidiary Guarantees and the enforcement of rights and remedies pursuant to the
Subsidiary Security Agreements shall be subject to the terms and conditions contained in the Intercreditor Agreements. The obligations of each Subsidiary Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other
Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The net worth of any Subsidiary Guarantor for such purpose shall include any claim of such Subsidiary Guarantor against the Company for reimbursement and any claim against any other Subsidiary Guarantor for contribution. Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "-- Certain Covenants
-- Mergers, Consolidations and Sale of Assets" and "-- Asset Sales." In the event all of the Capital Stock of a Subsidiary Guarantor is sold (including by way of merger or consolidation) by the Company and the sale complies with the provisions set forth in "-- Certain Covenants -- Asset Sales," the Subsidiary Guarantee with respect to such Subsidiary Guarantor will be released.

Principal, Maturity and Interest

         The Exchange Notes are limited in aggregate principal amount to $20.0 million and will mature on May 1, 2002. Interest will be payable on the Exchange Notes in cash at the rate of 13 1/2% per annum, quarterly in arrears, on each August 1, November 1, February 1 and May 1, commencing on [February 1], 1999, to holders of record on the immediately preceding July 15, October 15, January 15 and April 15. Cash interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Exchange Notes will increase if the Company fails to fulfill its obligations under the Registration Rights Agreement. See "-- Exchange Offer; Registration Rights." The Exchange Notes will be payable both as to principal and interest at the office or agency of the Company, or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Exchange Notes at their respective addresses set forth in the register of holders of Exchange Notes. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose.

Optional Redemption

         The Exchange Notes are not entitled to any mandatory redemption or sinking fund payments. Except as described below, the Exchange Notes are not redeemable at the Company's option prior to August 1, 1999. Thereafter, the Exchange Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 15 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount at maturity) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve month period beginning on August 1, of the years indicated below through but not including the Maturity Date:


Year                                                  Percentage

1999..................................................  113.000%
2000..................................................  108.667%
2001..................................................  104.333%


         Notwithstanding the foregoing, the Company may redeem, at any time or from time to time, up to 100% of the original principal amount of the Exchange Notes at a redemption price equal to 100% of the principal amount thereof on the redemption date, plus accrued interest thereon to the redemption date, with the net proceeds of a Primary Offering; provided that such redemption shall occur within 30 days of the date of the closing of such offering. If, prior to December 31, 1999, the Company redeems 100% of the outstanding Exchange Notes with the proceeds of a Qualified Offering, resulting in net proceeds to the Company of at least $20.0 million and such redemption occurs within 30 days of the date of the closing of such Qualified Offering, the originally issued Series B Redeemable Warrants may


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be redeemed or canceled by the Company for no additional consideration. Nothing in the Indenture, including the restrictions on optional redemptions, limits the Company's right to make open market or privately negotiated purchases of the Exchange Notes from time to time on or after the first anniversary of the date hereof.

         If fewer than all of the Exchange Notes are to be redeemed at any time, selection of Exchange Notes for redemption will be made by the Trustee in compliance with the requirements of the national securities exchange, if any, on which the Exchange Notes are listed, or, if the Exchange Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee deems to be fair and appropriate; provided that Notes of $1,000 or less may not be redeemed in part. Notice of redemption will be mailed by first class mail at least 15 days but not more than 60 days before the redemption date to each holder to be redeemed at such holder's registered address. If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to such Exchange Note will state the portion of the principal amount thereof to be redeemed. A new Exchange Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Exchange Note. On and after the date of redemption, interest will cease to accrue on the Exchange Notes or portions of Exchange Notes called for redemption.

Repurchase upon Change of Control

         Upon the occurrence of a Change of Control, the Company will be required to notify the Trustee in writing thereof and to offer to repurchase all or any part (equal to $1,000 of principal at maturity or an integral multiple thereof) of each holder's Exchange Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof on the date of purchase, plus accrued interest thereon, if any, through the date of purchase (the "Change of Control Payment"). Pursuant to the Existing Notes Indenture, upon the occurrence of a Change of Control, the Company will also be required to offer to repurchase all or any part of the Existing Notes on substantially similar terms and conditions as those described herein. There is substantial doubt whether the Company will have access to adequate funds to purchase any or all of the Exchange Notes.

         Within 40 days following any Change of Control, the Company shall mail a notice to each holder stating: (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Limitation on Change of Control" in the Indenture and that all Exchange Notes tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (3) that any Exchange Note not tendered will continue to accrue interest; (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Exchange Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date; (5) that holders electing to have any Exchange Notes purchased pursuant to a Change of Control Offer will be required to surrender the Exchange Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Exchange Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Exchange Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Exchange Notes purchased; and (7) that holders whose Exchange Notes are being purchased only in part will be issued new Exchange Notes equal in principal amount to the unpurchased portion of the Exchange Notes surrendered; provided that each Exchange Note purchased and each new Exchange
Note issued shall be in a principal amount of $1,000 or an integral multiple thereof. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the "Limitation on Change of Control" covenant of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Limitation on Change of Control" covenant of the Indenture by virtue thereof.



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         On or before the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment Exchange Notes or portions thereof tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Exchange Notes so accepted together with an Officers' Certificate stating the amount of the Exchange Notes or portions thereof tendered to the Company. The Paying Agent shall promptly mail to each holder of the Exchange Notes so accepted payment in an amount equal to the purchase price for such Exchange Notes, and the Trustee shall promptly authenticate and mail to each holder a new Exchange Note equal in principal amount to the unpurchased portion of the Exchange Notes surrendered, if any, to the Change of Control Payment Date; provided that each such new Exchange Note shall be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         There can be no assurance that sufficient funds will be available at the time of any Change of Control Offer to make required repurchases of the Exchange Notes and the Existing Notes. The Company's failure to comply with the covenant described above or the applicable covenant under the Existing Notes Indenture, including failure to pay the repurchase price, will be an Event of Default under the Indenture.

Certain Bankruptcy Limitations

         The right of the Collateral Agent to repossess and dispose of the collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or any of its Subsidiaries prior to the Collateral Agent having repossessed and disposed of the collateral. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Exchange Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the collateral or whether or to what extent holders of the Exchange Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

Certain Covenants

         Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Subsidiary or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company); (iii) voluntarily purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the Exchange Notes; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments") unless, at the time of such Restricted Payment:

                  (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;


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                  (b) immediately after giving effect to such transaction, on a pro forma basis as if such transaction had occurred at the beginning of the applicable four-quarter period, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "-- Incurrence of Additional Indebtedness and Issuance of Preferred Stock" below; and

                  (c) the amount of such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture, is less than the sum of (x) 25% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first quarter next succeeding the quarter ended June 30, 1998 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, 100% of such deficit), plus (y) 100% of the aggregate net cash proceeds received by the Company from the issuance or sale of Equity Interests of the Company (other than Equity Interests sold to a Subsidiary of the Company and other than Disqualified Stock) since the date of the Indenture, plus (z) 100% of the Net Cash Proceeds received by the Company from the issuance or sale, other than to a Subsidiary of the Company, of any debt security of the Company that has been converted into Equity Interests of the Company (other than Disqualified Stock) since the date of the Indenture. For purposes of this clause (c) the amount of any Restricted Payment paid in property other than cash shall be the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company.

         If no Default or Event of Default shall have occurred and be continuing, the foregoing provisions will not prohibit: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Indebtedness or Equity Interests of the Company in exchange for, or solely out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); (iii) the redemption, repurchase or payoff of Purchase Money Obligations; (iv) the redemption, repurchase or payoff of any Indebtedness with proceeds of any Refinancing Indebtedness permitted to be incurred under "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock"; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any officer or employee of the Company or its Subsidiaries; provided, however, that the aggregate amount of all such repurchases, redemptions and other acquisitions and retirements under this clause (v) on or after the date of the Indenture shall not exceed $1 million; (vi) the voluntary purchase, redemption, defeasance or other acquisition or retirement of all or any portion of the Indebtedness represented by the McDonald's Documents with the Net Cash Proceeds of an Asset Sale that (A) is permitted under the restriction on "Asset Sales" below and (B) relates solely to collateral for the McDonald's Documents in the form of undeveloped real estate not used or, in the reasonable judgment of the Board of Directors, useful in the Company's business; (vii) the purchase, redemption, defeasance or other acquisition or retirement of Warrants required by the terms of the Warrant Agreement described below under "Description of Warrants -- Repurchase"; (viii) distributions required under the Plan of Reorganization but only in the manner and to the extent contemplated thereby; (ix) payments or distributions to dissenting stockholders (it being understood that such dissenting stockholders shall not include any Class 14 Interests (as defined in the Plan)) required by applicable law pursuant to or in connection with a consolidation, merger or Asset Sale that complies with all applicable provisions of the Indenture; (x) the redemption or repurchase of Existing Notes in connection with a Change of Control as provided for in the Existing Notes Indenture; (xi) the redemption, prior to August 1, 1999 of up to 35% of the original principal amount of Existing Notes with the proceeds of a Primary Offering in accordance with the provisions contained in the Existing Notes Indenture; (xii) the payment, in accordance with the terms of the Junior Preferred Stock, utilizing the proceeds of a Primary Offering with net proceeds to the Company of not less than $20.0 million, of accrued and unpaid dividends on Junior Preferred Stock held by holders thereof whose Junior Preferred Stock was converted into Common Stock, either concurrently with, or prior to, the consummation of such Primary Offering; (xiii) the redemption or repurchase of Existing Notes in connection with an Asset Sale as provided for in the Existing Notes Indenture; and (xiv) the purchase, redemption, defeasance or other acquisition or retirement of Existing Warrants required by the terms of the Existing Warrant Agreement.


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         Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the "Restricted Payments" covenant were computed, which calculations may be based upon the Company's latest available quarterly financial statements.

         Incurrence of Additional Indebtedness and Issuance of Preferred Stock. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (other than Permitted Indebtedness), and the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company may incur Indebtedness or issue shares of Disqualified Stock, if (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least equal to 3.0:1, determined on a pro forma basis as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

         Asset Sales. The Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless: (i) the Company or the applicable Subsidiary, as the case may be, receives consideration at the time of such Asset Sale in an amount at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors); (ii) at least 85% of the consideration received by the Company or the Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; and (iii) upon the consummation of an Asset Sale, the Company either (A) shall apply, or cause such Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 180 days of such Asset Sale either (1) to repurchase or repay any Indebtedness secured by the assets involved in such Asset Sale (including, without limitation, the Exchange Notes and the Existing Notes to the extent required by the Existing Notes Indenture) together with a concomitant permanent reduction in the amount of such Indebtedness (including a permanent reduction in the committed amounts therefor in the case of any revolving credit facility so repaid), (2) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Subsidiaries as existing on the Effective Date or in businesses reasonably related thereto ("Replacement Assets"), or (3) a combination of repayment and investment permitted by the foregoing clauses (iii)(A)(1) and
(iii)(A)(2) or (B) shall (1) within 150 days of such Asset Sale enter into a definitive written agreement committing it, subject to no material conditions other than conditions customary in such agreements, to make an investment in Replacement Assets within 270 days of such Asset Sale and (2) apply, or cause such Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 270 days of such Asset Sale to an investment in Replacement Assets. On
(i) the 181st day after an Asset Sale, or (ii) such earlier date as the Board of Directors of the Company or of such Subsidiary determines to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A)(1),
(iii)(A)(2) and (iii)(A)(3) of the immediately preceding sentence, or (iii) if a definitive written agreement relating to an investment in Replacement Assets was entered into within 150 days of such Asset Sale, on the 271st day after such Asset Sale or such earlier date on which such definitive written agreement is for any reason terminated (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which has not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A) or
(iii)(B) of the immediately preceding sentence (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Subsidiary to make an offer to purchase (the "Net Proceeds Offer"), on a date (the "Net Proceeds Offer Payment Date") not less than 60 nor more than 90 days following the applicable Net Proceeds Offer Trigger Date, from all holders of Notes on a pro rata basis that amount of Exchange Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the aggregate principal amount of the Exchange Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any noncash consideration received by the Company or any Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such noncash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder, and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company may defer the Net


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Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5 million, shall be applied as required pursuant to this paragraph).

         In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Subsidiaries as an entirety to a Person in a transaction permitted under "-- Merger, Consolidation or Sale of Assets" below, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

         Subject to the deferral of the Net Proceeds Offer Trigger Date, each notice of a Net Proceeds Offer will be mailed to the record holders of Exchange Notes as shown on the register of holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their Exchange Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders properly tender Exchange Notes in an amount exceeding the aggregate Net Proceeds Offer Amount, Exchange Notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

         The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Exchange Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Limitation on Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Limitation on Asset Sales" provisions of the Indenture by virtue thereof.

         Limitations on Issuances and Sales of Capital Stock of Subsidiaries. The Company will not cause or permit any of its Subsidiaries to issue or sell any Capital Stock (other than to the Company or to a Wholly Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Subsidiary of the Company) to own or hold any Capital Stock of any Subsidiary of the Company or any Lien or security interest therein; provided, however, such covenant shall not prohibit the disposition (by sale, merger or otherwise) of all of the Capital Stock of a Subsidiary of the Company; provided that any Net Cash Proceeds therefrom are applied in accordance with the covenants described under "-- Asset Sales."

         Liens. The Indenture provides that neither the Company nor any of its Subsidiaries may, directly or indirectly, incur any Lien, except Permitted Liens, against or upon any property or assets now owned or hereafter acquired by the Company or any of its Subsidiaries, or any income or profits therefrom, or assign or convey any right to receive income or profits therefrom.

         Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrances or restrictions on the ability of any such Subsidiary to (a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (A) on such Subsidiary's Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Subsidiaries or (b) make loans or advances to the Company or any of its Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reasons of (1) applicable law; (2) the Indenture and Exchange Notes; (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Subsidiary of the Company; (4) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; or (5) an agreement governing Indebtedness incurred to refinance the Indebtedness issued, assumed or incurred pursuant to an


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agreement referred to in clause (2) or (4) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2) or (4).

         Merger, Consolidation or Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to, another corporation, Person or entity unless:
(i) the Company is the surviving corporation, or the entity or the person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of the Company under the Collateral Agreements, the Registration Rights Agreement, the Warrant Agreement, the Intercreditor Agreements and all obligations of the Company under the Exchange Notes and the Indenture, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;
(iii) immediately after such transaction (including giving effect to any Indebtedness and Acquired Debt incurred or expected to be incurred in connection with or in respect of such transaction and to any assumption required by clause
(ii) above) no Default or Event of Default exists; (iv) the Company or any corporation formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease conveyance or other disposition will have been made (A) will have Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Indenture and will have a Fixed Charge Coverage Ratio, determined on a pro forma basis, greater than or equal to the Fixed Charge Coverage Ratio of the Company immediately prior to the transaction; and (v) the Company or the entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made shall have delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and any supplemental indenture required in connection with such transaction comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

         For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

         The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes, the Collateral Agreements, the Intercreditor Agreements, the Registration Rights Agreement and the Warrant Agreement with the same effect as if such surviving entity had been named as such.

         Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Subsidiary Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction made in compliance with the provisions of "-- Asset Sales") will not, and the Company will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets, other than the Company or any other Subsidiary Guarantors unless: (i) the


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entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor), or to which such disposition shall have been made, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (ii) such entity assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor on the Subsidiary Guarantee; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (iv) of the first paragraph of this covenant. Any merger or consolidation of a Subsidiary Guarantor with and into the Company (with the Company being the surviving entity) or another Subsidiary Guarantor need only comply with clause (iv) of the first paragraph of this covenant.

         Limitations on Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any services) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under the next succeeding paragraph and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2 million shall be approved by a majority of the disinterested members of the Board of Directors of the Company, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any such Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions which are similar or part of a common plan) that involves an aggregate fair market value of more than $5 million, the Company shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company from a financial point of view from an Independent Financial Advisor and deliver such opinion to the Trustee.

         The restrictions set forth in the preceding paragraph shall not apply to: (i) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary as determined in good faith by the Company's Board of Directors or senior management; (ii) transactions exclusively between or among the Company and any of its Wholly Owned Subsidiaries or exclusively between or among such Wholly Owned Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; and (iii) Restricted Payments not prohibited by the Indenture.

         Subsidiary Guarantees. Each Subsidiary Guarantor shall: (i) execute and deliver to the Collateral Agent a supplemental indenture in a form reasonably satisfactory to the Collateral Agent pursuant to which such Subsidiary Guarantor shall unconditionally guarantee on a senior secured basis (secured initially by certain of such Subsidiary Guarantor's assets, including cash, accounts receivable, inventory, equipment, general intangibles, intellectual property rights and certain other fixed assets (except real property, real estate leasehold interests, certain fixtures and leasehold improvements) all of the Company's obligations under the Exchange Notes and the Indenture; (ii) take all necessary action to cause the Lien on such collateral in favor of the Collateral Agent to remain in full force and effect at all times; (iii) deliver to the Collateral Agent an opinion of counsel that such supplemental indenture and any other documents required to comply with clause (ii) above have been duly authorized, executed and delivered by such Subsidiary Guarantor, and the supplemental indenture and each such other document constitutes a legal, valid binding and enforceable obligation of such Subsidiary Guarantor; and (iv) take such further action and execute and deliver such other documents specified in the Indenture or otherwise reasonably requested by the Collateral Agent to effectuate the foregoing. The Company may transfer, in any one transaction or a series of related transactions, any collateral to any Subsidiary Guarantor if such transferee Subsidiary Guarantor shall have complied with the requirements of clauses (i) through (iv) above; provided that the guarantee referred to in clause (i) above shall be secured by, in addition to any collateral existing in such Subsidiary Guarantor, the collateral so transferred.



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         Impairment of Security Interest. Subject to the New Intercreditor
Agreements and the Subordination Agreement, neither the Company nor any of its Subsidiaries will take or omit to take any action which would adversely affect or impair the Security Interests in favor of the Trustee, on behalf of itself and the holders of the Exchange Notes, with respect to the Collateral, the Subsidiary Collateral, the Pledged Collateral or the Pledged Subsidiary Collateral. Neither the Company nor any of its Subsidiaries shall grant to any Person, or permit any Person to retain (other than the Trustee), any interest whatsoever in the Collateral, the Subsidiary Collateral, the Pledged Collateral or the Pledged Subsidiary Collateral other than Liens on certain of the Collateral securing an Eligible Credit Facility and Permitted Liens. Neither the Company nor any of its Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral, the Subsidiary Collateral, the Pledged Collateral or the Pledged Subsidiary Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the Indenture, the Exchange Notes, the New Intercreditor Agreements, the Subordination Agreement, the McDonald's Documents and the Collateral Agreements.

         Conduct of Business. Neither the Company nor any of its Subsidiaries will engage in any businesses other than the business of operating family entertainment centers or any activity related or ancillary thereto.

         Reports. So long as any Notes are outstanding, the Company will furnish to the Holders of Exchange Notes all quarterly and annual financial information and other reports filed with the Commission pursuant to the Exchange Act and, whether or not the Company is required to file any financial information with the Commission, will furnish to the Holders and to prospective purchasers of the Exchange Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act for so long as is required for an offer or sale of the Exchange Notes under Rule 144A. From and after the date of effectiveness of any registration statement filed with the Commission with respect to the Exchange Notes, the Company will file with the Commission such Forms 10-Q and 10-K and any other information required to be filed by it. The Company will provide a copy of the Registration Rights Agreement and the Warrant Agreement to prospective purchasers upon request.

         Key Man Life Insurance. The Company shall, so long as the Exchange Notes are outstanding, maintain life insurance upon the life of Scott W. Bernstein, the Company's Chief Executive Officer, and any successor chief executive officer of the Company or other senior executive officer of the Company performing similar functions, with the death benefit thereunder payable to the Company in an amount not less than $10.0 million. The Company shall at all times retain all the incidents of ownership of such insurance and shall not borrow upon or otherwise impair its right to receive the proceeds of such insurance.

         Real Estate Mortgages and Filings. On or prior to the Effective Date and at no cost or expense to the Trustee or the Holders:

                  (a) the Company shall utilize its best efforts to deliver to the Trustee fully executed counterparts of Mortgages in form and substance reasonably acceptable to the Initial Purchaser and its counsel for all real property owned in fee by the Company scheduled to the Indenture and made a part thereof; provided, however, that the Company can not provide assurances to the holders of the Exchange Notes that it will be able to provide security interests in any real property on which McDonald's Corporation has a prior lien (individually and collectively, the "Premises"); provided further that to the extent the Trustee obtains a security interest in any such Premises, such security interests will be subordinated to first mortgage liens in favor of McDonald's Corporation;

                  (b) in the event the Trustee obtains any such Mortgage, the Trustee shall have received commitments for Mortgage Title Insurance Policies from a company, and in form and substance reasonably acceptable to the Initial Purchaser and its counsel, insuring the Liens of such Mortgages as valid and enforceable Liens on the real estate collateral described in such Mortgages and related to each of the covered Premises;



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                  (c) in the event the Trustee obtains any such Mortgage, the
         Company shall deliver to the Trustee, with respect to each of the covered Premises, such other documents, instruments, filings, surveys, local counsel opinions, certificates and agreements as the Trustee shall reasonably request; and

                  (d) the Company shall use its best efforts to cooperate with the Trustee and the Existing Notes Trustee to effect the priority of the application of proceeds from the exercise of the Trustee's rights and remedies under the New Intercreditor Agreement with respect to the Trustee's security interests in and liens on the real property of the Company.

         Leasehold Mortgages and Filings. The Company and each of its Subsidiaries shall use commercially reasonable efforts to deliver Mortgages substantially in the form attached to the Indenture with respect to the Company's leasehold interests in the premises (the "Leased Premises") occupied by the Company pursuant to leases of new store properties entered into after the date of issuance of the Existing Notes (collectively, the "Leases," and individually, a "Lease"). Prior to the effective date of any Lease, the Company and such Subsidiaries shall provide to the Trustee all of the items described in the "Real Estate Mortgages and Filings" covenant of the Indenture and in addition shall provide an agreement substantially in the form attached to the Indenture and executed by the lessor of the Lease, whereby the lessor consents to the Mortgage. The Company and such Subsidiaries shall perform all of its obligations required hereunder at its sole cost and expense.

         Rating of Exchange Notes. The Company shall cooperate with the Initial Purchaser at any time or from time to time for a period of 18 months after the Issue Date to obtain a rating for the Exchange Notes from at least one nationally recognized rating agency and to keep a rating with respect to the Exchange Notes continuously in effect through the Maturity Date.

         Payments for Consent. Neither the Company nor any of its Subsidiaries (including, for this purpose only, DZ Party and all Permitted Investment Subsidiaries) will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Exchange Notes for, or as inducement to, any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Exchange Notes unless such consideration is offered to be paid or agreed to be paid to all holders of Exchange Notes then outstanding that consent, waive or agree to amend any of such terms or provisions in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

         Noteholder Designation of Directors. From and after the Issue Date until the earlier of (i) the Maturity Date or (ii) the date on which all principal and interest (including any Additional Interest) on all of the outstanding Exchange Notes have been paid in full, (a) the Company will take such action as shall be necessary in accordance with applicable law and its certificate of incorporation and by-laws so that the Board of Directors of the Company is comprised at all times of at least two directors initially designated by the Initial Purchaser, and thereafter, to be replaced or redesignated by the Trustee or the Holders of not less than 20% of the aggregate principal amount of Exchange Notes then outstanding (any such nominee being a "Noteholder Representatives"), (b) upon the occurrence of an Event of Default and at the written request of the Trustee or the Holders of at least 25% of the then outstanding Exchange Notes, the Company will take or cause to be taken such actions as shall be necessary in accordance with applicable law and its certificate of incorporation and by-laws, including to use its best efforts to effectuate any necessary resignations by members of its Board of Directors, to reconstitute the Board of Directors of the Company immediately following such Event of Default such that Noteholder Representatives constitute a majority of the members of the Board of Directors and (c) prior to a Primary Offering, the Company will use its best efforts to cause, and will cooperate with the Warrant Agent to cause, each Person (including holders of Warrant Shares) who becomes a holder of Common Stock after the Issue Date to execute, as promptly as practicable after the date on which such Person acquires such shares of Common Stock, a voting or similar agreement among certain stockholders of the Company, in form and substance acceptable to the Initial Purchaser (the "Stockholders' Agreement"), pursuant to which, among other things, such Person will agree to vote its shares of Common Stock in a manner so as to give effect to the provisions set forth in clauses (a) and (b) of this covenant.



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         Prior to the Issue Date, the Company and the holders of not less than
66 2/3% of the outstanding Voting Common Stock (provided that the Company will use its best efforts to cause each holder of 1% or more of the outstanding Voting Common Stock to execute such agreement) will take all action necessary to cause all such holders of Voting Common Stock as of the Issue Date to execute the Stockholders' Agreement, which provides that such stockholders agree to vote their shares of Voting Common Stock in a manner that will give effect to the provisions set forth in this covenant. Prior to a Primary Offering the Company has agreed to take such actions as are necessary to cause Persons who become holders of not less than 66 2/3% of the outstanding Voting Common Stock to execute (provided that the Company will use its best efforts to cause each holder of 1% or more of the outstanding Voting Common Stock to execute such agreement), on or prior to the date on which such Persons acquire shares of Voting Common Stock, counterparts of the Stockholders' Agreement.

         Appointment of Chief Operating Officer. The Company, acting through its Board of Directors, will, within 30 days after the Issue Date, take all action necessary to appoint a Chief Operating Officer or retain an independent specialist turnaround firm to fill such function, in either case satisfactory to the Noteholder Representatives.

         Approval of Bankruptcy Filings. The Stockholders' Agreement will provide that the Company will not, and will not permit any Significant Subsidiary of the Company to, (i) file a voluntary case or proceeding under any applicable bankruptcy law with respect to the Company or any Significant Subsidiary of the Company, (ii) consent to the appointment of a custodian on the Company's behalf for substantially all of either of their respective assets,
(iii) consent to or acquiesce in, or permit any Significant Subsidiary of the Company to consent to or acquiesce in, the institution of a bankruptcy or an insolvency proceeding against the Company or any Significant Subsidiary of the Company, as applicable, or (iv) make any general assignment or permit any Significant Subsidiary of the Company to make any general assignment, for the benefit of creditors, unless any such action described in clauses (i) through
(iv) has been approved by the vote of a majority of the members of the Board of Directors of the Company, including the unanimous consent of the Noteholder Representatives.

Events of Default and Remedies

         The Indenture provides that each of the following constitutes an Event of Default:

                  (i) for any Interest Payment Date occurring on or prior to August 1, 1999, the Company fails to pay interest on any Exchange Notes when the same become due and payable, and for any interest payment Date occurring after August 1, 1999, the Company fails to pay interest on any Exchange Notes when the same becomes due and payable and the Default continues for a period of 10 days;

                  (ii) default by the Company in payment of principal (or premium, if any) on any Exchange Notes at maturity, upon redemption, by acceleration or otherwise (including the failure to make a payment to purchase Exchange Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

                  (iii) failure by the Company or any of its Subsidiaries (in each case, to the extent a party to the Collateral Agreements) to comply with any of its other agreements or covenants in, or provisions of, the Indenture, the Exchange Notes, or any of the Collateral Agreements (to the extent such default of the Company, directly or indirectly, adversely affects (or with respect to any such Subsidiary, materially adversely affects) the Security Interests in the Collateral or the rights and benefits of the holders under the Indenture or the Exchange Notes), which default continues for a period of 30 days after the Company has received written notice specifying the default;

                  (iv) default under (after giving effect to any applicable grace periods or any extension of any maturity date) any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Subsidiaries


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         (the payment of which is guaranteed by the Company or any Subsidiary)
         whether such Indebtedness now exists, or is created after the date of the Indenture, if (a) either (A) such default results from the failure to pay principal of or interest on such Indebtedness or (B) as a result of such default the maturity of such Indebtedness may be accelerated, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness with respect to which a default (after the expiration of any applicable grace period or any extension of the maturity date) has occurred, or the maturity of which may be so accelerated, exceeds $2 million in the aggregate, and the Default continues for a period of ten days after the Company has received written notice specifying the default;

                  (v) failure by the Company or any of its Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability in writing (excluding the Company's self insured retention)) aggregating in excess of $2 million which judgments are not stayed within 60 days after their entry;

                  (vi) certain events of bankruptcy or insolvency with respect to the Company, any Subsidiary Guarantor or any of the Company's Subsidiaries; and

                  (vii) any Subsidiary Guarantee for any reason ceases to be in full force and effect or becomes or is declared to be null and void, unenforceable or invalid or any Subsidiary Guarantor denies its obligations under its Subsidiary Guarantee.

         If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Exchange Notes may by written notice declare all the Exchange Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Exchange Notes will become immediately due and payable without further action or notice. Holders may not enforce the Indenture or the Exchange Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Exchange Notes may direct the Trustee in its exercise of any trustee power. The Trustee may withhold from holders of the Exchange Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

         The holders of a majority in aggregate principal amount of the Exchange Notes then outstanding, by written notice to the Trustee, may on behalf of the holders of all the Exchange Notes (a) waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Exchange Notes, or (b) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

No Personal Liability of Directors, Officers, Employees and Stockholders

         No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Exchange Notes, the Indenture, the Warrant Agreement, the Registration Rights Agreement or any Collateral Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creations. Each holder by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. Such waiver may not be effective to waive certain liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.



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Legal Defeasance and Covenant Defeasance

         The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Exchange Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Exchange Notes, except for (i) the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the Exchange Notes when such payments are due, (ii) the Company's obligations with respect to the Exchange Notes concerning issuing temporary Exchange Notes, registration of Exchange Notes, mutilated, destroyed, lost or stolen Exchange Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Exchange Notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Exchange Notes of the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party to or by which the Company or any of its Subsidiaries is a party or by which it or any of their property or assets is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain customary conditions precedent are satisfied.



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Possession, Use and Release of Collateral

         Unless an Event of Default shall have occurred and be continuing, the Company shall have the right to remain in possession and retain exclusive control of the collateral securing the Exchange Notes (other than as set forth in the Collateral Agreements), to freely operate the collateral and to collect, invest and dispose of any income therefrom.

         Release of Collateral. Releases of collateral may be made in accordance with the terms of the Intercreditor Agreements and the Existing Intercreditor Agreement. In addition, upon compliance by the Company with the conditions set forth below in respect of any release of items of collateral, and upon delivery by the Company to the Collateral Agent of an opinion of counsel to the effect that such conditions have been met, the Collateral Agent will release the Released Interests (as hereinafter defined) from the Lien of the Collateral Agreements and reconvey the Released Interests to the Company.

         Asset Sale Release. The Company has the right to obtain a release of items of collateral (the "Released Interests") subject to an Asset Sale upon compliance with the condition that the Company deliver to the Collateral Agent the following:

                  (a) A notice from the Company requesting the release of Released Interests: (i) describing the proposed Released Interests;
         (ii) specifying the value of such Released Interests on a date within 60 days of such notice (the "Valuation Date"); (iii) stating that the purchase price received is at least equal to the fair market value of the Released Interests; (iv) stating that the release of such Released Interests would not be expected to interfere with the Collateral Agent's ability to realize the value of the remaining collateral and will not impair the maintenance and operation of the remaining collateral; and (v) certifying that such Asset Sale complies with the terms and conditions of the Indenture with respect thereto;

                  (b) An Officers' Certificate of the Company stating that: (i) such Asset Sale covers only the Released Interests and complies with the terms and conditions of the Indenture with respect to Asset Sales;
         (ii) all Net Cash Proceeds from the sale of any of the Released Interests will be applied pursuant to the provisions of the Indenture in respect of Asset Sales; (iii) there is no Default or Event of Default in effect or continuing on the date thereof, the Valuation Date or the date of such Asset Sale; (iv) the release of the collateral will not result in a Default or Event of Default under the Indenture; and
         (v) all conditions precedent in the Indenture relating to the release in question have been or will be complied with; and

                  (c) The Net Cash Proceeds and other non-cash consideration from the Asset Sale required to be delivered to the Collateral Agent pursuant to the Indenture.

Transfer and Exchange

         A holder may transfer or Exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Exchange Note selected for redemption in whole or in part pursuant to the Indenture, except the unredeemed portion of any Note being redeemed in part. Also, the Company is not required to transfer or exchange any Note commencing at the opening of business 15 days before the day of any selection of Exchange Notes to be redeemed and ending at the close of business on such day of selection. The registered holder of an Exchange Note will be treated as the owner of such Exchange Note for all purposes.

Amendment, Supplement and Waiver

         Except as provided in the next succeeding paragraph, the Indenture or the Exchange Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Exchange Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Exchange Notes) and any existing Default or Event of Default or compliance with any provision of the Indenture or the Exchange Notes may


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be waived with the consent of the holders of a majority in principal amount of the then outstanding Exchange Notes (including consents obtained in connection with a tender offer or exchange offer for Exchange Notes).

         Without the consent of each holder affected, an amendment or waiver may not (with respect to any Exchange Notes held by a non-consenting holder of the Exchange Notes): (i) reduce the principal amount of Exchange Notes whose holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of, or the premium on, or change the fixed maturity of any Exchange Note or alter the provisions with respect to the redemption of the Exchange Notes or alter the provisions with respect to repurchases or redemptions of the Exchange Notes with Net Cash Proceeds from Asset Sales or upon a Change of Control; (iii) reduce the rate of or change the time for payment of interest, including default interest, on any Exchange Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on any Exchange Note (other than a Default in the payment of an amount due as a result of an acceleration, where such acceleration is rescinded pursuant to the Indenture);
(v) make any Exchange Note payable in money other than that stated in the Exchange Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Exchange Notes to receive payments of principal of or interest on the Exchange Notes; (vii) waive a redemption payment with respect to any Exchange Note; or (viii) modify or change any provision of the Indenture affecting the ranking of the Exchange Notes in a manner which adversely affects the holders of Exchange Notes.

         Notwithstanding the foregoing, without the consent of any holder of the Exchange Notes, the Company may amend or supplement the Indenture or the Exchange Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes, to provide for the assumption of the Company's obligations to holders of the Exchange Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Exchange Notes or that does not adversely affect the legal right under the Indenture of any such holder, or to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided that, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign as Trustee.

         The holders of a majority in principal amount of the then outstanding Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Exchange Notes, unless such holder shall have offered to the Trustee an indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definitions is provided.



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         "Acquired Debt" means, with respect to any specified Person,
Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, excluding Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management of policies of such specified Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the aggregate voting power of the voting securities of a Person shall be deemed to be control.

         "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Subsidiary of the Company of (a) any Capital Stock of any Subsidiary of the Company; or (b) any other property or assets of the Company or any Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Subsidiaries receive aggregate consideration of less than $500,000 and (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation or Sale of Assets."

         "Bankruptcy Law or Code" means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

         "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

         "Board Resolution" means, with respect to any Person, a copy of a resolution delivered to the Trustee and certified by the secretary or an assistant secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

         "Capital Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

         "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and any and all warrants, options and rights with respect thereto, including, without limitation, each class of common stock and preferred stock, partnership interests and other indicia of ownership of such Person.

         "Cash Equivalents" means: (i) obligations issued or unconditionally guaranteed by the United States of America or any agency thereof, or obligations issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America; (ii) commercial paper rated the highest grade by Moody's Investors Service, Inc. and Standard & Poor's Ratings Group and maturing not more than one year from the date of creation thereof; (iii) time deposits with, and certificates of deposit and banker's acceptances issued by, any bank having capital surplus and undivided profits aggregating at least $500 million and maturing not more than one year from the date of creation thereof;
(iv) repurchase agreements that are secured by a perfected security interest in an obligation described in clause (i) and are with any bank described in clause
(iii); (v) money market accounts with any bank having capital surplus and undivided profits aggregating at least $500 million; (vi) readily marketable direct obligations issued


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by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Ratings Group; and (vii) money market funds investing only in U.S. Government Obligations.

         "Change of Control" means the occurrence of one or more of the following events:

                  (i) any Person or Group (as defined below) other than the Permitted Holder is or becomes the direct or indirect beneficial owner (as defined below) of more than 50% of the Voting Stock of the Company;

                  (ii) any Person or Group other than the Permitted Holder is or becomes the direct or indirect beneficial owner of more than 50% of the interests or participations in, or measured by the net income of, the Company;

                  (iii) any sale, lease, exchange or other transfer (in one transaction or in a series of related transactions) of all or substantially all of the assets of the Company to any Person or Group, together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) that is not beneficially owned or controlled, directly or indirectly, by the Permitted Holder;

                  (iv) the Permitted Holder ceases to have the right or ability, by voting power, control, contract or otherwise, to control a majority of the Board of Directors of the Company other than in the event of the exercise by the Trustee or at least 25% of the Holders of their right pursuant to the terms of the Indenture, following the occurrence of an Event of Default, to designate Noteholder Representatives such that a majority of the directors constituting the Board of Directors of the Company are Noteholder Representatives; or

                  (v) a Change of Control under the Existing Notes Indenture.

         The terms "beneficially own," "beneficial owner" and "Group" shall have the meanings ascribed to such terms in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that, for the purposes of this definition of "Change of Control" only, any Person or Group other than the Permitted Holder shall be deemed to be the current beneficial owner of any shares of Voting Stock of the Company, or any interests or participations in, or measured by the profits of, the Company, that are issuable upon the exercise of any option, warrant or similar right, or upon the conversion any convertible security, in either case owned by such Person or Group without regard to whether such option, warrant or convertible security is currently exercisable or convertible or will become convertible or exercisable within 60 days if the exercise or conversion price thereof at the time of grant was lower than the fair market value of the underlying security at the time of grant.

         "Collateral" shall have the meaning assigned to such term in the Security Agreement.

         "Collateral Agent" shall have the meaning assigned to such term in the Security Agreement.

         "Collateral Agreements" means, collectively, the Escrow Agreement, the Pledge Agreement, the Subsidiary Pledge Agreements, the Security Agreement, the Subsidiary Security Agreements, the Trademark Assignment, in each case, as the same may be in force from time to time.

         "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

         "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication) (a) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing Consolidated Net


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Income), (b) provision for taxes based on income or profits to the extent such provision for taxes was included in computing Consolidated Net Income, (c) consolidated interest expense of such Person for such period, whether paid or accrued (including deferred financing costs, non-cash interest payments and the interest component of capital lease obligations), to the extent such expense was deducted in computing Consolidated Net Income, (d) accretion of deferred rent expense under the McDonald's Rent Deferral Secured Notes, to the extent such expense was deducted in computing Consolidated Net Income, and (e) depreciation and amortization (including amortization of goodwill and other intangibles) for such period to the extent such depreciation or amortization were deducted in computing Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP.

         "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that: (i) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Subsidiary thereof; (ii) the Net Income of any Person that is a Subsidiary (other than a Subsidiary of which at least 80% of the Capital Stock having ordinary voting power for the election of directors or other governing body of such Subsidiary is owned by the referent Person directly or indirectly through one or more Subsidiaries) shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Subsidiary thereof; (iii) for the purpose of determining whether the Company may make a Restricted Payment under clause (c) of the "Restricted Payments" covenant only, the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and (iv) the cumulative effect of a change in accounting principles shall be excluded.

         "Consolidated Net Worth" means, with respect to any Person, the sum of
(i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries plus (ii) the respective amounts reported on such Person's most recent balance sheet with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of (a) any cash received by such Person upon issuance of such preferred stock and (b) the fair market value of any non-cash consideration received by such Person upon issuance of such preferred stock provided that such value has been determined in good faith by a nationally recognized investment bank, less
(x) all write-ups, subsequent to the date of the Indenture, in the book value of assets owned by such Person or a consolidated Subsidiary of such Person, other than (a) write-ups resulting from foreign currency translations and (b) write-ups upon the acquisition of assets acquired in a transaction to be accounted for by purchase accounting under GAAP, (y) all investments in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, a Permitted Investment), and (z) all unamortized debt discount and expense and unamortized deferred financing charges (except such amounts arising from the issuance of the Exchange Notes), all of the foregoing determined in accordance with GAAP.

         "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

         "Default" means any event known to the Company or which should have been known to the Company after due inquiry that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

         "Depository" means The Depository Trust Company, its nominees and successors.

         "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date.

         "DZ Party" means DZ Party, Inc., a Delaware corporation.



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         "Eligible Credit Facility" means one or more credit facilities (and any permitted refinancing or replacement thereof) between the Company and one or more Lenders, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time as permitted herein, which credit facility or facilities (and any permitted refinancing or replacement thereof) (i) has or have terms and conditions (including with respect to applicable interest rates and fees) customary for similar facilities extended to borrowers comparable to the Company, (ii) collectively, do not permit the Company to incur Indebtedness thereunder at any time outstanding in excess of $15.0 million in the aggregate principal amount, and (iii) may be secured by certain assets of the Company, subject to the terms and conditions of an intercreditor agreement between the Trustee and the Lender or Lenders providing such Eligible Credit Facility, in each case, substantially in the form attached to the Indenture.

         "Eligible Credit Facility Intercreditor Agreement" means an agreement or agreements between the Trustee and one or more Lenders, substantially in the form set forth in the Indenture, to be entered into in connection with the Company and such Lender or Lenders entering into an Eligible Credit Facility.

         "Equity Interests" means Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Escrow Agreement" means the Escrow and Security Agreement, dated as of even date herewith, between the Company and the Trustee, substantially in the form attached to the Indenture, as amended and supplemented from time to time in accordance with its terms.

         "Escrow Funds" means approximately $2.8 million of net proceeds from the sale of Units to be deposited in the Escrowed Interest Account (pursuant to the terms of the Escrow Agreement) to, among other things, pay interest on the Exchange Notes that accrues and is unpaid from the Issue Date through and including the Interest Payment Date on August 1, 1999.

         "Escrowed Interest Account" means one or more accounts established with or on behalf of the Trustee pursuant to the terms of the Escrow Agreement for the deposit of the Escrow Funds and the Pledged Securities.

         "Exchange Offer" means the offer made in this Prospectus by the Company pursuant to the Registration Rights Agreement, to exchange for any and all of the Private Notes a like aggregate principal amount of Exchange Notes.

         "Existing Notes" means the $85.0 million aggregate principal amount of the Company's 13 1/2% Senior Secured Notes due 2002.

         "Existing Notes Indenture" means the Indenture, dated as of July 22, 1997, by and among the Company, the Subsidiary Guarantors named therein and State Street Bank and Trust Company, as trustee.

         "Existing Notes Intercreditor Agreement" means the intercreditor agreement, dated as of March 31, 1998, between the Existing Notes Trustee and Foothill Capital Corporation.

         "Existing Notes Trustee" means State Street Bank and Trust Company and any permitted successor thereto.

         "Existing Warrant Agreement" means the Warrant Agreement dated as of July 22, 1997 between the Company and the Existing Notes Trustee, as Warrant Agent, pursuant to which the Existing Warrants were issued, as amended and supplemented from time to time in accordance with its terms.

         "Existing Warrants" means the warrants to purchase shares of the Company's common stock, par value $0.01 per share, issued by the Company contemporaneously with the Existing Notes pursuant to the terms of the Existing Warrant Agreement.



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         "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio (both the numerator and the denominator therein) shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable period; provided that pro forma effect shall be given to repayments, repurchases or redemptions of Indebtedness or Preferred Stock only to the extent such Indebtedness or Preferred Stock is permanently retired (and, in the case of the Exchange Notes, surrendered to the Trustee for cancellation). For purposes of making the computation referred to above, in the event that acquisitions, divestitures, mergers or consolidations have been made by the Company or any of its Subsidiaries subsequent to the commencement of the four-quarter period over which the Fixed Charge Coverage Ratio is being calculated, but prior to the event for which the calculation of the Fixed Charge Ratio is being made, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such acquisitions, divestitures, mergers and consolidations as if such transactions had occurred at the beginning of the applicable period.

         "Fixed Charges" means, with respect to any Person for any period, the sum of (a) consolidated interest expense of such Person for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of non-cash interest payments and the interest component of capital leases but excluding amortization of deferred financing fees) and (b) the product of (i) all dividend payments, whether paid in cash, assets, securities or otherwise, in the case of a Person that is a Subsidiary of the Company, on any series of preferred stock of such Person, and all dividend payments in respect of any series of preferred stock of the Company, whether paid in cash, assets, securities or otherwise (other than dividends payable in additional shares of the preferred stock on which such dividends are paid), times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

         "Holder" or "holder" means the Person in whose name a Note is registered on the Registrar's books.

         "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Interest Swap Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness (other than Interest Swap Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, by such Person in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any of the items which would be included within this definition.

         "Independent Financial Advisor" means an investment banking firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company or any of its Subsidiaries and (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.



                                       97

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         "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreement.

         "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including direct or indirect guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

         "Issue Date" means July 17, 1998, the date of original issuance of the Private Notes under the Indenture.

         "Junior Preferred Stock" means, collectively, the 80,000 shares of the Company's Series A Junior Cumulative Preferred Stock, liquidation preference $25.00 per share, and the 340,000 shares of the Company's Series B Junior Cumulative Preferred Stock, liquidation preference $25.00 per share, issued on the Issue Date.

         "Lender" means a Person that is not an Affiliate of the Company and is a lender in an Eligible Credit Facility.

         "Lien" means, with respect to any asset, mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, excluding true lease and consignment filings).

         "Limited Investment Subsidiary" means, with respect to the Company or any Subsidiary of the Company, any corporation, partnership, joint venture, association or other business entity in which the Company or any Subsidiary of the Company (i) has at any time made an Investment permitted by clause (viii) of the definition Permitted Investment and (ii) has not at any time made any other Investment.

         "Maturity Date" means May 1, 2002.

         "McDonald's" means the McDonald's Corporation, a Delaware corporation, and its successors and assigns.

         "McDonald's Collateral" means those certain fourteen parcels of real property and related fixtures, including, without limitation, any proceeds thereof and subject to McDonald's Senior Liens (as hereinafter defined).

         "McDonald's Documents" means the agreement to indemnify as set forth in the Agreement and Plan of Merger, dated as of August 30, 1994, among Discovery Zone, Inc., Discovery Zone International, Inc., Leaps & Bounds, Inc. and McDonald's; the McDonald's Secured Note (as hereinafter defined); and the McDonald's Rent Deferral Secured Notes (as defined herein).

         "McDonald's Rent Deferral Secured Notes" means secured promissory notes issued on July 22, 1997 by the Company in favor of McDonald's pursuant to the Plan of Reorganization, which notes represent the restructuring of rent deferrals that McDonald's granted to the Company while in Chapter 11 in an estimated aggregate principal amount of $265,000.

         "McDonald's Secured Note" means the secured promissory note issued on July 22, 1997 by the Company in favor of McDonald's pursuant to the Plan of Reorganization, which note represents restructured secured claims against the Company in an estimated aggregate principal amount of up to $4.6 million.



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         "McDonald's Senior Liens" means the first priority liens of McDonald's on the McDonald's Collateral, as set forth in the first mortgages, deeds of trust and/or deeds to secure debt, which liens secure, among other things, the payment of the McDonald's Secured Note, the McDonald's Rent Deferral Secured Notes and certain other obligations that may arise under (i) the agreement to indemnify as set forth in the Agreement and Plan of Merger, dated as of August 30, 1994, among Discovery Zone, Inc., Discovery Zone International, Inc., Leaps & Bounds, Inc. and McDonald's Corporation, and (ii) the Stipulation and Order Between Debtors and McDonald's Corporation Providing for the Resolution, Settlement and Compromise of Disputes and for Rent Deferrals and Allowance of Certain Claims, entered by the United States Bankruptcy Court for the District of Delaware on November 18, 1996.

         "Mortgages" means the mortgages, deeds of trust, deeds to secure debt or other similar documents securing liens on the Premises and/or the Leased Premises, as well as the other collateral secured by and described in the mortgages, deeds of trust, deeds to secure debt or other similar documents.

         "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale and (d) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

         "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, excluding, however, any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), and excluding any extraordinary gain (but not loss), together with any related provisions for taxes on such extraordinary gain (but not loss).

         "New Intercreditor Agreements" means, collectively, (i) one or more Eligible Credit Facility Intercreditor Agreements (or, if applicable, an amendment to the Existing Notes Intercreditor Agreement), to be entered into on or after the Issue Date, between the Trustee and one or more Lenders (including, without limitation, Foothill Capital Corporation) and (ii) the Notes Intercreditor Agreement.

         "Non-U.S. Person" means a Person who is not a U.S. Person, as defined in Regulation S.

         "Notes Intercreditor Agreement" means the intercreditor agreement to be entered into on the Issue Date between the Trustee and the Existing Notes Trustee.

         "Obligations" means any principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Officer" means, with respect to any Person, the chief executive officer, the president, any vice president, the chief financial officer, the treasurer, the controller, or the secretary of such Person, or any other officer designated by the Board of Directors to serve in a similar capacity.

         "Permitted Holder" means Birch Acquisition L.L.C. so long as such entity is directly or indirectly controlled by Martin S. Davis or, in the event of his death, by Greg S. Feldman.



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         "Permitted Indebtedness" means each of the following:

                  (a) Indebtedness incurred by the Company or its Subsidiaries in connection with or arising out of Sale and Leaseback Transactions, Capital Lease Obligations or Purchase Money Obligations; provided that the aggregate principal amount at any one time outstanding of all such Sale and Leaseback Transactions, Capital Lease Obligations and Purchase Money Obligations does not exceed $5 million;

                  (b) Indebtedness of the Company represented by the Notes (whether incurred on the Issue Date or in connection with the Exchange Offer);

                  (c) Indebtedness owed by the Company to any of its Wholly Owned Subsidiaries for so long as such Indebtedness is held by a Wholly Owned Subsidiary of the Company, in each case subject to no Lien; provided that (i) any such Indebtedness of the Company is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Exchange Notes and (ii) if as of any date any Person other than a Wholly Owned Subsidiary of the Company owns or holds any such Indebtedness or any such Person holds a Lien in respect of such Indebtedness, such date shall be deemed the date of incurrence of Indebtedness not constituting Permitted Indebtedness of the Company;

                  (d) Indebtedness of a Wholly Owned Subsidiary of the Company to the Company or to a Wholly Owned Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Subsidiary of the Company and, if such Indebtedness from the Company to any Subsidiary exceeds $500,000 in aggregate principal amount, evidenced by a written promissory note or other instrument in form and substance reasonably satisfactory to the Trustee, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Subsidiary of the Company; provided that if, as of any date any Person other than the Company or a Wholly Owned Subsidiary of the Company owns or holds such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the date of incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

                  (e) the incurrence by the Company and its Subsidiaries of Indebtedness issued in exchange for, or the proceeds of which are contemporaneously used to extend, refinance, renew, replace, or refund (collectively, "Refinance") Permitted Indebtedness referred to in clauses (a), (b) and (c) above and clause (i) below and outstanding Indebtedness incurred in accordance with the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant (other than pursuant to this definition of Permitted Indebtedness except to the extent provided in clauses (a), (b) and (c) thereof) (the "Refinancing Indebtedness"); provided, however, that (i) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so refinanced (plus the amount of reasonable expenses incurred in connection therewith); (ii) the Refinancing Indebtedness shall rank in right of payment no more senior (and at least as subordinated) to the Notes than did the Indebtedness being refinanced;
         (iii) if the Indebtedness being refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company; (iv) such Refinancing Indebtedness shall have a Weighted Average Life longer, and a stated maturity which is later than, that of the Indebtedness being refinanced; and (v) the Indebtedness so refinanced is permanently retired (and, in case of the Notes, surrendered to the Trustee for cancellation);

                  (f) Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Subsidiaries and Interest Swap Obligations of any Subsidiary covering Indebtedness of such Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

                  (g) Indebtedness of the Company outstanding on the Issue Date pursuant to the McDonald's Secured Note, the McDonald's Rent Deferral Secured Notes (including Indebtedness resulting from future rent


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         deferrals to the extent and in the manner contemplated by the
         McDonald's Rent Deferral Secured Notes as in effect on the Issue Date) and the Pre-petition Tax Payables, as reduced by the amount of any prepayments permitted by the Indenture or scheduled amortization payments when actually paid or by any permanent reductions thereof;

                  (h) other Indebtedness of the Company in an aggregate amount not to exceed $15 million at any one time outstanding, which Indebtedness may include Indebtedness evidenced by an Eligible Credit Facility; and

                  (i) Indebtedness of the Company represented by the Existing Notes and in an aggregate principal amount not to exceed $85 million.

         "Permitted Investments" means: (i) Investments by the Company or any of its Subsidiaries in any Person that is or will become immediately after such Investment a Wholly Owned Subsidiary of the Company or that will merge or consolidate into the Company or a Wholly Owned Subsidiary of the Company, (ii) Investments in the Company by any Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Exchange Notes and the Indenture; (iii) investments in cash and Cash Equivalents; (iv) Interest Swap Obligations entered into in the ordinary course of the Company's or its Subsidiaries' businesses and otherwise in compliance with the Indenture; (v) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers solely in exchange for a claim against any such trade creditor or customer; (vi) Investments in the Exchange Notes; (vii) Investments in the Existing Notes; (viii) Investments made by the Company or its Subsidiaries as a result of an Asset Sale made in compliance with the "Asset Sales" covenant; and (ix) other Investments in joint ventures, corporations, limited liability companies or partnerships formed by the Company, which joint ventures, corporations, limited liability companies or partnerships engage in businesses which are the same as, or similar or related to, the business of the Company as contemplated by this Prospectus; provided, however, that the amount which may be invested pursuant to this clause (ix) shall not exceed, in the 12-month period commencing on the Issue Date, $500,000 and in any successive 12-month period commencing on the Issue Date thereafter, $500,000 plus any cumulative, unutilized portion of such amounts which could have been invested pursuant to this clause (ix) during any of the prior 12-month periods.

         "Permitted Liens" means the following types of Liens:

                  (i) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

                  (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

                  (iii)    Renovation Liens;

                  (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                  (v) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such


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         judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

                  (vi) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

                  (vii) any interest or title of a lessor under any Capital Lease Obligation; provided that such Liens do not extend to any property or assets which are not leased property subject to such Capital Lease Obligation;

                  (viii) Purchase Money Liens of the Company or any Subsidiary of the Company acquired in the ordinary course of business; provided, however, that (A) the related Purchase Money Obligation shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Subsidiary of the Company other than the property and assets so acquired and (B) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

                  (ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumbered documents and other property relating to such letters of credit and products and proceeds thereof;

                  (x) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and set-off;

                  (xi) Liens securing Interest Swap Obligations, which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

                  (xii) Liens securing Acquired Debt incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that (A) such Liens secured such Acquired Debt at the time of and prior to the incurrence of such Acquired Debt by the Company or a Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Indebtedness by the Company or a Subsidiary of the Company and (B) such Liens do not extend to or cover any property or assets of the Company or of any of its Subsidiaries other than the property or assets that secured the Acquired Debt prior to the time such Indebtedness became Acquired Debt of the Company or a Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Debt prior to the incurrence of such Acquired Debt by the Company or a Subsidiary of the Company;

                  (xiii) Liens existing on the Issue Date, including without limitation, Liens securing the Existing Notes and Liens securing the McDonald's Obligations, but only to the extent such Liens are in effect on the Issue Date;

                  (xiv) Liens securing Indebtedness of the Company under an Eligible Credit Facility;

                  (xv) Liens in favor of the Company or a Wholly Owned Subsidiary of the Company on assets of any Subsidiary of the Company; and

                  (xvi) Liens securing Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (a) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced and (b) do not extend to or cover any property or assets of the Company or any of its Subsidiaries not securing the Indebtedness so refinanced.



                                       102

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         "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Plan of Reorganization" means the Third Amended Joint Plan of Reorganization of Discovery Zone, Inc., dated March 11, 1997, as amended.

         "Pledge Agreement" means the Pledge Agreement, dated as of even date herewith, between the Company and the Trustee, substantially in the form attached to the Indenture, as amended or supplemented from time to time in accordance with its terms.

         "Pledged Collateral" shall have the meaning assigned to such term in the Pledge Agreement.

         "Pledged Securities" means the U.S. Government Obligations to be purchased by the Company and held in the Escrowed Interest Account in accordance with the Escrow Agreement.

         "Pledged Subsidiary Collateral" shall have the meaning ascribed to such term in the Subsidiary Pledge Agreements.

         "Preferred Stock" means, with respect to any Person, any Capital Stock of such Person or its Subsidiaries in respect of which a holder thereof is entitled to receive payment upon dissolution or otherwise before any payment may be made with respect to any other Capital Stock of such Person or its Subsidiaries.

         "Pre-petition Tax Payables" means pre-petition tax claims restructured pursuant to the Plan of Reorganization as pre-petition tax payables having an estimated aggregate maximum principal amount of up to $5.0 million, which claims have maturities of up to six years from the original date of assessment, require principal payments in equal installments and accrue simple interest at 10% per annum from the issue date with respect to the Existing Notes.

         "Primary Offering" means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with and declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities under any employee benefit plans) or pursuant to an exemption from the registration requirements thereof.

         "Purchase Agreement" means the Purchase Agreement relating to the purchase and sale of the Units, entered into among the Company and the Initial Purchaser.

         "Purchase Money Liens" means (i) Liens to secure or securing Purchase Money Obligations permitted to be incurred under the Indenture and (ii) Liens to secure Refinancing Indebtedness incurred solely to refinance Purchase Money Obligations, provided that such Refinancing Indebtedness is incurred no later than six (6) months after the satisfaction of such Purchase Money Obligations and such Lien extends to or covers only the asset or property securing the Purchase Money Obligations being refinanced.

         "Purchase Money Obligations" means Indebtedness representing, or incurred to finance, the cost of acquiring any assets (including Purchase Money Obligations of any other Person at the time such other Person is merged with or into or is otherwise acquired by the Company or any of its Wholly Owned Subsidiaries); provided that (i) the principal amount of such Indebtedness does not exceed 100% of such cost, (ii) any Lien securing such Indebtedness does not extend to or cover any other asset or property other than the asset or property being so acquired and (iii) such Indebtedness is incurred, and any Liens with respect thereto are granted, within 90 days of the acquisition of such property or asset.

         "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.



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         "Qualified Institutional Buyer" or "QIB" shall have the meaning specified in Rule 144A under the Securities Act.

         "Qualified Offering" means a Primary Offering resulting in net proceeds to the Company of at least $20 million, all or a portion of which are used to redeem 100% of the Exchange Notes and such redemption occurs within 30 days of the date of the closing of such offering.

         "Registration Rights Agreement" means the Registration Rights Agreement, dated as of even date herewith, between the Company and the Initial Purchaser, as the same may be amended or modified from time to time in accordance with the terms thereof.

         "Regulation S" means Regulation S under the Securities Act, as such regulation may be amended from time to time.

         "Renovation Liens" means statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business between July 29, 1997 and the Issue Date.

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Rule 144A" means Rule 144A under the Securities Act.

         "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Subsidiary of the Company of any property, whether owned by the Company or any Subsidiary of the Company at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Security Agreement" means the Security Agreement, dated as of even date herewith, between the Company and the Trustee, as amended or supplemented from time to time in accordance with its terms, substantially in the form attached to the Indenture.

         "Security Interests" means the Liens on the Collateral created by the Indenture and the Collateral Agreements in favor of the Collateral Agent for the benefit of the Collateral Agent and the Holders.

         "Significant Subsidiary" means any Subsidiary which would be a "significant subsidiary" as defined in Article One, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

         "Subordination Agreement" means that certain subordination agreement by and between the Collateral Agent and McDonald's Corporation, dated on or after the Issue Date, substantially in the form attached to the Indenture.

         "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, however, that the term Subsidiary shall not include DZ Party or any Limited Investment Subsidiary.

         "Subsidiary Collateral" shall have the meaning assigned to such term in the Subsidiary Security Agreements.

         "Subsidiary Guarantees" means, individually, the guarantee and, collectively, the guarantees given by the Subsidiary Guarantors pursuant hereto or pursuant to supplemental indentures executed by Subsidiaries formed after the Issue Date pursuant to which such Subsidiaries agree to be bound by the terms of the Indenture.

         "Subsidiary Guarantor" means each of Discovery Zone (Canada) Limited, Discovery Zone (Puerto Rico), Inc., Discovery Zone Licensing, Inc. and all future Subsidiaries of the Company other than (a) any Limited Investment Subsidiary or (b) DZ Party.

         "Subsidiary Pledge Agreements" means the Subsidiary Pledge Agreements to be entered into between the Subsidiary Guarantors and the Trustee, substantially in the form attached to the Indenture, as amended or supplemented from time to time in accordance with its terms.

         "Subsidiary Security Agreements" means, individually, the subsidiary security agreement and, collectively, the subsidiary security agreements executed by each Subsidiary Guarantor in favor of the Trustee on the Issue Date and after the Issue Date in accordance with the Indenture, pursuant to which such Subsidiary Guarantor grants a security interest in and lien on its properties and assets as collateral security for the debts, liabilities and obligations of such Subsidiary Guarantor under its Subsidiary Guarantee and the Indenture, as the same may be amended or modified from time to time in accordance with its terms.

         "Trademark Assignment" means the Collateral Assignment of Patents, Trademarks and Copyrights (Security Agreement), dated as of even date herewith, by the Company and its Subsidiaries in favor of the Trustee, substantially in the form attached to the Indenture, as amended and supplemented from time to time in accordance with its terms.

         "Trust Officer" means any officer of the Trustee assigned by the Trustee to administer the Indenture, or in the case of a successor trustee, an officer assigned to the department, division or group performing the corporation trust work of such successor and assigned to administer the Indenture.

         "U.S. Government Obligations" means non-callable direct obligations of, and non-callable obligations guaranteed by, the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

         "U.S. Legal Tender" means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

         "Voting Stock" means, with respect to any Person, one or more classes of the Capital Stock of such Person having general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

         "Warrant Agreement" means the Warrant Agreement, dated as of even date herewith, between the Company and the Trustee, as Warrant Agent, pursuant to which the Warrants are issued, as amended and supplemented from time to time in accordance with its terms.

         "Warrants" means the warrants to purchase shares of the Company's common stock, par value $0.01 per share, comprising the Units and issued by the Company contemporaneously with the Private Notes pursuant to the terms and conditions of the Warrant Agreement.



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         "Weighted Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

         "Wholly Owned Subsidiary" means, with respect to any Person, any Subsidiary of such Person of which all the voting Capital Stock (other than directors' qualifying shares) is owned by such Person or any Wholly Owned Subsidiary of such Person.

Same-Day Settlement and Payment

         Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Exchange Notes are expected to be eligible to trade in the PORTAL Market and to trade in the Depository's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the Exchange Notes will therefore be required by the Depository to be settled in immediately available funds. No assurance can be given as to the effect, if any, of such settlement arrangements on trading activity in the Exchange Notes.

Registration Rights

         Pursuant to the Registration Rights Agreement, the Company agreed, for the benefit of the Holders, that it would use its best efforts, at its cost, to consummate this Exchange Offer. In satisfaction of this obligation, the Company is hereby offering the Exchange Notes in return for surrender of the Private Notes. It is intended by the Company that the Exchange Offer will satisfy these registration rights, which will terminate upon the consummation of the Exchange Offer. For each Private Note surrendered to the Company pursuant to the Exchange Offer, the Holder will receive an Exchange Note of equal principal amount at maturity. Interest on each Exchange Note shall be calculated and paid in the same manner as interest on the Private Notes so surrendered and exchanged therefore.

Book-Entry, Delivery and Form

         Exchange Notes issued in exchange for the Private Notes currently represented by one or more fully registered global notes will be represented by one or more fully registered global notes (collectively, the "New Global Note"), and will be deposited upon issuance with the Depository or an agent of the Depository and registered in the name of the Depository or a nominee of the Depository (the "New Global Note Registered Owner"). Except as set forth below, the New Global Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

         As described below under "-- Certified Exchange Notes," owners of beneficial interests in a New Global Note may receive physical delivery of certificated Exchange Notes only in the limited circumstances described therein. The Exchange Notes are not issuable in bearer form.

         The Depository has advised the Company that the Depository is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in the accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants or Indirect Participants may beneficially own securities held by or on behalf of the Depository only through the Participants or the Indirect Participants. The ownership interests and transfer of ownership interests of such persons held by or on behalf of the Depository are recorded on the records of the Participants and Indirect Participants.



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



         The Depository has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the New Global Note, the Depository will credit the accounts of its Participants with portions of the principal amount of the New Global Note representing the Exchange Notes issued in exchange for the Private Notes that each such Participant has instructed the Depository to surrender for exchange and (ii) ownership of such interests in the New Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the New Global Note).

         Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Exchange Notes, including the New Global Note, are registered as the owners thereof for the purpose of receiving payments in respect of the principal of and premium, if any, and interest on any Exchange Notes and for any and all other purposes whatsoever. Payments on any Exchange Notes registered in the name of the New Global Note Registered Owner will be payable by the Trustee to the New Global Note Registered Owner in its capacity as the registered holder under the Indenture. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of the Depository's records or the records of any Participant or Indirect Participant relating to or payments made on account of beneficial ownership interests in the New Global Note, or for maintaining, supervising or reviewing any of the Depository's records or records of any Participant or Indirect Participant relating to the beneficial ownership interests in the New Global Note or (ii) any other matter relating to the actions and practices of the Depository or any of its Participants or Indirect Participants. The Depository has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depository unless the Depository has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of the Depository, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by the Depository or any of its Participants or Indirect Participants in identifying the beneficial owners of the Exchange Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the New Global Note Registered Owner for all purposes.

Certificated Exchange Notes

         If (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depository and the Company does not appoint a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in definitive form under the Indenture, then, upon surrender by the relevant Global Holder of its Global Note, Certificated Exchange Notes will be issued to each person that such Global Holder and DTC identify as the beneficial owner of the related Notes. In addition, subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Exchange Notes in the form of Certificated Exchange Notes. Upon any such issuance, the Trustee is required to register such Certificated Exchange Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof) in fully registered form.

                  None of the Company nor Trustee shall be liable for any delay by the related Global Holder or DTC in identifying the beneficial owners of the related Exchange Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from such Global Holder or of DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts of the Exchange Notes to be issued).




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                          DESCRIPTION OF CAPITAL STOCK

General

         The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-laws authorize capital stock consisting of 2,200,000,000 shares of Class A Voting Common Stock, par value $.00017 per share (the "Voting Common Stock"), 190,000,000 shares of Class B Nonvoting Common Stock, par value $.00017 per share (the "Nonvoting Common Stock" and, together with the Voting Common Stock, the "Common Stock"), and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The following summaries of the material provisions of the Common Stock, Preferred Stock and warrants exercisable into shares of Common Stock do not purport to be complete and are subject to, and qualified by, the provisions of the Certificate of Incorporation, By-laws, the respective warrant agreement and to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"). Unless otherwise indicated, all references herein to Common Stock are to shares of Voting Common Stock.

Preferred Stock

         Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Certificate of Incorporation and certain limitations prescribed by the DGCL, the Board of Directors is expressly authorized to adopt resolutions to fix the voting rights, if any, designations, powers, preferences and the relative participations, optional or other rights, if any, and the qualifications, limitations or restrictions of any unissued series of Preferred Stock, to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding), in each case without any further action or vote by the stockholders. The issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could have the effect of delaying, deferring or preventing a change of control of the Company or an unsolicited acquisition proposal.

         Cumulative Preferred Stock

         General. In connection with the Unit Offerings on July 17, 1998, the Company issued (i) 80 units (the "Series A Preferred Stock Units") which consisted of (a) $2.0 million stated value of the Company's 14 1/2% Series A Senior Cumulative Preferred Stock (the "Series A Cumulative Preferred Stock") and (b) 80 warrants (the "Series A Preferred Unit Warrants") to purchase, in the aggregate, 170,533,397 shares of Common Stock (equal to 9.64% of the Common Stock on a fully-diluted basis before giving effect to future issuances of options under the Stock Incentive Plan) at an exercise price of $.00017 per share and (ii) 340 units (the "Series B Preferred Stock Units") which consisted of (x) $8.5 million stated value of the Company's 14 1/2% Series B Junior Cumulative Preferred Stock (the "Series B Cumulative Preferred Stock" and together with the "Series A Cumulative Preferred Stock, the "Cumulative Preferred Stock") and (y) 340 warrants (the "Series B Preferred Unit Warrants" and together with the Series A Preferred Unit Warrants, the "Preferred Unit Warrants") to purchase, in the aggregate, 724,766,937 shares of Common Stock (equal to 40.96% of the Common Stock on a fully-diluted basis before giving effect to future issuances of options under the Stock Incentive Plan) at an exercise price of $.00017 per share.

         On July 17, 1998, Birch Acquisition L.L.C. ("Birch"), as purchaser of 200 Series B Preferred Units, exercised 200 Series B Preferred Unit Warrants and thereupon received 426, 333,492 shares of Common Stock. In accordance with the provisions of the warrant agreement, Birch paid an exercise price of $72,477 by tendering shares of Series B Cumulative Preferred Stock with an equal amount of stated value (approximately 2,899 shares), which shares were thereupon canceled by the Company.

         Ranking. With respect to the payment of dividends and distributions upon the liquidation, dissolution or winding-up of the Company, (i) the Series A Preferred Stock ranks senior to all classes of equity securities of the Company (including the Convertible Preferred Stock, the Series B Junior Preferred Stock and the Common Stock) and


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



(ii) the Series B Junior Preferred Stock ranks junior to the Series A Cumulative Preferred Stock and the Convertible Preferred Stock, and senior to all other classes of equity securities of the Company (including the Common Stock).

         Liquidation Preference. Upon any liquidation, dissolution or winding-up of the Company, holders of each series of Cumulative Preferred Stock are entitled to be paid out of the assets of the Company available for distribution an amount equal to the aggregate stated value of shares of Cumulative Preferred Stock of such series then outstanding (the "Liquidation Preference"), equal to $25.00 per share for each series of Cumulative Preferred Stock, before any distribution is made to the holders of securities ranking junior in right of payment to such series. The aggregate Liquidation Preference of all outstanding shares of Series A Cumulative Preferred Stock is $2.0 million. The aggregate Liquidation Preference of all outstanding shares of Series B Cumulative Preferred Stock is approximately $8.4 million, after taking into account the cancellation of shares of Series B Cumulative Preferred Stock tendered by Birch in connection with its exercise of its Series B Preferred Unit Warrants. If the assets of the Company available for distribution are insufficient to pay the holders of the outstanding shares of each series Cumulative Preferred Stock, then the holders of each series of Cumulative Preferred Stock shall share ratably in such distribution of assets.

         Dividends. Holders of each series of Cumulative Preferred Stock are entitled to receive dividends on such Cumulative Preferred Stock at an annual rate of 14.5% of the Liquidation Preference of the shares of Cumulative Preferred Stock. All dividends are cumulative, whether or not earned or declared, on a quarterly basis from the date of issuance and are payable quarterly in arrears on August 1, November 1, February 1 and May 1 of each year, commencing August 1, 1998. If any dividend (or portion thereof) payable on any dividend payment date is not declared or paid in full on such dividend payment date, the amount of such dividend that is payable and not paid will accumulate at the dividend rate, compounding quarterly, until declared and paid in full.

         Optional Redemption. Each series of Cumulative Preferred Stock is subject to redemption by the Company, at any time and from time to time prior to the Mandatory Redemption Date (as defined herein). The Company will have the right to redeem, in whole or in part, the Cumulative Preferred Stock at a redemption price equal to 100% of the Liquidation Preference, together with accrued and unpaid dividends, if any, to the date of redemption.

         Each series of Cumulative Preferred Stock is redeemable at the option of the holders thereof upon the earlier to occur of a merger, a sale of substantially all of the assets or Common Stock of the Company or any other Change of Control, in each case, at a price equal 100% of the Liquidation Preference, together with accrued and unpaid dividends, if any, to the date of redemption.

         Mandatory Redemption. Unless earlier redeemed or converted, each series of Cumulative Preferred Stock must be redeemed, out of funds legally available therefor, by the Company at a redemption price equal to 100% of the Liquidation Preference, together with accrued and unpaid dividends, if any, to November 1, 2002 (the "Mandatory Redemption Date").

         Conversion. If the Company completes a Primary Offering that results in net proceeds to the Company of at least $20.0 million, then simultaneous with the closing of such offering, the Company may convert all or any portion of the Cumulative Preferred Stock into shares of Common Stock, the value of which shall be equal to the aggregate Liquidation Preference of the shares so converted; provided that (i) the Company pays all accrued and unpaid dividends on the series of Cumulative Preferred Stock to the date of conversion and (ii) a pro rata amount of shares of any junior Preferred Stock shall also be converted.

         Voting Rights. The holders of each series of Cumulative Preferred Stock, in their capacity as holders of Cumulative Preferred Stock, will have no voting rights; except that the Certificate of Incorporation provides that the Company may not (i) amend the terms of the respective series of Cumulative Preferred Stock, (ii) amend or repeal any provision of the Certificate of Incorporation or By-Laws so as to adversely affect the specific rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the holders of such series of Cumulative Preferred Stock, (iii) increase the authorized number of the applicable series of Cumulative Preferred Stock or (iv) authorize any class or series of senior Preferred Stock, without the affirmative vote or consent of the holders of shares constituting at least a majority of the outstanding Cumulative Preferred Stock, voting or consenting, as the case may be, separately as one class.

         Other Rights. Holders of Convertible Preferred Stock are entitled to certain additional rights, in each case as set forth in and subject to the provisions of the Certificate of Incorporation governing the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions relating to the Convertible Preferred Stock, including, but not limited to, the following: (i) the right to approve Company transactions with affiliates of the Company (Series A Cumulative Preferred Stock only) and (ii) subscription rights.

         Convertible Preferred Stock

         On July 22, 1997, the Company issued an aggregate of 1,000 shares of Series A Convertible Redeemable Preferred Stock (the "Convertible Preferred Stock"). In connection with the offering of the Series A Preferred Stock Units, the holder of the Convertible Preferred Stock paid $1.0 million of the consideration for the Series A Preferred Stock Units by tendering shares of Convertible Preferred Stock having an equal amount of stated value (approximately 66.667 shares), which shares were thereupon canceled by the Company.

         Ranking. With respect to the payment of dividends and distributions upon the liquidation, dissolution or winding-up of the Company, the Convertible Preferred Stock ranks junior in right of payment to the Series A Cumulative Preferred Stock and senior in right of payment to all other outstanding equity securities of the Company (including the Series B Cumulative Preferred Stock and the Common Stock).

         Conversion. The outstanding shares of Convertible Preferred Stock are convertible into 1,112,184 shares of Common Stock (or 1,191.6260 shares of Common Stock per share of Convertible Preferred Stock) at any time at the option of the holders of Convertible Preferred Stock, subject to adjustment under certain circumstances.

         Liquidation Preference. Upon any liquidation, dissolution, or winding-up of the Company, the holders of Convertible Preferred Stock, before any distribution to the holders of securities junior in right of payment to the Convertible Preferred Stock, are entitled to be paid out of the assets of the Company available for distribution to its stockholders a Liquidation Preference of $15,000 per share (or $14 million in the aggregate). If the assets of the Company available for distribution to the holders of Convertible Preferred Stock are insufficient to pay the holders of outstanding shares of Convertible Preferred Stock, then the holders of Convertible Preferred Stock shall share ratably in such distribution of assets.

         Dividends. The holders of Convertible Preferred Stock are not entitled to any dividends or other distributions. No dividends or distributions shall be made by the Company on the Common Stock or other securities junior in right of payment to the Convertible Preferred Stock without the written consent of all of the holders of Convertible Preferred Stock, and then only if holders of Convertible Preferred Stock receive a pro rata share of any and all such dividends or distributions as if such shares of Convertible Preferred Stock had been fully converted into shares of Common Stock.

         Redemption Option. The Convertible Preferred Stock is redeemable at the option of the holders thereof: (i) upon the earlier to occur of a merger, sale of substantially all of the assets or Common Stock of the Company or any other Change of Control; or (ii) upon 180 days' prior written notice (the "Redemption Notice") from any holder of Convertible Preferred Stock at any time 62 months after the offering of the Existing Notes, in each case, at a price equal to the greater of (A) an amount equal to the Liquidation Preference; and (B) if there is no established market for the Common Stock on a national securities exchange or other nationally recognized automated quotation system, the fully converted value of the Convertible Preferred Stock based on the appraised value of the Company as determined by a qualified independent appraiser (selected by the Company and acceptable to the holders of Convertible Preferred Stock) as of the date that is 90 days after the date of delivery of the Redemption Notice and assuming that the Company had consummated an initial public offering of Common Stock in which Wafra had participated on the date of such Redemption Notice.



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         Voting Rights and Board Representation. Holders of Convertible
Preferred Stock have voting rights with respect to any and all matters presented to the Company's stockholders for their action or consideration. Such voting rights are commensurate with the percentage of Common Stock into which such shares of Convertible Preferred Stock are convertible, as if such shares of Convertible Preferred Stock had been fully converted. Holders of the Convertible Preferred Stock will vote together with holders of Common Stock as a single class.

         Other Rights. Holders of Convertible Preferred Stock are entitled to certain additional rights, in each case as set forth in and subject to the provisions of the Certificate of Incorporation governing the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions relating to the Convertible Preferred Stock, including, but not limited to, the following: (i) the right to approve Company transactions with affiliates of the Company; (ii) standard anti-dilution protection upon the occurrence of certain events; (iii) preemptive rights; (iv) the right to one demand that the Company register the Common Stock issuable upon conversion of the Convertible Preferred Stock and use its best efforts to cause a registration statement with respect thereto to become effective; provided, however, that if less than all the shares of such Common Stock are sold in such offering, the holders of Convertible Preferred Stock shall be entitled to one additional demand to register all of the remaining shares of such Common Stock (unless such shares of Common Stock represent less than 5% of the fully-diluted number of shares of such Common Stock, in which case the Company may elect to effect a shelf registration statement (which will remain effective for one year) in lieu of such additional demand registration); and (v) all other applicable rights granted to the holders of Existing Warrants and the Ten Year Warrants.

Common Stock

         General

         The Common Stock of the Company is divided into voting and nonvoting classes. Except as otherwise provided herein or in the Certificate of Incorporation of the Company, shares of Voting Common Stock and Nonvoting Common Stock are identical in all respects and entitle the holders thereof to the same rights, preferences and privileges, and are subject to the same qualifications, limitations and restrictions.

         There are approximately 1,000 holders of the 430,333,492 shares of Voting Common Stock are outstanding and no shares of Nonvoting Common Stock outstanding. The Company has reserved (i) 715,692 shares of Voting Common Stock for issuance under the Stock Incentive Plan, (ii) 805,154 shares of Voting Common Stock for issuance upon exercise of the outstanding Existing Warrants,
(iii) 444,444 shares of Voting Common Stock for issuance upon exercise of the Ten Year Warrants, (iv) 1,112,184 shares of Voting Common Stock for issuance upon conversion of the outstanding Convertible Preferred Stock, (v) 866,990,443 shares of Voting Common Stock for issuance upon exercise of the outstanding Note Warrants, and (vi) 468,966,842 shares of Voting Common Stock for issuance upon exercise of the outstanding Preferred Unit Warrants. The Company has also reserved shares of Nonvoting Common Stock for issuance to certain holders who elect to have their warrants exercised into Nonvoting Common Stock.

         In addition the Company intends to reserve additional shares of Voting Common Stock for issuance under the Stock Incentive Plan which shares shall represent up to a maximum of 10% of the shares of Common Stock after giving effect to the Unit Offerings.

         Voting

         The holders of Voting Common Stock are entitled to one vote for each share of Voting Common Stock on all matters voted upon by stockholders, including the election of directors. Holders of shares of Nonvoting Common Stock will have the right to vote one vote per share together with the Voting Common Stock as one class on (i) any merger or consolidation of the Company with or into another entity or entities, (ii) any sale of all or substantially all of the Company's assets and (iii) any amendment to the Company's Certificate of Incorporation; provided that holders of shares of Nonvoting Common Stock will have the right to vote as a separate class on any merger or consolidation of the Company with or into another entity or entities, or any recapitalization or reorganization, in which shares of


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Nonvoting Common Stock would receive or be exchanged for consideration different on a per share basis from consideration to be received with respect to or in exchange for shares of Voting Common Stock or would otherwise be treated differently from shares of Voting Common Stock in connection with such transaction.

         Dividends

         Subject to the rights of holders of any then outstanding shares of Preferred Stock, holders of the Voting Common Stock and the Nonvoting Common Stock are entitled to dividends pro rata at the same rate per share of each class of Common Stock as may be declared in the discretion of the Board of Directors out of funds legally available therefor. If the Board of Directors declares or pays dividends in shares of Common Stock, the dividends payable to holders of each class of Common Stock will be payable in shares of such class of Common Stock. If dividends are declared or paid in the form of voting securities of the Company other than Common Stock, the Company will make available to each holder of Nonvoting Common Stock, at such holders request, dividends consisting of nonvoting securities (except as otherwise required by law) of the Company which are otherwise identical to such voting securities and which are convertible into such voting securities on the same terms as the Nonvoting Common Stock is convertible into the Voting Common Stock. The Company currently does not pay any dividends on the Common Stock.

         Liquidation

         Holders of the Common Stock are entitled to participate pro rata at the same rate per share of each class of Common Stock in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any shares of Preferred Stock then outstanding.

         Pre-emptive Rights and Redemption

         The Common Stock has no preemptive rights to purchase shares of capital stock of the Company and is not subject to any redemption provisions. All outstanding shares of Common Stock are fully paid and nonassessable. The Common Stock does not trade on any established public trading market.

         Conversion

         Conversion of Nonvoting Common Stock. In connection with the occurrence (or expected occurrence as described below) of any Conversion Event (as defined herein), each holder of Nonvoting Common Stock will be entitled to convert into an equal number of shares of Voting Common Stock any or all of such holder's shares of Nonvoting Common Stock being (or expected to be) distributed, disposed of or sold in connection with such Conversion Event. A "Conversion Event" means
(i) any public offering or public sale of securities of the Company (including a public offering registered under the Securities Act and a sale pursuant to Rule 144 under the Securities Act or any similar rule then in force), (ii) any sale of securities of the Company to a person or group of persons (within the meaning of the Exchange Act) if, after such sale, such person or group of persons, in the aggregate, would own or control securities with sufficient ordinary voting power to elect a majority of the Company's directors (provided that such sale has been approved by the Company's Board of Directors or a committee thereof),
(iii) any sale of securities of the Company to a person or group of persons (within the meaning of the Exchange Act) if, after such sale, such person or group of persons, in the aggregate, would own or control securities of the Company (excluding any Nonvoting Common Stock being converted and disposed of in connection with such Conversion Event) with sufficient ordinary voting power to elect a majority of the Company's directors, (iv) any sale of securities of the Company to a person or group of persons (within the meaning of the Exchange Act) if, after such sale, such person or group of persons would not, in the aggregate, own, control or have the right to acquire more than 2% of the then outstanding securities of any class of voting securities of the Company and (v) a merger, consolidation or similar transaction involving the Company if, after such transaction, a person or group of persons (within the meaning of the Exchange Act), in the aggregate, would own or control securities with sufficient ordinary voting power to elect a majority of the surviving Company's directors (provided that such transaction has been approved by the Company's Board of Directors or a committee thereof). Each holder of Nonvoting Common Stock will be entitled to convert shares of Nonvoting Common Stock in connection with


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any Conversion Event if such holder reasonably believes that such Conversion
Event will be consummated. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Voting Common Stock and Nonvoting Common Stock, solely for the purpose of issuance upon the conversion of the Nonvoting Common Stock and Voting Common Stock, respectively, such number of shares of Nonvoting Common Stock and Voting Common Stock issuable upon the conversion of all outstanding Voting Common Stock and Nonvoting Common Stock, as the case may be.

         Stock Splits

         If the Company subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be proportionately subdivided or combined in a similar manner.

         Amendments

         No amendment or waiver of any provision of the Amended and Restated Certificate of Incorporation is effective without the prior approval of the holders of a majority of the then outstanding Nonvoting Common Stock voting as a separate class.

Warrants

         Note Warrants

         In connection with the Unit Offerings on July 17, 1998, the Company issued 20,000 Note Units, each consisting of (i) $1,000 principal amount of Private Notes, (ii) 17 Series A Note Warrants, each entitling the holder thereof to purchase 1,769.3683 shares of Common Stock at an exercise price of $.00017 per share and (iii) 17 Series B Note Warrants, each entitling the holder thereof to purchase 780.6036 shares of Common Stock at an exercise price of $.00017 per share. The number of shares of Common Stock issuable upon exercise of the Note Warrants is subject adjustment in certain instances described below. The Series A Note Warrants and Series B Note Warrants entitle the holders thereof to purchase an aggregate of 601,585,205 shares of Common Stock and 265,405,238 shares of Common Stock, respectively, representing in the aggregate approximately 34% and 15%, respectively, of the Common Stock on a fully diluted basis after giving effect to the Unit Offerings, but before giving effect to future issuances of options under the Company's Stock Incentive Plan. The Series B Note Warrants may be redeemed or canceled for no consideration in connection with a Qualified Offering occurring on or prior to December 31, 1999. If the Company redeems or cancels all of the Series B Note Warrants, the Series A Note Warrants, assuming no exercise thereof, would then represent 40% of the outstanding Common Stock on a fully diluted basis after giving effect to the Unit Offerings, but before giving effect to such Qualified Offering and future issuances of options under the Stock Incentive Plan.

         The Series A Note Warrants are exercisable at any time on or after the date of issuance. The Series B Note Warrants are exercisable at any time after December 31, 1999. Unless exercised, the Note Warrants will automatically expire on August 1, 2007. Upon exercise of any Note Warrant, the holder of such Note Warrant will be entitled to receive shares of Voting Common Stock specified in such Note Warrant; provided, however, that if such holder is (i) a "bank holding company" within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHC Act"), or non-bank subsidiary of such an entity or (ii) any entity, that pursuant to Section 8(a) of the International Banking Act of 1978, as amended, is subject to the provisions of the BHC Act or any non-bank subsidiary of such an entity, then such holder will be entitled to receive shares of Nonvoting Common Stock upon the exercise of such Note Warrant.

         The Series A Note Warrants and the Series B Note Warrants are not separately transferable from the Notes or each other until the earlier to occur of (i) the commencement of the Exchange Offer or (ii) such earlier date as Jefferies & Company, Inc., as Initial Purchaser of the Note Units, shall determine. The Note Warrants were


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issued in registered form pursuant to a warrant agreement dated as of the July
17, 1998, between the Company and Firstar Bank N.A., as warrant agent.

         Preferred Unit Warrants

         In connection with the Unit Offerings on July 17, 1998, the Company also issued (i) 80 Series A Preferred Stock Units, each consisting of (a) $25,000 stated value of Series A Cumulative Preferred Stock and (b) one Series A Preferred Unit Warrant entitling the holder thereof to purchase 2,131,667.4631 shares of Common Stock at an exercise price of $.00017 per share and (ii) 340 Series B Preferred Units, each consisting of (x) $25,000 stated value Series B Cumulative Preferred Stock and (y) one Series B Preferred Unit Warrant entitling the holder thereof to purchase 2,131,667.4631 shares of Common Stock at an exercise price of $.00017 per share. The Preferred Unit Warrants entitle the holders thereof to purchase an aggregate of 895,300,334 shares of Common Stock, representing 50.6% of the Common Stock on a fully diluted basis after giving effect to the Unit Offerings, but before giving effect to future issuances of options under the Company's Stock Incentive Plan. The number of shares of Common Stock issuable upon exercise of the Preferred Unit Warrants is subject adjustment in certain instances described below. The Preferred Unit Warrants are exercisable at any time after the date of issuance and, unless exercised, will automatically expire on August 1, 2007. The Preferred Unit Warrants were issued in registered form pursuant to a warrant agreement dated as of the July 17, 1997, between the Company and Firstar Bank N.A., as warrant agent.

         On July 17, 1998, Birch, as purchaser of 200 Series B Preferred Units, exercised 200 Series B Preferred Unit Warrants and thereupon received 426,333,492 shares of Common Stock. In accordance with the provisions of the warrant agreement, Birch paid exercise price of $72,477 by tendering shares of Series B Cumulative Preferred Stock with an equal amount of state value (approximately 2,899 shares), which shares were thereupon canceled by the Company.

         Ten Year Warrants

         In connection with the Plan of Reorganization, the Company issued approximately 444,444 units, each consisting of nine shares of Common Stock and one Ten Year Warrant entitling the holder thereof to purchase one share of Common Stock at an exercise price of $17.55 per share. The Ten Year Warrants entitle the holders thereof to purchase an aggregate of 444,444 shares of Common Stock. The number of Warrant Shares (as defined herein) and the exercise price of the Ten Year Warrants are subject to adjustment in certain instances as described below. The Common Stock and the Ten Year Warrants became separately transferable on the Effective Date. The Ten Year Warrants are exercisable at any time after the date of issuance and, unless exercised, will automatically expire on July 29, 2007. The Ten Year Warrants were issued in registered form pursuant to a warrant agreement, dated as of the Effective Date, between the Company and State Street Bank and Trust Company, as warrant agent.

         Existing Warrants

         Upon emerging from Chapter 11, the Company issued approximately 85,000 Existing Units, each consisting of $1,000 principal amount of Existing Notes and one Existing Warrant entitling the holder thereof to purchase 9.4724 shares of Common Stock at an exercise price of $.01 per share. The Existing Warrants entitle the holders thereof to purchase an aggregate of 805,154 shares of Common Stock. The number of Warrant Shares and the exercise price of the Existing Warrants are subject adjustment in certain instances described below. The Existing Notes and the Existing Warrants became separately transferable on the date 45 days following the Effective Date. The Existing Warrants are exercisable at any time after the date of issuance and, unless exercised, will automatically expire on August 1, 2007. The Existing Warrants were issued in registered form pursuant to a warrant agreement dated as of the July 22, 1997, between the Company and State Street Bank and Trust Company, as warrant agent.



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         General

         No fractional shares of Common Stock will be issued upon exercise of the Ten Year Warrants, the Existing Warrants, the Note Warrants and the Preferred Unit Warrants (collectively, the "Warrants"). The Company shall pay to holders of the Warrants at the time of exercise an amount in cash equal to the same fraction of the current market price of a share of Common Stock, less the Exercise Price. The holders of the Warrants have no right to vote on matters submitted to the shareholders of the Company, have no right to receive dividends and no right to receive notice of any meeting of the shareholders, consent to any action of the stockholders, receive notice of any other stockholders proceedings or any other rights as shareholders of the Company. The holders of the Warrants are not entitled to share in the assets of the Company in the event of liquidation, dissolution or the winding up of the affairs of the Company.

         Adjustments. If the Company (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock or other shares of its capital stock, (ii) subdivides its outstanding shares of Common Stock into a greater number of shares, (iii) combines its outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of its Common Stock any shares of its capital stock, then the number of shares of Common Stock issuable upon exercise of the Warrant (the "Warrant Shares") immediately prior to such action shall be proportionately adjusted so that the holder of any Warrant thereafter exercised may receive the aggregate number and kind of shares of capital stock of the Company that such holder would have owned immediately following such action if such Warrant had been exercised immediately prior to such action.

         If the Company distributes to all holders of its Common Stock any of its assets (including but not limited to cash), securities (other than capital stock), or any rights or Warrants to purchase securities (including but not limited to Common Stock) of the Company, the Company will make the same distribution to holders of the Warrants as though, immediately prior to the record date with respect to such distribution, each such holder owned the number of shares of Common Stock such holder could have purchased upon the exercise of the Warrants held by such holder.

         Subject to certain exceptions set forth in the Warrant Agreement, if the Company issues (i) shares of Common Stock for a consideration per share less than the current market price per share or (ii) any securities convertible into or exchangeable for Common Stock for a consideration per share of Common Stock initially deliverable upon conversion or exchange of such securities that is less than the current market price per share of Common Stock on the date of issuance of such securities, the Company shall offer to sell to each holder of Warrants, at the same price and on the same terms offered to all other prospective buyers (provided that the holders of Warrants shall not be required to buy any other securities in order to buy such Common Stock or convertible securities), a portion of such Common Stock or convertible securities that is equal to such holder's portion of the Common Stock then outstanding if immediately prior thereto all the Warrants had been exercised. Each such holder may elect to buy all or any portion of the Common Stock or convertible securities offered or may decline to purchase any.

         Notwithstanding the foregoing, no adjustment or action need be made for
(i) a change solely in the par value or no par value of the Common Stock; provided that the Company shall not increase the par value to exceed the Exercise Price, (ii) the conversion or exchange (other than pursuant to a reclassification), in any case on a share-for-share basis, of Common Stock for non-voting stock for Common Stock, (iii) shares of Common Stock (or options to purchase such shares) issued to employees of the Company or any of its Subsidiaries pursuant to the stock option plans or similar plans of the Company, to the extent that shares of Common Stock or other securities issued or granted under such plans are issued or granted at a price, or with an exercise price, that is no less than the fair market value of the Common Stock at the date of grant and such grant or issuance, together with all previous grants and issuances under all such plans, represent 10% of the fully diluted Common Stock at the time of such grant or issuance, or (iv) the exercise of the Warrants.

         In case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another corporation, each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.


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         Other Rights. The holders of the Existing Warrants, Note Warrants and
Preferred Unit Warrants have a number of other rights under the respective warrant agreement pursuant to which their respective Warrants were issued including, but not limited to, tag along rights, repurchase rights and registration rights.


Certain Provisions of the Certificate of Incorporation and By-laws

         Classification of the Board of Directors and Related Provisions

         The Certificate of Incorporation provides that the Board of Directors will consist of not less than eleven members unless such number is revised by a unanimous vote of the Board of Directors, including, for as long as the Existing Notes remain outstanding, the Noteholder Representatives (as defined herein). Pursuant to the Stockholders' Agreement (as described below), Wellspring will nominate four directors, Balfour will nominate one director, Wafra will nominate one director and the trustee under the Existing Notes Indenture (the "Existing Trustee"), or holders of not less than 25% of the Existing Notes then outstanding, will nominate two directors (the "Noteholder Representatives"). One member was nominated by the unsecured creditor's committee during the Company's reorganization under Chapter 11 of the Bankruptcy Code. These directors have the right to remain in office until successors are elected in accordance with the terms of the Stockholders' Agreement, by holders of a plurality of the Common Stock of the Company or until they are removed by the stockholders of the Company, in either case in accordance with the Certificate of Incorporation, By-laws and Stockholders' Agreement of the Company; provided, however, that the director nominated by the unsecured creditors' committee will serve through at least July 29, 2000. Subject to the rights of holders of any outstanding Preferred Stock, vacancies on the Board of Directors may be filled only by the Board of Directors or the Company's stockholders acting at an annual meeting. In the event that a director serving as a representative of Wellspring resigns and is not replaced prior to the next meeting of the Board of Directors, the Noteholder Representatives will have the right to appoint a replacement at such next meeting.

         Pursuant to the terms of the Certificate of Incorporation, the Company will not be permitted to file a petition under Chapter 11 of the Bankruptcy Code without the unanimous approval of the Noteholder Representatives serving on the Board of Directors. Any vote by the Board of Directors with respect to the filing of a petition under Chapter 11 requires that a quorum of at least six directors, including the two Noteholder Representatives, be present. In connection with this provision under the Certificate of Incorporation, Wellspring and its affiliates have pledged all of their shares of Common Stock (including the shares of Common Stock issued upon the exercise by Birch of is Series B Preferred Unit Warrants) (collectively, the "Pledged Stock") to the Existing Trustee on behalf of the holders of the Existing Notes. In the event that the Board of Directors files a petition under Chapter 11 without the unanimous consent of the Noteholder Representatives in compliance with the provisions set forth above with respect to the presence of a quorum, the Certificate of Incorporation and the Stockholders' Agreement each provide that the Existing Trustee may foreclose upon the Pledged Stock for the benefit of the holders of the Existing Notes.

         The Certificate of Incorporation further provides that, upon the occurrence of an Event of Default under the Indenture, the Existing Notes Trustee or the holders of at least 25% of the then outstanding Existing Notes may require that the Company appoint such number of new directors to the Board of Directors sufficient to ensure that, taken together with any director resignations, the Noteholder Representatives, combined with such newly appointed directors, constitute a majority of the Board of Directors.

         Indemnification

         The Certificate of Incorporation and By-laws provide that the Company shall advance expenses to and indemnify each director and officer of the Company to the fullest extent permitted by law.



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         Limitations on Directors' Liability

         The Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. These provisions do not limit the liability of directors under federal securities laws and do not affect the availability of such equitable remedies as an injunction or rescission based upon a director's breach of his or her duty of care.

Stockholders' Agreement

         In connection with the Unit Offerings, the Company, the Existing Notes Trustee and the holders of not less than 66 2/3% of the outstanding Voting Common Stock entered into a stockholders' agreement, dated as of July 17, 1998, (the "Stockholders' Agreement") pursuant to which each such stockholder has agreed that, for so long as any of the Existing Notes remain outstanding, it will cause the shares of Voting Common Stock held by it to be voted in favor of electing the Noteholder Representatives to the Board of Directors of the Company. In addition, the Company will not be permitted to file for bankruptcy without a vote in favor of such filing by a majority of the Board of Directors of the Company, including the unanimous consent of the Noteholder Representatives. Furthermore, Wellspring and its affiliates bound by the Stockholders' Agreement pledged their shares of Common Stock (including the shares of Common Stock issued upon the exercise by Birch of is Series B Preferred Unit Warrants)(collectively, the "Pledged Stock") to the Existing Notes Trustee on behalf of holders of the Existing Notes, which pledge may, by its terms, be foreclosed upon in the event that the Board of Directors files for bankruptcy without the unanimous consent of the Noteholder Representatives. Each shareholder subject to such pledge will be permitted to sell its Pledged Stock provided that (i) the purchaser assumes the obligations of the selling shareholder under the Stockholders' Agreement and (ii) no default has occurred under the Existing Notes Indenture. In addition, upon the occurrence of an Event of Default under the Existing Notes Indenture, the Existing Notes Trustee or the holders of at least 25% of the then outstanding Existing Notes may require the Company to appoint a sufficient number of directors to its Board of Directors, as shall, together with any directors then acting as Noteholder Representatives, constitute a majority of the Board of Directors. Furthermore, if any of the directors nominated by Wellspring or its affiliates resigns and is not replaced prior to the next succeeding meeting of the Board of Directors, the Noteholder Representatives will have the right to appoint a replacement director prior to such meeting.

Section 203 of the Delaware General Corporation Law

         Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10% or more of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless: (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or
(iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special meeting. A Delaware corporation, pursuant to a provision in its certificate of incorporation or by-laws, may elect not to be governed by Section 203 of the DG-CL. The Company did not make such an election, and, as a result, the Company is subject to the provisions of Section 203 of the DGCL.


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                       DESCRIPTION OF CERTAIN INDEBTEDNESS

         The following is a description of certain indebtedness of the Company, including the Revolving Credit Facility, certain pre-petition tax claims, the McDonald's Secured Note, the McDonald's Rent Deferral Secured Notes and the Existing Notes.

Private Notes and Exchange Notes

         On July 29, 1997, the Company received approximately $20.0 million of proceeds from the sale of $20.0 million aggregate principal amount of the Private Notes. For a description of the material terms of the Private Notes, see "Description of the Exchange Notes."

Existing Notes

         In July 1997, the Company issued and sold $85.0 million aggregate principal amount of Existing Notes. The net proceeds of the offering of the Notes were used to (i) repay borrowings, claims and expenses incurred while under Chapter 11, (ii) purchase securities, consisting of U.S. Treasury Securities, that were placed in escrow and pledged as security for scheduled interest payments on the Existing Notes through August 1, 1999 and (iii) finance capital expenditures and provide for working capital and other general corporate purposes. Interest on the Existing Notes is payable in cash quarterly in arrears on each August 1, November 1, February 1 and May 1, commencing on August 1, 1997, and the principal amount of the Existing Notes is payable in full on August 1, 2002.

         The Existing Notes Indenture contains certain covenants which, among other things, restrict the ability of the Company to pay dividends and make other distributions, incur additional indebtedness, issue preferred stock, sell or transfer certain of its assets, issue or sell any capital stock of its Subsidiaries and place liens on its assets. In the event of a Change of Control, holders of the Existing Notes will have the right to require the Company to purchase all of their Existing Notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest. The Existing Notes are redeemable, at the option of the Company, at stated premiums over par on or after August 1, 1999. In addition, up to 35% of the Existing Notes may be redeemed at a premium over par prior to August 1, 1999 with the proceeds of one or more Primary Offerings.

         In March 1998, the Company completed a registered exchange of new Existing Notes (with terms identical in all material respects to the originally issued Existing Notes except with respect to limitations on transferability) for all of the originally issued Existing Notes. The Company received no proceeds from and recognized no profit on the exchange transaction, and no change in the financial condition of the Company occurred as a result of such exchange transaction.

Revolving Credit Facility

         On March 31, 1998, the Company entered into the $10.0 million Revolving Credit Facility with Foothill. The Revolving Credit Facility allows the Company to borrow up to 133% of the trailing 12-month FunCenter contribution (as described therein) derived from its 100 top performing FunCenters up to a maximum principal amount of $10.0 million. Advances under the Revolving Credit Facility bear interest at an annual rate equal to the prime rate (as defined in such facility) plus 1%, plus certain fees. The Revolving Credit Facility will mature, and all advances thereunder will become due and payable, on April 30, 2002, subject to automatic renewal for successive one-year periods upon continuing compliance with the terms of such facility.

         The Revolving Credit Facility contains covenants which, among other things, restrict the ability of the Company to incur additional indebtedness, place liens on its assets, pay dividends, make certain investments and make or incur capital expenditures. In addition, the Company must maintain a Minimum Aggregate Store Contribution (as such term is defined in the Revolving Credit Facility) of (i) as of April 30, 1999, an amount equal to or greater than $5.0 million minus the lesser of (A) the Add Back Credit (as defined therein) or (B) $1.0 million, and (ii) thereafter,


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



equal to or greater than $5.0 million. The Company obtained from Foothill a waiver of certain provisions of the Revolving Credit Facility that permitted it to consummate the Unit Offerings.

         The Revolving Credit Facility is secured by substantially all of the Company's assets and has cross-default provisions with other obligations of the Company, including the Notes. As of September 1, 1998, the Company had no outstanding advances under the Revolving Credit Facility and had the ability to borrow $10.0 million, subject to a $2.0 million reserve for certain contractor disputes. The Company has the right under the Indenture and the Existing Indenture, as amended, to increase the Revolving Credit Facility or obtain another Eligible Credit Facility for an additional $5.0 million. There can be no assurance that the Company will be able to obtain such additional financing.

Pre-petition Tax Claims

         The pre-petition tax claims, which were restructured pursuant to the Plan of Reorganization as "Pre-petition Tax Payables," have an estimated aggregate principal amount of $5 million, subject to the final resolution of federal, state and local tax audits for periods prior to March 25, 1996. The claims originated as taxes assessed prior to the Company's filing under Chapter
11. The Pre-petition Tax Payables have maturities of up to six years from the original date of assessment and require principal payments in equal annual installments. The majority of the Pre-petition Tax Payables accrue simple interest at 10% per annum (payable with each annual principal installment) from the Effective Date. A small portion of the Pre-petition Tax Payables accrue simple interest at 12% per annum (payable with each annual principal installment) from the Effective Date (the "Alternative Pre-petition Tax Payables"). Pre-petition tax claims held by the United States Internal Revenue Service accrue interest in the manner specified in Code Sections 6621 and 6622.

         The first payment on the majority of the Pre-petition Tax Payables is payable one year after the Effective Date or, if the pre-petition tax claim is not "allowed" by the Bankruptcy Court within one year after the Effective Date, as soon as practicable after such claim becomes allowed. The first payment on the Alternative Pre-petition Tax Payables is payable on the Effective Date or, if the pre-petition tax claim is not "allowed" by the Bankruptcy Court on the Effective Date, as soon as practicable after such claim becomes allowed. Interest will be due and payable on the date on which each annual installment of principal is due. The Company may elect to prepay, without penalty, all or any portion of any pre-petition tax claim.

McDonald's Secured Note

         The McDonald's Secured Rejection Note (the "McDonald's Secured Note") represents restructured secured claims against the Company in an aggregate original principal amount of $4.4 million. This note is payable in six equal annual installments of $736,000 beginning on the first anniversary of the Effective Date and thereafter on the five subsequent anniversaries of the Effective Date, and accrues simple interest from the Effective Date on the unpaid balance at a 11% annual interest rate. The current principal balance on the McDonald's Secured Note is $3.7 million. The McDonald's Secured Note is secured by mortgages on fourteen Company-owned parcels of real property.

         The amount owing with respect to the McDonald's Secured Note may be prepaid by the Company in full or in part at any time without penalty. In the event that the Company sells any property that is subject to a valid and enforceable mortgage held by McDonald's, the proceeds of such sale must be immediately applied, to the extent available, to repay the principal amount and any accrued and unpaid interest on the McDonald's Secured Note. The Company currently is holding three properties mortgaged to McDonald's for sale with an aggregate book value of $2.7 million.

         The McDonald's Secured Note contains cross-defaults to any other debt issued, or credit obtained, by the Company which has an aggregate principal amount equal to or greater than $2.5 million. The Company would be in default on the McDonald's Secured Note if McDonald's were to terminate any two subleases where McDonald's is the sublessor after the Company breached such subleases.

McDonald's Rent Deferral Secured Notes

         McDonald's also holds certain rent deferral notes payable by the Company (the "McDonald's Rent Secured Deferral Notes" and, together with the McDonald's Secured Note, the "McDonald's Obligations"), which represent restructured rent deferrals which McDonald's granted to the Company during the bankruptcy proceedings in an aggregate principal amount of $265,000 as of the Effective Date. The principal amount of each McDonald's Rent Deferral Secured
Note is scheduled to increase by an amount equal to the rent deferral for each month between the Effective Date and the termination of the sublease which gave rise to the McDonald's secured claim with respect to such rent deferral. As with the McDonald's Secured Note, the McDonald's Rent Deferral Secured Notes are secured by mortgages on the same fourteen Company-owned parcels of real property.

         Each McDonald's Rent Deferral Secured Note will become due and payable on the date on which the current term of the sublease giving rise to such McDonald's Rent Deferral Secured Note expires, without giving effect to any unexercised right to extend, or option to renew, such sublease.

         Each McDonald's Rent Deferral Secured Note bears interest at a rate equal to 11%. Interest is payable upon maturity or acceleration of each McDonald's Rent Deferral Secured Note. On each anniversary of the Effective Date, all accrued interest not previously paid or capitalized will be capitalized and added to the outstanding principal amount of each McDonald's Rent Deferral Secured Note. These Notes expire between August 31, 2002 and December 31, 2004.

         The scheduled rent deferrals on the McDonald's Rent Deferral Secured Notes currently total $398,000 per year and, when combined with the principal balance thereof at the Effective Date, total approximately $2.8 million over the remaining lease term.

         The McDonald's Rent Deferral Secured Notes contain cross-defaults to any other debt issued, or credit obtained, by the Company, the aggregate principal amount of which is equal to or greater than $2.5 million. The Company would be in default on the McDonald's Rent Deferral Secured Notes if McDonald's were to terminate any two subleases where McDonald's is the sublessor after the Company breached such subleases. In addition, the McDonald's Rent Deferral Secured Notes contain certain other standard terms, conditions and covenants.

                              PLAN OF DISTRIBUTION

         Except as described below, (i) a broker-dealer may not participate in the Exchange Offer in connection with a distribution of the Exchange Notes, (ii) such broker-dealer would be deemed an underwriter in connection with such distribution and (iii) such broker-dealer would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions. A broker-dealer may, however, receive Exchange Notes for its own account pursuant to the Exchange Offer in exchange for Private Notes when such Private Notes were acquired as a result of market-making activities or other trading activities. Each such broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer (other than an "affiliate" of the Company) in connection with resales of any Exchange Notes received in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed that for a period of up to 180 days after the closing of the Exchange Offer, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer that requests copies of this Prospectus in the Letter of Transmittal for use in connection with any such resale.

         The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealer or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or through the writing of options on the Exchange Notes, or a combination of such methods of resale, at market prices prevailing at the time of resale or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer in exchange for Private Notes acquired by such broker-dealer as a result of market-making or other trading activities and any broker-dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of Private Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion summarizes the material U.S. federal income tax consequences of the exchange of the Private Notes for the Exchange Notes. The discussion is based on provisions of the Code, its legislative history, judicial authority, current administrative rulings and practice, and Treasury Regulations. Legislative, judicial or administrative changes or interpretations after the date hereof could alter or modify the validity of the statements and conclusions set forth below. Any such changes or interpretations may be retroactive and could adversely affect a holder of the Private Notes or the Exchange Notes.

         This discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their personal investment or tax circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of Holders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, insurance companies, dealers in securities or foreign currency, tax-exempt organizations, foreign corporations or nonresident alien individuals, or persons holding Private Notes or Exchange Notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

         EACH HOLDER OF A PRIVATE NOTE THAT IS PARTICIPATING IN THE EXCHANGE OFFER IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH HOLDER'S PARTICULAR TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OF THE EXCHANGE OF THE PRIVATE NOTES FOR THE EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER.

Exchange Offer

         The exchange of the Private Notes by any Holder for the Exchange Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or in extent from the Private Notes. Rather, the Exchange Notes received by any Holder should be treated as a continuation of the Private Notes in the hands of such Holder. As a result, there should be no federal income tax consequences to Holders exchanging the Private Notes for the Exchange Notes pursuant to the Exchange Offer, and the federal income tax consequences of holding and disposing of the Exchange Notes should be the same as the federal income tax consequences of holding and disposing of the Private Notes. In addition, a Holder's adjusted tax basis in the Exchange Notes will be the same as its adjusted tax basis in the Private Notes exchanged therefor and its holding period for the Private Notes will be included in its holding period for the Exchange Notes. Further, the determination of gain on a sale or other disposition of the Exchange Notes will be the same as for the Private Notes.



                                  LEGAL MATTERS

         The validity of the Exchange Notes will be passed upon for the Company by Shearman & Sterling, 599 Lexington Avenue, New York, New York.



                                     EXPERTS

         The consolidated financial statements of the Company at December 31, 1996 and 1997 and for the years ended December 31, 1996, the seven-month period ended July 31, 1997, and the five-month period ended December 31, 1997, included in this Prospectus, have been audited by Ernst & Young LLP, independent certified public accountants, as stated in their report thereon appearing elsewhere herein (which report contains an explanatory paragraph relating to the Company's ability to continue as a going concern). Such consolidated financial statements are included elsewhere herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated statements of operations and cash flows of the Company as of December 31, 1995 and for the year then ended, included in this Prospectus, have been so included in reliance on the report (which contains an explanatory paragraph relating the ability of the Company to continue as a going concern as described in Notes 10 and 16 to the consolidated financial statements of the Company as of and for the year ended December 31, 1995) of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                         PAGE

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants for the years ended
         December 31, 1997 and 1996...................................... F-2

Report of Independent Certified Public Accountants for the year ended
         December 31, 1995............................................... F-3

Consolidated Statements of Operations for the five month period ended December 31, 1997, the seven month period
         ended July 31, 1997, and the two years in the period
         ended December 31, 1996......................................... F-4

Consolidated Balance Sheets as of December 31, 1997 and 1996............. F-5

Consolidated Statements of Cash Flows for the five month period ended December 31, 1997, the seven month period
         ended July 31, 1997, and the two years in the period
         ended December 31, 1996......................................... F-6

Consolidated Statements of Equity (Deficit) for the five month period ended December 31, 1997, the seven month period
         ended July 31, 1997, and the two years in the period
         ended December 31, 1996......................................... F-8

Notes to Consolidated Financial Statements............................... F-9


UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Statement of Operations for the six
         month period sended June 30, 1998 and June 30, 1997............. F-34

Condensed Consolidated Balance Sheets as of
         June 30, 1998 (unaudited) and December 31, 1997................. F-36

Unaudited Condensed Consolidated Statements of Cash Flows for the six
         month periods ended June 30, 1998 and June 30, 1997............. F-37

Notes to Unaudited Condensed Consolidated Financial Statements........... F-38

               Report of Independent Certified Public Accountants

Board of Directors and Stockholders
Discovery Zone, Inc.

We have audited the accompanying consolidated balance sheet of Discovery Zone, Inc. and subsidiaries as of December 31, 1997 (Successor Company) and the related consolidated statements of operations, equity (deficit), and cash flows for the seven-month period ended July 31, 1997 (Predecessor Company) and the five-month period ended December 31, 1997 (Successor Company). We have also audited the consolidated balance sheet of Discovery Zone, Inc. as of December 31, 1996 and the related consolidated statements of operations, equity (deficit), and cash flows for the year then ended (Predecessor Company). Our audits also included the financial statement schedule listed in the Index at
Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Discovery Zone, Inc. and subsidiaries at December 31, 1997 (Successor Company) and the consolidated results of their operations and their cash flows for the seven-month period ended July 31, 1997 (Predecessor Company) and the five-month period ended December 31, 1997 (Successor Company) as well as the consolidated financial position at December 31, 1996 and the consolidated results of their operations and their cash flows for the year then ended (Predecessor Company), in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that Discovery Zone, Inc. will continue as a going concern. Since the date of completion of our audit of the accompanying consolidated financial statements and initial issuance of our report thereon dated April 3, 1998, the Successor Company, as discussed in the third paragraph of Note 15, has experienced continued operating losses and management believes that it will require additional capital to continue funding operations and meet its obligations as they come due. These conditions raise substantial doubt about the Successor Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in the third paragraph of Note 15. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                            /s/ ERNST & YOUNG LLP
West Palm Beach, Florida
April 3, 1998, except for
  the third paragraph of Note 15,
  as to which the date is June 22, 1998

               Report of Independent Certified Public Accountants

To the Board of Directors and
Shareholders of Discovery Zone, Inc.

         In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the results of operations and cash flows of Discovery Zone, Inc. and its subsidiaries (the "Company") for the year ended December 31, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts of disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

         The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Notes 10 and 16 (Note references are to previously issued December 31, 1995 financial statements) to the financial statements, the Company has suffered increasing operating cash flow losses, is in default of certain indebtedness and has on March 25, 1995 filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. These events and circumstances raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 16 (Note reference is to previously issued December 31, 1995 financial statements). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         As discussed in Note 3 to the financial statements, in 1995, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of".

PRICEWATERHOUSECOOPERS LLP

Miami, Florida
April 13, 1996

                              DISCOVERY ZONE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                       Successor                       Predecessor
                                                        Company                          Company
                                                     ------------    --------------------------------------------------
                                                      Five Months
                                                         Ended        Seven Months
                                                     December 31,    Ended July 31,     Year Ended         Year Ended
                                                         1997            1997        December 31, 1996  December 31, 1995
                                                     ------------    --------------  -----------------   -------------
REVENUE:
    Company location sales .....................       $  48,485        $  82,537        $ 181,699        $ 257,839
    Franchise related revenue ..................            --               --                 26            1,651
                                                       ---------        ---------        ---------        ---------
      Total revenue ............................          48,485           82,537          181,725          259,490
COST OF GOODS SOLD .............................           7,311           14,136           34,276           50,227
STORE OPERATING EXPENSE ........................          44,189           60,192          140,486          185,587
 SELLING, GENERAL AND ADMINISTRATIVE
    EXPENSE ....................................          10,244           10,235           40,779           58,201
DEPRECIATION AND AMORTIZATION ..................           9,314           11,920           21,876           31,972
OTHER CHARGES ..................................            --               --               --            360,803
RESTRUCTURING CHARGES ..........................            --               --               --             11,357
                                                       ---------        ---------        ---------        ---------
OPERATING LOSS .................................         (22,573)         (13,946)         (55,692)        (438,657)
OTHER INCOME (EXPENSE):
    Interest expense (Note 1) ..................          (6,076)          (3,249)          (6,277)         (12,226)
    Interest income ............................           1,010               86             --                323
    Minority interest ..........................            --               --               --              5,162
    Other, net .................................            (327)              73             (580)             153
                                                       ---------        ---------        ---------        ---------
       Total other expense, net ................          (5,393)          (3,090)          (6,857)          (6,588)
                                                       ---------        ---------        ---------        ---------

LOSS BEFORE REORGANIZATION ITEMS,
    INCOME TAX PROVISION, AND
    EXTRAORDINARY ITEM .........................         (27,966)         (17,036)         (62,549)        (445,245)

REORGANIZATION ITEMS:
    Professional fees ..........................            --             (6,164)          (7,076)            --
    Loss on asset disposals ....................            --               --             (8,867)            --
    Unallocated reorganization value ...........            --             24,829             --               --
    Other, net .................................            --             (7,082)          (5,342)            --
                                                       ---------        ---------        ---------        ---------
       Total reorganization items ..............            --             11,583          (21,285)            --
                                                       ---------        ---------        ---------        ---------

LOSS BEFORE INCOME TAX PROVISION
    AND EXTRAORDINARY ITEM .....................         (27,966)          (5,453)         (83,834)        (445,245)
INCOME TAX PROVISION ...........................            --               --               --              4,000
                                                       ---------        ---------        ---------        ---------

LOSS BEFORE EXTRAORDINARY ITEM .................         (27,966)          (5,453)         (83,834)        (449,245)

EXTRAORDINARY ITEM-GAIN ON
    DISCHARGE OF DEBT ..........................            --            332,165             --               --
                                                       ---------        ---------        ---------        ---------
NET INCOME (LOSS) ..............................         (27,966)         326,712          (83,834)        (449,245)
ACCRETION OF CONVERTIBLE
    REDEEMABLE PREFERRED
    STOCK TO REDEMPTION VALUE ..................             (97)            --               --               --
                                                       ---------        ---------        ---------        ---------
NET INCOME (LOSS) APPLICABLE TO
    COMMON SHAREHOLDERS ........................       $ (28,063)       $ 326,712        $ (83,834)       $(449,245)
                                                       =========        =========        =========        =========
    Per common share -- basic and diluted:
    Loss before extraordinary item .............       $   (7.02)       $   (0.09)       $   (1.45)       $   (8.30)
    Extraordinary item-gain on discharge of debt            --               5.75             --               --
                                                       ---------        ---------        ---------        ---------
    Net income (loss) ..........................       $   (7.02)       $    5.66        $   (1.45)       $   (8.30)
                                                       =========        =========        =========        =========

Weighted average number of common
    shares outstanding .........................           4,000           57,705           57,691           54,139
                                                       =========        =========        =========        =========

        The accompanying notes are an integral part of these statements.

                              DISCOVERY ZONE, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)



                                                                               Successor          Predecessor
                                                                                Company             Company
                                                                           -----------------   -----------------
                                                                           December 31, 1997   December 31, 1996
                                                                           -----------------   -----------------

                               ASSETS
CURRENT ASSETS:
          Cash and cash equivalents .....................................       $   8,607        $   3,326
          Restricted cash and investments ...............................          13,036             --
          Receivables, net ..............................................             750            1,338
          Inventories ...................................................           1,739            2,038
          Prepaid expenses ..............................................           2,289            1,085
          Current deposits ..............................................           2,804            1,699
                                                                                ---------        ---------
              TOTAL CURRENT ASSETS ......................................          29,225            9,486
RESTRICTED CASH AND INVESTMENTS .........................................           5,981             --
PROPERTY AND EQUIPMENT, net  (Note 3) ...................................         131,352          110,381
LAND HELD FOR SALE ......................................................           3,635            3,635
OTHER ASSETS, net .......................................................           6,398            2,284
                                                                                ---------        ---------
              TOTAL ASSETS ..............................................       $ 176,591        $ 125,786
                                                                                =========        =========

                   LIABILITIES & EQUITY (DEFICIT)
LIABILITIES NOT SUBJECT TO COMPROMISE:
          CURRENT LIABILITIES:
          Accounts payable ..............................................       $  13,657        $   7,518
          Accrued liabilities ...........................................           9,049            7,780
          Due to affiliate ..............................................            --                903
          Accrued interest ..............................................           2,371              637
          Current portion of long-term debt .............................           1,102             --
          Debtor-in-possession credit facility ..........................            --             22,448
                                                                                ---------        ---------
              TOTAL CURRENT LIABILITIES .................................          26,179           39,286
          LONG-TERM DEBT ................................................          87,091            4,666
          OTHER LONG-TERM LIABILITIES ...................................           7,169              498
LIABILITIES SUBJECT TO COMPROMISE .......................................            --            344,908
SERIES A CONVERTIBLE PREFERRED STOCK -- 1,000 shares
       authorized, 1,000 shares issued and outstanding, redemption
       value of $15,000 .................................................          13,897             --
COMMITMENTS AND CONTINGENCIES
NON-REDEEMABLE PREFERRED STOCK, COMMON
          STOCK AND OTHER EQUITY (DEFICIT):
          Preferred stock (Predecessor Company) -- $.01 par value;
              10,000,000 shares authorized, no shares outstanding .......            --               --
          Common stock (Predecessor Company) -- $.01 par value;
              100,000,000 shares authorized, 57,705,470 shares issued and
              57,645,925 shares outstanding at December 31, 1996 ........            --                577
          Common stock (Successor Company) -- $.01 par value;
              10,000,000 shares authorized, 4,000,000 shares issued and
              outstanding at December 31, 1997 ..........................              40             --
          Treasury stock (Predecessor Company) -- 59,545 shares at cost ..           --               (588)
          Additional paid-in capital ....................................          70,063          291,925
          Cumulative translation adjustment .............................             118               62
          Accumulated deficit ...........................................         (27,966)        (555,548)
                                                                                ---------        ---------
              TOTAL NON-REDEEMABLE PREFERRED STOCK,
                 COMMON STOCK AND OTHER EQUITY
                 (DEFICIT) ..............................................          42,255         (263,572)
                                                                                ---------        ---------
              TOTAL LIABILITIES AND EQUITY (DEFICIT) ....................       $ 176,591        $ 125,786
                                                                                =========        =========

        The accompanying notes are an integral part of these statements.

                              DISCOVERY ZONE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                             Successor                         Predecessor
                                                              Company                            Company
                                                         -----------------  ---------------------------------------------------
                                                            Five Months     Seven Months
                                                               Ended            Ended         Year Ended        Year Ended
                                                         December 31, 1997  July 31, 1997  December 31, 1996  December 31, 1995
                                                         -----------------  -------------  -----------------  -----------------
CASH FLOWS FROM OPERATING
   ACTIVITIES:
Net income (loss) ....................................       $ (27,966)       $ 326,712        $ (83,834)       $(449,245)
Adjustments to reconcile net income (loss) to net cash
  used in operating activities before reorganization
  items:
     Reorganization items ............................            --            (11,583)          21,285             --
     Plan administrative payments ....................          (5,391)          (1,109)            --               --
     Extraordinary item-gain on discharge of debt ....            --           (332,165)            --               --
     Depreciation and amortization ...................           9,314           11,920           21,876           31,972
     Amortization of debt discount and other
        noncash interest charges .....................             398             --              1,383            5,863
     Provision for bad debts .........................            --               --              1,093            2,149
     Other charges ...................................            --               --               --            360,803
     Restructuring costs .............................            --               --               --             11,357
     Provision for deferred taxes ....................            --               --               --              4,000
     Loss on asset disposals .........................            --               --              1,010             --
  Changes in operating assets and liabilities, net of
     effects from purchase transactions:
     Receivables .....................................             (42)             630             (831)           6,463
     Inventories .....................................            (425)             724            1,998              254
     Prepaid expenses and current assets .............          (1,825)            (484)          (3,757)          (3,830)
     Accounts payable ................................           4,779              814            8,792          (17,703)
     Accrued liabilities .............................             812           (3,182)          (5,193)          (9,954)
     Other ...........................................             375             (108)            --             (1,232)
                                                             ---------        ---------        ---------        ---------
Net cash used in operating activities before
  reorganization items ...............................         (19,971)          (7,831)         (36,178)         (59,103)
Reorganization items .................................            --             11,583          (21,285)            --
Adjustments to reconcile reorganization items to
  cash provided by (used in) reorganization items:
  Unallocated reorganization value ...................            --            (24,829)            --               --
  Loss on asset disposals ............................            --               --              8,867             --
  Write-off of deferred debt items ...................            --               --              4,340             --
  Accrued reorganization expenses ....................          (2,486)          10,118            2,615             --
  Proceeds from sale of property and equipment .......            --               --              1,753             --
                                                             ---------        ---------        ---------        ---------
Net cash provided by (used in) reorganization items ..          (2,486)          (3,128)           3,710             --
                                                             ---------        ---------        ---------        ---------
Net cash used in operating activities after
  reorganization items ...............................         (22,457)         (10,959)         (39,888)         (59,103)

CASH FLOWS FROM INVESTING
   ACTIVITIES:
Cash used in acquisitions and investments, net .......            --               --               --             (5,300)
Expenditures for intangible and other assets, net ....            --               --               --             (4,344)
Minority interest in subsidiaries ....................            --               --               --             (3,186)
Purchases of property and equipment ..................         (10,642)            (567)          (2,672)         (51,732)
Proceeds from sale of property and equipment .........            --                 99            6,477             --
                                                             ---------        ---------        ---------        ---------
Net cash provided by (used in) investing activities ..         (10,642)            (468)           3,805          (64,562)



                             Continued on next page

                              DISCOVERY ZONE, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                                 (In thousands)


                                                          Successor                         Predecessor
                                                           Company                            Company
                                                      -----------------  ---------------------------------------------------
                                                         Five Months     Seven Months
                                                            Ended            Ended         Year Ended        Year Ended
                                                      December 31, 1997  July 31, 1997  December 31, 1996  December 31, 1995
                                                      -----------------  -------------  -----------------  -----------------
CASH FLOWS FROM FINANCING
   ACTIVITIES:
Purchase of treasury stock ....................         $    --            $    --            $    --         $    (511)
Proceeds from issuance of long-term obligations              --                 --                 --           626,200
Repayment of long-term obligations ............              --                 --                 --          (544,411)
Net proceeds from debtor-in-possession credit
  facilities ..................................              --                 --               22,448            --
Net repayment of debtor-in-possession credit
  facilities ..................................              --              (22,448)              --              --
Proceeds from Senior Secured Notes
  with Warrants ...............................              --               85,000               --              --
Proceeds from Redeemable Convertible
  Preferred Stock .............................              --               15,000               --              --
Payment of financing costs ....................            (1,800)            (4,569)              --              --
Escrow of restricted cash .....................              --              (21,608)              --              --
Proceeds from short-term borrowings ...........               276                276              7,500            --
Repayment of short-term borrowings ............              (162)              (158)            (7,500)           --
Advances from Birch Holdings LLC ..............              --                2,500               --              --
Repayment of advances from Birch
  Holdings, LLC ...............................              --               (2,500)              --              --
Advances from affiliate, net ..................              --                 --               10,730          11,028
Proceeds from the exercise of options
  and warrants ................................              --                 --                  282          29,423
                                                        ---------          ---------          ---------       ---------
Net cash provided by (used in) financing
  activities ..................................            (1,686)            51,493             33,460         121,729
                                                        ---------          ---------          ---------       ---------
Net increase (decrease) in cash and cash
  equivalents .................................           (34,785)            40,066             (2,623)         (1,936)
Cash and cash equivalents, beginning of period             43,392              3,326              5,949           7,885
                                                        ---------          ---------          ---------       ---------
Cash and cash equivalents, end of period ......         $   8,607          $  43,392          $   3,326       $   5,949
                                                        =========          =========          =========       =========

SUPPLEMENTAL CASH FLOW
   INFORMATION:
Cash paid for interest ........................         $   3,194          $   3,340          $     844       $   3,021
                                                        =========          =========          =========       =========
Cash paid for professional fees in connection
  with Chapter 11 Proceedings .................         $   1,331          $   3,128          $   5,461       $    --
                                                        =========          =========          =========       =========


        The accompanying notes are an integral part of these statements.

                              DISCOVERY ZONE, INC.
                   CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)
                   FOR THE THREE YEARS ENDED DECEMBER 31, 1997
                        (In thousands, except share data)



                                                        Common                      Treasury
                                              --------------------------      -------------------------    Additional
                                                                                                             Paid-in
                                                 Shares          Amount       Shares          Amount         Capital       Warrants
                                                 ------          ------       ------          ------         -------       --------
Balance at December 31, 1994 ..............    48,723,115    $       487         (5,058)    $      (77)    $  260,282     $    715
  Stock issued in acquisitions ............       200,000              2           --             --            1,311           --
  Stock issued on exercise of nonqualified
      stock options .......................     1,377,855             14           --             --            3,387           --
  Stock issued on exercise of warrants ....     7,234,500             72           --             --           26,566         (616)
  Treasury shares acquired ................          --             --          (54,487)          (511)          --             --
  Cumulative translation adjustment .......          --             --             --             --             --             --
  Net loss ................................          --             --             --             --             --             --
                                              -----------    -----------    -----------    -----------    -----------    -----------
Balance at December 31, 1995 ..............    57,535,470            575        (59,545)          (588)       291,546           99
  Stock issued on exercise of nonqualified
      stock options .......................       170,000              2           --             --              280           --
  Cumulative translation adjustment .......          --             --             --             --             --             --
  Net loss ................................          --             --             --             --             --             --
                                               ----------    -----------    -----------    -----------    -----------    -----------
Balance at December 31, 1996 ..............    57,705,470            577        (59,545)          (588)       291,826           99
  Cumulative translation adjustment .......          --             --             --             --             --             --
  Cancellation of old common shares and
      elimination of existing stockholders'
      equity upon emergence from bankruptcy   (57,705,470)          (577)        59,545            588       (228,716)         (99)
  Issuance of new common shares ...........     4,000,000             40           --             --             --             --
  Record value of warrants issued in
      connection with exit financing ......          --             --             --             --            7,050           --

   Net income .............................          --             --             --             --             --             --
                                               ----------    -----------    -----------    -----------    -----------    -----------
Balance at July 31, 1997 ..................     4,000,000             40           --             --           70,160           --
   Cumulative translation adjustment ......          --             --             --             --             --             --
   Accretion of convertible redeemable
      preferred stock to redemption
      value ...............................          --             --             --             --              (97)          --

   Cumulative translation adjustment ......          --             --             --             --             --             --
   Net loss ...............................          --             --             --             --             --             --
                                               ----------    -----------    -----------    -----------    -----------    -----------
Balance at December 31, 1997 ..............     4,000,000    $        40           --      $      --      $    70,063    $      --
                                               ==========    ===========    ===========    ===========    ===========    ===========



                                                Retained
                                                Earnings       Cumulative      Total
                                              (Accumulated     Translation     Equity
                                                Deficit)       Adjustment     (Deficit)
                                                --------       ----------     ---------


Balance at December 31, 1994 ..............     $ (22,469)     $              $ 238,963
  Stock issued in acquisitions ............          --             --            1,313
  Stock issued on exercise of nonqualified
      stock options .......................          --             --            3,401
  Stock issued on exercise of warrants ....          --             --           26,022
  Treasury shares acquired ................          --             --             (511)
  Cumulative translation adjustment .......          --             (116)          (116)
  Net loss ................................      (449,245)          --         (449,245)
                                                ---------      ---------      ---------
Balance at December 31, 1995 ..............      (471,714)           (91)      (180,173)
  Stock issued on exercise of nonqualified
      stock options .......................          --             --              282
  Cumulative translation adjustment .......          --              153            153
  Net loss ................................       (83,834)          --          (83,834)
                                                ---------      ---------      ---------
Balance at December 31, 1996 ..............      (555,548)            62       (263,572)
  Cumulative translation adjustment .......          --              (30)           (30)
  Cancellation of old common shares and
      elimination of existing stockholders'
      equity upon emergence from bankruptcy       228,836            (32)          --
  Issuance of new common shares ...........          --             --               40
  Record value of warrants issued in
      connection with exit financing ......          --             --            7,050

   Net income .............................       326,712           --          326,712
                                                ---------      ---------      ---------
Balance at July 31, 1997 ..................          --             --           70,200
   Cumulative translation adjustment ......          --
   Accretion of convertible redeemable
      preferred stock to redemption
      value ...............................          --             --              (97)
   Cumulative translation adjustment ......          --              118            118
   Net loss ...............................       (27,966)          --          (27,966)
                                                ---------      ---------      ---------
Balance at December 31, 1997 ..............     $ (27,966)     $     118      $  42,255
                                                =========      =========      =========


          The accompanying notes to consolidated financial statements are an integral part of these statements.

                              DISCOVERY ZONE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)      ORGANIZATION AND BASIS OF PRESENTATION

         Discovery Zone, Inc. (the "Company") is the leading owner and operator of pay-for-play children's entertainment centers ("FunCenters") in North America with a national network of 205 FunCenters in 39 states, Puerto Rico and Canada. The Company also operates two entertainment centers targeting adult customers, under the "Block Party" name. The accompanying financial statements present the consolidated financial position of the Company and its wholly-owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

         Discovery Zone, Inc. and its nineteen domestic subsidiaries (collectively, the "Group") emerged from bankruptcy on July 29, 1997. The Group had originally filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on March 25, 1996 (the "Petition Date"). While under Chapter 11, certain claims against the Group at the Petition Date were stayed while the Company continued its operations as a Debtor-in-Possession. These claims are reflected in the Company's consolidated balance sheet as Liabilities Subject to Compromise as of December 31, 1996. On July 18, 1997, the Bankruptcy Court approved the Company's Joint Plan of Reorganization with Birch Holdings LLC ("Birch"), an affiliate of Wellspring Associates, LLC ("Wellspring") which became effective on July 29, 1997 (the "Effective Date" or "Emergence Date").

         The consolidated financial statements reflect accounting principles and practices set forth in American Institute of Certified Public Accountants Statement of Position ("SOP") 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," which provides guidance for financial reporting by entities that have filed voluntary petitions for relief under, and have reorganized in accordance with, the Bankruptcy Code.

         In accordance with SOP 90-7, the Company did not accrue interest on its pre-petition interest bearing obligations after the Petition Date as it was unlikely such interest would be paid under the Plan. The amount of such unaccrued contractual interest during the seven-month period ended July 31, 1997 and the year ended December 31, 1996 was approximately $9,176,000 and $11,900,000, respectively.

         The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         Certain amounts in the 1995 and 1996 Consolidated Financial Statements have been reclassified to conform with the 1997 presentation.

(2)      JOINT PLAN OF REORGANIZATION, EXIT FINANCING AND NEW BUSINESS STRATEGY

         In November 1996, the Company filed with the Bankruptcy Court a Joint Plan of Reorganization (the "Plan") with Birch which set forth a plan for repaying or otherwise compensating the Company's creditors in order of relative seniority of their respective claims while seeking to maintain the Company as a going concern. On July 18, 1997, the Plan was approved by the requisite number of creditors and confirmed by the Bankruptcy Court. The Plan became effective on July 29, 1997 and the Company emerged from bankruptcy as of that date.

         The Plan provided for (i) the payment in full of certain administrative claims against the Company (those claims which arose after the Petition Date),
(ii) conversion of substantially all of the Company's liabilities subject to compromise (excluding taxes payable, lease assumption payments and certain other pre-petition liabilities permitted under the Plan) to equity interests in the Company and, (iii) cancellation of all of the pre-petition equity interests in the

                              DISCOVERY ZONE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) JOINT PLAN OF REORGANIZATION, EXIT FINANCING AND NEW BUSINESS STRATEGY (Continued)

Company, as more fully described in the Plan. Birch had purchased certain of these pre-petition claims from the original banks providing a credit facility to the Company, resulting in ownership of 55.7% of the common stock of the reorganized Company ("Common Stock").

         Pursuant to the Plan, substantially all the Company's pre-petition unsecured liabilities were converted to equity in exchange for units consisting of nine shares of Common Stock and a ten-year warrant to purchase one share of Common Stock at a price of $17.55 (the "Ten Year Warrants"). Such unsecured creditors will receive 4,000,000 shares of Common Stock and Ten Year Warrants exercisable for 444,444 shares of Common Stock. As a result of the transactions which occurred on the Effective Date, indebtedness of $332,165,000 was discharged, resulting in a gain, reflected as an extraordinary item in the accompanying consolidated statements of operations. This gain is not recognized for tax purposes to the extent the Company was insolvent at the date of discharge. However, the Company's net operating loss carryforwards were reduced by the amount of the gain.

         In connection with its emergence from bankruptcy, the Company raised $100 million through the issuance of $15 million of Convertible Redeemable Preferred Stock ("Preferred Stock") and $85 million of 13.5% Senior Secured Notes with Warrants, resulting in approximately $93.8 million of net proceeds to the Company after deducting related offering costs (the "Exit Financing"). The proceeds were used to repay the Company's debtor-in-possession credit facilities (See Note 5) and certain bankruptcy administrative claims and reorganization costs incurred in connection with the Company's emergence from bankruptcy and to fund the Bond Interest Escrow Account, which is reflected as Restricted Cash and Investments in the accompanying consolidated financial statements. The Senior Secured Note holders also received warrants (the "Warrants") to purchase 805,154 shares of Common Stock at an exercise price of $.01 per share exercisable through August 1, 2007, which represent approximately 12.5% of the fully diluted shares of Common Stock after giving effect to the exercise of the Warrants and the Ten Year Warrants and conversion of the Preferred Stock. A portion of the proceeds from the Senior Secured Notes was allocated to the Warrants. (See Note
6).

         The Preferred Stock is convertible at any time into 1,191,626 shares of Common Stock at an effective conversion price of $12.59 per common share, representing approximately 18.5% of the fully diluted shares of Common Stock after giving effect to the exercise of the Warrants and the Ten Year Warrants and conversion of the Preferred Stock. The terms of the Preferred Stock include a liquidation preference, the right to receive dividends, if paid, voting rights, Board of Directors representation and redemption upon (I) the earlier to occur of a merger, the sale of substantially all the Common Stock or assets of the Company or other change of control, or (ii) 180 days prior written notice from any holder at any time 62 months after the Effective Date.

         Approximately 3,157,000 shares of Common Stock are reserved for issuance for the exercise of all warrants, and options and conversion of the Preferred Stock.

         During 1997 the Company implemented a broad cost reduction program and, since the Effective Date, has begun implementing an extensive store renovation program and brand repositioning strategy designed to increase attendance and in-store spending. The Company intends to reposition the Company from an indoor playground concept to an entertainment venue for children and families that includes the addition of designated areas for laser tag, arts and crafts, stage events and promotions with regularly changing activities and events tied in to major entertainment properties and consumer products.

         Subject to the Company's ability to generate positive cash flow from operations, and availability of funds under the Company's Senior Secured Credit Facility (See Note 15), the Company believes that its existing capital resources will provide sufficient funds during 1998 to finance the Company's operations in the ordinary course and to fund its debt service requirements and the initial phase of its renovation program and other capital expenditures. However, if

                              DISCOVERY ZONE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(2) JOINT PLAN OF REORGANIZATION, EXIT FINANCING AND NEW BUSINESS STRATEGY (Continued)

the Company continues to generate negative operating cash flow, less capital will be available for its renovation program, which may, in turn, adversely impact implementation of the Company's business strategy and thus, future operating results. In the event that the results of its business strategy are not sufficient for the Company to generate positive cash flow from operations, or take longer than expected to realize, or if the Company's renovation program is delayed or costs more than expected, the Company is likely to need additional financing for debt service, working capital and later phases of the renovation program (see Note 15).


(3)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

         The Company considers all highly liquid investments with original maturities of ninety days or less to be cash and cash equivalents. Such investments are valued at quoted market prices.

Restricted Cash and Investments

         Restricted cash and investments consists of U.S. treasury securities purchased to fund the Bond Interest Escrow Account (See Note 2). The securities are stated at cost plus accrued interest which approximates fair value.

Receivables

         The Company has recorded a reserve for uncollectible accounts of approximately $974,000 at December 31, 1996. There is no reserve for uncollectible accounts at December 31, 1997. The Company believes that the carrying amount of accounts receivable at December 31, 1997 and 1996 approximates the fair value at such date.

Inventories

         Inventories, consisting primarily of facility operating supplies, food and apparel items, are valued at lower of the cost (first in, first out) or market.

Property and Equipment

         Property and equipment is stated at cost. The Company is in the process of finalizing the allocation of its reorganization value (see Note 4) to property and equipment and identifiable intangible assets in accordance with SOP 90-7, which provides for reorganization value to be allocated to the Company's assets in conformity with the procedures specified by Accounting Principles Board Opinion No. 16, "Business Combinations," for transactions reported on the basis of the purchase method. Depreciation and amortization expense is provided using the straight-line method over the lesser of the estimated useful life of the related assets or the lease term, excluding renewal options. Property and equipment at December 31, 1997 and 1996 consists of the following (in thousands):

                              DISCOVERY ZONE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)


                                                                   Successor      Predecessor
                                                                     Company         Company
                                                                 -------------  --------------
                                                  Life in Years       1997            1996
                                                  -------------  -------------  --------------


Land .........................................          --        $   8,164      $   8,164
Building and improvements ....................         20-40          8,811          9,190
Equipment, furniture and fixtures ............          3-12         51,318         74,533
Leasehold improvements .......................          1-14         29,563         42,094
Computer equipment and software ..............           3-5          3,778          7,705
Unallocated reorganization value (Note 4) ....                       24,829           --
Construction in progress .....................                       14,203           --
                                                                  ---------      ---------
                                                                    140,666        141,686
Less accumulated depreciation and amortization                       (9,314)       (31,305)
                                                                  ---------      ---------

Property and equipment, net ..................                    $ 131,352      $ 110,381
                                                                  =========      =========

         Depreciation and amortization expense related to property and equipment was approximately $9,314,000 for the five months ended December 31, 1997, $11,920,000 for the seven months ended July 31, 1997, $21,876,000 for the year ended December 31, 1996 and $28,466,000 for the year ended December 31, 1995. Additions to property and equipment are capitalized and include cost to design, acquire and install property and equipment, costs incurred in the location, development and construction of new facilities, major improvements to existing property and direct incremental costs incurred in the development of management information systems.

         In 1995, the Company elected early adoption of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of." This statement requires that long-lived assets and certain identifiable intangibles, to be held and used by an entity, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, this statement requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The Company completed its review of property and other assets in accordance with SFAS No. 121 and adjusted the carrying values of those assets in the fourth quarter of 1995. No further adjustments were made in 1996 or 1997.

         Concurrent with the adoption of SFAS No. 121, the Company changed the useful lives of its leasehold improvements to the lesser of the useful life or term of the lease, excluding renewal options, effective in the fourth quarter of 1995. Effective January 1, 1996, the Company reduced the period of depreciation for certain equipment, furniture and fixtures from its useful life to the lesser of its useful life or the term of leases for locations at which these items are placed. This change is an accounting change in the estimate of the useful lives of property and equipment and is accounted for on a prospective basis beginning January 1, 1996. The effect of this change was to increase 1996 depreciation expense by approximately $6,096,000.

Land Held For Sale

         The classification of land held for sale at December 31, 1997 and 1996 is based upon management's decision to dispose of certain parcels of undeveloped land. The land is stated at the lower of historical cost or fair value less costs to sell.

                              DISCOVERY ZONE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         In February 1998, the Company entered into a contract for the sale of property in Littleton, Colorado. The Littleton property consists of two parcels, of which one is improved with a FunCenter and the other is unimproved land. This contract provides for the sale of such property for $4.2 million and allows the Company to lease the FunCenter located thereon at an annual rental of $188,250, plus scheduled escalations, for up to five years. This sale will reduce the outstanding principal balance of the McDonald's Note to approximately $800,000, and reduce the annual debt service on the McDonald's Note to approximately $130,000 per year. The Littleton sale is scheduled to close in July 1998. There can be no assurances that this sale will ultimately close or close on the aforementioned terms or time period.

Intangible Assets

         Prior to December 31, 1995, intangible assets consisted of the cost of acquired businesses in excess of the market value of net intangible and identifiable intangible assets acquired and the cost of territory rights acquired. Territory rights included amounts paid to former franchises to reacquire development rights in market areas previously granted to them under area development agreements. The reacquisition of these territories gave the Company the exclusive right to develop the markets with Company-owned facilities or grant development rights to others, at its discretion. The cost in excess of the market value of net tangible and identifiable intangibles and the cost of territory rights were being amortized on a straight-line basis over 40 years.

         Subsequent to an acquisition, the Company periodically evaluates whether later events and circumstances have occurred that indicated the remaining estimated useful life or cost of acquired businesses in excess of the market value of net tangible and identifiable intangible assets acquired may warrant revision or that the remaining balance of such costs may not be recoverable. The Company uses an estimate of the Company's undiscounted net income over the remaining life of the costs of acquired businesses in excess of the market value of net tangible and identifiable intangible assets acquired in measuring whether the costs are recoverable. Certain events and circumstances occurred during 1995 that indicated that the carrying amounts of the cost of acquired businesses in excess of the market value of net tangible and identifiable intangible assets and the cost of territory rights acquired may not be recoverable. Accordingly, the remaining carrying amounts relating to all of the Company's intangible assets were written down to zero during the fourth quarter of 1995.

         Amortization expense related to intangible assets was approximately $3,506,000 in 1995.

Accrued Liabilities

         Accrued liabilities included in current liabilities at December 31, 1997 and 1996 consists of the following (in thousands):

                                                                       Successor         Predecessor
                                                                         Company            Company
                                                                     --------------    ----------------
                                                                          1997               1996
                                                                     --------------    ----------------

Accrued bankruptcy administrative claims and
     reorganization costs.....................................      $         4,180    $             --
Accrued payroll and employee benefits.........................                1,961                 851
Other.........................................................                2,908               6,929
                                                                    ---------------    ----------------
Total.........................................................      $         9,049    $          7,780
                                                                    ===============    ================

                              DISCOVERY ZONE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentrations of Credit Risk

         Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents in banks and credit card receivables from credit card transaction processing companies. The credit risk associated with cash and cash equivalents is considered low due to the credit quality of the financial institutions.

Revenue Recognition

         Revenue from Company-owned facilities is recognized at the time of sale. Revenue from franchises is recognized when all material services or conditions required under the Company's franchise agreement have been performed by the Company.

Capitalized Interest

         Interest costs have been capitalized on facility expenditures during the construction period in accordance with SFAS No. 34, "Capitalization of Interest Costs". Interests costs capitalized as an offset to interest expense were approximately $197,000 in 1995.

Earnings (Loss) Per Common Share

         In 1997, the Company adopted SFAS No. 128, "Earnings per Share" (EPS). EPS amounts for all periods presented have been restated, where appropriate, to conform to the SFAS No. 128 requirements. Earnings (loss) per common share is calculated based on the weighted average number of common shares outstanding during the period. Common equivalents outstanding, common shares issuable upon assumed conversion of the Preferred Stock and other potentially dilutive securities have not been included in the computation of diluted earnings (loss) per share as their effect is antidilutive for all relevant periods presented. Shares of Common Stock to be issued to unsecured creditors pursuant to the Plan have been reflected as outstanding as of the Effective Date for purposes of calculating the weighted average common shares outstanding in the accompanying consolidated statement of operations for the five-month period ended December 31, 1997.

Recently Issued Accounting Pronouncements

         SFAS No. 130, "Reporting Comprehensive Income" is effective in 1998. SFAS No. 130 establishes standards for reporting and displaying comprehensive income. The adoption of this statement is not expected to result in a significant change from the current required disclosures.

         SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" is effective in 1998. This statement abandons the "Industry Segment Approach" in favor of the "Management Approach" for segment disclosure purposes. Adoption of this statement will only effect the Company's disclosures.

Fair Value of Financial Instruments

         The following methods and assumptions were used to estimate the fair value of financial instruments included in the following categories:

                  Receivables consist primarily of credit card receivables which are converted to cash within a short time after sales transactions are completed and therefore are reported at approximate fair value.

                              DISCOVERY ZONE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                  Interest rates and terms for the 13.5% Senior Secured Notes, Secured Rejection Note, and Secured Rent Deferral Notes were recently negotiated (see Note 6). No significant events have occurred which would indicate the reported amounts of these debt instruments would differ from fair value.

Convertible Redeemable Preferred Stock

         Convertible Redeemable Preferred Stock (see Note 2) is carried at the net consideration to the Company at time of issuance (fair value), increased by periodic accretion to redemption value using the interest method. Redemption accretion is effected by charges against retained earnings, or, in the absence of retained earnings, paid-in capital.

Advertising Expense

         The Company expenses costs of advertisements at the time the advertisements are first shown or published. Advertising expense for the years ended December 31, 1997 and 1996 was approximately $7,116,000 and $18,095,000, respectively.

(4)      FRESH START REPORTING

         Upon emergence from its Chapter 11 proceedings, the Company adopted fresh start reporting pursuant to the provisions of SOP 90-7. Although the Emergence Date was July 29, 1997, the Company has recorded the effects of fresh start reporting as of July 31, 1997. In accordance with SOP 90-7, assets and liabilities have been restated as of July 31, 1997 to reflect the reorganization value of the Company, which approximates their fair value at the Emergence Date. In addition, the accumulated deficit of the Company through the Emergence Date has been eliminated and the debt and capital structure of the Company has been recast pursuant to the provisions of the Plan. Thus, the balance sheet as of December 31, 1997 reflects a new reporting entity (the "Successor Company") and is not comparable to prior periods (the "Predecessor Company"). Furthermore, the accompanying consolidated statements of operations and cash flows of the Predecessor Company reflect operations prior to the Emergence Date and the effect of adopting fresh start reporting and are thus not comparable with the results of operations and cash flows of the Successor Company.

         The reorganization value of the Company's common equity of approximately $70,200,000 was determined by the Company with the assistance of financial advisors. These advisors (1) reviewed certain historical information for recent years and interim periods; (2) reviewed certain internal financial and operating data including financial projections; (3) met with senior management to discuss operations and future prospects; (4) reviewed publicly available financial data and considered the market values of public companies deemed generally comparable to the operating business of the Company; (5) considered certain economic and industry information relevant to the operating business; (6) reviewed on five year forecast prepared by the Company; and, (7) conducted such other analysis as appropriate. Based upon the foregoing, the financial advisors developed a range of values for the Company as of the Effective Date. In developing this valuation estimate the advisors, using rates of 30% to 35%, discounted the Company's five year forecasted free cash flows and an estimate of sales proceeds assuming the Company would be sold at the end of the five year period within a range of comparable Company multiples.

         The difference between the Company's reorganized value and a revaluation of the Company's assets and liabilities resulted in a reorganization item of approximately $24,829,000 which is included as an increase in net income in the accompanying consolidated statement of operations for the seven month period ended July 31, 1997 and as an increase in property and equipment in the balance sheet at July 31, 1997. This reorganization item is included in property and equipment at December 31, 1997, net of recorded amortization, as unallocated reorganization value. This reorganization item will be allocated to specific property and equipment assets and certain intangible assets after the Company obtains appraisals of certain assets and completes a review of property and equipment, all of which are currently in process.

                              DISCOVERY ZONE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4)      FRESH START REPORTING (Continued)

         The accumulated deficit of the Company at July 31, 1997 of approximately $243,234,000, which included the effects of the reorganization items and the extraordinary gain on discharge of debt, was reclassified to additional paid-in capital.

         The effects of the Plan, the Exit Financing, and fresh start reporting on the Company's condensed consolidated balance sheet at July 31, 1997 are as follows (in thousands):

                              DISCOVERY ZONE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4)      FRESH START REPORTING (Continued)


                                                   Pre-        Discharge      Exit        Fresh Start    Reorganized
                                                Emergence          of       Financing     Adjustments      Balance
                                              Balance Sheet     Debt (1)       (2)            (3)           Sheet
                                             ---------------  -----------  -----------    -----------   -------------
ASSETS
CURRENT ASSETS:
    Cash and cash equivalents ...............    $   2,678     $ (33,811)    $  74,525     $    --       $  43,392
    Restricted cash and investments .........          134          --          10,414          --          10,548
    Receivables, net ........................          708          --            --            --             708
    Inventories .............................        1,314          --            --            --           1,314
    Prepaid expenses and other current assets        3,140          --            (569)          697         3,268
                                                 ---------     ---------     ---------     ---------     ---------
         TOTAL CURRENT ASSETS ...............        7,974       (33,811)       84,370           697        59,230
RESTRICTED CASH AND INVESTMENTS .............         --            --          11,060          --          11,060
PROPERTY AND EQUIPMENT, net .................       98,929          --            --          24,829       123,758
LAND HELD FOR SALE ..........................        3,635          --            --            --           3,635
OTHER ASSETS, net ...........................        2,468           443         5,000        (1,592)        6,319
                                                 ---------     ---------     ---------     ---------     ---------
             TOTAL ASSETS ...................    $ 113,006     $ (33,368)    $ 100,430     $  23,934     $ 204,002
                                                 =========     =========     =========     =========     =========

LIABILITIES AND EQUITY (DEFICIT)
LIABILITIES NOT SUBJECT TO COMPROMISE:
    CURRENT LIABILITIES:
        Accounts payable ....................    $   7,119     $    --       $    --       $    --       $   7,119
        Accrued liabilities .................       10,506          (925)        1,630         8,341        19,552
        Debtor-in-possession credit facility        30,895       (30,895)         --            --            --
                                                 ---------     ---------     ---------     ---------     ---------
             TOTAL CURRENT LIABILITIES ......       48,520       (31,820)        1,630         8,341        26,671
    LONG-TERM DEBT ..........................        4,682         5,000        77,950          --          87,632
    OTHER LONG-TERM LIABILITIES .............         (813)         --            --           6,512         5,699
LIABILITIES SUBJECT TO COMPROMISE ...........      344,070      (338,713)         --          (5,357)         --
CONVERTIBLE REDEEMABLE
    PREFERRED STOCK .........................         --            --          13,800          --          13,800
COMMON STOCK AND OTHER EQUITY
    (DEFICIT):
    Common stock (Predecessor Company) ......          577          --            --            (577)         --
    Common stock (Successor Company) ........         --            --            --              40            40
    Treasury stock (Predecessor Company) ....         (588)         --            --             588          --
    Additional paid-in capital ..............      291,925          --           7,050      (228,815)       70,160
    Cumulative translation adjustment .......           32          --            --             (32)         --
    Accumulated deficit .....................     (575,399)      332,165          --         243,234          --
                                                 ---------     ---------     ---------     ---------     ---------
TOTAL COMMON STOCK AND OTHER
    EQUITY (DEFICIT) ........................     (283,453)      332,165         7,050        14,438        70,200
                                                 ---------     ---------     ---------     ---------     ---------
TOTAL LIABILITIES AND EQUITY
    (DEFICIT) ...............................    $ 113,006     $ (33,368)    $ 100,430     $  23,934     $ 204,002
                                                 =========     =========     =========     =========     =========


                                                       (footnotes on next page)

                              DISCOVERY ZONE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4)      FRESH START REPORTING (Continued)

----------

(1) To record the discharge or reclassification of pre-petition obligations (liabilities subject to compromise) and debtor-in-possession credit facilities pursuant to the Plan.

(2)      To record the Exit Financing and related issuance costs.

(3) To record assets and liabilities at their fair value pursuant to fresh start reporting and eliminate the existing accumulated deficit.

(5)      DEBTOR-IN-POSSESSION CREDIT FACILITIES

         Pursuant to a final Order of the Bankruptcy Court dated May 20, 1996, the Discovery Zone Group was authorized to enter into a Revolving Credit Agreement dated April 30, 1996 (the "Revolving Credit Agreement") among Discovery Zone, Inc., as borrower, the other members of the Group, as guarantors, and Madeleine LLC ("Madeleine"), as lender. Under the Revolving Credit Agreement, Madeleine agreed to lend Discovery Zone up to the aggregate principal amount of $17,000,000, inclusive of a $7,000,000 subfacility for the issuance of letters of credit. Under the Revolving Credit Agreement, Madeleine was granted (i) superpriority administrative expense claim status over administrative expenses of the Group, (ii) first priority liens on and security interests in all of the Group's owned and subsequently acquired unencumbered assets, (iii) liens on and security interests senior to any liens on or security interests in all owned or subsequently acquired unencumbered assets, other than collateral securing certain permitted liens, and (iv) junior liens on and security interests in collateral for such permitted liens. The Revolving Credit Agreement was amended by the First Amendment, dated as of May 28, 1996, which changed certain of the financial covenants contained in the Revolving Credit Agreement.

         In August 1996, the Group requested that Madeleine make available additional funds to insure the Group sufficient liquidity to timely satisfy their postpetition obligations during the months of September and October, 1996. By motion dated August 16, 1996, the Discovery Zone Group requested authority from the Bankruptcy Court to enter into a Second Amendment to the Revolving Credit Agreement (the "Proposed Second Amendment"), which provided for, among other things, an increase from $17,000,000 to $20,000,000 in the aggregate principal amount of the loans available under the Revolving Credit Agreement and an adjustment to certain of the financial covenants therein.

         Both prior to and following the filing of the motion requesting authority to enter into the Proposed Second Amendment, the Group conducted discussions with other prospective lenders regarding the provision of additional financing. These negotiations resulted in a commitment from Perry Partners L.P. ("Perry Partners") to provide financing on substantially the same terms as the Revolving Credit Agreement, as amended by the Proposed Second Amendment, but up to the aggregate principal amount of $25,000,000. Because of this opportunity to obtain additional credit, the Group, with consent of Madeleine, withdrew the motion requesting authority to enter into the Proposed Second Amendment.

         By Order dated October 25, 1996, the Group obtained authority from the Bankruptcy Court to enter into a Replacement Revolving Credit Agreement (the "Replacement Credit Agreement"), among Discovery Zone Inc., as borrower, the other members of the Group, as guarantors, and Perry Partners, as lender. Under the Replacement Credit Agreement, Perry Partners agreed to lend Discovery Zone up to the aggregate principal amount of $25,000,000, inclusive of a $7,000,000 subfacility for the issuance of letters of credit. Perry Partners was granted
(i) superpriority administrative expense claim status over administrative expenses of the Group, (ii) first priority liens on and security interests in all of the Group's owned or subsequently acquired unencumbered assets, (iii) liens on and security interests

                              DISCOVERY ZONE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(5)      DEBTOR-IN-POSSESSION CREDIT FACILITIES (Continued)

senior to any liens on or security interests in all owned or subsequently acquired unencumbered assets, other than collateral for certain permitted liens, and (iv) junior liens on and security interests in collateral for such permitted liens.

         The Replacement Credit Agreement contained covenants similar to those contained in the Revolving Credit Agreement, as amended by the Proposed Second Amendment, including, among other things, the maintenance of certain financial ratios, prohibition against the incurrence of certain additional indebtedness, and prohibition against dividends. The Group used proceeds made available under the Replacement Credit Agreement to repay in full all outstanding obligations under the Revolving Credit Agreement, as amended by the First Amendment, and the Revolving Credit Agreement, as amended, was terminated. Approximately $16,250,000 of the $25,000,000 was used to satisfy all obligations under the Revolving Credit Agreement.

         During the fourth quarter of 1996, the Group determined that it would require an additional $5,000,000 in postpetition financing to satisfy obligations which would become due and payable during the first quarter of 1997. By motion dated December 27, 1996, the Group requested authority from the Bankruptcy Court to enter into a First Amendment to the Replacement Credit Agreement (the "First Replacement Amendment") pursuant to which the aggregate principal amount to be advanced to the Group by Perry Partners would be increased from $25,000,000 to $30,000,000. By interim Order dated December 31, 1996, the amount which the Group was authorized to borrow from Perry Partners was increased from $25,000,000 to $28,500,000. By final Order dated March 4, 1997, this amount was increased to $30,000,000.

         At December 31, 1996, the Company had outstanding borrowings under the Replacement Credit Facility of $22,448,000, bearing interest at prime plus 3.5% (11.75% at December 31, 1996) payable monthly. The Replacement Credit Facility also required payment of certain fees as defined in the agreement plus an amount to be determined such that Perry Partners earned an internal rate of return, determined on an annualized basis, of 21% on all borrowings (which return took into account all interest and fees). This additional interest of approximately $364,000 over fees and interest accrued at the stated rate was included as a postpetition liability at December 31, 1996, and was due and payable upon repayment of the loan.

         At July 29, 1997, the Company had outstanding borrowings under the Replacement Credit Facility of $28,395,000. Interest on those borrowings accrued at prime plus 3.5% (11.75% at July 29, 1997) payable monthly. At the Effective Date, additional fees and interest of $821,000 over interest accrued at the stated rate were owed. Outstanding borrowings under the facility were repaid upon the Company's emergence from bankruptcy with the proceeds of the Exit Financing (See Note 2) and the facility was eliminated.

         In June and July 1997, the Bankruptcy Court issued orders permitting the Company to borrow $5,000,000 from Birch as permitted under the existing Replacement Credit Facility. The facility bore interest at prime plus 3.5% and required the payment of certain additional fees to Birch at such time as the Company exited bankruptcy protection. The loan was unsecured; however, borrowings under the loan agreement had superpriority administrative claim status with respect to payment of administrative expenses under the Plan. The Company borrowed $2,500,000 under this facility, which was repaid with interest and fees of approximately $82,000 upon the Company's emergence from bankruptcy with the proceeds from the Exit Financing and the facility was eliminated.

                              DISCOVERY ZONE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(6)      LONG-TERM DEBT

         Long-term debt at December 31, 1997 and 1996 consists of the following (in thousands):



                                                            Successor        Predecessor
                                                             Company           Company
                                                            ---------        -----------
                                                               1997             1996
                                                            ---------        -----------

13.5% Senior Secured Notes due 2002, net of unamortized
     discount of $6,652 (1) ...........................       $ 78,348        $   --
Secured Rejection Note (2) ............................          4,416           4,666
Secured Rent Deferral Notes (2) .......................            429            --
Pre-petition tax claims (3) ...........................          5,000            --
                                                              --------        --------
                                                                88,193           4,666
Less current portion ..................................         (1,102)           --
                                                              --------        --------
Long-term debt ........................................       $ 87,091        $  4,666
                                                              ========        ========

         At December 31, 1997, maturities of the Company's long-term debt are as follows: $1,102,000 in 1998; $1,663,000 in 1999; $1,663,000 in 2000; $1,663,000
in 2001; $86,708,000 in 2002; and $2,046,000 thereafter.
-----------

(1) In connection with its exit financing to emerge from bankruptcy, the Company issued $85,000,000 of 13.5% Senior Secured Notes due August 1, 2002 (the "Notes") and the Warrants. A value of $7,050,000 was allocated to the Warrants based upon their estimated fair value at the time of the issuance, representing the original issue discount on the Notes and resulting in an effective interest rate on the Notes of approximately 15.9%. The Notes are secured by substantially all the assets of the Company and interest is payable quarterly in arrears beginning November 1, 1997. A separate interest escrow account was established with the trustee to fund interest payments on the Notes through August 1, 1999. The interest escrow account balance totaled approximately $19,017,000 at December 31, 1997, consisting of treasury securities and accrued interest thereon, and is reflected as restricted cash and investments in the Company's Consolidated Balance Sheet.

         The Notes contain restrictions on payment of dividends, additional indebtedness, and cross-default provisions with other obligations of the Company. Among other things, the Company is permitted to have outstanding up to $10 million of senior secured indebtedness and up to $5 million of new indebtedness arising from sale and leaseback transactions, capital lease obligations, or purchase money obligations.

(2) In connection with the 1994 acquisition of Leaps & Bounds, Inc. ("Leaps & Bounds") from the McDonald's Corporation ("McDonald's") (see Note 8), the Company, through a wholly owned subsidiary, received fee simple ownership of certain parcels of real property. Each parcel of real property is encumbered by a mortgage or deed of trust in favor of McDonald's, which serves to secure certain indemnity obligations owed by the Company to McDonald's.

         By Order dated November 16, 1996, the Group was granted authority by the Bankruptcy Court to enter into, and perform under, a stipulation with McDonald's (the "McDonald's Stipulation") which provides for a global resolution of issues relating to, among other things, the assumption and rejection of leases of property where McDonald's is the sublessor and Leaps & Bounds is the sublessee (the "L&B" Subleases"); rent deferrals which McDonald's will grant to Leaps & Bounds in respect of certain assumed L&B Subleases; the treatment of secured claims which McDonald's holds against the Group arising from the rejection and assumption of the L&B Subleases, and future rent deferrals to be granted in respect of certain of the L&B Subleases.

                              DISCOVERY ZONE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(6)      LONG-TERM DEBT (Continued)

         The McDonald's Stipulation provided that Leaps & Bounds assume L&B Subleases with respect to 21 FunCenters (the "Assumption Locations") and reject the L&B Subleases with respect to 17 FunCenters, which the Group also requested the Bankruptcy Court's authority to close. The Group, upon Leaps & Bounds assuming the L&B Subleases for the Assumption Locations, cured all unpaid rent and other charges under these subleases pursuant to section 365(b) of the Bankruptcy Code, which cure payments totaled approximately $528,000. McDonald's rejection claims related to the 17 closed FunCenters currently totals $4,416,000, and is evidenced by a six-year note payable requiring annual principal payments of approximately $736,000 (the "Secured Rejection Note"). The Secured Rejection Note bears interest at 11% payable annually and matures in the year 2003.

         McDonald's also granted the Company rent deferrals (the "Rent Deferrals") under the L&B Subleases, which are evidenced by nine notes due upon the expiration of each initial sublease term (the "Secured Rent Deferral Notes"). The Rent Deferrals currently total approximately $398,000 per year and, when combined with the initial Emergence Date principal balance of approximately $266,000, will total approximately $2,840,000 over the next seven years. The notes bear interest at 11% per annum payable at maturity and have maturity dates ranging from August 31, 2002 to December 31, 2004.

         The Secured Rejection Note and the Secured Rent Deferral Notes are secured by first mortgages or deeds of trust on fourteen properties owned by the Company, including three undeveloped parcels of land with a book value of $2,747,000 at December 31, 1997, which are included in Land Held for Sale in the Company's Consolidated Balance Sheet, one of which is under contract for sale for $4.2 million (See Note 3). The notes contain certain cross-default provisions including cross-defaults among themselves, with the McDonald's subleases and with other indebtedness of the Company in excess of $2.5 million.

(3) The pre-petition tax claims (the "Tax Claims") represent taxes assessed prior to the Company filing for bankruptcy and have an estimated aggregate principal amount of $5,000,000. The Tax Claims have maturities of up to six years from the original date of assessment and require payment of principal amounts in equal annual installments. The majority of the Tax Claims accrue simple interest at 10% per annum payable with each annual principal installment. The remainder accrue interest at 12% per annum.

(7)      LIABILITIES SUBJECT TO COMPROMISE

         Under the Bankruptcy Code, certain claims against the Company arising prior to the Petition Date were stayed. These pre-petition claims were compromised under the Plan (See Note 2). At December 31, 1996, these pre-petition liabilities were separately classified in the consolidated balance sheet as liabilities subject to compromise and included the following (in thousands):

                              DISCOVERY ZONE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(7)      LIABILITIES SUBJECT TO COMPROMISE (Continued)




         Accounts payable......................................   $     27,213
         Accrued liabilities...................................         27,446
         Lease rejection claims................................         18,767
         Note payable to affiliate (See Note 8)................         13,215
         Other amounts payable to affiliate (See Note 9).......         22,724
         Priority tax claims (See Note 6)......................          5,000
         Payable under credit agreement with banks.............        101,900
         Subordinated convertible debt.........................        128,643
                                                                  ------------
         Total liabilities subject to compromise...............   $    344,908
                                                                  ============

         Accrued liabilities include amounts accrued for claims related to lawsuits and other legal matters.

         In accordance with the Bankruptcy Code, the members of the Group sought court approval for the rejection of certain pre-petition executory contracts and real property leases. Such lease rejections give rise to pre-petition claims for damages pursuant to the Bankruptcy Code. The Group rejected 91 real property leases during 1996 and 4 during 1997.

         The Company entered into a $175,000,000 credit agreement on December 22, 1994 (the "Credit Facility") with a consortium of banks. On September 15, 1995, the Company became in default under the Credit Facility as a result of the expiration of an amendment/waiver agreement entered into between the Company and the lenders on June 30, 1995 which waived until September 15, 1995 certain financial covenants contained in the credit agreement. As a result of the expiration of the amendment/waiver agreement on September 15, 1995, the Company became in default under certain financial covenants contained in the Credit Facility and such default continued as of December 31, 1995.

         Another event of default occurred under the Credit Facility on the Petition Date when the Group filed voluntary petitions for relief under the Bankruptcy Code with the Bankruptcy Court. Consequently, all unpaid principal of, and accrued pre-petition interest on, amounts outstanding under the Credit Facility became immediately due and payable. The payment of such debt and accrued but unpaid interest thereon was prohibited during the pendency of the Group's bankruptcy cases other than pursuant to a court order. At the Petition Date, these amounts totaled $101,900,000 and were classified as liabilities subject to compromise at December 31, 1996.

         In October and November, 1993, the Company issued $293,250,000 aggregate principal amount at maturity of Liquid Yield Option Notes ("LYONs"), a form of subordinated convertible debt, due October 14, 2013. Net proceeds, after the underwriting discount, amounted to approximately $111,000,000. No periodic interest payments were required on the LYONs. Each LYON had an issued price of $391.06 and had principal amount due at maturity of $1,000 (representing a yield to maturity of 4.75% per annum computed on a semiannual bond equivalent basis). Each LYON was convertible into 13,845 shares of Common Stock, at the option of the holder, at any time on or prior to maturity, was subordinated to all existing and future Senior Indebtedness (as defined in the LYONs indenture agreement, "Indenture") of the Company, and was redeemable on or after October 14, 1998, in whole or in part, at the option of the Company, for cash in an amount equal to the issue price plus accrued original issue discount to the date of redemption.

                              DISCOVERY ZONE, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(7)      LIABILITIES SUBJECT TO COMPROMISE (Continued)

         As a result of the Group's bankruptcy filing, the Company defaulted under the Indenture governing the LYONs. Consequently, the original issue price of the LYONs plus the accrued original issue discount of the LYONs (the "Accreted Value") through the Petition Date was immediately payable. As of December 31, 1996, the Accreted Value was $128,643,000 and at the Petition Date this obligation became subject to compromise.

(8)      BUSINESS COMBINATIONS, SALES AND DISPOSALS

         On May 24, 1995, the Company purchased from a subsidiary of Viacom, Inc. ("Viacom") substantially all assets pertaining to the operation of two family entertainment centers operating under the name "Block Party". The purchase price was $13,215,000 and was paid through the issuance of a subordinated promissory note having a ten-year term (the "BFF Note"). Interest on such note accrued at the one-month London Interbank Offered Rate ("LIBOR") plus .75% and was payable quarterly. The principal of the note was payable in varying annual amounts beginning in the fourth year. Under the purchase agreement, the Company was assigned certain real and personal property leases related to the operations of the entertainment facilities and assumed all liabilities arising thereunder. See Note 9, Related Party Transactions, for a further discussion of transactions with Viacom.

         During the year ended December 31, 1995, the Company also acquired businesses that own and operate indoor recreational facilities for children for an aggregate of $5,300,000 in cash and 200,000 shares of common stock. All businesses acquired during the year ended December 31, 1995 were accounted for under the purchase method of accounting and are included in the consolidated financial statements since the dates of acquisition.

         On February 8, 1996, the Company sold all issued and outstanding stock of two wholly-owned subsidiaries, I&S Consultants and VLT, Inc., which together owned and operated The Enchanted Castle, a family entertainment facility located in Lombard, Illinois for $2,800,000.

         On March 8, 1996, the Company sold all issued and outstanding stock of its Wright Entertainment Group subsidiary for $2,000,000.

         During 1996, the Company closed 101 of its indoor entertainment facilities resulting in a loss on asset disposals of approximately $8,867,000. Proceeds from sale of property and equipment at these locations totaled approximately $1,753,000.

         The Company's consolidated results of operations for the year ended December 31, 1995 prepared on an unaudited pro forma basis assuming businesses acquired and accounted for as purchases in 1995 had occurred as of January 1, 1995 are as follows:


Revenues as reported ...............................................  $ 259,490
Revenue of purchased businesses for the period prior to acquisition,
   net of eliminations .............................................      3,170
                                                                      ---------
Pro forma revenue ..................................................  $ 262,660
                                                                      =========
Net loss as reported ...............................................   (449,245)
Net loss of purchased businesses for period prior to acquisition ...       (238)
Adjustment for interest and goodwill amortization ..................       (494)
                                                                      ---------
Pro forma loss .....................................................  $(449,977)
                                                                      =========
Loss per share as reported-- basic and diluted .....................  $   (8.30)
Effect of purchased businesses prior to acquisition ................      (0.01)
                                                                      ---------
Pro forma loss per share-- basic and diluted .......................  $   (8.31)
                                                                      =========

         Business acquisitions and investments during the year ended December 31, 1995 which included the use of cash were accounted for as follows:



         Property and equipment..................................   $    1,276
         Intangibles.............................................       31,657
         Other assets............................................           16
         Working capital deficiency, excluding cash acquired.....         (956)
         Long-term obligations...................................      (13,215)
         Other noncurrent liabilities............................      (13,478)
                                                                    ----------
                                                                    $    5,300
                                                                    ==========

         Business acquisitions during the year ended December 31, 1995 which involved the issuance of the Company's common stock, $.01 par value were accounted for as follows:


         Intangibles......................................  $    1,313
                                                            ==========
         Common stock issuance allocated to:                $        2
         Common stock.....................................       1,311
                                                            ----------
         Additional paid-in capital.......................  $    1,313
                                                            ==========

(9)      RELATED PARTY TRANSACTIONS

         On September 2, 1994, the Company acquired Blockbuster Children's Amusement Corporation, Tumble For Fun Limited Partnership and Blockbuster Children's Amusement Canada Corporation (collectively, the "Blockbuster Entities") from Blockbuster Fun & Fitness Holding Corporation, an indirect wholly-owned subsidiary of Blockbuster Entertainment Corporation ("BEC"), prior to BEC's merger with Viacom. The Company paid to BEC as consideration for the acquisition 4,624,597 shares of common stock. At the time of acquisition, the Blockbuster Entities owned 60 franchised Discovery Zone facilities and certain franchised territories in the United States and Canada. Separately, on September 2, 1994, BEC, through its indirect wholly-owned subsidiary, Blockbuster Discovery Investment, Inc., exercised its option to purchase from the former partners of DKB Investments, L.P. (which was at the time the largest stockholder of the Company, "DKB"), a number of shares of common stock sufficient to increase BEC's indirect equity ownership in the Company to 49.9%. Pursuant to the merger of BEC into Viacom, Viacom succeeded to BEC's equity ownership interest in the Company. At the time of these transactions, Donald F. Flynn, who was then Chairman of the Board and Chief Executive Officer of the Company, was a director of BEC, and H. Wayne Huizenga, who was then Chairman of the Board and Chief Executive Officer of BEC, and John J. Melk, who was then a director of BEC, were directors of the Company.

         On May 24, 1995 (the "MSA Effective Date"), a Management Services Agreement ("MSA") between the Company and Viacom became effective, providing for the services of Viacom's division, Blockbuster Entertainment Group ("Blockbuster"), in connection with the overall coordination and supervision of the business of the Company and the day-to-day operations and business affairs of the Company. Responsibility for management of the Company beyond the scope of Viacom's services under the MSA was placed with a Special Committee of the Board of Directors of the Company (the "Special Committee"), consisting of the independent directors, Messrs. McGrath and Muething. On the MSA Effective Date, all members of the Board of Directors except Steven R. Berrard and Donald F. Flynn resigned (including H. Wayne Huizenga, George D. Johnson, Jr., James R. Jorgensen, John T. Melk, Peer Pedersen and Gerald F. Seegers). The MSA had an initial term of five years and thereafter could be extended automatically for one year

                               DISCOVERY ZONE INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(9)      RELATED PARTY TRANSACTIONS (Continued)

renewal periods unless terminated by either party on six months' prior notice. In payment for the management services to be provided under the MSA, the Company was required to pay Viacom a quarterly fee equal to the actual costs, fees, expenses, and reimbursements of the services provided, and a fair and reasonable allocation of overhead expenses incurred by Viacom in providing such services, during the preceding calendar quarter. In addition, on the MSA Effective Date, the Company issued to Viacom 157,821 Series A Warrants, 157,821 Series B Warrants, and 157,821 Series C Warrants. See Note 13, Warrants and Options, for further discussion.

         Also on the MSA Effective Date, the Company purchased from a subsidiary of Viacom substantially all assets pertaining to the operation of two family entertainment centers operating under the name "Block Party". As of December 31, 1995, the Board of Directors of the Company was composed of Steven R. Berrard, Frank J. Biondi, Jr., Phillippe P. Dauman, Donald F. Flynn, J. Brian McGrath, John L. Muething and Sumner M. Redstone. Messrs Biondi, Dauman, McGrath, Muething and Redstone were elected to the Board on May 24, 1995, pursuant to the MSA. As of December 31, 1995, Messrs. Berrard, Biondi, Dauman and Redstone were officers and/or directors of Viacom, which owned approximately 49% of the Company's outstanding common stock, and Messrs. Berrard, Biondi, Dauman, McGrath, Muething and Redstone were directors of Spelling Entertainment Group ("Spelling"), an affiliate of Viacom. In connection with his resignation as Chief Executive Officer and a director of Viacom and as a director of Spelling, Mr. Biondi resigned as a director of the Company on January 17, 1996. Mr. Flynn resigned as Chairman of the Board of Directors of the Company on February 27, 1996. In connection with his resignation as the Chief Executive Officer of Blockbuster and as director of Viacom and Spelling, Mr. Berrard resigned as the Chief Executive Officer and a director of the Company on March 19, 1996. Messrs. Dauman and Redstone resigned as directors of the Company on March 24, 1996 and Mr. McGrath resigned as a director and as a member of the Special Committee on March 27, 1996.

         Donna R. Moore, then President and Chief Operating Officer of the Company and Adam D. Phillips, Senior Vice President and General Counsel of Blockbuster, were appointed to the Board of Directors of the Company on March 24, 1996. Dr. James M. Rippe was appointed to the Board of Directors of the Company on June 20, 1996. At March 31, 1997, Donna R. Moore, John Muething, Dr. James Rippe and Adam Phillips were the Company's directors.

         On January 12, 1996, the Company received an interim working capital loan of up to $10,000,000. This loan was guaranteed by Viacom and matured on February 6, 1996. On February 6, 1996, the Company did not make its scheduled repayment of the principal or accrued interest on the loan. The outstanding principal on the loan was $7,500,000. On February 7, 1996, the principal amount of $7,500,000 and accrued interest was paid to the lender by Viacom. As result of its performance as guarantor, Viacom is subrogated to the lender's right to receive payments of such amounts for the Company.

         In summary, at December 31, 1996 the Company had a pre-petition amount due to Blockbuster/Viacom, excluding the principal amount of the BFF Note, for approximately $22,724,000, relating to $5,662,000 in reimbursements for construction and other costs of certain subsidiaries of Blockbuster previously incurred by Blockbuster, $6,998,000 in other operating costs paid by Blockbuster on behalf of the Company, $7,527,000 in repayment of debt and accrued interest thereon paid by Viacom on behalf of the Company, accrued interest of $748,000 on the BFF Note and $1,789,000 due Blockbuster under the MSA. Viacom's ability to receive such amounts was subject to the Group's bankruptcy proceedings. Accordingly, these amounts were included in liabilities subject to compromise and the Company's consolidated balance sheet at December 31, 1996.

         In 1996, the Company incurred $3,724,000 of other obligations to Blockbuster under the MSA including obligations to reimburse Blockbuster for insurance and other costs on behalf of the Company, of which $1,424,000 was incurred and $521,000 was paid after March 25,1996.

                               DISCOVERY ZONE INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(9)      RELATED PARTY TRANSACTIONS (Continued)

         On May 7, 1997, the Bankruptcy Court issued an order providing for the settlement of all of Viacom's pre- petition general unsecured claims against the Group and all claims which the Group or any holders of claims against the Group may hold against Viacom. Under the agreement and subsequent Bankruptcy Court order, Viacom received no property for its pre-petition unsecured claims under the Plan. In exchange for this treatment, the Group agreed to (i) satisfy in full a claim which Iwerks Studios, Inc. held against the Group, and which was guaranteed by Blockbuster, in the amount of $61,500, (ii) assume approximately 30 leases of the Group, which were guaranteed by Viacom, and assign them to Blockbuster and (iii) pay Viacom's postpetition administrative claims for expenses advanced by Viacom on behalf of the Group of approximately $991,000 and obligations incurred under the MSA, subject to any setoff paid on behalf of Viacom. In connection with this settlement, the MSA was terminated.

         The Company subleased approximately 30,000 square feet of office space from Blockbuster at an annual cost of approximately $600,000. A division of Blockbuster occupied approximately 7,500 square feet of this space thereby mitigating approximately $128,000 of the Company's cost. The Company terminated its lease with Blockbuster and vacated the office space February 1, 1998.

         The Company and a corporation owned by one of the Company's principal stockholders were previously parties to a consulting arrangement, pursuant to which the Company paid approximately $90,000 in 1995 for consulting and related services. In addition, the Company paid to this corporation approximately $59,000 in 1995 for the use of its private airplanes. Agreements between the Company and this corporation for consulting services and use of airplanes were terminated as of July 1, 1995. This principal stockholder is also a director of Psychemedics Corporation ("Psychemedics"), a provider of drug testing services. The Company entered into an agreement with Psychemedics for certain drug testing services and paid Psychemedics approximately $186,000 and $468,000 during 1996 and 1995, respectively, for such services.

         As required under the Plan, the Company reimbursed Birch approximately $1,078,000 for its out-of-pocket expenses incurred in connection with sponsoring the Plan.

         An officer of Griffin Bacal, Inc. ("Griffin Bacal"), the Company's advertising agency, serves as a director of the Successor Company. The Company paid approximately $7,600,000 to Griffin Bacal for creative services and as agent for the purchase of media from third parties during the year ended December 31, 1997.

(10)     INCOME TAXES

         The federal statutory tax rate is reconciled to the Company's effective tax rate for the noted periods as follows:

                               DISCOVERY ZONE INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10)     INCOME TAXES (Continued)


                                            Successor                                 Predecessor
                                             Company                                     Company
                                       -------------------     -----------------------------------------------------------
                                           Five Months          Seven Months             Year                 Year
                                              Ended                 Ended                Ended               Ended
                                        December 31, 1997       July 31, 1997      December 31, 1996    December 31, 1995
                                       -------------------     ---------------   --------------------  -------------------
Federal statutory rate (benefit)....               (34.0)%             (34.0)%                (34.0)%              (34.0)%
Change in valuation allowance.......                34.0 %              34.0 %                 34.0 %               35.0 %
Effective tax rate..................                  --                  --                     --                  1.0 %
                                       ===================     ===============   ====================  ===================

         Income tax provision for the following periods consists of (in thousands):


                                            Successor                                  Predecessor
                                             Company                                     Company
                                       -------------------     -----------------------------------------------------------
                                           Five Months          Seven Months             Year                 Year
                                              Ended                 Ended                Ended               Ended
                                        December 31, 1997       July 31, 1997     December 31, 1996     December 31, 1995
                                       -------------------     ---------------   --------------------  -------------------
Current.............................   $              --       $          --     $               --    $                --
Deferred............................                  --                  --                     --                  4,000
                                       $              --       $          --     $               --    $             4,000
                                       ===================     ===============   ====================  ===================

         The primary components that comprise the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are as follows (in thousands):


                                                                            Successor        Predecessor
                                                                             Company           Company
                                                                              1997              1996
                                                                         ---------------   ---------------
Net operating loss carryforwards.......................................  $       66,000    $      170,000
Difference between book and tax bases of acquired net assets...........          12,000            18,500
Noncurrent asset reevaluations.........................................          85,000            86,500
Other assets...........................................................          10,000             6,000
Other liabilities......................................................         (16,000)          (19,500)
                                                                         --------------    --------------
Net deferred tax asset before valuation allowance......................         157,000           261,500
Valuation allowance....................................................        (157,000)         (261,500)
                                                                         --------------    --------------
Net deferred tax asset.................................................  $         --      $           --
                                                                         =============     ==============

         The valuation allowance totaled approximately $209,000,000 at December 31, 1995. The valuation allowance increased approximately $52,500,000 and $164,800,000 in 1996 and 1995, respectively, and decreased approximately $104,500,000 in 1997 due to a reduction in net operating loss carryovers related to the cancellation of indebtedness of the Company upon emergence from bankruptcy. The Company has net operating loss carryforwards for federal tax purposes totaling approximately $178,000,000 which will expire as follows:
$127,000,000 in 2011 and $51,000,000 in 2012. As a result of its reorganization under Chapter 11, the Company is treated as having experienced an ownership change under Internal Revenue Code Section 382. Under Section 382, the Company's ability to offset income in each post-reorganization taxable year by its remaining NOLs and built-in losses (including depreciation and amortization deductions of any portion of the Company's basis in assets with built-in losses) is limited to an amount not to exceed the

                               DISCOVERY ZONE INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(10)     INCOME TAXES (Continued)

aggregate value of the Company's common stock immediately before such change in control (taking into account in such calculation, however, any increase in value resulting from any surrender or cancellation of creditors' claims in connection with the Plan) multiplied by the long-term tax-exempt rate published monthly by the Internal Revenue Service. Based on this calculation, the Company's use of approximately $137,000,000 of NOLs is limited to approximately $4,000,000 per year.

         The federal income tax net operating loss carryforwards described above are not binding on the Internal Revenue Service and may be subject to adjustments which may be substantial in magnitude. In accordance with SOP 90-7, any realization of the benefit from tax net operating loss carryforwards subsequent to the effective date of the Company's Plan of Reorganization will result in an increase to equity.

(11)     OTHER CHARGES

         Certain of the Company's FunCenters generated increasing operating cash flow losses or marginal operating cash flows during 1995 and in the first quarter of 1996. These circumstances, in addition to the circumstances requiring the Group to file voluntary petitions for relief under Chapter 11 of the Bankruptcy Code, indicated that the carrying amounts related to these FunCenters may not be recoverable. Accordingly, management reviewed the intangibles, property and equipment related to these FunCenters for recoverability in accordance with SFAS No. 121 and determined that certain assets were impaired. For each FunCenter, the Company tested for impairment by computing the sum of the estimated future operating cash flows (undiscounted and without interest charges) and comparing that result to its carrying value. If such sum was less than the carrying value of the FunCenter's assets, an impairment condition was considered to exist and an impairment loss was recognized. The impairment loss recognized was measured as the amount by which the carrying amount exceeded the fair value of the FunCenter's assets.

         The estimate of fair value was determined using the present values of each FunCenter's estimated future operating cash flows. The Company recognized impairment losses in the fourth quarter of 1995 of approximately $306,212,000 resulting primarily from the write down of intangibles, leasehold improvements, and equipment. Management's judgment is necessary to estimate future operating cash flows. Accordingly, actual results could vary from such estimates.

         In the second quarter of 1995, the Company recognized other charges relating to the reduction in carrying values of certain assets that management believed would not have continuing benefit under its new business plan. Such reduction would not have been materially different from the charges that would have resulted from the application of SFAS No. 121. These charges, which totaled approximately $44,002,000, resulted primarily from the write down of certain entertainment facility equipment and, to a lesser extent, the write down of property and equipment related to the relocation of the Company's headquarters.

         Additionally, in the second quarter of 1995, the Company recognized other charges of approximately $10,589,000 related to the provision of additional lease commitment reserves on certain previously closed entertainment facilities because of the inability to terminate leases on favorable terms.

(12)     RESTRUCTURING COSTS

         In connection with the change in management effected by the MSA and the relocation of its headquarters offices from Chicago, Illinois to Fort Lauderdale, Florida, the Company recognized certain restructuring costs in the second quarter of 1995. These restructuring costs consisted of employee termination benefits of approximately $7,903,000 and facility lease termination costs of approximately $3,454,000. The Company expected, and accrued the cost of, the termination of approximately 300 management and administrative employees in this regard. At

                              DISCOVERY ZONE, INC.
                  NOTES TO CONSOLIDATED STATEMENTS (Continued)

(12)     RESTRUCTURING COSTS (Continued)

December 31, 1995, the majority of such employees had been terminated and costs of approximately $6,579,000 had been paid and charged against the accrued liability. The Company completed all material aspects of the aforementioned restructuring by March 31, 1996.

(13)     WARRANTS AND OPTIONS

         On May 11, 1995, the Company received approximately $26,700,000 from the Company's former Chairman and certain members of his family in connection with the exercise of warrants, which were exchanged for an aggregate of 7,234,500 shares of common stock. The Company used the proceeds from the exercise of these warrants to reduce debt.

         On the MSA Effective Date, the Company issued to Viacom 157,821 Series A Warrants, 157,821 Series B Warrants and 157,821 Series C Warrants. The Series A, Series B and Series C Warrants were to vest on the first, second and third anniversaries of the MSA Effective Date, respectively. All such vested warrants were to become exercisable on or after December 16, 1998, although such exercisability was to be accelerated in certain circumstances. Each warrant entitled Viacom to purchase one share of Series A Preferred Stock of the Company. The exercise prices for the Series A, Series B and Series C Warrants per share of the common stock into which the Series A Preferred Stock was convertible were $10.375, $11.931 and $14.317, respectively.

         In April 1993, the Company adopted a stock option plan (the "1993 Plan"), whereby up to 6,000,000 shares of common stock may be granted to key employees, consultants and directors of the Company. In addition, in July 1995, the Company adopted the 1995 Long-Term Management Incentive Plan (the "1995 Plan") pursuant to which up to 3,000,000 shares of common stock may be granted to certain key employees and consultants of the Company. Options granted under the 1993 Plan and the 1995 Plan are nonqualified and were granted at a price equal to the fair market value at the date of grant. No options were granted under the 1995 Plan.

         In connection with the MSA, all shares available for future grant and all options granted and outstanding relating to the Company's directors under the 1993 Plan were canceled if not exercised prior to the MSA Effective Date. Additionally, the vesting of all non-director employee options outstanding at the MSA Effective Date was accelerated to a date not later than November 24, 1995.

         Pursuant to the Plan all options and warrants and the 1993 Plan and 1995 Plan were canceled as of the Effective Date.

         As part of the Plan, a new stock option plan was established. Pursuant to certain executive employment contracts, options to purchase 536,845 shares of Common Stock have been granted to senior executives of the Company at an exercisable price of $11.88 per share. One third of the options presently granted vest on each January 1 of 1998, 1999 and 2000. In addition, such options vest in their entirety upon the incurrence of a "Change in Control" as defined in the Plan. A total of 715,692 shares of Common Stock have been reserved for issuance under the Company's new stock option plan.

                              DISCOVERY ZONE, INC.
                  NOTES TO CONSOLIDATED STATEMENTS (Continued)

(13)     WARRANTS AND OPTIONS (Continued)


                                                           Successor                             Predecessor
                                                             Company                                Company
                                                       ------------------- --------------------------------------------------------
                                                           Five Months       Seven Months          Year                Year
                                                              Ended              Ended             Ended               Ended
                                                          December 31,         July 31,        December 31,        December 31,
                                                              1997               1997              1996                1995
                                                       ------------------- ----------------- -----------------  -------------------
Options outstanding at beginning of period............                --           2,754,802        2,924,802           3,805,191
Granted...............................................            536,845                 --               --             794,861
Exercised.............................................                 --                 --         (170,000)         (1,377,855)
Canceled..............................................                 --         (2,754,802)              --            (297,395)
                                                       -------------------   ---------------   --------------     ---------------
Options outstanding at end of period..................             536,845                --        2,754,802           2,924,802
                                                       ===================   ===============   ==============     ===============
Weighted average exercise price of options at
     beginning of period..............................                  --                     $        10.47     $          7.92
Weighted average exercise price of options exercised..                  --                     $         1.66     $          2.47
Range of exercise prices of options outstanding
     at end of period................................. $             11.88                     $1.67 to 24.63     $1.67 to $24.63
Weighted average exercise price of options
     outstanding at end of period..................... $             11.88                     $        11.01     $         10.47
Vested options at end of period.......................                  --                          2,754,802           2,924,802
Options available for future grants at end of period..             178,847                            129,351              29,351

(14)     COMMITMENTS AND CONTINGENCIES

         Future minimum lease payments, under noncancelable operating leases as of December 31, 1997, are as follows (in thousands):


1998..........................................................    $   25,555
1999..........................................................        24,567
2000..........................................................        23,478
2001..........................................................        22,488
2002..........................................................        21,804
Thereafter....................................................        38,123
                                                                  ----------
                                                                  $  156,015

         The Company is also obligated under a three-year operating lease agreement to pay a per capita license fee for laser tag equipment. This agreement requires the Company to pay 20 cents per attendee at its FunCenters for the first 9 million attendees; 18 cents per attendee for the next 9 million attendees; and 16 cents for each attendee thereafter. Because the agreement is based upon attendance, the exact payment in each of the three years cannot be determined.

         Rental expense for operating leases during the years ended December 31, 1997, 1996, and 1995 amounted to approximately $34,455,000, $41,137,000 and
$52,716,000, respectively.

                              DISCOVERY ZONE, INC.
                  NOTES TO CONSOLIDATED STATEMENTS (Continued)

(14)     COMMITMENTS AND CONTINGENCIES (Continued)

         During the fourth quarter of 1997 the Company began an extensive FunCenter renovation program designed to broaden their entertainment offerings, upgrade their facilities and give a "new look." During the first phase of this program, the Company renovated approximately 60% of its FunCenters through March 1998 and expects during the next phase, to complete renovations of an additional 15% of its FunCenters by the end of 1998. Through March 31, 1998, the Company also completed the conversion of approximately 80% of its FunCenters to permit the sale of Pizza Hut items and renovated approximately 25% of its locations to offer new weekday programs under the "DZU" brand name. The estimated cost for these renovations and advance purchases through March 31, 1998 is approximately $24 million, of which approximately $15 million has been paid or accrued as of December 31, 1997 and approximately $3 million relates to advance purchases for future renovation. These costs exclude approximately $3 million of excess billings from general contractors which the Company intends to dispute.

         From time to time, the Company is a party to a number of lawsuits and other legal matters, including claims relating to injuries which allegedly occurred at the Company's facilities and to alleged employment discrimination. A portion of these claims may be covered by insurance. Management has estimated the potential liabilities resulting from such claims which arose subsequent to the Petition Date and which are not covered by insurance to be approximately $3,347,000 at December 31, 1997 and $1,849,000 at December 31, 1996. These
amounts were recorded in accrued liabilities and other long-term liabilities in the Company's consolidated balance sheets based on management estimates of the tendering of future payments. Because these amounts represent estimates, it is reasonably possible that a change in these estimates may occur in the future.

(15)     SUBSEQUENT EVENTS

         During the first quarter of 1998, the Company substantially completed Phase One of its capital plan to renovate its FunCenters, add new attractions, and broaden their entertainment offerings, including the addition of designated areas for lasertag, arts and crafts, stage events and promotional activities. Approximately 60% of the Company's FunCenters were renovated pursuant to this plan. The Company also completed the conversion of its food service operations to offer Pizza Hut products in approximately 80% of its FunCenters (see Note
14).

         On March 31, 1998, the Company entered into a $10 million Senior Secured Revolving Credit Facility (the "Facility") with Foothill Capital Corporation, as permitted under the Notes. The Facility bears interest at prime plus 1% plus certain fees, and allows for the Company to borrow 133% of trailing twelve month FunCenter contribution (as defined therein) for its top 100 performing FunCenters, up to a maximum loan principal amount of $10 million. The Facility contains restrictions on additional indebtedness, capital expenditures, dividends, is secured by substantially all of the Company's assets and has cross-default provisions with other obligations of the Company. $2.0 million of the Facility is reserved for resolution of certain disputes in connection with the Company's renovation program (see Note 14).

         Effective July 29, 1997, the Company emerged from bankruptcy with a brand repositioning, operating and financing strategy. These strategies were executed and, although they were partially effective, additional steps must be taken to both eliminate losses from operations and raise additional capital to ensure the Company continues as a going concern. The Company's new operating strategy calls for a number of cost-cutting and revenue enhancing initiatives, including an extensive FunCenter renovation program, a revamped marketing and promotional campaign, the successful repositioning of the Company's brand image with its target customers, and an enhanced hiring and training program for store managers in order to attract and retain qualified people who are capable of implementing the new operating strategy. The new finance strategy calls for raising additional capital through a private placement. Management believes raising this capital is required to fund the next phase of planned FunCenter renovations as well as to fund the revised operating strategy and meet related obligations as they come due. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from this uncertainty.

(16)     SUMMARIZED COMBINED FINANCIAL INFORMATION

         The following sets forth summarized combined financial information of Discovery Zone (Canada) Limited (formerly Discovery Zone Children's Amusement Canada Corporation) and Discovery Zone (Puerto Rico), Inc., which are subsidiary guarantors under the Senior Secured Note financing secured by the Company in connection with its emergence from bankruptcy (See Notes 2 and 6). Separate financial statements of these subsidiary guarantors are not included as the subsidiaries guarantee the Senior Secured Notes on a full, unconditional, and joint and several basis and are wholly-owned subsidiaries of the Company. Non-guarantor subsidiaries under the financing are inconsequential.

                                          Successor         Predecessor
                                           Company            Company
                                      ---------------  -------------------

                                        December 31,       December 31,
                                            1997               1996
                                      ---------------  -------------------

Current assets.......................  $     233         $     682
Noncurrent assets....................      3,124             3,925
Current liabilities..................        257               144
Noncurrent liabilities...............      8,158             9,627



                                                 Year Ended December 31,
                                        ----------------------------------------

                                            1997           1996          1995
                                        ----------------------------------------


Net revenue.............................$   4,931      $   6,637      $   7,991
Operating expenses......................    5,688          7,561         12,018
Net loss................................     (542)          (753)        (4,001)

                              DISCOVERY ZONE, INC.

                        Valuation and Qualifying Accounts

                                   Schedule II

                                 (In thousands)


                                                    Balance at          Additions           Amounts         Balance at
                                                     Beginning          Charged to          Written             End
                                                      of Year            Expense              Off             of Year
Description                                      ----------------    ----------------    -------------   ----------------
------------------------

ALLOWANCE FOR DOUBTFUL
   ACCOUNTS
1995........................................... $      36           $   2,149          $      --         $   2,185
1996...........................................     2,185               1,093              2,304               974
1997...........................................       974                  --                974                --

RESERVE FOR OBSOLESCENCE
1995...........................................       259                 766                 --             1,025
1996...........................................     1,025                  --              1,025                --
1997...........................................        --                  --                 --                --



                              DISCOVERY ZONE, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (In thousands, except per share data)


                                                                         Successor Company     Predecessor Company
                                                                      ----------------------  --------------------
                                                                        Three months Ended      Three Months Ended
                                                                           June 30, 1998           June 30, 1997
                                                                      --------------------------------------------

REVENUE                                                                  $   29,534             $   32,498

COST OF GOODS SOLD                                                            4,913                  5,405
STORE OPERATING EXPENSES                                                     24,984                 24,178
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE                                   6,864                  4,705
DEPRECIATION AND AMORTIZATION                                                 5,400                  5,141
                                                                        -----------            -----------
OPERATING LOSS                                                              (12,627)                (6,931)

OTHER INCOME  (EXPENSE):
   Interest, net                                                             (3,545)                (1,339)
   Other, net                                                                    14                     18
                                                                        -----------            -----------
     Total other expense, net                                                (3,531)                (1,321)
                                                                        -----------            -----------
LOSS BEFORE REORGANIZATION ITEMS                                            (16,158)                (8,252)

REORGANIZATION ITEMS:
   Professional fees                                                             --                 (2,206)
   Other, net                                                                    --                   (364)
                                                                        -----------            -----------
     Total reorganization items                                                  --                 (2,570)
                                                                        -----------            -----------
NET LOSS                                                                    (16,158)               (10,822)

ACCRETION OF CONVERTIBLE REDEEMABLE PREFERRED
   STOCK TO REDEMPTION VALUE                                                    (56)                    --
                                                                        -----------            -----------
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS                            $   (16,214)           $   (10,822)
                                                                        ===========            ===========

Per common share - basic and diluted                                    $     (4.05)           $     (0.19)
                                                                        ===========            ===========

Weighted average number of common shares outstanding                          4,000                 57,646
                                                                        ===========            ===========



        The accompanying notes are an integral part of these statements.

                              DISCOVERY ZONE, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (In thousands, except per share data)


                                                                        Successor Company      Predecessor Company
                                                                      ----------------------  --------------------
                                                                        Six Months Ended        Six Months Ended
                                                                          June 30, 1998           June 30, 1997
                                                                     ----------------------- ---------------------

REVENUE                                                                  $   70,211              $   71,292

COST OF GOODS SOLD                                                           11,171                  12,600
STORE OPERATING EXPENSES                                                     53,134                  50,550
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE                                  12,744                   9,073
DEPRECIATION AND AMORTIZATION                                                10,770                  10,215
                                                                        -----------             -----------
OPERATING LOSS                                                              (17,608)                (11,146)

OTHER INCOME  (EXPENSE):
   Interest, net                                                             (6,873)                 (2,514)
   Other, net                                                                    53                      33
                                                                        -----------             -----------
     Total other expense, net                                                (6,820)                 (2,481)
                                                                        -----------             -----------
LOSS BEFORE REORGANIZATION ITEMS AND INCOME
   TAXES                                                                    (24,428)                (13,627)

REORGANIZATION ITEMS:
   Professional fees                                                             --                  (3,686)
   Other, net                                                                    --                    (419)
                                                                        -----------             -----------
     Total reorganization items                                                  --                  (4,105)
                                                                        -----------             -----------
LOSS BEFORE INCOME TAXES                                                    (24,428)                (17,732)

INCOME TAXES                                                                    125                      --
                                                                        -----------             -----------
NET LOSS                                                                    (24,553)                (17,732)


ACCRETION OF CONVERTIBLE REDEEMABLE PREFERRED                                  (108)                     --
   STOCK TO REDEMPTION VALUE                                            -----------             -----------

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS                            $   (24,661)            $   (17,732)
                                                                        ===========             ===========
Per common share - basic and diluted                                    $     (6.17)            $     (0.31)
                                                                        ===========             ===========

Weighted average number of common shares outstanding                          4,000                  57,646
                                                                        ===========             ===========



        The accompanying notes are an integral part of these statements.

                              DISCOVERY ZONE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)


                                                                                     Successor Company
                                                                         --------------------------------------------
                                                                            June 30, 1998        December 31, 1997
                                                                         ------------------    ----------------------
                                ASSETS                                       (unaudited)

CURRENT ASSETS:
Cash and cash equivalents                                                 $       423              $     8,607
Restricted cash and investments                                                13,512                   13,036
Receivables, net                                                                1,193                      750
Inventories                                                                     1,936                    1,739
Prepaid expenses and other current assets                                       2,626                    5,093
                                                                          -----------              -----------
   TOTAL CURRENT ASSETS                                                        19,690                   29,225
RESTRICTED CASH AND INVESTMENTS                                                   244                    5,981
PROPERTY AND EQUIPMENT, net                                                   115,087                  131,352
LAND HELD FOR SALE                                                              3,635                    3,635
TRADEMARKS, NET                                                                16,174                       --
OTHER ASSETS, NET                                                               6,273                    6,398
                                                                          -----------              -----------
   TOTAL ASSETS                                                           $   161,103              $   176,591
                                                                          ===========              ===========

                   LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable                                                          $    14,238              $    13,657
Accrued liabilities                                                            10,990                   11,116
Note payable                                                                      290                      304
Current portion of long-term debt                                               1,102                    1,102
                                                                          -----------              -----------
   TOTAL CURRENT LIABILITIES                                                   26,620                   26,179

LONG-TERM DEBT                                                                 95,004                   87,091
OTHER LONG-TERM LIABILITIES                                                     7,759                    7,169
SERIES A CONVERTIBLE PREFERRED STOCK - 1,000
     shares authorized, issued and outstanding, redemption
     value of $15,000                                                          14,005                   13,897

COMMON STOCK AND OTHER EQUITY (DEFICIT):
   Common stock - $.01 par value; 10,000,000 shares                                40                       40
     authorized, 4,000,000 shares issued and outstanding
Additional paid-in capital                                                     69,955                   70,063
Cumulative translation adjustment                                                 239                      118
Accumulated deficit                                                           (52,519)                 (27,966)
                                                                          -----------              -----------
   TOTAL COMMON STOCK AND OTHER
     EQUITY  (DEFICIT)                                                         17,715                   42,255
                                                                          -----------              -----------
 TOTAL LIABILITIES AND EQUITY (DEFICIT)                                   $   161,103              $   176,591
                                                                          ===========              ===========


        The accompanying notes are an integral part of these statements.

                              DISCOVERY ZONE, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (In thousands)


                                                                         Successor Company     Predecessor Company
                                                                      ----------------------  --------------------
                                                                         Six Months Ended       Six Months Ended
                                                                           June 30, 1998          June 30, 1997
                                                                       --------------------- ---------------------
   CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                               $   (24,553)          $   (17,732)
   Adjustments to reconcile net loss to net cash used by operating activities before reorganization items:
        Reorganization items                                                       --                 4,105
        Depreciation and amortization                                          10,770                10,215
        Amortization of debt discount and other noncash interest charges        1,045                    --
        Plan administrative payments                                              (17)                   --
        Changes in operating assets and liabilities:
          Receivables                                                            (443)                  447
          Inventories                                                            (197)                  821
          Prepaid expenses and other current assets                             2,467                  (107)
          Restricted cash and investments                                       5,261                    --
          Accounts payable                                                      3,045                (1,682)
          Accrued liabilities                                                     521                (1,303)
          Other                                                                   334                   135
                                                                          -----------           -----------
       Net cash used by operating activities before reorganization
          items                                                                (1,767)               (5,101)
       Reorganization items                                                        --                (4,105)
   Adjustments to reconcile reorganization items to cash used by reorganization items:
          Accrued reorganization expenses                                        (525)                1,345
                                                                          -----------           -----------
          Net cash used by reorganization items                                  (525)               (2,760)
                                                                          -----------           -----------
          Net cash used by operating activities                                (2,292)               (7,861)

   CASH FLOWS FROM INVESTING ACTIVITY:
   Purchases of property and equipment                                        (13,600)                 (286)

   CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds from debtor-in-possession credit facilities                        --                 4,969
   Net proceeds from borrowings                                                 7,708                   232
                                                                          -----------           -----------
   Net cash provided by financing activities                                    7,708                 5,201
                                                                          -----------           -----------
   Net decrease in cash                                                        (8,184)               (2,946)
   Cash and cash equivalents, beginning of period                               8,607                 3,326
                                                                          -----------           -----------
   Cash and cash equivalents, end of period                                       423                   380
                                                                          ===========           ===========

   SUPPLEMENTAL CASH FLOW INFORMATION:

   Cash paid for interest                                                 $     5,746           $     2,355
                                                                          ===========           ===========

   Cash paid for professional fees in connection with
     Chapter 11 proceeding                                                $       214           $     2,341
                                                                          ===========           ===========


        The accompanying notes are an integral part of these statements.

                              DISCOVERY ZONE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(1)      ORGANIZATION AND BASIS OF PRESENTATION

         Discovery Zone, Inc. (the "Company") is the leading owner and operator of pay-for-play children's entertainment centers ("FunCenters") in North America with a national network of 202 FunCenters in 39 states, Puerto Rico and Canada. The Company also operates two entertainment centers targeting adult customers, under the "Block Party" name.

         The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations. However, the Company believes that the disclosures contained herein are adequate to make the information presented not misleading. It is suggested that these condensed consolidated financial statements be read in conjunction with the Company's 1997 consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K/A.

         Discovery Zone, Inc. and its nineteen domestic subsidiaries (collectively, the "Group") emerged from bankruptcy on July 29, 1997. The Group had originally filed voluntary petitions for protection under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on March 25, 1996 (the "Petition Date"). While in Chapter 11, certain claims against the Group at the Petition Date were stayed while the Company continued its operations as a Debtor-in-Possession. On July 18, 1997, the Bankruptcy Court approved the Company's Joint Plan of Reorganization with Birch Holdings LLC ("Birch"), which became effective on July 29, 1997 (the "Effective Date" or "Emergence Date").

         As a result of the reorganization proceedings, the unaudited condensed consolidated financial statements and notes thereto were subject to material uncertainties, the outcome of which were not then determinable. The Company's unaudited condensed consolidated financial statements for periods prior to the Effective Date were prepared on a going concern basis and do not include any adjustments for the effect of any changes which were made in connection with the Company's recapitalization or operations resulting from a plan of reorganization.

         The unaudited condensed consolidated financial statements reflect accounting principles and practices set forth in American Institute of Certified Public Accountants Statement of Position ("SOP") 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," which provides guidance for financial reporting by entities that have filed voluntary petitions for relief under, and have reorganized in accordance with, the Bankruptcy Code.

         In accordance with SOP 90-7, the Company did not accrue interest on its pre-petition interest bearing obligations during bankruptcy as it was unlikely such interest would be paid under the Plan. The amount of such unaccrued contractual interest during the three and six month periods ended June 30, 1997 was approximately $3,950,000 and $7,850,000, respectively.

                              DISCOVERY ZONE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

         The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         The financial statements reflect, in the opinion of management, all adjustments, which are of a normal recurring nature, and those adjustments required to adopt fresh-start reporting as described below which are necessary to present fairly the Company's financial position and results of operations. Capitalized terms have the meanings defined throughout the Notes to Condensed Consolidated Financial Statements.

         The Company's FunCenters typically experience seasonal fluctuations in their revenues, with generally higher revenues occurring in the first quarter of the year due to the fact that many of the Company's facilities are located in cold weather regions where children are unable to play outside during this time of the year. Operating results of interim periods are not necessarily indicative of results that may be expected for the year ending December 31, 1998.


(2)      JOINT PLAN OF REORGANIZATION AND EXIT FINANCING

         In November 1996, the Company filed with the Bankruptcy Court a Joint Plan of Reorganization (the "Plan") with Birch which set forth a plan for repaying or otherwise compensating the Company's creditors in order of relative seniority of their respective claims while seeking to maintain the Company as a going concern. On July 18, 1997, the Plan was approved by the requisite number of creditors in each class and confirmed by the Bankruptcy Court. The Plan became effective on July 29, 1997 and the Company emerged from bankruptcy as of that date.

         The Plan, among other things, provided for (i) the payment in full of certain administrative claims against the Company (those claims which arose after the Petition Date); (ii) conversion of substantially all of the Company's liabilities subject to compromise (excluding taxes payable, lease assumption payments and certain other pre-petition liabilities permitted under the Plan) to an equity interest in the Company, and (iii) cancellation of all of the pre-petition equity interests in the Company, all as more fully described in the Plan. Birch had purchased certain pre- petition claims from the original banks providing a credit facility to the Company, resulting in ownership of 55.7% of the common stock of the reorganized Company ("Common Stock").

         Pursuant to the Plan, substantially all the Company's pre-petition unsecured liabilities were converted to equity in exchange for units consisting of nine shares of Common Stock and a ten-year warrant to purchase one share of Common Stock at a price of $17.55 (the "Ten Year Warrants"). Such unsecured creditors will receive 4,000,000 shares of Common Stock and 444,444 shares of Common Stock have been reserved for issuance in connection with the Ten Year Warrants.

                              DISCOVERY ZONE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

         In connection with its emergence from bankruptcy, the Company raised $100 million through the issuance of $15 million of Convertible Redeemable Preferred Stock ("Preferred Stock") and $85 million of 13.5% Senior Secured Notes with Warrants, resulting in $93.8 million of net proceeds to the Company after deducting related offering costs (the "Exit Financing"). The proceeds were used to repay the Company's debtor-in-possession credit facilities and certain bankruptcy administrative claims and reorganization costs incurred in connection with the Company's emergence from bankruptcy and to fund the Bond Interest Escrow Account, which is reflected as Restricted Cash and Investments in the accompanying condensed consolidated balance sheets. The Senior Secured Note holders also received warrants (the "Warrants") to purchase 805,154 shares of Common Stock at $.01 per share exercisable through August 1, 2007, which represented approximately 12.5% of the fully diluted shares of Common Stock after giving effect to the exercise of the Warrants and the Ten Year Warrants and conversion of the Preferred Stock. A portion of the proceeds from the Senior Secured Notes was allocated to the Warrants (see Note 4).

         The Preferred Stock is convertible at any time into 1,191,626 shares of Common Stock at an effective conversion price of $12.59 per common share. The Preferred Stock represented approximately 18.5% of the fully diluted shares of Common Stock after giving effect to the exercise of the Warrants and the Ten Year Warrants. The terms of the Preferred Stock include a liquidation preference, the right to receive dividends, if paid, voting rights, Board of Directors representation and redemption upon (i) the earlier to occur of a merger, the sale of substantially all the Common Stock or assets of the Company or other change of control, or (ii) 180 days prior written notice from any holder at any time 62 months after the Effective Date.

         As part of the Plan, a stock option plan was established. Pursuant to certain executive employment contracts, options to purchase shares of Common Stock have been granted to senior executives of the Company at an exercise price of $11.88 per share. A total of 715,692 shares of Common Stock were reserved for issuance under the Company's stock option plan.

         Approximately 3,157,000 shares of Common Stock were reserved for issuance in connection with the exercise of all warrants, and options and conversion of the Preferred Stock (see Note 8).


(3)      FRESH START REPORTING

         Upon emergence from its Chapter 11 proceedings, the Company adopted fresh start reporting pursuant to the provisions of SOP 90-7. In accordance with SOP 90-7, assets and liabilities were restated as of July 31, 1997 to reflect the reorganization value of the Company, which approximates their fair value at the Emergence Date. In addition, the accumulated deficit of the Company through the Emergence Date was eliminated and the debt and capital structure of the Company was recast pursuant to the provisions of the Plan. Thus, the accompanying condensed consolidated statements of operations and cash flows for periods prior to the Company's emergence from bankruptcy (the "Predecessor Company") are not comparable to the results of operations and cash flows of the Company subsequent to emergence from bankruptcy and the adoption of fresh-start reporting (the "Successor Company").

                              DISCOVERY ZONE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

         A reorganization value of the Company's common equity of approximately $70,200,000 was determined by the Company with the assistance of financial advisors. These advisors (1) reviewed certain historical information for recent years and interim periods; (2) reviewed certain internal financial and operating data including financial projections; (3) met with senior management to discuss operations and future prospects; (4) reviewed publicly available financial data and considered the market value of public companies deemed generally comparable to the Company's operating business; (5) considered certain economic and industry information relevant to the operating business; (6) reviewed a five year forecast prepared by the Company; and (7) conducted such analysis as appropriate. Based upon the foregoing, the financial advisors developed a range of values for the Company as of the Effective Date. In developing this valuation estimate the advisors, using rates of 30% to 35%, discounted the Company's five year forecasted free cash flows and an estimate of sales proceeds assuming the Company would be sold at the end of the five-year period within a range of comparable Company multiples.

         The difference between the Company's reorganized value and a revaluation of the Company's assets and liabilities resulted in an unallocated reorganization value of approximately $24,829,000, which was included in property and equipment in the consolidated balance sheet at December 31, 1997, net of recorded amortization. During the second quarter of 1998, the Company completed its allocation of reorganization value as required under fresh start reporting, pursuant to which approximately $17,226,000 of such amount was attributed to the Company's trademarks and the balance remained as property and equipment. This allocation was based on a review of the Company's property and equipment and an appraisal of the Company's trademarks.


(4)      LONG-TERM DEBT

         Long-term debt consists of the following (in thousands):


                                                                         Successor Company        Successor Company
                                                                         -----------------        -----------------
                                                                           June 30, 1998          December 31, 1997
                                                                           -------------          -----------------
                                                                            (Unaudited)

Senior Facility (a)                                                         $   7,197                $      --
13.5% Senior Secured Notes due 2002, net of unamortized
   discount of $6,137 and $6,652 at June 30, 1998 and
   December 31, 1997, respectively (b)                                         78,863                   78,348
Secured Rejection Note (c)                                                      4,416                    4,416
Secured Rent Deferral Notes (c)                                                   630                      429
Pre-petition Tax Claims (d)                                                     5,000                    5,000
                                                                            ---------                ---------
                                                                               96,106                   88,193
Less current portion                                                           (1,102)                  (1,102)
                                                                            ---------                ---------
Long-term debt                                                             $   95,004                $  87,091


-----------
      (a) On March 31, 1998, the Company entered into a $10 million Senior Secured Revolving Credit Facility (the "Senior Facility") with Foothill Capital Corporation as permitted under the Senior Secured Notes (as defined herein). The Senior Facility bears interest at prime plus 1%, plus certain fees, and allows for the Company to borrow 133% of trailing twelve-month FunCenter contribution (as defined therein) for its top 100 performing FunCenters, up to a maximum loan principal amount of $10 million. The Senior Facility contains restrictions on additional indebtedness, capital expenditures, and dividends, is secured by substantially all of the Company's assets and has cross-default provisions with other obligations of the Company. $2.0 million of the Senior Facility is reserved for resolution of certain disputes in connection with the Company's renovation program (see Note 7).

      (b) In connection with its exit financing to emerge from bankruptcy, the Company issued $85,000,000 of 13.5% Senior Secured Notes due August 1, 2002 (the "Private Senior Secured Notes") and the Warrants. A value of approximately $7,050,000 was allocated to the Warrants based upon their estimated fair value at the time of the issuance, representing the original issue discount on the Private Senior Secured Notes. The Private Senior Secured Notes are secured by substantially all the assets of the Company and interest is payable quarterly beginning November 1, 1997. A separate

                              DISCOVERY ZONE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

       interest escrow account was established with the trustee to fund interest payments through August 1, 1999. The interest escrow account balance totaled approximately $13,756,000 consisting of treasury securities and accrued interest thereon, at June 30, 1998.

      The Company consummated an offer to exchange $85,000,000 aggregate principal amount of its 13.5% Senior Secured Notes due 2002 (the "Exchange Senior Secured Notes"), which have been registered under the Securities Act of 1933 pursuant to a Registration Statement on Form S-4, for $85,000,000 aggregate principal amount of the outstanding Private Senior Secured Notes (the Private Senior Secured Notes together with the Exchange Senior Secured Notes, the "Senior Secured Notes").

      The Senior Secured Notes contain restrictions on additional indebtedness and cross-default provisions with other obligations of the Company. Among other things, the Company is permitted to have outstanding up to $10 million of senior secured indebtedness and up to $5 million of new indebtedness arising from sale and leaseback transactions, capital lease obligations, or purchase money obligations.

      (c) The McDonald's Secured Rejection Note was $4,416,000 at the Emergence Date and is evidenced by a six- year note payable requiring annual principal payments of approximately $736,000. The Secured Rejection Note bears interest at 11% payable annually.

      The Company's obligations to repay certain rent deferrals granted by McDonald's pursuant to the McDonald's Stipulation are evidenced by nine notes due upon the expiration of each initial sublease term (the "Secured Rent Deferral Notes"). The rent deferrals total currently $398,196 per year and, when combined with the initial Emergence Date principal balance of approximately $266,000, will total approximately $2,567,000 over the next seven years. The notes bear interest at 11% per annum payable at maturity and have maturity dates ranging from August 31, 2002 to December 31, 2004.

      The Secured Rejection Note and the Secured Rent Deferral Notes are secured by first mortgages or deeds of trust on fourteen properties owned by the Company including three undeveloped parcels of land with a book value of $2,747,000 at June 30, 1998, which are included in Land Held for Sale in the Company's Consolidated Balance Sheet. The notes contain certain cross-default provisions including cross-defaults among themselves, with the McDonald's subleases and with other indebtedness of the Company in excess of $2.5 million.

      (d) The pre-petition tax claims (the "Tax Claims") represent taxes assessed prior to the Company filing for bankruptcy and have an estimated aggregate principal amount of $5 million. The Tax Claims have maturities of up to six years from the original date of assessment and require payment of principal amounts in equal annual installments. The majority of the Tax Claims accrue simple interest at 10% per annum payable with each annual principal installment. The remainder accrue interest at 12% per annum.


(5)      LOSS PER COMMON SHARE

         Loss per common share is calculated based upon the weighted average number of common shares outstanding during the periods presented. Common equivalents outstanding during the period and common shares issuable upon assumed conversion of the Preferred Stock and other potentially dilutive securities have not been included in the computation of diluted loss per share as their effect is antidilutive for all relevant periods presented. Shares of Common Stock to be issued to unsecured creditors pursuant to the Plan have been reflected as outstanding as of the Effective Date for purposes of calculating the weighted average common shares outstanding in the accompanying unaudited condensed consolidated statement of operations for the three and six month periods ended June 30, 1998.

                              DISCOVERY ZONE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(6)      RELATED PARTY TRANSACTIONS

         An officer of Griffin Bacal, Inc. ("Griffin Bacal"), the Company's advertising agency, serves as a director of the Successor Company. The Company paid approximately $1,573,000 and $4,140,000 to Griffin Bacal for creative services and as agent for purchase of media from third parties during the three and six month periods ended June 30, 1998, respectively.


(7)      COMMITMENTS AND CONTINGENCIES

         During the fourth quarter of 1997, the Company began an extensive FunCenter renovation program to broaden their entertainment offerings and upgrade their facilities, which was broader in scope and costlier than originally planned. During the first phase of this program, the Company renovated approximately 60% of its FunCenters and expects to complete renovations of an additional 15% of its FunCenters by the end of 1998 subject to available financing (see Note 8). To date, the Company also completed the conversion of approximately 75% of its FunCenters to permit the sale of Pizza Hut items and renovated approximately 25% of its locations to offer new weekday programs under the "DZU" brand name. Through July 31, 1998, the Company has incurred or committed approximately $28 million in connection with these programs, including excess billings from general contractors which the Company is disputing, and approximately $3 million of advance purchases for future renovation phases.

         From time to time, the Company is a party to lawsuits and other legal matters, including claims relating to injuries which allegedly occurred at the Company's facilities and to alleged employment discrimination. A portion of these claims may be covered by insurance. Management has estimated the potential liabilities resulting from such claims which arose subsequent to the Petition Date and which are not covered by insurance to be approximately $4,189,000 at June 30, 1998 and $3,347,000 at December 31, 1997. These amounts are recorded in accrued liabilities and other long-term liabilities in the accompanying condensed consolidated balance sheets. Because these amounts represent estimates, it is reasonably possible that a change in these estimates may occur in the future.


(8)      SUBSEQUENT EVENTS -- ADDITIONAL FINANCING

         On July 17, 1998 the Company completed a $29.5 million financing from the sale of $9.5 million of 14.5% Cumulative Preferred Stock (the "New Preferred Stock") and $20 million of aggregate principal amount of 13.5% Senior Collateralized Notes due 2002 ("New Notes"), both together with warrants to purchase approximately 99.6% of the fully diluted Common Stock for a nominal purchase price. The offering resulted in net proceeds to the Company of approximately $27 million after costs and expenses. The proceeds of the offering were used (I) to repay outstanding borrowings under the Company's Senior Facility, (ii) to purchase $2.8 million of U.S. Treasury Securities that were placed in escrow and pledged as security for scheduled interest payments through August 1, 1999 on the New Notes and (iii) to provide financing for working capital, capital expenditures and other general corporate purposes. In addition $1 million of existing Preferred Stock was exchanged for $1 million of New Preferred Stock.

         The New Preferred Stock was issued in two series, has an aggregate liquidation preference of $10 million, a mandatory redemption date of November 1, 2002 and accumulates dividends at an annual rate of 14.5%, compounded quarterly. Purchasers of the New Preferred Stock, which consisted primarily of existing common and preferred stock holders, also received warrants to purchase an aggregate of 50.6% of the fully diluted Common Stock for a nominal exercise price. DZ intends to launch a rights offering to existing holders of Common Stock to allow them to purchase units of New Preferred Stock and warrants on substantially the same terms as were offered to the purchasers of the Series B Preferred Stock Units.

                              DISCOVERY ZONE, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

         The terms of the New Notes are substantially the same as the Company's existing 13.5% Senior Secured Notes due August 1, 2002 (the "Senior Secured Notes"), rank pari passu in right of repayment and are due May 1, 2002. The priority of claims on the collateral securing the Senior Secured Notes are subordinated to the priority of claims on the collateral securing the New Notes. Purchasers of the New Notes also received two series of warrants to purchase approximately 49% of the fully diluted Common Stock for a nominal exercise price. If the Company redeems the New Notes prior to the end of 1999 and meets certain other conditions, a portion of these warrants aggregating of 9% of the fully diluted Common Stock will be redeemed or canceled at no additional cost to the Company. The Company obtained the required consents to issue the New Notes from holders of the Senior Secured Notes and to increase the Senior Facility to $15 million. The Company is obligated to register the New Notes within six months of issuance.

         In connection with this financing, the Company increased the number of shares of Common Stock authorized for issuance to 2.4 billion and a holder of the New Preferred Stock Units exercised warrants to purchase 426,333,492 shares of Common Stock. Accordingly, subsequent to the financing, the number of shares of Common Stock outstanding was 430.3 million and the number of shares of Common Stock reserved for issuance in connection with the exercise of all warrants, options and preferred stock conversions was approximately 1.8 billion.

--------------------------------------------------------------------------------



No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

Until [____] 1999, all dealers effecting transactions in the Exchange Notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               ------------------

                                TABLE OF CONTENTS
                                                                         Page
Available Information...................................................   5
Forward-Looking Statements..............................................   5
Prospectus Summary......................................................   6
Risk Factors............................................................  20
The Exchange Offer......................................................  28
Use of Proceeds.........................................................  36
Selected Historical Financial Data......................................  37
Management's Discussion and Analysis of
  Financial Condition and Results of Operations.........................  39
Business................................................................  49
Management..............................................................  58
Principal Stockholders..................................................  66
Certain Transactions with Affiliates....................................  68
Description of Exchange Notes...........................................  69
Description of Capital Stock............................................ 103
Description of Certain Indebtedness..................................... 113
Plan of Distribution ................................................... 116
Certain U.S. Federal Income Tax Considerations.......................... 117
Legal Matters........................................................... 118
Experts................................................................. 118
Index to Financial Statements........................................... F-1

           ----------------------------------------------------------











                                Offer to Exchange

                  13 1/2% Senior Collateralized Notes Due 2002
                               for all outstanding
                  13 1/2% Senior Collateralized Notes due 2002
                          ($20,000,000 principal amount
                                  outstanding)


                                       of


                              DISCOVERY ZONE, INC.























                                                       [_____], 1998
           ----------------------------------------------------------

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

         Article Eight Section 2(a) of the Registrant's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the General Corporation Law of the State of Delaware against all expense, liability and loss (including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.

         Article Eight Section 2(c) of the Registrant's Certificate of Incorporation provides that the right to indemnification conferred in Certificate of Incorporation shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

         Article Eight Section 2(d) of the Registrant's Certificate of Incorporation further provides that the Registrant may maintain insurance, at its expense, to protect itself and any director or officer of the Registrant or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

         Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Company under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

         See Item 22 of this Registration Statement regarding the position of the Securities and Exchange Commission on indemnification for liabilities arising under the Securities Act.

Item 21.  Exhibits and Financial Statement Schedules

         See Index to Exhibits

Item 22.  Undertakings

         1. The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         2. The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding; or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial offering thereof.

         3. The Registrant undertakes to register securities pursuant to Rule 415 under the Securities Act and the Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (a) to include any prospectus required by section 10(a)(3) of the Securities Act; (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. The Registrant further undertakes, that for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The Registrant further undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of such offering.

         4. The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adaptation of such issue.

         5. The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         6. The Registrant undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Registration Statement, including information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.

         7. The Registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1993, the undersigned Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Elmsford, New York on September 30, 1998.

                             DISCOVERY ZONE, INC.


                             By: /s/ Scott W. Bernstein
                                 ----------------------------------------------
                                 Name:   Scott W. Bernstein
                                 Title:  Chief Executive Officer, President and
                                         Director

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Scott W. Bernstein and Robert G. Rooney, and each of them, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and all amendments and supplements to any prospectus relating thereto and any other documents and instruments incidental thereto, and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming that each of said attorneys-in-fact and agents and/or either of them, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 30, 1998.


               Name                          Title

      /s/ Scott W. Bernstein                 Chief Executive Officer,
------------------------------------         President and Director
          Scott W. Bernstein

      /s/ Martin S. Davis
------------------------------------         Director
          Martin S. Davis

      /s/ David L. Eaton
------------------------------------         Director
          David L. Eaton

      /s/ Greg S. Feldman
------------------------------------         Director
          Greg S. Feldman

      /s/ Jason B. Fortin
------------------------------------         Director
          Jason B. Fortin

      /s/ David J. Kass
------------------------------------         Director
          David J. Kass

      /s/ Mary McGrath
------------------------------------      Director
          Mary McGrath

      /s/ L.G. Schafran
------------------------------------      Director
          L.G. Schafran

      /s/ Christopher R. Smith
------------------------------------      Director
          Christopher R. Smith

      /s/ Paul D. Kurnit
------------------------------------      Director
          Paul D. Kurnit

      /s/ Robert G. Rooney
------------------------------------      Senior Vice President, Chief
          Robert G. Rooney                Financial and Administrative Officer

      /s/ Leighton J. Weiss
------------------------------------      Vice President and Controller
          Leighton J. Weiss

                                INDEX TO EXHIBITS


  Exhibit
  Number                 Description

     +1.1 Purchase Agreement, dated July 9, 1998, between the Registrant and Jefferies & Company, Inc. (the "Initial Purchaser").

     *3.1         Restated Certificate of Incorporation of the Registrant.

     +3.2         Amended and Restated By-laws of the Registrant.

     +4.1 First Supplemental Indenture, dated as of July 17, 1998, among the Registrant, the guarantors named therein and State Street Bank and Trust Company.

     +4.2 Indenture, dated as of July 17, 1998, among the Registrant, as issuer, Discovery Zone (Canada) Limited, Discovery Zone (Puerto Rico), Inc. and Discovery Zone Licensing, Inc., as guarantors (the "Subsidiary Guarantors") and Firstar Bank of Minnesota, N.A., as trustee.

     +4.3         Form of Exchange Note (included in Exhibit 4.2).

     +4.4 Registration Rights Agreement, dated as of July 17, 1998, between the Registrant and the Initial Purchaser.

     *4.5 Warrant Agreement, dated as of July 17, 1998, between the Registrant and Firstar Bank of Minnesota, N.A., as warrant agent (the "Warrant Agent"), relating to the Series A Note Warrants and the Series B Note Warrants.

     +4.6 Warrant Agreement, dated as of July 17, 1998, between the Registrant and the Warrant Agent, relating to the Series A Preferred Unit Warrants.

     +4.7 Warrant Agreement, dated as of July 17, 1998, between the Registrant and the Warrant Agent, relating to the Series B Preferred Unit Warrants.

     +4.8 Escrow and Security Agreement, dated as of July 17, 1998, between the Registrant, as pledgor, and Firstar Bank of Minnesota, N.A., as trustee and security agent.

     +4.9 Pledge Agreement, dated as of July 17, 1998, between the Registrant and the Firstar Bank of Minnesota, N.A., as collateral agent (the "Collateral Agent").

     +4.10 Subsidiary Pledge Agreement, dated as of July 17, 1998, between the Subsidiary Guarantors and the Collateral Agent.

     *4.11 Security Agreement, dated as of July 17, 1998, between the Registrant and the Collateral Agent.

     *4.12 Subsidiary Security Agreement, dated as of July 17, 1998, among the Subsidiary Guarantors and the Collateral Agent.

     *4.13 Collateral Assignment of Patents, Trademarks and Copyrights, dated as of July 17, 1998, among the Registrant, as assignor, the Subsidiary Guarantors, as assignors and Firstar Bank of Minnesota, N.A., as assignee.

     +4.14 Intercreditor Agreement, dated as of July 17, 1998, between Foothill Capital Corporation and the Firstar Bank of Minnesota, N.A., as trustee and collateral agent.

     +4.15 Intercreditor Agreement, dated as of July 17, 1998, between Firstar Bank of Minnesota, N.A., as collateral agent, and State Street Bank and Trust Company, as collateral agent.

     *5.1 Opinion and Consent of Shearman & Sterling regarding validity of the Exchange Notes.

    *10.1 Purchase Agreement, dated as of July 13, 1998, among the Registrant, Birch Holdings, Birch Acquisition, Wafra Acquisition Fund 6, L.P. and Wafra Fund Management Ltd., relating to the Series A Preferred Stock Units.

    *10.2 Purchase Agreement, dated as of July 13, 1998, among the Registrant, Birch Acquisition, DZ Investors L.L.C. and Jefferies & Company, Inc., relating to the Series B Preferred Stock Units.

    *12.1         Statements regarding computation of ratios.

    *21.1         List of Subsidiaries of the Registrant.

     23.1 Consent of Ernst & Young LLP, independent public accountants of the Registrant.

     23.2 Consent of PricewaterhouseCoopers LLP, independent public accountants of the Registrant.

    *23.3         Consent of Shearman & Sterling (included in Exhibit 5.1).

     24.1         Power of Attorney (included on signature page).

    *25.1         Statement of Eligibility of the Trustee, on Form T-1.

    *99.1         Form of Letter of Transmittal.

    *99.2         Form of Notice of Guaranteed Delivery.

    *99.3         Form of Exchange Agent Agreement.

--------------------------------

*     To be filed by Amendment.
+ Incorporated by reference from the Quarterly Report on Form 10-Q of the Registrant for the quarter ended June 30, 1998.

                                       ii